Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

BY AND AMONG

DUPONT DE NEMOURS, INC.,

ARC FALCON HOLDINGS LP

SOLELY FOR THE PURPOSES OF SECTION 1.1, SECTION 2.2(C), SECTION 2.3(H) SECTION 2.6, ARTICLE IV, SECTION 5.3, SECTION 5.24, SECTION 5.30, SECTION 6.3, SECTION 7.19(B), SECTION 7.21, ARTICLE VIII, SECTION 9.4(B), SECTION 10.5 AND ARTICLE XI (AND PROVISIONS INCIDENTAL THERETO) OF THIS AGREEMENT

AND

NEW ARCLIN U.S. HOLDING CORP.

Dated as of August 29, 2025

i

EXHIBITS

Exhibit A	Business Accounting Principles
Exhibit B	Example Calculation of Business Closing Net Working Capital
Exhibit C	Equity Term Sheet
Exhibit D	Form of Ground Lease
Exhibit E	Form of Transitional House Marks Trademark License Agreement
Exhibit F	Form of Intellectual Property Cross-License Agreement
Exhibit G	Form of Manufacturing Agreement

v

Exhibit H	Form of Pontchartrain Ground Lease
Exhibit I	Form of Pontchartrain Side Agreement
Exhibit J	Form of Regulatory Matters Agreement
Exhibit K	Form of Reverse Transition Services Agreement
Exhibit L	Seller Note Term Sheet
Exhibit M	Form of Site Services Agreement
Exhibit N	Form of Space Lease
Exhibit O	Form of Space Service Agreement
Exhibit P	Form of Supply Agreement
Exhibit Q	Form of DuPontTM TMODS Dynamic Process Simulation Software Agreement
Exhibit R	Form of Transition Services Agreement
Exhibit S	Form of Umbrella Secrecy Agreement
Exhibit T	Form of Local Transfer Agreement

TRANSACTION AGREEMENT

This Transaction Agreement, dated as of August 29, 2025 (this “Agreement”), is by and among DuPont de Nemours, Inc., a Delaware corporation (“Dublin”), New Arclin U.S. Holding Corp., a Delaware corporation (“Buyer”), and ARC Falcon Holdings LP, a Delaware limited partnership (“Holdings”), solely for the purposes of Section 1.1, Section 2.2(c), Section 2.3(h), Section 2.6, Article IV, Section 5.3, Section 5.24, Section 5.30, Section 6.3, Section 7.19(b), Section 7.21, Article VIII, Section 9.4(b), Section 10.5 and Article XI (and provisions incidental thereto) of this Agreement. Each of Dublin and Buyer shall hereinafter be referred to as a “Party” and, together, as the “Parties”.

WHEREAS, certain wholly-owned Subsidiaries of Dublin (each, an “Equity Seller”, and together with Dublin, the “Sellers”) own, or will own immediately prior to the Closing, all of the Direct Equity Interests;

WHEREAS, the Sellers and certain of their Subsidiaries and the Transferred Joint Ventures are engaged in the Business and utilize the Acquired Assets to operate the Business;

WHEREAS, Dublin desires to sell and cause the other Sellers to sell, and Buyer desires to purchase from the Sellers, all right, title and interest in and to the Direct Equity Interests, upon the terms and subject to the conditions hereinafter set forth (collectively, the “Acquisition”);

WHEREAS, the Parties desire that Buyer and its Subsidiaries assume the Assumed Liabilities and that the Sellers and their Affiliates retain the Retained Liabilities in the manner and subject to the terms and conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Dublin to enter into this Agreement, the Equity Investor (as defined in the Equity Financing Commitment and, in such capacity, the “Guarantor”) has provided a guarantee (the “Limited Guarantee”) in favor of Dublin with respect to certain of the obligations of Buyer under this Agreement; and

WHEREAS, prior to the Closing, the Sellers and their Affiliates will undertake the Pre-Closing Reorganization in order to transfer the Business (including the Acquired Assets and Assumed Liabilities) to the Transferred Subsidiaries, and enable the Sellers and their Affiliates (other than the Transferred Subsidiaries) to retain the Excluded Assets and Retained Liabilities, in each case upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Acquired Assets” means any and all right, title and interest in and to the following assets of Dublin and its Subsidiaries (including, as of immediately prior to the Closing, the Transferred Subsidiaries) (but, for the avoidance of doubt, excluding the Excluded Assets):

(a) (i) all Equity Interests in the Transferred Subsidiaries and (ii) directly or indirectly, all interests in the capital stock of, partnership interests that represent the capital of, or other equity interests in, the Transferred Joint Ventures and, in each case, any and all rights related thereto (including any equity interests of the Transferred Joint Ventures acquired by Dublin or any of its Subsidiaries after the date hereof and in accordance with the terms of this Agreement and any contractual rights to acquire the same);

(b) any and all assets the ownership of which is expressly allocated to any Transferred Subsidiary pursuant to any Acquisition Document, including any and all such rights of any Transferred Subsidiary pursuant to this Agreement or any Acquisition Document;

(c) any and all (i) rights, title and interest in and to the Business Real Property set forth on Section 3.14(a)(i) of the Dublin Disclosure Schedule, including, in each case, all land and land improvements, structures, facility infrastructure and utility improvements, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all development rights, all riparian rights, air rights, surface and underground oil, gas, mineral and water rights, and any and all other water rights pertaining to the land, and any and all Business Permits (including zoning licenses, approvals and authorizations) which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Section 3.14(a)(i) of the Dublin Disclosure Schedule) (collectively, the “Owned Real Property”), (ii) rights, title and interest in, and to and under the Leases pertaining to the Business Real Property set forth on Section 3.14(a)(ii) of the Dublin Disclosure Schedule, including, in each case, to the extent provided for in such Leases, any land and land improvements, structures, facility infrastructure and utility improvements, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all development rights, riparian rights, air rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all Business Permits (including zoning licenses, approvals and authorizations) which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Section 3.14(a)(ii) of the Dublin Disclosure Schedule) (collectively, the “Leased Real Property”), and (iii) rights, title and interest in and to the TSA Real Property set forth on Section 3.14(a)(iii) of the Dublin Disclosure Schedule pursuant to one or more services under the Transition Services Agreement (or similar temporary licenses);

(d) any and all assets in respect of counterclaims, enforcement rights, warranties, reimbursement rights, contractual indemnities, and other rights similar to the foregoing, in each case, to the extent related to the Business (other than to the extent related to any Retained Liability), any Acquired Asset (other than to the extent related to any Retained Liability) or any Assumed Liability;

(e) (i) any and all Business Contracts and (ii) any and all Shared Contracts (including the Severable Prior Transaction Agreements) to which any Transferred Subsidiary is a party, in the case of each of clauses (i) and (ii), including any claims or causes of action arising thereunder or related thereto; provided; however, that any such Shared Contracts shall be subject to Section 5.10;

(f) any and all Business IT Assets;

(g) any and all benefits of any and all credits, prepaid expenses and deposits, rebates, deferred charges and prepaid items, in each case to the extent used or held for use in, or arising out of, the operation or conduct of the Business;

(h) any and all accounts and notes receivable (other than intercompany receivables) to the extent related to the Business (or otherwise taken into account in the determination of the Final Business Closing Net Working Capital);

(i) Business-Dublin Intercompany Receivables and Business-Business Intercompany Receivables;

(j) to the extent not already addressed by clauses (g), (h) or (i) above, all Business Current Assets included in the determination of Final Business Closing Net Working Capital, and all Cash Equivalents included in the determination of Final Business Closing Cash;

(k) (i) any and all Business Intellectual Property, and all rights and remedies (A) against past, present, and future infringement, misappropriation or other violation thereof (including the right to sue and recover damages and obtain other equitable relief), (B) to collect future royalties and other payments thereunder, (C) to claim priority based on such Intellectual Property under the Laws of any jurisdiction and under international conventions or treaties, (D) to prosecute, register, maintain and defend such Intellectual Property before any Governmental Entity and (E) with respect to any Trademarks included therein, the goodwill associated therewith, and (ii) to the extent in the possession of Dublin or any of Dublin’s Affiliates and reasonably identifiable by them as material to and Related to the Business, all tangible embodiments or copies of Business Intellectual Property (except for any Excluded Assets);

(l) Tax Returns and other Tax records of Dublin and Dublin’s Affiliates relating solely to the Transferred Subsidiaries or the Business (excluding any Dublin Combined Tax Return);

(m) any and all Assumed Plans and Transferred Subsidiary Benefit Plans, together with all assets, rights, interests and funding arrangements in connection therewith (including all assets, trusts, insurance policies and administrative service Contracts relating to such Assumed Plans and Transferred Subsidiary Benefit Plans);

(n) any and all Registrations exclusively related to the Business (including any pending applications for such Registrations) (the “Business Registrations”) (but, for the avoidance of doubt, at all times subject to Section 5.15 to the extent also a Shared Permit or Registration);

(o) any and all Permits exclusively related to the Business (including Environmental Permits exclusively related to the Business and any pending applications for such Permits and Environmental Permits) (the “Business Permits”) (but, for the avoidance of doubt, at all times subject to Section 5.15 to the extent also a Shared Permit or Registration);

(p) subject to Section 5.7, any and all Information (other than Intellectual Property and IT Assets) that is (i) Related to the Business and material to the Business or (ii) exclusively related to the Business;

(q) the Joint Venture Buyout Agreement; and

(r) if, and to the extent not addressed by clauses (a) through (q) of this definition, any and all assets that are Related to the Business, including in the following categories:

(i) except for IT Assets and Inventory, any and all owned or leased tangible personal property and interests therein, including furniture, machinery, tools, ISO containers, railcars, trailers, equipment and vehicles, in each case that are Related to the Business (including as set forth on Section 1.1(a)(i) of the Dublin Disclosure Schedule);

(ii) any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories (including, for the avoidance of doubt, all inventory owned by Dublin and its Subsidiaries (including, as of immediately prior to the Closing, the Transferred Subsidiaries) but located at contract manufacturers’ locations) (“Inventory”), in each case that are Related to the Business;

(iii) personnel and employee-benefit related records possessed by a Transferred Subsidiary that relate to Business Employees (to the extent practicable and permitted to be transferred in connection with the transactions contemplated by this Agreement and the other Acquisition Documents and under applicable Law); and

(iv) those assets set forth on Section 1.1(a)(iv) of the Dublin Disclosure Schedule.

“Acquisition Documents” means this Agreement, the IP Cross-License Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement, the Regulatory Matters Agreement, the House Marks License Agreement, the Site Service Agreements, the Supply Agreement, the Manufacturing Agreement, the Space Leases, the Reverse Space Leases, the Space Service Agreement, the Ground Lease, the Pontchartrain Ground Lease, the Pontchartrain Side Agreement, the TMODS Agreement, the Umbrella Secrecy Agreement, the Seller Note Documents and the Equity Agreement, but shall exclude the Conveyancing and Assumption Instruments.

“Action” means any Proceeding, audit, review, inquiry, examination or investigation.

“Advisory Agreement” has the meaning set forth in Section 1.1(a) of the Buyer Disclosure Schedule.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, as of and after the Closing, none of the Transferred Subsidiaries or Transferred Joint Ventures shall be deemed an Affiliate of Dublin. Notwithstanding the foregoing, in no event shall (a) Buyer be considered an Affiliate of any investment fund affiliated with Sponsor, including the Equity Investor, or any other portfolio company of any investment fund affiliated with Sponsor, other than, following the Closing, the Transferred Subsidiaries, or (b) any investment fund affiliated with Sponsor, including the Equity Investor, or any other portfolio company of any investment fund affiliated with Sponsor, other than, following the Closing, the Transferred Subsidiaries, be considered to be an Affiliate of Buyer or any of its Subsidiaries; provided that this sentence shall not apply with respect to the definition of “Debt Financing Source”, the definition of “Fraud”, the definition of “Holdings Affiliated Person”, Section 5.1(a), Section 5.1(b), Section 5.4(b), Section 5.5, Section 5.6, Section 5.8, Section 5.9, Section 5.23, Section 5.26, Section 5.27(a), Section 9.4, Section 10.2, Section 10.7(b), Section 10.8, Section 10.9, Section 11.2 and Section 11.14.

“Alternative Transaction” means any (a) direct or indirect acquisition, merger, consolidation, reorganization, liquidation, recapitalization, share exchange or other business combination transaction of the Transferred Subsidiaries or the Business, (b) issuance or sale of shares of capital stock or other equity securities of the Transferred Subsidiaries or (c) sale, lease, exchange or other disposition of all or a significant portion of the properties or assets of the Business, taken as a whole, in each case, other than the Acquisition, the Pre-Closing Reorganization or any other transactions contemplated by this Agreement.

“Ancillary Assets” means any and all assets necessary to perform the services contemplated to be performed by Dublin or its Affiliates (other than the Transferred Subsidiaries) under the Acquisition Documents.

“Antitrust Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the EU Merger Regulations and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Assumed Liabilities” means any and all Liabilities (other than Designated Retained Liabilities) of Dublin and its Subsidiaries (including, as of immediately prior to the Closing, the Transferred Subsidiaries), in the following categories, in each case, regardless of (i) when or where such Liabilities arose or arise (whether arising prior to, at or after the Closing), except to the extent that a specific Liability described herein is qualified with respect to when such Liability arose, (ii) where or against whom such Liabilities are asserted or determined, (iii) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud (subject to the last sentence of Section 10.5) or misrepresentation by Dublin and its Subsidiaries (including, as of immediately prior to the Closing, the Transferred Subsidiaries), as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (iv) which entity is named in any Action associated with any Liability:

(a) any and all Liabilities that are expressly assumed by or allocated to the Transferred Subsidiaries pursuant to this Agreement or any Acquisition Document, including any and all obligations and Liabilities of the Transferred Subsidiaries or Transferred Joint Ventures pursuant to this Agreement or any other Acquisition Document;

(b) any and all Indebtedness included in the determination of Final Business Closing Indebtedness;

(c) any and all obligations with respect to any and all credits, prepaid expenses, rebates, deferred charges and prepaid items of any Person other than Dublin or its Subsidiaries (including the Transferred Subsidiaries) (including any deferred revenue), in each case to the extent related to, resulting from or arising out of the Business;

(d) all accounts payable (other than intercompany payables) to the extent related to the Business or any Assumed Liability (or otherwise taken into account in the determination of the Final Business Closing Net Working Capital);

(e) Business-Dublin Intercompany Payables and Business-Business Intercompany Payables;

(f) other than Designated Retained Liabilities, any and all Liabilities (including Environmental Liabilities) of Dublin or its current or former Affiliates (but for former Affiliates, in each case, only to the extent arising out of, relating to or resulting from occurrences prior to the date such Persons ceased to be Affiliates of Dublin) (including the Transferred Subsidiaries) to the extent arising out of, relating to or resulting from (i) the use of PFAS by the Business in any manufacturing process (as a processing aid or otherwise) or (ii) the research, development, testing, manufacture, sale, distribution, use, storage, production, processing, recycling, treatment, transportation, handling, disposal or Release of, or exposure of any Person to, products of the Business containing or giving rise to the entrainment of any PFAS, including as an impurity, in each case of clauses (i) and (ii), to the extent related to the Business, whether such activities occurred prior to, at or after the Closing (“Business PFAS Liabilities”); provided that any such Business PFAS Liabilities that constitute Environmental Liabilities shall be subject to Section 10.6 to the extent applicable;

(g) other than Designated Retained Liabilities, any and all Environmental Liabilities to the extent relating to, arising out of or resulting from the Business, whether such activities occurred prior to, at or after the Closing; provided that any such Environmental Liabilities shall be subject to Section 10.6 to the extent applicable;

(h) any and all Liabilities to the extent relating to, arising out of or resulting from the operation of any business (including with respect to the Business) and conducted by or on behalf of Buyer, any Transferred Subsidiary, any Transferred Joint Venture and/or any of their respective Affiliates at any time after the Closing (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is within such Person’s authority, with respect to such business);

(i) any obligations to purchase the equity interests of the Transferred Joint Ventures from the Transferred Joint Venture Counterparties pursuant to the Joint Venture Buyout Agreement;

(j) any and all Liabilities arising out of Inventor Remuneration to the extent related to (i) the Intellectual Property constituting an Acquired Asset (other than any discrete and reasonably identifiable part thereof solely to the extent attributable to the use or sublicense of such Intellectual Property by Dublin or any of its Subsidiaries (excluding the Transferred Subsidiaries) as Licensee (as such term is defined in the IP Cross-License Agreement) under the IP Cross-License Agreement), or (ii) the discrete and reasonably identifiable part of Intellectual Property constituting an Excluded Asset solely to the extent attributable to the use or sublicense of such Intellectual Property by any Transferred Subsidiary as Licensee (as such term is defined in the IP Cross-License Agreement) under the IP Cross-License Agreement;

(k) any and all Employee Liabilities, whenever incurred, (i) arising out of, relating to, resulting from, or with respect to, any Business Employee’s, Former Business Employee’s, or individual independent contractor’s (which such contractor is or was engaged by a Transferred Subsidiary) employment or engagement or termination of employment or engagement, or any applicant’s application for employment or engagement with a Transferred Subsidiary, (ii) arising out of, relating to, resulting from, or with respect to, the employment or engagement or termination of employment or engagement of (x) any current or former officer, employee, director or other service provider of any Transferred Subsidiary or (y) any employees or other service providers who provided services in respect of the Business who, but for their termination of employment or service, would have been a Business Employee if employed by Dublin or its Affiliates as of the date hereof (including all of the Employee Liabilities related to any Non-Consenting Employee who, if he or she was not a Non-Consenting Employee, would be a Business Employee), (iii) Related to the Business, (iv) that, upon the termination of employment of an individual with Dublin or any of its Affiliates (including any Transferred Subsidiary), or any of their respective predecessors or former Affiliates, were Liabilities of a Transferred Subsidiary or otherwise in respect of the Business, (v) as a result of any act or omission of Buyer or its Affiliates, (vi) arising out of, relating to or resulting from any Assumed Plan or Transferred Subsidiary Benefit Plan or (vii) expressly assumed by Buyer or its Affiliates in accordance with the provisions of Article VII, but excluding in the case of each of clauses (i) through (iv), any such Liabilities under any Business Benefit Plan (other than an Assumed Plan or a Transferred Subsidiary Benefit Plan) or otherwise expressly retained by Dublin or a Retained Dublin Subsidiary in accordance with the provisions of Article VII (the Liabilities assumed hereunder, collectively, the “Assumed Employee Liabilities”); and

(l) if, and to the extent not addressed by clauses (a) through (k) of this definition, any and all Liabilities to the extent related to, arising out of or resulting from the Business, including in the following categories:

(i) Liabilities to the extent related to, arising out of or resulting from death, personal injury, other injury to Persons or property damage relating to past, current or future use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by, or on behalf of, the Business, including any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use;

(ii) Liabilities to the extent related to, arising out of or resulting from any Action to the extent related to the Business, including such Actions listed on Section 3.11 of the Dublin Disclosure Schedule;

(iii) Liabilities to the extent related to, arising out of or resulting from warranty, product liability obligations or claims or similar obligations entered into, created or incurred by, or otherwise related to, the Business;

(iv) Liabilities to the extent related to, arising out of or resulting from any past, current or future tort, breach of Contract or violation of, or non-compliance with, any Law or any approval, Consent, franchise, license, Permit, Registration, authorization or certificate or other right issued or granted by any Governmental Entity (other than any Environmental Liability), in each case to the extent related to the Business;

(v) Liabilities to the extent related to, arising out of or resulting from any return, rebate, discount, credit, customer program, or similar matters related to products or services of the Business;

(vi) Liabilities to the extent related to, arising out of or resulting from any of the Business Contracts (excluding the extent of any such Liabilities constituting Retained Liabilities); and

(vii) Liabilities to the extent related to, arising out of or resulting from any of the Acquired Assets (other than Retained Liabilities).

“Assumed Plan” means each Business Benefit Plan that is contributed to, sponsored, maintained or entered into by Dublin or a Retained Dublin Subsidiary and that will be assigned to, and assumed by, a Transferred Subsidiary to the extent (a) that such Business Benefit Plan is listed and designated as an “Assumed Plan” on Section 3.19(a) of the Dublin Disclosure Schedule or (b) not listed and designated as such, as of the date hereof, on Section 3.19(a) of the Dublin Disclosure Schedule but (x) consented to by Buyer after the date hereof to otherwise be included as an Assumed Plan for purposes of this Agreement (which such consent shall not be unreasonably withheld or delayed) or (y) not consented to by Buyer after the date hereof to otherwise be included as an Assumed Plan for purposes of this Agreement but where such Business Benefit Plan covers or provides benefits to a single individual and results in an annual expenditure or accrual of less than $350,000.

“Base Purchase Price” means $1,487,000,000.00.

“Benefit Plan” means all compensation and benefit plans, programs, agreements, policies or arrangements, including any employment, offer letter, consulting, severance, termination, incentive or bonus, commission, retention, change in control, welfare (including medical, dental, vision and life insurance), cafeteria, retirement, savings and other deferred compensation, profit sharing, equity or equity based plans, programs, agreements, policies or arrangements; provided that such definition shall exclude any such plans that are maintained by any Governmental Entity to which contributions are required in accordance with applicable Law.

“Business” means the meta-aramid and para-aramid fiber, paper, pulp, yarn, fibrids, rope, floc, fabrics, staple and pressboard businesses (which, for the avoidance of doubt, includes Nomex®, Kevlar®, Kevlar® EXO™ and Tensylon® product lines) as conducted by Dublin and/or its Subsidiaries.

“Business Accounting Principles” means the accounting principles, procedures, policies, practices and methods set forth in Exhibit A hereto.

“Business Benefit Plan” means each Benefit Plan for the benefit of any Business Employee or other current or former individual service provider of the Transferred Subsidiaries (and any employees of the Business who, but for their termination of employment, would have been a Business Employee) (a) that is contributed to, sponsored, maintained or entered into by a Seller or a Retained Dublin Subsidiary, a Transferred Subsidiary or any Affiliate of any of them or (b) to which a Seller or a Retained Dublin Subsidiary, a Transferred Subsidiary or any Affiliate of any of them has any Liability.

“Business Benefit Plan Pension Assets” means the aggregate fair market value as of the Closing Date of the assets attributable to the Business Benefit Plan Pension Liabilities.

“Business Benefit Plan Pension Funding Amount” means the amount (which shall be a positive amount) equal to the Business Benefit Plan Pension Liabilities, minus the Business Benefit Plan Pension Assets.

“Business Benefit Plan Pension Liabilities” means, in respect of the Business Benefit Plan Pension Plans, the projected benefit obligations as of the Closing Date that are assumed by Buyer and its Affiliates (including the Transferred Subsidiaries) in accordance with this Agreement or pursuant to applicable Laws. Such projected benefit obligations will be determined on the basis of the methodology and assumptions utilized in the balance sheet of the audited financial statements of Dublin for the year ending December 31, 2024 (or, if the Closing Date occurs in 2026, in the balance sheet of the audited financial statements of Dublin for the year ending December 31, 2025), the actual demographics as of the Closing Date and with regard to creditable service performed on or before the Closing Date.

“Business Benefit Plan Pension Plan” means each Business Benefit Plan as of the Closing Date that is a defined benefit pension plan or that is accounted for GAAP purposes as a defined benefit plan (regardless of whether an accrual for such Business Benefit Plan is reflected in the audited financial statements of Dublin) and that is maintained in a jurisdiction outside of the United States.

“Business-Business Intercompany Payables” means intercompany payables owed by a Transferred Subsidiary to another Transferred Subsidiary that are effective or outstanding as of the Closing.

“Business-Business Intercompany Receivables” means intercompany receivables owed to a Transferred Subsidiary by another Transferred Subsidiary that are effective or outstanding as of the Closing.

“Business Closing Cash” means, as of the Reference Time, an amount equal to the sum of (a) all Cash Equivalents (which shall not exceed $33,000,000) held by any Transferred Subsidiary and (b) the amount calculated as set forth in Section 1.1(b) of the Dublin Disclosure Schedule; provided, however, that “Business Closing Cash” shall: (i) be calculated net of issued but uncleared checks, wire transfers and drafts written or issued by any of the Transferred Subsidiaries at such time (in each case, only to the extent there has been a corresponding reduction of accounts payable and such reduction is taken into account in the determination of Business Current Liabilities for purposes of calculating Business Closing Net Working Capital), (ii) include all uncleared checks, wire transfers, drafts deposited or pending deposit for the account of any of the Transferred Subsidiaries at such time (only to the extent there has been a corresponding reduction of accounts receivable and such reduction is taken into account in the determination of Business Current Assets for purposes of calculating Business Closing Net Working Capital), (iii) exclude Business Restricted Cash and (iv) exclude Cash Equivalents used by any Transferred Subsidiary after the Reference Time and before the Closing to pay (x) any Indebtedness or Business Closing Transaction Expenses or (y) any dividends or make any other distributions or payments to Dublin or its Affiliates (other than another Transferred Subsidiary).

“Business Closing Indebtedness” means, without duplication, as of the Reference Time, an amount equal to (a) the amount of the outstanding Indebtedness of the Transferred Subsidiaries (but excluding, for the avoidance of doubt, any Indebtedness which constitutes a Retained Liability), plus (b) any other outstanding Indebtedness that otherwise constitutes an Assumed Liability; provided, however, that in no event shall “Business Closing Indebtedness” include (i) any Buyer Fees and Expenses, (ii) any Indebtedness set forth in this definition paid after the Reference Time and before the Closing that has reduced the level of Business Closing Cash or (iii) any Business Current Liabilities.

“Business Closing Net Working Capital” means the amount equal to: (a) Business Current Assets; minus (b) Business Current Liabilities.

“Business Closing Transaction Expenses” means, except as otherwise set forth in this Agreement or the other Acquisition Documents, the aggregate amount of all out-of-pocket fees and expenses (whether or not yet invoiced) incurred by, or on behalf of, or to be paid by, any of the Transferred Subsidiaries in connection with the sale process for the Business or otherwise relating to the negotiation, preparation or execution of this Agreement or any other Acquisition Documents or the transactions contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby, in each case, solely to the extent unpaid and incurred by, or on behalf of, or to be paid by any Transferred Subsidiary, as of immediately prior to the Closing, including: (a) fees and expenses of counsel, advisors, consultants, accountants, brokers, auditors and experts engaged by, or on behalf of, any of the Transferred Subsidiaries in connection with the transactions contemplated by this Agreement; and (b) all “single trigger” severance payments and retention bonuses (including any post-Closing liabilities associated therewith in accordance with their respective terms existing as of the Closing), transaction-related bonuses and other similar payments payable to any Covered Individual as a result of, or in connection with, the consummation of the transactions contemplated hereby (but excluding any post-Closing liabilities or obligations arising as a result of the termination of employment (or other action taken or not taken) by Buyer or one of its Affiliates post-Closing (including constructive termination by the Covered Individual as a result of such action taken or not taken) under so-called “double-trigger” severance provisions contained in any Business Benefit Plan), plus the employer portion of any employment, payroll, withholding or other Taxes that are incurred in connection with the payments under this clause (b) and calculated as if all such amounts were paid on the Closing Date, whether or not such Taxes are due and payable at the time of payment of the underlying compensation, and without duplicating any such items that are included in Business Current Liabilities or Indebtedness; provided, however, that in no event shall “Business Closing Transaction Expenses” include (i) any Buyer Fees and Expenses, (ii) any obligation to purchase the equity interests in the Transferred Joint Ventures owned by the Transferred Joint Venture Counterparties pursuant to the Joint Venture Buyout Agreement or (iii) any fees and expenses set forth in this definition paid after the Reference Time and before the Closing that reduced the level of Business Closing Cash.

“Business Contracts” means all Contracts that are exclusively related to the Business, including the Business Specified Prior Transaction Agreements.

“Business Current Assets” means, with respect to the Business as of the Reference Time, the current assets determined in accordance with the Business Accounting Principles and solely within the line items of current assets in the example calculation of Business Closing Net Working Capital attached as Exhibit B. For the purposes of this Agreement, “Business Current Assets” shall expressly exclude Business Closing Cash, Business Restricted Cash, Business-Business Intercompany Receivables, Excluded Assets and all deferred Tax assets and income Tax assets.

“Business Current Liabilities” means, with respect to the Business as of the Reference Time, the current liabilities determined in accordance with the Business Accounting Principles and solely within the line items of current liabilities in the example calculation of Business Closing Net Working Capital attached as Exhibit B. For the purposes of this Agreement and for the avoidance of doubt, “Business Current Liabilities” shall expressly exclude: (a) Business Closing Indebtedness; (b) Business Closing Transaction Expenses; (c) all deferred Tax liabilities or income Tax liabilities; (d) Business-Business Intercompany Payables; (e) Retained Liabilities; (f) all fees or expenses: (i) incurred by, at the written (email being sufficient) direction of or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby (including, for the avoidance of doubt, facilitating post-Closing integration) or (ii) specified in this Agreement to be incurred at the cost or expense of Buyer or any of its Affiliates, including by reimbursement obligation (collectively clauses (f)(i), and (ii), the “Buyer Fees and Expenses”); (g) any current payables attributable to acquire legal title to vehicles and/or other equipment that are currently leased by Dublin or its Subsidiaries pursuant to a corporate leasing arrangement and, after such acquisition, would constitute Acquired Assets (“Lease Buyout Obligations”); and (h) any obligation to purchase the equity interests in the Transferred Joint Ventures owned by the Transferred Joint Venture Counterparties.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York.

“Business-Dublin Intercompany Payables” means any and all intercompany payables owed by a Transferred Subsidiary, on the one hand, to Dublin or a Retained Dublin Subsidiary, on the other hand, that: (a)(i) are in respect of goods or services sold or provided to a Transferred Subsidiary by Dublin or a Retained Dublin Subsidiary or (ii) arise as a result of the Pre-Closing Reorganization; and (b) are effective or outstanding as of the Closing.

“Business-Dublin Intercompany Receivables” means any and all intercompany receivables owed to a Transferred Subsidiary, on the one hand, by Dublin or a Retained Dublin Subsidiary, on the other hand, that: (a) (i) are in respect of goods or services sold or provided by a Transferred Subsidiary to Dublin or a Retained Dublin Subsidiary or (ii) arise as a result of the Pre-Closing Reorganization; and (b) are effective or outstanding as of the Closing.

“Business Employee” means (i) each employee employed by Dublin or any of its Affiliates (including any of the Transferred Subsidiaries) as of the date hereof who has primarily provided services to the Business for the past twelve (12) months (or since the employee’s date of hire, for employees hired within the past twelve (12) months), as reasonably determined by Dublin, and (ii) each employee who Dublin reasonably determines in good faith is reasonably necessary to operate the Business in a manner generally consistent with the manner in which the Business operates as of the date hereof, and (iii) each employee hired (including by transfer to a Transferred Subsidiary) on or after the date hereof, in accordance with the terms of this Agreement, to provide services primarily to the Business; in each case including each such employee who is on approved leave of absence (including medical leave, personal leave, military leave, workers’ compensation leave, short-term disability and long-term disability) or paid or unpaid time off, but in each case excluding Non-Consenting Employees or any individual who Dublin determines was inappropriately identified as a Business Employee.

“Business Employee Dublin PSU” means each performance-based restricted stock unit and any corresponding dividend equivalent unit granted under the Dublin Equity Plans held by any Business Employee.

“Business Employee Dublin RSU” means each restricted stock unit that vests solely based on continued service and any corresponding dividend equivalent unit granted under the Dublin Equity Plans held by any Business Employee.

“Business Intellectual Property” means (a) the Intellectual Property (excluding Patents and IT Assets) owned or purported to be owned by Dublin or its Subsidiaries and Related to the Business, including the Trademarks, Copyrights, and domain names set forth on Section 3.15(a) of the Dublin Disclosure Schedule, (b) the Patents set forth on Section 3.15(a) of the Dublin Disclosure Schedule, (c) any and all applications for Patents (including, for clarity, any registrations issued thereon) that are (x) filed by Dublin or its Subsidiaries from the date of this Agreement to the Closing Date, (y) owned by Dublin or its Subsidiaries, and (z) Related to the Business, and (d) Intellectual Property owned by Dublin or its Subsidiaries in or to the Software set forth on Section 1.1(c)(2) of the Dublin Disclosure Schedule.

“Business IT Assets” means the IT Assets (a) owned by, licensed to or by, or held by Dublin or its Subsidiaries that are exclusively related to, owned by, used in, developed for, in development for or held for use in the conduct of the Business, or (b) set forth on Section 1.1(c) of the Dublin Disclosure Schedule.

“Business Lower Net Working Capital Target” means the amount set forth on Section 1.1(d) of the Dublin Disclosure Schedule.

“Business Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development, effect or combination of the foregoing that, individually or in the aggregate, (x) has had, or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole or (y) has materially prevented or delayed, or would reasonably be expected to materially prevent or delay, the ability of Dublin or its Affiliates to consummate the Acquisition and the other transactions contemplated hereby; provided that no such fact, change, circumstance, event, occurrence, condition, development, effect or combination of the foregoing to the extent resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (a) the general local, regional, national or international conditions in the industries or markets in which the Business operates, including competition in any of the geographic areas in which the Business operates; (b) general political, economic, energy, financial or capital market conditions (including the prevailing interest rates, inflation or inflation rates, tariffs, trade wars, credit markets, exchange rates or the prices or availability of commodities, raw materials or energy supply used in the Business); (c) any act of civil unrest, war, military activity, sabotage, cyber attack or terrorism, including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war (whether or not declared, and including the current conflicts involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Palestine, Hezbollah, Lebanon, Syria, Iran and/or any other state or non-state actors involved, and any escalations and effects thereof), the commencement, continuation or escalation of a war, acts of armed hostility, including any material worsening of such conditions existing as of the date hereof, or changes in such conditions, any Business Specified Conflict Measures; (d) any failure in and of itself to meet internal or external budgets, forecasts, projections or predictions or analysts’ expectations or projections for any future period (whether related to the Business or otherwise), changes in credit ratings or changes in the trading price or volume of Dublin’s common stock (it being understood that the underlying causes of (i) any such failure to meet budgets, forecasts, projections, predictions, guidance, milestones, budgets or expectations, (ii) any such change in credit ratings or (iii) any such change in trading price or volume of Dublin’s common stock may be taken into account in determining whether a Business Material Adverse Effect has occurred, unless such causes are otherwise excepted under this proviso); (e) any actions taken (or not taken) by Dublin or any of its Affiliates to which Buyer has expressly consented in writing (email being sufficient); (f) any actions required to be taken by Dublin or any of its Affiliates pursuant to the Acquisition Documents (including, but not limited to, Section 5.1); (g) the execution, announcement or pendency of this Agreement, the Acquisition or the other transactions contemplated hereby (other than for purposes of Section 3.3 and Section 3.4 to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the consummation of the Acquisition and the other transactions contemplated hereby); (h) acts of God (including hurricanes, wildfires, blackouts, floods, tornados, earthquakes and other natural disasters) or other calamities, pandemics, epidemics, disease outbreaks or other public health conditions (or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak or other public health conditions), weather-related events, manmade disasters, force-majeure events or other comparable events (or, in each case, the exercise of any contractual rights with respect thereto), or any escalation or worsening or de-escalation or improvement thereof; (i) any labor strike, slow down, lockage or stoppage, pending or threatened, affecting the Business or any Business Employee; (j) the announcement or pendency of the transactions contemplated by Dublin’s announced intent to separate (via a tax-free spin-off) into two standalone public companies focused on its electronics and diversified industrials businesses (the “Spin-Off”), including any impact on any relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators; or (k) changes in any Law or GAAP or other applicable accounting principles or standard or any interpretations thereof, unless, in the cases of clauses (a), (b), (c), (h) or (k) above, such facts, changes, circumstances, events, occurrences, conditions, developments, effects or combinations of the foregoing have had or would reasonably be expected to have a materially disproportionate impact on the business, properties, financial condition or results of operations of the Business, taken as a whole, relative to other participants in the industries in which the Business operates (in which case only such incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect).

“Business Non-U.S. Excess Cash” means any Business Closing Cash (excluding, for the avoidance of doubt, Business-Dublin Intercompany Receivables and Business-Business Intercompany Receivables) held by or indirectly under any Transferred Subsidiary in the jurisdictions set forth on Section 1.1(e) of the Dublin Disclosure Schedule in excess of the amounts set forth on Section 1.1(e) of the Dublin Disclosure Schedule opposite such jurisdictions (as measured on a jurisdiction-by-jurisdiction basis).

“Business Restricted Cash” any (a) Business Closing Cash which is not freely usable by Buyer because it is subject to restrictions or limitations on use or distribution by law, contract or otherwise, including restrictions on dividends and repatriation or any other form of restriction (excluding Taxes, statutory and/or distributable reserves requirements and similar restrictions or limitations and excluding restrictions related to cash collateralization of financial assurances, letters of credit or guarantees prior to the Closing at the request of Buyer) but solely to the extent of such restriction or limitation, and (b) Business Non-U.S. Excess Cash.

“Business Specified Conflict Measures” means any actions taken (or not taken) by Dublin and its Subsidiaries (including, as of immediately prior to the Closing, the Transferred Subsidiaries), or any of their respective Affiliates, in a manner consistent with actions taken prior to the date hereof or, in good faith (after prior consultation with Buyer for any such action material to the operation of the Business taken as a whole) on or after the date hereof to (a) protect the safety of such Persons’ employees and other individuals having business dealings with such

Persons and their respective employees, (b) respond to any third-party supply or service disruptions, (c) preserve the goodwill relating to the Business (including goodwill of customers and others having business relations with Dublin or its Affiliates), or (d) respond to any business closures, changes to business operations, shutdown, closure, sanctions or other similar Law, requirement, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, in each case (clauses (a) through (d)), in connection with, relating to or in response to the current conflicts involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Palestine, Hezbollah, Lebanon, Syria, Iran and/or any other state or non-state actors involved, and any escalations and effects thereof.

“Business Specified Prior Transaction Agreements” means the Prior Transaction Agreements set forth on Section 1.1(f) of the Dublin Disclosure Schedule.

“Business Upper Net Working Capital Target” means the amount set forth on Section 1.1(d) of the Dublin Disclosure Schedule.

“Buyer Alternative Transaction” means any (a) direct or indirect acquisition, merger, consolidation, reorganization, liquidation, recapitalization, share exchange or other business combination transaction, in each case, resulting in a change of control of Holdings or Buyer or (b) sale, lease, exchange or other disposition of all or a significant portion of the properties or assets of the business of Holdings, Buyer or their respective Subsidiaries, taken as a whole, in each case, other than the Acquisition or any other transactions contemplated by this Agreement.

“Buyer Benefit Plan” means each Benefit Plan for the benefit of any employee of Holdings or any of its Subsidiaries or other current or former individual service provider of Holdings or any of its Subsidiaries (a) that is contributed to, sponsored, maintained or entered into by Holdings or any of its Subsidiaries or (b) to which Holdings or any of its Subsidiaries has any Liability.

“Buyer Intellectual Property” means all Intellectual Property that is owned or purported to be owned by Holdings or any of its Subsidiaries.

“Buyer International Plan” means any Buyer Benefit Plan that covers employees or other individual service providers of Holdings or any of its Subsidiaries who reside and perform services primarily in a country other than the United States.

“Buyer IT Assets” means all IT Assets that are owned by, licensed to or by, or held by Holdings or its Subsidiaries that are used in, developed for, in development for or held for use in the conduct of the business of Holdings or its Subsidiaries.

“Buyer Leases” means all leases, subleases, licenses, concessions, occupancy and other agreements pursuant to which Holdings or any of its Subsidiaries holds any Buyer Leased Real Property.

“Buyer Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development, effect or combination of the foregoing that, individually or in the aggregate, (x) has had, or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Holdings or any of its Subsidiaries, taken as a whole or (y) has materially prevented or delayed, or would reasonably be expected to materially prevent or delay, the ability of Holdings or its Affiliates to consummate the Acquisition and the other transactions contemplated hereby; provided that no such fact, change, circumstance, event, occurrence, condition, development, effect or combination of the foregoing to the extent resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Buyer Material Adverse Effect: (a) the general local, regional, national or international conditions in the industries or markets in which Holdings or any of its Subsidiaries operate, including competition in any of the geographic areas in which Holdings or any of its Subsidiaries operate; (b) general political, economic, energy, financial or capital market conditions (including the prevailing interest rates, inflation or inflation rates, tariffs, trade wars, credit markets, exchange rates or the prices or availability of commodities, raw materials or energy supply used by Holdings or any of its Subsidiaries); (c) any act of civil unrest, war, military activity, sabotage, cyber attack or terrorism, including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war (whether or not declared, and including the current conflicts involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Palestine, Hezbollah, Lebanon, Syria, Iran and/or any other state or non-state actors involved, and any escalations and effects thereof), the commencement, continuation or escalation of a war, acts of armed hostility, including any material worsening of such conditions existing as of the date hereof, or changes in such conditions, any Buyer Specified Conflict Measures; (d) any failure in and of itself to meet internal or external budgets, forecasts, projections or predictions or analysts’ expectations or projections for any future period (whether related to Holdings or any of its Subsidiaries or otherwise) or changes in credit ratings or changes in the trading price (it being understood that the underlying causes of (i) any such failure to meet budgets, forecasts, projections, predictions, guidance, milestones, budgets or expectations or (ii) any such change in credit ratings may be taken into account in determining whether a Buyer Material Adverse Effect has occurred, unless such causes are otherwise excepted under this proviso); (e) any actions taken (or not taken) by Buyer or any of its Affiliates to which Dublin has expressly consented in writing (email being sufficient); (f) any actions required to be taken by Holdings or any of its Affiliates pursuant to the Acquisition Documents (including, but not limited to, Section 5.1); (g) the execution, announcement or pendency of this Agreement, the Acquisition or the other transactions contemplated hereby (other than for purposes of Section 4.3 and Section 4.4 to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the consummation of the Acquisition and the other transactions contemplated hereby); (h) acts of God (including hurricanes, wildfires, blackouts, floods, tornados, earthquakes and other natural disasters) or other calamities, pandemics, epidemics, disease outbreaks or other public health conditions (or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak or other public health conditions), weather-related events, manmade disasters, force-majeure events or other comparable events (or, in each case, the exercise of any contractual rights with respect thereto), or any escalation or worsening or de-escalation or improvement thereof; (i) any labor strike, slow down, lockage or stoppage, pending or threatened, affecting Holdings or any of its Subsidiaries; or (j) changes in any Law or GAAP or other applicable accounting principles or standard or any interpretations thereof, unless, in the cases of clauses (a), (b), (c), (h) or (j) above, such facts, changes, circumstances, events, occurrences, conditions, developments, effects or combinations of the foregoing have had or would reasonably be expected to have a materially disproportionate impact on the business, properties, financial condition or results of operations of Holdings and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Holdings or any of its Subsidiaries operates (in which case only such incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Buyer Material Adverse Effect).

“Buyer RWI Policy” means the buyer-side representations and warranties insurance policy(ies) to be obtained by Buyer or one of its Subsidiaries in connection with the transactions contemplated hereby.

“Buyer Specified Conflict Measures” means any actions taken (or not taken) by Holdings and its Subsidiaries, or any of their respective Affiliates, in each case, in a manner consistent with actions taken prior to the date hereof or, in good faith (after prior consultation with Dublin for any such action material to the operation of the business of Holdings, Buyer and their respective Subsidiaries taken as a whole) on or after the date hereof to (a) protect the safety of such Persons’ employees and other individuals having business dealings with such Persons and their respective employees, (b) respond to any third-party supply or service disruptions, (c) preserve the goodwill relating Holdings and its Subsidiaries (including goodwill of customers and others having business relations with Holdings or its Affiliates), or (d) respond to any business closures, changes to business operations, shutdown, closure, sanctions or other similar Law, requirement, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, in each case (clauses (a) through (d)), in connection with, relating to or in response to the current conflicts involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Palestine, Hezbollah, Lebanon, Syria, Iran and/or any other state or non-state actors involved, and any escalations and effects thereof.

“Cash Equivalents” means (a) cash and (b) checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, in each case, to the extent convertible to cash within ninety (90) days.

“Certain Tax Matters” means any and all Taxes incurred in connection with, arising from or relating to the matters set forth on Section 1.1(g) of the Dublin Disclosure Schedule.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other similar labor-related Contract with any Union.

“Consent” means (a) any consent, approval or authorization of, ratification, clearance, permission, notice to or designation, registration, declaration or filing with, any third party, including Business Permits, (b) exemption or waiver thereof or of any other right which in case of its exercise would make illegal, prohibit, enjoin or otherwise prevent the execution, performance or consummation of any transaction, action or measure contemplated by this Agreement or any of the Acquisition Documents, or (c) expiration, lapse, termination, exemption or waiver of any waiting period (including any extension thereof).

“Contamination” means the Release of any Hazardous Substance to, on, onto, through or into the environment.

“Contract” means any written contract, lease, license, agreement, instrument or other commitment that is binding on any Person or entity or any part of its property under applicable Law, other than a Permit.

“Conveyancing and Assumption Instruments” means, collectively, the various Contracts and other documents (including deeds, bills of sale, stock powers, certificates of title, assignments of Contracts, assignments of Intellectual Property, consents (to the extent obtained), permits, easements, leases, sub-leases, deeds and other instruments of conveyance) entered into at, prior to or following the Closing to effect the transfer of Acquired Assets and Excluded Assets (as applicable) and the assumption of Assumed Liabilities and Retained Liabilities (as applicable), in each case, in the manner contemplated by this Agreement and the Pre-Closing Reorganization.

“Copyrights” means copyrightable works, copyright rights in Software, copyrights (including in product label or packaging artwork or templates), moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof.

“Covered Individual” means each Business Employee, former employee of the Transferred Subsidiaries or other current or former individual service provider of the Transferred Subsidiaries.

“Data Protection Obligation” means (i) all Laws relating to privacy or the Processing of Personal Data to the extent applicable to the Business or the business of Holdings or any of its Subsidiaries as conducted prior to the Closing (as applicable), including (a) the California Consumer Privacy Act, as amended by the California Privacy Rights Act, and other applicable state comprehensive privacy laws, (b) the General Data Protection Regulation (2016/679) (“GDPR”) and any national law supplementing the GDPR, and (c) the GDPR as transposed into the national laws of the United Kingdom, (ii) all applicable public-facing policies issued by Dublin or its Subsidiaries, or by Holdings or its Subsidiaries, that are material to, and form a core part of, the Processing of Personal Data in the conduct of the Business or the business of Holdings or any of its Subsidiaries as conducted prior to the Closing (as applicable), and (iii) all applicable binding industry standards and binding contractual obligations with which Dublin or its Subsidiaries, or Holdings or its Subsidiaries, are required by Law or contract to comply relating to privacy or the Processing of Personal Data (including, to the extent applicable, the Payment Card Industry Data Security Standard), in each case, only to the extent applicable to the Business or the business of Holdings or any of its Subsidiaries as conducted prior to the Closing (as applicable).

“Debt Financing Source” means the Persons that have committed to provide or arrange all or any part of the Debt Financing, including the arrangers and lenders party to the Debt Commitment Letter, or have otherwise entered into agreements in connection with the Debt Financing, including any lenders, arrangers or bookrunners, together with their respective Affiliates, and any of their or their respective Affiliates’ respective, direct or indirect, former, current or future stockholders, limited partners, managers, members, directors, officers, employees, agents, advisors, and other representatives and their respective permitted successors and assigns; provided that in no event shall Buyer (or any Affiliate thereof) (other than any Affiliate that commits to provide the Debt Financing pursuant to the Debt Commitment Letter or other definitive agreement with respect thereto, in such capacity only) be considered a Debt Financing Source for any purpose hereunder.

“Designated Joint Ventures” means DuPont Teijin Advanced Papers (Asia) Limited and DuPont Teijin Advanced Papers (Japan) Limited.

“Designated Retained Liabilities” means those Liabilities set forth on Section 1.1(h) of the Dublin Disclosure Schedules.

“Direct Equity Interests” means all of the issued and outstanding shares of capital stock of, partnership interests that represent the capital of, or other Equity Interests in, the Direct Transferred Subsidiaries.

“Direct Transferred Subsidiaries” means those Transferred Subsidiaries set forth in Section 1.1(i) of the Dublin Disclosure Schedule.

“DPNP Dividend Amount” means the aggregate amount set forth on Section 1.1(j) of the Dublin Disclosure Schedule.

“Dublin-Business Intercompany Payables” means any and all intercompany payables owed by Dublin or a Retained Dublin Subsidiary, on the one hand, to a Transferred Subsidiary, on the other hand, that: (a)(i) are in respect of goods or services sold or provided to Dublin or a Retained Dublin Subsidiary by a Transferred Subsidiary or (ii) arise as a result of the Pre-Closing Reorganization; and (b) are effective or outstanding as of the Closing.

“Dublin-Business Intercompany Receivables” means any and all intercompany receivables owed to Dublin or a Retained Dublin Subsidiary, on the one hand, by a Transferred Subsidiary, on the other hand, that: (a)(i) are in respect of goods or services sold or provided by Dublin or a Retained Dublin Subsidiary to a Transferred Subsidiary or (ii) arise as a result of the Pre-Closing Reorganization; and (b) are effective or outstanding as of the Closing.

“Dublin-Dublin Intercompany Payables” means intercompany payables owed by Dublin or a Retained Dublin Subsidiary to Dublin or another Retained Dublin Subsidiary that are effective or outstanding as of the Closing.

“Dublin-Dublin Intercompany Receivables” means intercompany receivables owed to Dublin or a Retained Dublin Subsidiary by Dublin or another Retained Dublin Subsidiary that are effective or outstanding as of the Closing.

“Dublin Common Stock” means issued and outstanding shares of common stock, par value $0.01 per share, of Dublin.

“Dublin Equity Plan” means the DuPont 2020 Equity and Incentive Plan.

“Dublin Group” means Dublin and its Subsidiaries, other than the Transferred Subsidiaries.

“Dublin Indemnified JV Taxes” means the product of (x) fifty percent (50%) and (y) Taxes that would be described in the definition of Dublin Indemnified Taxes (other than clause (e) of the first sentence) if each reference to a “Transferred Subsidiary” in the definition of Dublin Indemnified Taxes were replaced with “Designated Joint Ventures and their respective Subsidiaries”; provided the aggregate amount of Dublin Indemnified JV Taxes calculated pursuant to the foregoing together with the Liabilities of the Designated Joint Ventures and their respective Subsidiaries described in Section 1.1(h) of the Dublin Disclosure Schedules shall not exceed $100,000,000.

“Dublin Indemnified Taxes” means, without duplication, (a) Taxes of a Transferred Subsidiary for any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with Section 6.6), (b) Taxes incurred in connection with, arising from or relating to the Pre-Closing Reorganization, (c) Transfer Taxes which are the responsibility of Dublin pursuant to Section 6.6, (d) Taxes of any Person (other than Holdings or any Affiliate thereof) for a Pre-Closing Tax Period imposed on or in respect of a Transferred Subsidiary (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law) by reason of a relationship existing prior to the Closing, (ii) as a transferee or successor by reason of a transaction arising prior to the Closing, or (iii) by reason of a Contract entered into by Dublin or a Transferred Subsidiary or Transferred Joint Venture prior to the Closing (excluding for these purposes Contracts entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and (e) Dublin Indemnified JV Taxes. Notwithstanding the foregoing, Dublin Indemnified Taxes shall not include any Taxes (A) included in Final Business Closing Indebtedness or Final Business Closing Net Working Capital and taken into account in the Final Purchase Price, (B) arising from actions taken by Buyer or an Affiliate thereof on the Closing Date following the Closing that are outside of the ordinary course of business or not expressly provided for by this Agreement, other than any such actions that are taken at the request of Dublin or any Affiliate thereof or (C) arising from any breach of the covenants in this Agreement by Buyer.

“Dublin Retained Marks” means the Trademarks set forth on Section 1.1(k) of the Dublin Disclosure Schedule, any Trademarks that are confusingly similar thereto, and any and all derivatives, abbreviations, translations, localizations and other variations of any of the foregoing in use by Dublin or any of its Subsidiaries.

“Dublin RWI Policy” means the buyer-side representations and warranties insurance policy(ies) to be obtained by Dublin or one of its Subsidiaries in connection with the transactions contemplated hereby.

“Dublin Trading Price” means the daily volume weighted average of actual trading prices of Dublin Common Stock on the “regular way” basis (e.g., not on an ex-distribution or ex-dividend basis accounting for the Spin-Off) on the applicable trading market for the five (5) consecutive trading days immediately prior to the Closing.

“Electronics Business” means the following lines of business (whether covered independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise), in each case as conducted by Dublin and/or its Subsidiaries: Semiconductor Technologies (which, for avoidance of doubt, includes Chemical Mechanical Planarization Technologies (CMPT); Lithography; Chemical Mechanical Planarization (CMP) Slurries; Displays HDM/PI; Organic Light Emitting Diodes (OLEDs); Display Materials; Advanced Clean Technologies; and Kalrez®) and Interconnect Solutions (which, for avoidance of doubt, includes LED Silicones; Metalization and Imaging; Advanced Packaging (APT); Semi Packaging Silicones; Laminates; Films; Laird Performance Materials; and Electronic Polymers).

“Employee Liabilities” means all Liabilities of Dublin or any of its Affiliates (including, as of immediately prior to the Closing, any Transferred Subsidiary), members of their respective groups and predecessors and former Affiliates of the foregoing, arising out of, by reason of, or otherwise in connection with, the employment or engagement of, or termination of the employment or engagement of, any employee or individual service provider (including global employee mobility), or any applicant’s application for employment or engagement.

“Engineering Models and Databases” means (a) physical property databases, (b) empirical or mathematical dynamic or steady state models of processes, equipment and/or reactions and databases containing data resulting from such models, (c) computations of equipment or unit operation operating conditions including predictive or operational behavior and (d) databases with historical operational data (including, for clarity, to the extent applicable, loss prevention principles).

“Environmental Compliance Liabilities” means any and all Liabilities relating to, resulting from or arising out of actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits, including damages (including mitigation damages) and interest required to address such actual or alleged violations or non-compliance; provided that Environmental Compliance Liabilities do not include Liabilities that would also constitute Remediation Liabilities.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to Contamination, pollution, human health or safety (to extent related to Hazardous Substances), or protection of the environment or natural resources, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, import, registration, notification, labeling, use, treatment, storage, transport, disposal or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Liabilities” means Remediation Liabilities, Environmental Compliance Liabilities, Hazardous Substance Damage Liabilities and Off-Site Environmental Liabilities.

“Environmental Permit” means any Permit, license, Registration, approval or other authorization issued under any Environmental Law or by any Governmental Entity relating to Environmental Laws or Hazardous Substances.

“Equity Agreement” means the limited partnership agreement of Holdings that amends and restates the existing limited partnership agreement of Holdings as of immediately prior to the Closing and to be entered into on the Closing Date among Holdings, Equity Seller Reinvestment Holdco and any other Person that is required to approve any such amendment to such limited partnership agreement, on substantially the terms and conditions set forth in the Equity Term Sheet or as otherwise agreed between Dublin and Buyer.

“Equity Interests” means all of the issued and outstanding shares of capital stock of, partnership interests that represent the capital of, or other equity interests in, the Transferred Subsidiaries.

“Equity Seller Reinvestment Holdco” means DSP Holdco, LLC, a Delaware limited liability company.

“Equity Term Sheet” means that certain term sheet setting forth the principal terms and conditions of the Equity Agreement and attached hereto as Exhibit C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Business Net Working Capital Adjustment” means (a) $0 if the Estimated Business Net Working Capital reflected on the Closing Purchase Price Statement is equal to or greater than the Business Lower Net Working Capital Target and less than or equal to the Business Upper Net Working Capital Target, (b) the amount, if any, by which the Estimated Business Net Working Capital reflected on the Closing Purchase Price Statement is greater than the Business Upper Net Working Capital Target or (c) the amount, if any, equal to (x) the amount by which the Estimated Business Net Working Capital reflected on the Closing Purchase Price Statement is less than the Business Lower Net Working Capital Target, multiplied by (y) negative 1 (-1) (it being understood that any amount contemplated by this clause (c) will be negative).

“Excluded Assets” means collectively, (a) all assets of Dublin and its Affiliates that are not Acquired Assets; (b) all Cash Equivalents of Dublin and its Affiliates (except to the extent that Cash Equivalents are taken into account in determining the Business Closing Cash); (c) Tax Returns and other Tax records of Dublin and Dublin’s Affiliates other than those relating solely to the Transferred Subsidiaries or the Business (including any Dublin Combined Tax Return); (d) subject to Section 5.24(b), all current and prior insurance policies of Dublin or any of its Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries; (e) all legal and beneficial interest in the share capital or equity interests of Retained Dublin Subsidiaries; (f) all rights of Dublin and its Affiliates under this Agreement, the Acquisition Documents and any documents delivered or received in connection herewith and all Ancillary Assets; (g) any and all causes of action, lawsuits, Judgments, claims and demands of any nature available to or being pursued by Dublin or any of its Affiliates (including counterclaims) and defenses (i) against third parties relating primarily to any of the Excluded Assets or the Retained Liabilities as well as any books, records and privileged information relating thereto or (ii) to the extent relating to any period through the Closing; (h) the Dublin Retained Marks; (i) all Intellectual Property of Dublin and its Affiliates (including all tangible embodiments or copies thereof) other than Business Intellectual Property; (j) all IT Assets of Dublin and its Affiliates other than Business IT Assets; (k) any Dublin-Business Intercompany Receivables; (l) Dublin-Dublin Intercompany Receivables; (m) the sponsorship and assets maintained pursuant to or in connection with the Benefit Plans of Dublin and its Affiliates (other than any Assumed Plan or Transferred Subsidiary Benefit Plan); (n) all Registrations of Dublin and its Affiliates other than Business Registrations; (o) all books and records of Dublin and its Affiliates that were created prior to June 1, 2019, unless either (i) material to the Business as a whole or (ii) required to be retained by the Business for compliance with any Laws; (p) all emails and Microsoft OneDrive files of Dublin and its Affiliates; and (q) any assets set forth on Section 1.1(l) of the Dublin Disclosure Schedule as item 1 thereof.

“Excluded Dublin Businesses” means all businesses and other activities conducted by Dublin and its Subsidiaries other than the Business, including for the avoidance of doubt, those businesses and products set forth on Section 1.1(m) of the Dublin Disclosure Schedule.

“Export and Import Law” means any applicable U.S. and non-U.S. Law regulating exports, re-exports, deemed (re) exports, transfers or imports of goods, services, Software or technical data, including the Arms Export Control Act, the International Traffic in Arms Regulations, the United States Export Control Reform Act of 2018, the Export Administration Regulations, the Tariff Act of 1930, the Trade Act of 1974 and anti-boycott laws and regulations implemented by the U.S. Department of Commerce and the U.S. Department of the Treasury, including any recordkeeping requirements with respect thereto.

“Final Aggregate Consideration” means, collectively, the Final Purchase Price, the Seller Note Consideration Amount and the Reinvestment Shares.

“Final Business Net Working Capital Adjustment” shall mean (a) $0 if the Final Business Closing Net Working Capital is equal to or greater than the Business Lower Net Working Capital Target and less than or equal to the Business Upper Net Working Capital Target, (b) the amount, if any, by which the Final Business Closing Net Working Capital is greater than the Business Upper Net Working Capital Target or (c) the amount, if any, equal to (i) the amount by which the Final Business Closing Net Working Capital is less than the Business Lower Net Working Capital Target, multiplied by (ii) negative 1 (-1) (it being understood that any amount contemplated by this clause (c) will be negative).

“Final Leakage Adjustment” means the Final Leakage Amount (which may be zero or positive, but never negative) multiplied by the Reinvestment Unit Percentage.

“Final Purchase Price” means (a) the Base Purchase Price; plus (b) the Final Business Net Working Capital Adjustment (which may be zero, positive or negative); plus (c) the Final Business Closing Cash; minus (d) the Final Business Closing Indebtedness; minus (e) the Final Business Closing Transaction Expenses; minus (f) the Seller Note Consideration Amount; plus (g) the Final Leakage Adjustment.

“Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate acquisitions of interests in or control over domestic equities, securities, entities, assets, land or interests on national interest, national security or public order grounds.

“Former Business Employee” means any individual who, as of immediately prior to the Closing Date, was (a) a former employee of a Transferred Subsidiary or (b) a former employee of Dublin or one of its Affiliates who primarily or exclusively provided services to the Business.

“Fraud” means, with respect to a party, an intentional act of common law fraud by such party in the making of the representations and warranties contained in Article III, the Acquisition Documents, the certificate required to be delivered pursuant to Section 8.2(d) or any other certificates required to be delivered at or prior to the Closing pursuant to the other Acquisition Documents, in the case of Dublin and any of its Affiliates (other than the Transferred Subsidiaries) that are party to the other Acquisition Documents, or Article IV, the Acquisition Documents, the certificate required to be delivered pursuant to Section 8.3(d) or any other certificates required to be delivered at or prior to the Closing pursuant to the other Acquisition Documents, in the case of Buyer and any of its Affiliates (including the Transferred Subsidiaries) that are party to such other Acquisition Documents, in each case, with the specific intent to deceive and mislead the other party with respect to such representations and warranties.

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any Contract, Business Contract or Shared Contract that is a prime contract, subcontract, letter contract, or purchase order, task order or delivery order for services or supplies that is an Acquired Asset or otherwise held by a Transferred Subsidiary or the Sellers or their Affiliates (i) with any Governmental Entity or (ii) pursuant to which a Transferred Subsidiary or the Sellers or their Affiliates in respect of the Business is a subcontractor at any tier in connection with any contract between another Person and a Governmental Entity. A task, purchase or delivery order issued under a Government Contract shall be considered a part of the Government Contract to which it relates.

“Governmental Entity” means any national, federal, state, local, supranational or foreign government or any court of competent jurisdiction, regulatory or administrative authority, arbitral body (public or private), agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality (excluding any state-owned enterprise or similar entity).

“Ground Lease” means that certain Ground Lease to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit D.

“Hazardous Substance Damage Liabilities” means any and all Liabilities relating to, resulting from or arising out of claims for personal or bodily injury (including claims for medical monitoring and associated costs therewith, including mandated scientific inquiries or panels), wrongful death or property damage associated with the Release or threatened Release of Hazardous Substances to the environment or exposure to or presence of Hazardous Substances. Hazardous Substance Damage Liabilities do not include Liabilities that would also constitute Remediation Liabilities.

“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde, foam insulation, polychlorinated biphenyls or PFAS; (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, pollutants, contaminants or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import under any Environmental Law; or (c) any other chemical, material, waste or substance that is regulated due to its deleterious effects on the environment or human health, or for which Liability or standards or conduct can be imposed, under any Environmental Law.

“Holdings Affiliated Person” means (a) any direct or indirect equityholder of Holdings, (b) any Affiliate of any Person referenced in the foregoing clause (a) (other than Holdings and its Subsidiaries) or (c) any partner (general, limited or otherwise), manager, director, officer, employee, equityholder, member or controlling Person of any Person referenced in the foregoing clauses (a) or (b).

“Holdings Leakage” means each of the following to the extent made, paid, performed or incurred by or on behalf of Holdings or any of its Subsidiaries, in each case, following the Locked Box Time, but prior to the Closing: (a) any dividend, distribution or similar payment (including as interest with respect to debt instruments or preferred equity) declared, authorized, paid or made by Holdings or any of its Subsidiaries (whether in cash, equity securities or property or any combination thereof), other than to Holdings or any of its Subsidiaries, (b) any payment for any redemption or repurchase or acquisition of, or any payment, repayment or return of capital in respect of equity securities Holdings (other than those redemptions, repurchases or acquisitions set forth on Section 1.1(b) of the Buyer Disclosure Schedule on the specific items set forth next to each such item), (c) any waiver, forgiveness, cancellation, reduction, discount, deferral, discharge or release (whether conditional or not) of any amount, right, value, benefit, liability or obligation owed or due to Holdings or any Subsidiaries by any Holdings Affiliated Person, (d) any guarantee, indemnity, assurance, surety or similar obligation or surety assumed or satisfied by Holdings or any of its Subsidiaries, in each case under this clause (d), for the benefit (other than in respect of being a direct or indirect equityholder of Holdings) of any Holdings Affiliated Person, (e) any payments made or agreed to be made, or Liabilities incurred, by Holdings or any of its Subsidiaries to (or on behalf of, or for the benefit of, other than in respect of being a direct or indirect equityholder of Holdings) any Holdings Affiliated Persons (including management, monitoring, consulting, transaction, service, advisory or other similar fees, including any payment of interest on such fees to any Holdings Affiliated Person, except to the extent it is Permitted Holdings Leakage), (f) the value of any sale, lease, license, transfer or other disposition of assets by Holdings or any of its Subsidiaries to any Holdings Affiliated Person less the amount paid by such Holdings Affiliated Person to Holdings or any of its Subsidiaries, as applicable, (g) any grant of a Lien in respect of any assets or properties of Holdings or any of its Subsidiaries (including equity securities) for the benefit of any Holdings Affiliated Person (excluding to the extent related to any third party debt financing (other than from any Holdings Affiliated Person) incurred to fund any acquisitions by Holdings and its Subsidiaries (excluding the Debt Financing)); (h) fees payable by Holdings and its Subsidiaries in connection with the Transactions to the Sponsor, the Equity Investor or any of its Affiliates, and (i) any agreement or arrangement to do any of the foregoing, whether or not such amounts or Liabilities are paid, payable or incurred before, at or after the Closing. Notwithstanding the foregoing, Holdings Leakage shall not include any Permitted Holdings Leakage.

“House Marks License Agreement” means that certain Transitional House Marks Trademark License Agreement to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit E.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-Scope Collective Bargaining Agreements” means the Collective Bargaining Agreements that are applicable, in whole or in part, to any Business Employee represented by a Union to which Dublin or any of its Affiliates (including, immediately prior to the Closing, any of the Transferred Subsidiaries) are a party or otherwise bound, in each case, as set forth on Section 3.19(f) of the Dublin Disclosure Schedule.

“Indebtedness” of any Person means, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money, (ii) indebtedness evidenced by notes, debentures, mortgages, bonds or other similar instruments or securities for the payment of which such Person is responsible or liable, and (iii) banker’s acceptances (including banker’s acceptance drafts in China), bank guarantees, performance bonds, surety bonds, or letters of credit or similar instruments to the extent drawn upon and unpaid; (b) all obligations of such Person under leases required to be capitalized in accordance with GAAP (including leases classified as capital or finance leases in the Business Unaudited Financial Statements but specifically excluding right of use liabilities associated with operating leases under Accounting Standards Codification 842 and obligations associated with leases classified as operating leases in the Business Unaudited Financial Statements); (c) all obligations of such Person for the reimbursement of any obligor on any funded letter of credit (including any letter of credit used to support comprehensive general liability insurance), banker’s acceptance or similar credit transaction; (d) all net obligations of such Person under any and all derivative contracts, such as interest rate, currency or commodity swaps, options, forward contracts, purchase option agreements or any other similar agreement deriving value from fluctuations in interest rates, currency rates or commodity prices (valued at the termination value thereof), which, for the avoidance of doubt, will reduce Indebtedness to the extent in a net-asset position; (e) any amounts owed by such Person in connection with any factoring receivables or securitization programs; (f) any severance, deferred compensation, restructuring accruals or similar obligations that are outstanding and accrued or earned but unpaid prior to the Reference Time, retention bonus, bonus and commissions that are payable to any Covered Individual, in each case, that are outstanding and have been accrued or earned but have not, in each case, been paid prior to the Reference Time, plus the employer portion of any employment, payroll or similar Taxes related thereto (assuming such amounts are paid at Closing), solely to the extent not included in the calculation of Business Closing Transaction Expenses or Business Closing Net Working Capital; (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); (h) all obligations of the type referred to in clauses (a) through (g) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (i) the DPNP Dividend Amount; (j) any declared and unpaid dividends or distributions or other amounts owed but unpaid by any Transferred Subsidiary or Transferred Joint Venture to the Equity Sellers or their respective Affiliates other than a Transferred Subsidiary (excluding the DPNP Dividend Amount); (k) the aggregate value of the Replacement Awards (calculated in accordance with Section 7.10); and (l) any accrued and unpaid interest on, and any prepayment premiums, penalties, or similar contractual charges or other fees or expenses in respect of, any of the foregoing; provided, however, that in no event shall “Indebtedness” include any Lease Buyout Obligations or any obligation to purchase the equity interests in the Transferred Joint Ventures owned by the Transferred Joint Venture Counterparties.

“Information” means information, content and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (a) books and records, whether accounting, legal or otherwise; ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples and flow charts; marketing plans, customer names and information (including prospects); technical information, including such information relating to the design, operation, maintenance, testing, test results, development and manufacture of any Party’s or its Affiliate’s products or facilities (including product or facility specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; maintenance and inspection procedures and records; evaluation and/validation studies; toxicological and environmental data and exposure-related data, and including all records required under Environmental Laws; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases and all information referred to in the same); product costs, margins and pricing; product marketing studies and strategies; product stewardship and safety; all other Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents; (b) information contained in Patents and Know-How; and (c) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, business strategies, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities Laws or regulations of securities exchanges.

“Intellectual Property” means any and all rights (created or arising in any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, including (a) Patents, (b) Trademarks, (c) Copyrights, (d) rights in Know-How, (e) rights in Software, (f) all other intellectual property or proprietary rights, (g) all registrations and applications for registration of any of the foregoing clauses (a) through (f), and (h) all actions and rights to sue at law or in equity for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Intentional Breach” means, with respect to any covenant or agreement set forth in this Agreement or any Acquisition Document, an action or a failure to take action (including a failure to cure circumstances) taken or omitted to be taken after the date hereof that the breaching Person knowingly and intentionally takes (or knowingly and intentionally fails to take) that such Person actually knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of such covenant or agreement set forth in this Agreement.

“International Plan” means any Business Benefit Plan that covers Business Employees or other individual service providers of the Transferred Subsidiaries or the Business who reside and perform (or who, as of immediately prior to termination of their employment with or service to Dublin and its Affiliates, performed) services primarily in a country other than the United States.

“Inventor Remuneration” means any employee inventor consideration, remuneration or compensation that is required under applicable Law for work-for-hire inventions acquired by the employer. Examples may include employee inventions arising in Germany, France, China, Japan and South Korea.

“IP Cross-License Agreement” means that certain Intellectual Property Cross-License Agreement to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit F.

“IT Assets” means all Software, computer systems, telecommunications equipment, databases, internet protocol addresses, data rights and documentation, reference, resource and training materials to the extent relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, Permits, radio licenses and telecommunications agreements), other than, in each case, Know-How contained therein that is not intrinsically related to the operation or maintenance of such IT Assets.

“Joint Venture Buyout” means the transactions contemplated by that certain Purchase Agreement, dated as of the date hereof (the “Joint Venture Buyout Agreement”), by and between Dublin and Teijin Limited.

“Judgment” means any judgment, injunction, ruling, award, order, determination, decree or writ of any Governmental Entity, arbitrator or arbitral tribunal.

“Know-How” means all confidential or proprietary information, including trade secrets, know-how and technical data, including any that comprise financial, business, scientific, technical, economic or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, manufacturing or production files or specifications, plans, drawings, blueprints, design tools, quality assurance and control procedures, simulation capability, research data, manuals, compilations, reports including technical reports and research reports, analyses, formulas, formulations, designs, prototypes, methods, techniques, processes, rights in research, development, manufacturing, financial, marketing and business data, pricing and cost information, customer and supplier lists and information, procedures, inventions and invention disclosure documents, as well as Plant Operating Documents, and Engineering Models and Databases, in each case, other than Patents.

“Knowledge” means, with respect to Dublin, the knowledge of any Person listed on Section 1.1(n) of the Dublin Disclosure Schedule after reasonable inquiry of his or her direct reports, and, with respect to Holdings or Buyer, the knowledge of any Person listed on Section 1.1(c) of the Buyer Disclosure Schedule after reasonable inquiry of his or her direct reports.

“Law” means any national, state, local, supranational or foreign law, act, statute, code (including the Code), order, ordinance, common law, rule, ruling, regulation, writ, award, Judgment, injunction, decree or treaty (including any Tax treaty), in each case, promulgated by a Governmental Entity.

“Leases” means all leases, subleases, licenses, concessions, occupancy and other agreements pursuant to which Dublin or any of its Subsidiaries (including, as of immediately prior to the Closing, any Transferred Subsidiary) holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Dublin or such Subsidiary thereunder.

“Liabilities” means any and all Indebtedness, liabilities, guarantees, assurances, commitments and obligations of any kind or nature, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, reflected on a balance sheet or otherwise, whenever or however arising, including, but not limited to, those arising under any Law or Judgment, Contract or tort based on negligence or strict liability.

“Lien” means any mortgage, lien, pledge, license, security interest, charge, easement, lease, sublease, covenant, right of way, claim, deed of trust, deed to secure debt, option, right of first refusal, restriction on transfer of title or voting of any nature whatsoever or other encumbrance of any kind.

“Locked Box Time” means 12:01 a.m. (New York Time) on the date of this Agreement.

“Losses” means all losses, Liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), interest, obligations, penalties, fees, Taxes and costs and expenses of any kind (including reasonable accountants’ and attorneys’ fees and disbursements incurred in the defense thereof), whether or not resulting from a Third-Party Claim.

“Manufacturing Agreement” means that certain Manufacturing Agreement to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit G, for the products and sites described on Section 1.1(o) of the Dublin Disclosure Schedule.

“New Buyer Topco” means ARC Falcon Topco Holdings, Inc., a newly-formed Delaware corporation, and a direct, first-tier subsidiary of Holdings.

“New Guarantor” means ARC Falcon Topco Guarantor, Inc., a newly-formed Delaware corporation, and a direct, first-tier subsidiary of New Buyer Topco.

“Non-Consenting Employee” means any individual who has been selected to be a Business Employee on the Closing Date, who has the right under applicable Law or applicable Collective Bargaining Agreement to object to, opt out of, refuse to consent to, or otherwise fail to acquiesce to, and who has (a) validly objected to, opted out of, refused to consent to, or otherwise failed to acquiesce to, the automatic transfer of their employment to Buyer or its Affiliate by operation of applicable Law, in cases where such employee is subject to automatic transfer by operation of applicable Law, (b) validly refused to consent to, refused to accept the offer to, refused to execute a tripartite agreement or otherwise failed to acquiesce to, become an employee of Buyer or its Affiliate, or (c) validly objected to, opted out of, refused to consent to, or otherwise failed to acquiesce to, changes in his or her compensation or employee benefits by validly resigning or terminating his or her employment with, validly withdrawing his or her consent to employment with or validly rejecting his or her transfer to, Buyer or its Affiliate, in accordance with and to the extent permitted by applicable Law or an applicable Collective Bargaining Agreement.

“Non-Retained Pre-Closing Taxes” means any Tax liabilities of a Transferred Subsidiary or any of the Designated Joint Ventures that would have been included as Retained Liabilities pursuant to clauses (ii)-(xiii) in the definition of “Retained Liabilities” (with respect to clause (viii) therein, solely to the extent the applicable Liability is not assumed or allocated to Dublin under Section 6.1), but is excluded from Retained Liabilities as a result of the penultimate sentence in the definition of “Retained Liabilities”.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Site Environmental Liabilities” means any and all Liabilities relating to, resulting from or arising out of the Release, threatened Release, transport, disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for the same, at Off-Site Locations, including Remediation Liabilities, Environmental Compliance Liabilities and Hazardous Substance Damage Liabilities at such locations.

“Off-Site Location” means any third-party location that is not now nor has ever been owned, leased or operated by Dublin and its Affiliates, including the Transferred Subsidiaries, but does not include properties or locations where Contamination has come to be located due to a Release of Hazardous Substances from a facility owned or operated by Seller and its Affiliates, including the Transferred Subsidiaries.

“Patents” means patents, patent applications (including patents issued thereon) and statutory invention registrations, patents of importation, patents of improvement, certificates of addition, design patents and utility models, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations thereof.

“Permits” means permits, approvals, clearances, authorizations, Consents, licenses, registrations, exemptions or certificates issued by any Governmental Entity (other than Registrations, which are addressed separately).

“Permitted Holdings Leakage” means (a) any payment made in the ordinary course of business in respect of the salary, wages, bonuses, commissions, health, welfare, benefits and other similar payments due to any direct or indirect equityholder, who is also an employee of Holdings or its Subsidiaries, in their capacity as such, (b) ordinary course reimbursement of out-of-pocket expenses to any Holdings Affiliated Person pursuant to the policies of Holdings and its Subsidiaries existing as of the date hereof, the organizational documents of Holdings and its Subsidiaries or the Advisory Agreement, including to any Person who is also a director, officer or employee of Holdings or its Subsidiaries, in their capacity as such, (c) any payment made in respect of any indemnification, advancement of expenses and exculpation from liability existing in favor of any present or former director, officer, member, partner, manager or employee as set forth in the certificates of incorporation, bylaws, limited partnership agreements and other organizational documents of Holdings or its Subsidiaries existing on the date hereof and made available to Dublin and in any Contract set forth in Section 1.1(d)(i) of the Buyer Disclosure Schedule, including any payments made in connection with any directors’ and officers’ liability and employment practices liability insurance policies maintained by Holdings and its Subsidiaries, (d) the quarterly advisory fee payable to the Sponsor pursuant to the Advisory Agreement as set forth in Section 1.1(d)(ii) of the Buyer Disclosure Schedule, (e) the payments and transactions contemplated by or in respect of the Specified Acquisition in accordance with Section 5.3(b) of the Buyer Disclosure Schedule, (f) payments specified on Section 1.1(d)(iii) of the Buyer Disclosure Schedule, (g) the issuance of equity securities of Holdings (i) pursuant to the Equity Financing Commitment at a price per unit of $3,250 or greater, (ii) in connection with the rollover or reinvestment in connection with the Specified Acquisition at a price per unit of $3,250 or greater, or (iii) in compliance with the Equity Term Sheet, and (h) any Taxes payable, arising out of or incurred by Holdings, Buyer or their respective Subsidiaries as a result of any of the items set forth in clauses (a) through (g) of this definition.

“Permitted Liens” means: (a) Liens for Taxes, assessments and similar charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which a reserve has been established in accordance with GAAP (or with respect to the Transferred Joint Ventures, GAAP or other applicable local generally accepted accounting principles) or for which a reserve is not required in accordance with GAAP (or with respect to the Transferred Joint Ventures, GAAP or other applicable local generally accepted accounting principles), (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or other similar Liens arising or incurred in the ordinary course of business or that relate to obligations that are not yet more than sixty (60) days past due or, if more than sixty (60) days past due, are being contested in good faith by appropriate proceedings and for which a reserve has been established in accordance with GAAP (or with respect to the Transferred Joint Ventures, GAAP or other applicable local generally accepted accounting principles) or for which a reserve is not required in accordance with GAAP (or with respect to the Transferred Joint Ventures, GAAP or other applicable local generally accepted accounting principles), (c) easements, rights-of-way, servitudes, conditions, covenants or other restrictions of record, and easements for streets, alleys, highways, telephone lines, power lines and railways of record, over or in respect of any Business Real Property or Buyer Real Property, as applicable, in each case, which do not or would not reasonably be expected to materially impair the use or occupancy of such Business Real Property or Buyer Real Property, as applicable, in the operation of the business as conducted thereon as of the date hereof or at the Closing, (d) deed restrictions limiting the use of Business Real Property or Buyer Real Property, as applicable, to commercial, industrial or non-residential uses in each case that are consistent with such property’s present use, (e) any restrictions on the use of the Business Real Property or Buyer Real Property, as applicable, imposed by Governmental Entities as part of environmental cleanup that would not materially impair the present use of such property in the operation of the applicable business as conducted thereon as of the date hereof and/or at the Closing, (f) with respect to Business Real Property, Liens and other imperfections of title of record that would not, individually or in the aggregate, reasonably be expected to materially impair the present use and operation of such property, (g) leases, subleases, licenses or other agreements (and proposed leases and renewals) for the use and/or occupancy of the Business Real Property or Buyer Real Property, as applicable, that are in effect as of the date hereof and are disclosed to Buyer in the Dublin Disclosure Schedule or Dublin in the Buyer Disclosure Schedule, (h) zoning, building codes and other land use laws regulating the use or occupancy of the Business Real Property or Buyer Real Property, as applicable, or the activities conducted thereon which are imposed by any Governmental Entity, in each case, which do not or would not reasonably be expected to materially impair the use or occupancy of such Business Real Property or Buyer Real

Property, as applicable, in the operation of the business as conducted thereon as of the date hereof or at the Closing, (i) Liens that would be disclosed on (or discovered by) an accurate and complete title report (or similar document) and/or inspection or land survey of any Business Real Property or Buyer Real Property, as applicable, which do not or would not reasonably be expected to materially impair the use or occupancy of such Business Real Property or Buyer Real Property, as applicable, in the operation of the business as conducted thereon as of the date hereof or at the Closing, (j) purchase money Liens for personal property and Liens securing rental payments under finance lease arrangements for personal property incurred in the ordinary course of business, (k) Liens securing payment under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (l) licenses or sublicenses of Intellectual Property, IT Assets or Registration Data granted in the ordinary course of business, (m) in the case of securities, the restrictions imposed by federal, state and foreign securities Laws, (n) Liens arising under any Acquisition Documents, (o) Liens securing Indebtedness that will be released and, as appropriate, removed of record, at or prior to the Closing Date, (p) Liens approved in writing by Buyer (if such Liens encumber Business Real Property) or by Dublin (if such Liens encumber Buyer Real Property), (q) Liens identified on Section 1.1(p) of the Dublin Disclosure Schedule or Section 1.1(e) of the Buyer Disclosure Schedule, (r) Liens securing liabilities reflected in the Business Unaudited Financial Statements or the Buyer Financial Statements, (s) Liens (other than with respect to Intellectual Property) with respect to equity interests in the Transferred Joint Ventures pursuant to the Joint Venture Agreements and, as applicable, certificate of incorporation or bylaws or equivalent organizational documents of the Transferred Joint Ventures and (t) Liens which would not reasonably be expected, individually or in the aggregate, to be material to the Business taken as a whole, or the business of Holdings and its Subsidiaries, taken as a whole (as applicable).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personal Data” means any data or information that relates to an identified or identifiable natural person and any other data or information that constitutes “personal information,” “personally identifiable information,” “personal health information,” “sensitive personal information,” or equivalent term each as defined by applicable Law, but excluding anonymized data and de-identified information to the extent such data or information is not subject to applicable Law.

“PFAS” means any perfluoroalkyl or polyfluoroalkyl substance with at least one fully fluorinated methylene carbon (-CF2-), including perfluorooctanoic substances, perfluorooctanoic acid, hexafluoropropylene oxide (HFPO) dimer acid, and any substances colloquially referred to as “PFAS”, “PFOA”, “PFOS” and/or “GenX,” and including, in each case, any acids, salts or derivatives thereof.

“Plant Operating Documents” means (a) plot plans, (b) construction, technical, engineering, electrical, instrument drawings, as-built or as-modified drawings including piping and instrument diagrams, 3-D (three-dimensional) models, wiring diagrams, flowsheets, structural designs, map and physical layouts, (c) process flow diagrams, (d) process control schematics, process control and/or shop-floor control strategies, logic or algorithms, (e) standard operating procedures, maintenance and inspection procedures and records, safety audit reports, investigations, safety incident investigation reports, process safety management, process hazard reviews, capital projects, upgrades, improvements, designs for such projects, upgrades and/or improvements and (f) standard operating instructions and operating data (including product quality and safety data and maintenance and inspection data).

“Pontchartrain Ground Lease” means that certain Ground Lease to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit H.

“Pontchartrain Side Agreement” means that certain Side Agreement to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit I.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Preliminary Aggregate Consideration” means, collectively, the Preliminary Purchase Price, the Seller Note Consideration Amount and the Reinvestment Shares.

“Preliminary Leakage Adjustment” means the Preliminary Leakage Amount (which may be zero or positive, but never negative) multiplied by the Reinvestment Unit Percentage.

“Preliminary Purchase Price” means (a) the Base Purchase Price; plus (b) the Estimated Business Net Working Capital Adjustment (which may be zero, positive or negative); plus (c) the Estimated Business Closing Cash; minus (d) the Estimated Business Closing Indebtedness; minus (e) the Estimated Business Closing Transaction Expenses; minus (f) the Seller Note Consideration Amount; plus (g) the Preliminary Leakage Adjustment.

“Prior Transaction Agreements” means the agreements set forth on Section 1.1(q) of the Dublin Disclosure Schedule.

“Proceeding” means any judicial, administrative or arbitral claims, demands, charges, actions, suits, litigations, arbitrations, hearings or other proceedings by or before any Governmental Entity, arbitrator or arbitral tribunal.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, sale, rental, structuring, storage, safeguarding, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Property Taxes” means any real, personal or intangible ad valorem property Taxes.

“Reference Time” means 12:01 a.m., New York City time, as of the Closing Date.

“Registered IP” means Intellectual Property that is subject to a registration or pending application to register with a Governmental Entity.

“Registration Data” means all studies, data, raw data, reports, reviews or information, in paper, electronic or other format, submitted to, or generated for submission but not submitted to, or received from, a Governmental Entity (including by or through a third-party consultant), with the aim to apply for, obtain, extend or maintain a Registration, including any internal or external correspondence regarding a Registration, technical information on the product’s chemistry and manufacture, toxicology, metabolism and toxicokinetics, occupational health and safety and environmental effects, including any Good Laboratory Practice data, biological data and local data, regulatory defense strategy documents, modelling, risk assessments, public interest or other benefits documents, as well as any rights for data compensation under applicable Law.

“Registrations” means all registrations, consents, approvals, licenses or other authorizations required by applicable Law and/or granted by or from any Governmental Entity which permit the manufacture for commercial sale, sale or distribution of a product.

“Regulatory Approvals” means all consents, permits, authorizations, waivers or approvals from antitrust and other Governmental Entities that are required or advisable under applicable Regulatory Law including any relevant approvals required under Foreign Investment Laws, in each case, with respect to the Acquisition and the other transactions contemplated by this Agreement.

“Regulatory Law” means any Antitrust Law, Foreign Investment Laws or any Laws that are designed or intended to provide for the review, regulation, restriction or prohibition of investments on grounds of national security, public order and/or other national or public interest.

“Regulatory Matters Agreement” means that certain Regulatory Matters Agreement to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit J.

“Reinvestment Shares” means a number of common shares of New Buyer Topco with an aggregate value equal to the Reinvestment Units.

“Reinvestment Unit Percentage” means the percentage set forth on Section 1.1(r) of the Dublin Disclosure Schedule.

“Reinvestment Units” means 100,000 Class A-1 Units of Holdings; provided that in the event of any split, dividend, combination, reorganization, recapitalization, reclassification, merger, consolidation or other similar event in respect of the Class A-1 Units of Holdings at or prior to the Closing, such Reinvestment Units shall be appropriately adjusted having regard to any such event.

“Related to the Business” means primarily or exclusively related to, owned, used, developed, in development or held for use in the conduct of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing.

“Remediation” means all actions required to: (a) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (b) prevent or minimize the Release or threatened Release of Hazardous Substances (including by way of vapor intrusion) so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to requests of any Governmental Entity for information or documents in any way relating to the investigation, monitoring, cleanup, removal, treatment or remediation or potential investigation, monitoring, cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

“Remediation Liabilities” means any and all Liabilities relating to, resulting from or arising out of (a) Remediation of Hazardous Substances that are present or have been Released, or as to which there has been or is a threatened Release, at, in, on, under or migrating through, from or to any real property or facility, and (b) natural resource damages associated with the presence or Release or threatened Release of Hazardous Substances in the environment.

“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Required Financing Information” means the financial statements required by clause (y) of paragraph 10 of Exhibit C to the Debt Commitment Letter as in effect on the date hereof.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred Parties List.

“Retained Dublin Subsidiary” means any Subsidiary of Dublin other than the Transferred Subsidiaries (for the avoidance of doubt, Retained Dublin Subsidiaries shall not include the Transferred Joint Ventures but shall include the entity holding the Electronics Business and its Subsidiaries as of immediately prior to the consummation of the Spin-Off).

“Retained Liabilities” means, notwithstanding anything to the contrary, the following Liabilities of Dublin and its Subsidiaries (including, as of immediately prior to the Closing, the Transferred Subsidiaries and in the case of clause (iii) only, the applicable Liabilities of the Designated Joint Ventures and their respective Subsidiaries), in each case, regardless of (a) when or where such Liabilities arose or arise (whether arising prior to, at or after the Closing), except to the extent that a specific Liability described herein is qualified with respect to when such Liability arose, (b) where or against whom such Liabilities are asserted or determined and (c) which entity is named in any Proceeding associated with any Liability: (i) any and all Liabilities that are not Assumed Liabilities whether arising before, on or after the Closing Date, (ii) any and all Liabilities relating to, resulting from or arising out of the Excluded Assets (other than Assumed Liabilities) or the Excluded Dublin Businesses, whether arising before, on or after the Closing Date, (iii) any and all Designated Retained Liabilities, (iv) any and all Liabilities relating to Shared Contracts to the extent allocated to Dublin pursuant to Section 5.10, (v) Dublin-Business Intercompany Payables, (vi) Dublin-Dublin Intercompany Payables, (vii) any Business Closing Transaction Expenses (other than Business Closing Transaction Expenses to the extent included in the Final Purchase Price), (viii) any and all Liabilities that are expressly assumed by or allocated to Dublin or its Affiliates (other than, for the avoidance of doubt, the Transferred Subsidiaries or the Transferred Joint Ventures, which shall not be Affiliates of Dublin following the Closing) pursuant to this Agreement or any Acquisition Document, including any and all obligations and Liabilities of Dublin or any of its Affiliates (other than, for the avoidance of doubt, the Transferred Subsidiaries or the Transferred Joint Ventures, which shall not be Affiliates of Dublin following the Closing) pursuant to this Agreement or any Acquisition Document, (ix) any and all Liabilities pursuant to any Prior Transaction Agreements, other than any Business Specified Prior Transaction Agreements and the Severable Prior Transaction Agreements to the extent assigned (or contemplated to be assigned, but subject to Section 5.10 and Section 5.11, as applicable) to Buyer or any of its Affiliates pursuant to this Agreement, (x) other than the Assumed Employee Liabilities, any and all Liabilities (A) arising out of, relating to or resulting from the employment, engagement or termination of employment or engagement of any individual Person (including current or former employee of Dublin or any of its Affiliates (other than the Transferred Subsidiaries)), whenever incurred and (B) arising out of, relating to or resulting from any Benefit Plan of Dublin and its Affiliates (other than the Assumed Plans and Transferred Subsidiary Benefit Plans), whenever incurred, (xi) any and all Specified Spruance Retained Liabilities and (xii) the payment obligation set forth on Section 5.30 of the Dublin Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, “Retained Liabilities” shall not include any liabilities for Taxes of the Transferred Subsidiaries or Transferred Joint Ventures for Pre-Closing Tax Periods. For purposes of clarification, and except with respect to Designated Retained Liabilities, Retained Liabilities do not include any Liabilities relating to exposure to Hazardous Substances that occur after the Closing solely to the extent that the Business first caused such Hazardous Substances to be present and/or Released into the environment after the Closing.

“Reverse Space Lease” means those certain lease agreements to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit N, for the sites described and on the terms specified on Section 1.1(u) of the Dublin Disclosure Schedule.

“Reverse Transition Services Agreement” means that certain Reverse Transition Services Agreement to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit K.

“Sanctioned Person” means (a) any Person on OFAC’s List of Specially Designated Nationals and Blocked Persons or any other Sanctions-related lists of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council Consolidated List, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, or the Consolidated List of Financial Sanctions Targets in the UK, (b) any Person located, organized or resident in a Sanctioned Territory or the government of, or any agency or instrumentality of the government of, a Sanctioned Territory, or (c) any Person owned or controlled by, or otherwise acting on behalf of, any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctioned Territory” means, at any time, a country or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea regions of Ukraine, and the non–government controlled areas of the Kherson and Zaporizhzhia oblasts of Ukraine).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by any Governmental Entity, including those of (a) OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU Member State or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any unauthorized or unlawful Processing of Personal Data or access to any other data or IT Assets, including any phishing, ransomware, denial of service (DoS) or other cyberattack.

“Seller Credit Agreement” means that certain Credit Agreement, to be entered into on the Closing Date, among ARC Falcon Topco, Inc., a Delaware corporation, as borrower (the “Seller Credit Agreement Borrower”), ARC Falcon TopCo Guarantor, Inc., a Delaware corporation and the direct parent of the Seller Credit Agreement Borrower, as holdings, Dublin (or an Affiliate of Dublin) (the “Seller Credit Agreement Lender”), as lender, and Dublin or one or more of its Subsidiaries or Affiliates, as administrative agent and collateral agent, on substantially the terms and conditions set forth in the Seller Note Term Sheet and such other terms as otherwise agreed between Dublin and Buyer.

“Seller Note Documents” means the Seller Credit Agreement, the Seller Note and each other “Loan Document” or other functionally equivalent term (to be defined in the Seller Credit Agreement) entered into on the Closing Date.

“Seller Note Term Sheet” means that certain term sheet setting forth the principal terms and conditions of the Seller Credit Agreement and attached hereto as Exhibit L.

“Seller Note” means the Seller Note to be issued by the Seller Credit Agreement Borrower on the Closing Date in favor of the Seller Credit Agreement Lender, pursuant to the Seller Credit Agreement, in an initial aggregate principal amount of $300,000,000 (collectively, the “Seller Note Consideration Amount”).

“Severable Prior Transaction Agreements” means the Prior Transaction Agreements set forth on Section 1.1(s) of the Dublin Disclosure Schedule.

“Site Services Agreements” means those certain site services agreements to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit M, for the sites described on Section 1.1(t) of the Dublin Disclosure Schedule.

“Software” means all computer programs (whether in source code, object code, or other form), software implementations of algorithms, databases, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials to the extent related to any of the foregoing.

“Space Leases” means those certain lease agreements to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit N, for the sites described and on the terms specified on Section 1.1(u) of the Dublin Disclosure Schedule.

“Space Service Agreement” means that certain Space Service Agreement to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit O.

“Specified Acquisition” has the meaning set forth in Section 4.27 of the Buyer Disclosure Schedule.

“Specified Spruance Retained Liabilities” means all Liabilities set forth on Section 1.1(v) of the Dublin Disclosure Schedule.

“Sponsor” means TJC, L.P., a Delaware limited partnership.

“STD Employee” means any Business Employee who (a) is not actively at work (other than because of ordinary vacation or paid time off) and (b) is receiving (or who is in an eligibility exclusion or elimination period for purposes of receiving) short term disability or income replacement benefits from Dublin or one of its Affiliates (other than a Transferred Subsidiary).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member. For the avoidance of doubt, “Subsidiaries” shall not include the Transferred Joint Ventures.

“Supply Agreement” means that certain Supply Agreement to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit P, for the products and sites described on Section 1.1(w) of the Dublin Disclosure Schedule.

“Tax” means all taxes of any kind, and all duties, tariffs, assessments, levies, imposts or other governmental charges in the nature of a tax, including any federal, state, local or foreign income, estimated, sales, use, ad valorem, gross receipts, value added, franchise, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, customs duty, capital stock, franchise, net worth, capital gains, transfer, registration, stamp, documentary, social security (or similar), disability, excise, severance, stamp, environmental, alternative or add-on minimum, or occupation taxes or de-grouping charges, whether or not disputed, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” means, for any Tax year, the amount by which the cash Tax liability of the relevant Person for such Tax year is actually reduced as a result of the relevant Loss, Tax, expense or amount, calculated by comparing (a) the Taxes payable by such Person in respect of such Tax year without giving effect to any deductions or credits for the payment or accrual of such Loss, Tax, expense or amount giving rise to the relevant indemnity payment and (b) the Taxes payable by such Person in respect of such Tax year giving effect to such deductions or credits allowed as a result of such payment or accrual of such Loss, Tax, expense or amount, and net of any Taxes incurred by such Person in connection with obtaining, receiving or accruing such reduction in Tax liability.

“Tax Proceeding” means any action, audit, investigation, examination, claim, litigation or other Proceeding with or against any Taxing Authority or in respect of any Tax.

“Tax Return” means any return, disclosure, election, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any amendment thereof or schedule or attachment thereto.

“Tax Sharing Agreement” means any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement (whether or not written) that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

“Taxing Authority” means any Governmental Entity responsible for the administration, determination, collection, assessment or imposition of any Tax.

“TMODS Agreement” means that certain DuPontTM TMODS Dynamic Process Simulation Software Agreement to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit Q.

“Trademarks” means trademarks, certification marks, service marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

“Transfer Taxes” means any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or other similar Taxes and, without duplication, any related interest, penalties, fees and costs with respect thereto.

“Transferred Joint Venture Counterparties” means the joint venture counterparties listed on Section 1.1(x) of the Dublin Disclosure Schedule.

“Transferred Joint Ventures” means the joint ventures listed on Section 1.1(x) of the Dublin Disclosure Schedule.

“Transferred Subsidiaries” means the entities listed on Section 1.1(y) of the Dublin Disclosure Schedule and each other entity that, between the date hereof and the Closing is formed in connection with the Pre-Closing Reorganization in accordance with Section 5.4 and will be directly or indirectly transferred to Buyer as a result of the transactions contemplated by this Agreement. For the avoidance of doubt, except as set forth in Section 1.1(y) of the Dublin Disclosure Schedule, the Transferred Subsidiaries shall not include the Transferred Joint Ventures.

“Transferred Subsidiary Benefit Plan” means each Business Benefit Plan that is sponsored, maintained or entered into solely by one or more Transferred Subsidiaries.

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit R.

“Umbrella Secrecy Agreement” means that certain Umbrella Secrecy Agreement to be entered into by and between Dublin and Buyer, or their respective Affiliates, the form of which is attached hereto as Exhibit S.

“Union” means any labor union, trade union, works council, labor organization, employee association or other agency or representative body certified or otherwise legally recognized for the purposes of bargaining collectively, or established for the purposes of consultation, on behalf of any group of employees.

“U.S. Acquired Asset” means any Acquired Asset located in, or owned by a Seller incorporated or organized under the Laws of, the United States of America, any state thereof or the District of Columbia.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and or any similar applicable state or local Law in the United States.

Section 1.2 Defined Terms. The following terms shall have the meanings ascribed to them in the corresponding Section of this Agreement:

Term	Section
1H Unaudited Financial Statements	5.14
Accounting Period Start Date	2.2(a)
Acquired Assets	1.1
Acquisition	Recitals
Acquisition Documents	1.1
Action	1.1
Advisory Agreement	1.1
Affiliate	1.1
Aggregate Tax Claim Threshold	6.1(b)(ii)
Agreement	Preamble
Alternative Debt Financing	5.27(c)
Alternative Debt Financing Commitment	5.27(c)
Alternative Transaction	1.1

Ancillary Assets	1.1
Anti-Corruption Laws	3.12(b)
Antitrust Law	1.1
Appropriate Remediation Standard	10.6(d)(i)
Asset Allocation Disagreement Notice	2.4(b)
Assumed Employee Liabilities	1.1
Assumed Liabilities	1.1
Assumed Plan	1.1
Audited Financial Statements	5.14
Base Purchase Price	1.1
Benefit Plan	1.1
Business	1.1
Business Accounting Principles	1.1
Business Benefit Plan	1.1
Business Benefit Plan Pension Assets	1.1
Business Benefit Plan Pension Funding Amount	1.1
Business Benefit Plan Pension Funding Statement	7.8(a)
Business Benefit Plan Pension Liabilities	1.1
Business Benefit Plan Pension Plan	1.1
Business Closing Cash	1.1
Business Closing Indebtedness	1.1
Business Closing Net Working Capital	1.1
Business Closing Transaction Expenses	1.1
Business Contracts	1.1
Business Current Assets	1.1
Business Current Liabilities	1.1
Business Day	1.1
Business Employee	1.1
Business Employee Dublin PSU	1.1
Business Employee Dublin RSU	1.1
Business Intellectual Property	1.1
Business IT Assets	1.1
Business Lower Net Working Capital Target	1.1
Business Material Adverse Effect	1.1
Business Non-U.S. Excess Cash	1.1
Business Permits	1.1
Business PFAS Liabilities	Def. of ‘Assumed Liabilities’
Business Real Property	3.14(a)
Business Registered Intellectual Property	3.15(a)
Business Registrations	1.1
Business Restricted Cash	1.1
Business Software	3.15(d)
Business Specified Conflict Measures	1.1
Business Specified Prior Transaction Agreements	1.1
Business Unaudited Financial Statements	1.1(a)
Business Upper Net Working Capital Target	1.1

Business-Business Intercompany Payables	1.1
Business-Business Intercompany Receivables	1.1
Business-Dublin Intercompany Payables	1.1
Business-Dublin Intercompany Receivables	1.1
Buyer	Preamble
Buyer Action	5.23
Buyer Alternative Transaction	1.1
Buyer Audited Financial Statements	4.8(a)
Buyer Benefit Plan	1.1
Buyer Business Review Period	2.3(b)
Buyer Claim Certificate	6.1(c)
Buyer Confidentiality Agreement	5.5(a)
Buyer Disclosure Schedule	IV
Buyer Fees and Expenses	1.1
Buyer Financial Statements	4.8(a)
Buyer Group	4.17(k)
Buyer Indemnified Parties	10.2
Buyer Intellectual Property	1.1
Buyer Intermediateco	4.8(a)
Buyer Intermediateco Unaudited Financial Statements	4.8(a)
Buyer International Plan	1.1
Buyer IT Assets	1.1
Buyer Leakage Review Period	2.3(e)
Buyer Leased Real Property	4.18(a)
Buyer Leases	1.1
Buyer Material Adverse Effect	1.1
Buyer Material Contract	4.14(b)
Buyer Material Customer	4.14(a)(vii)
Buyer Material Supplier	4.14(a)(viii)
Buyer Multiemployer Plan	4.23(g)
Buyer Owned Real Property	4.18(a)
Buyer Real Property	4.18(a)
Buyer Registered Intellectual Property	4.19(a)
Buyer Related Parties	9.4(b)
Buyer RWI Policy	1.1
Buyer Software	4.19(d)
Buyer Specified Conflict Measures	1.1
Buyer Tax Indemnified Parties	6.1(a)
Buyer Topco	4.10
Carryback	6.7(b)
Cash Equivalents	1.1
Certain Tax Matters	1.1
Closing	2.2(a)
Closing Business Balance Sheet	2.3(b)
Closing Date	2.2(a)
Closing Performance Period	7.6(b)

Closing Purchase Price Statement	2.3(a)
COBRA	7.11
Code	1.1
Collective Bargaining Agreement	1.1
Company	7.10(b)
Company Assumed Vacation Liabilities	7.12(a)
Competing Activity	5.29
Consent	1.1
Contact Person	7.14
Contamination	1.1
Continuing Employees	7.2
Contract	1.1
Conveyancing and Assumption Instruments	1.1
Copyrights	1.1
Covered Individual	1.1
Data Protection Obligation	1.1
Debt Commitment Letter	4.6(a)
Debt Financing	4.6(a)
Debt Financing Commitment	4.6(a)
Debt Financing Source	1.1
Definitive Agreements	5.27(a)
Definitive Debt Financing Agreement	11.16
Delayed Asset	5.11(a)
Delayed Business Employee	7.16
Delayed Employment Date	7.16
Delayed Excluded Asset	5.11(c)
Designated Joint Venture Annual Financial Statements	1.1(d)
Designated Joint Venture Financial Statements	1.1(d)
Designated Joint Venture Interim Financials	1.1(d)
Designated Joint Ventures	1.1
Designated Retained Liabilities	1.1
Direct Equity Interests	1.1
Direct Transferred Subsidiaries	1.1
DPNP Dividend Amount	1.1
DTPA Financial Statements	1.1(d)
DTPA Interim Financials	1.1(d)
DTPJ Financial Statements	1.1(d)
DTPJ Interim Financials	1.1(d)
Dublin	Preamble
Dublin 401(k) Plan	7.5
Dublin Action	5.23
Dublin Benefit Plans	7.11
Dublin Business Review Period	2.3(c)
Dublin Combined Tax Return	6.2(a)
Dublin Common Stock	1.1
Dublin Confidentiality Agreement	5.5(a)

Dublin Disclosure Schedule	III
Dublin Equity Award Schedule	7.10(c)
Dublin Equity Plan	1.1
Dublin Group	1.1
Dublin Guarantees	5.17(a)
Dublin Indemnified JV Taxes	1.1
Dublin Indemnified Parties	10.3
Dublin Indemnified Taxes	1.1
Dublin Insurance Policies	5.24(a)
Dublin Law Firms	11.2
Dublin LCs	5.17(c)
Dublin Leakage Review Period	2.3(d)
Dublin Material Contract	3.10(b)
Dublin Material Customer	3.10(a)(vii)
Dublin Material Supplier	3.10(a)(viii)
Dublin Pre-Closing Tax Claim	6.4(b)
Dublin Pre-Closing Tax Return	6.2(a)
Dublin Related Parties	9.4(b)
Dublin Retained Marks	1.1
Dublin RWI Policy	1.1
Dublin Trading Price	1.1
Dublin Transaction Employee	7.19(b)(i)
Dublin’s Auditor	5.6(g)(i)
Dublin’s Collection Fees and Expenses	9.4(b)
Dublin-Business Intercompany Payables	1.1
Dublin-Business Intercompany Receivables	1.1
Dublin-Dublin Intercompany Payables	1.1
Dublin-Dublin Intercompany Receivables	1.1
Effective Time	2.2(a)
Electronics Business	1.1
Employee Liabilities	1.1
Enforceability Exceptions	3.2
Engineering Models and Databases	1.1
Environmental Compliance Liabilities	1.1
Environmental Laws	1.1
Environmental Liabilities	1.1
Environmental Permit	1.1
Equity Agreement	1.1
Equity Financing	4.6(a)
Equity Financing Commitment	4.6(a)
Equity Interests	1.1
Equity Seller	Recitals
Equity Seller Reinvestment Holdco	1.1
Equity Term Sheet	1.1
ERISA	1.1
Estimated Business Closing Cash	2.3(a)

Estimated Business Closing Indebtedness	2.3(a)
Estimated Business Closing Transaction Expenses	2.3(a)
Estimated Business Net Working Capital	2.3(a)
Estimated Business Net Working Capital Adjustment	1.1
Estimated Closing Business Balance Sheet	2.3(a)
Excluded Assets	1.1
Excluded Benefits	7.2
Excluded Dublin Businesses	1.1
Excluded Shared Contracts	5.10(f)
Expenses Cap	9.4(b)
Export and Import Law	1.1
Final Aggregate Consideration	1.1
Final Asset Allocation	2.4(b)
Final Business Closing Cash	2.3(b)
Final Business Closing Indebtedness	2.3(b)
Final Business Closing Net Working Capital	2.3(b)
Final Business Closing Transaction Expenses	2.3(b)
Final Business Net Working Capital Adjustment	1.1
Final Leakage Adjustment	1.1
Final Leakage Amount	2.3(d)
Final Purchase Price	1.1
Final Seller Allocation	2.4(a)
Financial Data	1.1(a)
Financing	4.6(a)
Financing Commitments	4.6(a)
First Extended Outside Date	9.1(d)
Foreign Investment Laws	1.1
Form Ancillary Agreement	5.20(c)
Former Business Employee	1.1
Fraud	1.1
GAAP	1.1
GDPR	Def. of ‘Data Protection Obligation’
Government Contract	1.1
Governmental Entity	1.1
Ground Lease	1.1
Guarantor	Recitals
Hazardous Substance Damage Liabilities	1.1
Hazardous Substances	1.1
HKFRS	1.1(d)
Holdings	Preamble
Holdings Affiliated Person	1.1
Holdings Leakage	1.1
Holdings Related Party Transaction	4.27
House Marks License Agreement	1.1
HSR Act	1.1

Indebtedness	1.1
Indemnification Documents	5.21(a)
Indemnified Losses	5.21(b)
Indemnified Party	10.4(a)
Indemnified Person	5.21(a)
Indemnifying Party	10.4(a)
Indemnity Payment	10.10
Independent Accounting Firm	2.3(f)
Independent Actuary	7.8(b)(iii)
Individual Tax Claim Threshold	6.1(b)(i)
Information	1.1
Initial Outside Date	9.1(d)
In-Scope Collective Bargaining Agreements	1.1
Insurance Proceeds	10.10
Intellectual Property	1.1
Intended End State	5.4(b)
Intentional Breach	1.1
Intentionally Delayed Assets	5.11(a)
Intercompany Agreements	3.22
Internal Control Audit and Management Assessments	5.6(g)(i)
International Plan	1.1
Inventor Remuneration	1.1
Inventory	1.1
IP Cross-License Agreement	1.1
IRS	3.19(a)
IT Assets	1.1
J-GAAP	1.1(d)
Joinder Amendments	5.27(b)
Joint Action	5.23
Joint Steering Committee	5.20(a)
Joint Venture Agreements	3.10(a)(iv)
Joint Venture Buyout	1.1
Joint Venture Buyout Agreement	Def. of ‘Joint Venture Buyout’
Joint Venture Financial Information	1.1(a)
Judgment	1.1
Know-How	1.1
Knowledge	1.1
Law	1.1
Leakage Statement	2.3(a)
Lease Buyout Obligations	Def. of ‘Business Current Liabilities’
Leased Real Property	1.1
Leases	1.1
Liabilities	1.1
License Interest(s) of the Business	3.14(a)
Lien	1.1
Limited Guarantee	Recitals

Local Transfer Agreements	5.20(f)
Locked Box Time	1.1
Losses	1.1
LTD Employee	7.1(c)
Manufacturing Agreement	1.1
Multiemployer Plan	3.19(g)
New Business Contracts	5.10(a)
New Buyer Topco	1.1
New Contract	5.10(a)
New Guarantor	1.1
Non-Assumable Liability	5.11(a)
Non-Assumable Retained Liability	5.11(c)
Non-Consenting Employee	1.1
Nonqualified Plan Participant	7.9(a)
Non-Retained Pre-Closing Taxes	1.1
Non-Transferable Permit or Registration	5.15(b)
OFAC	1.1
Off-Site Environmental Liabilities	1.1
Off-Site Location	1.1
Omitted Patent Dispute Notice	5.18(f)(iii)
Omitted Patent Notice	5.18(f)(i)
Outside Date	9.1(d)
Owned Business Software	3.15(e)
Owned Buyer Software	4.19(e)
Owned Real Property	1.1
Partial Assignments and Releases	5.10(a)
Parties	Preamble
Party	Preamble
Patents	1.1
Performing Party	10.6(c)
Periodic Groundwater Monitoring	10.6(d)(ii)
Permits	1.1
Permitted Holdings Leakage	1.1
Permitted Liens	1.1
Person	1.1
Personal Data	1.1
PFAS	1.1
Plan Account	7.9(a)
Plant Operating Documents	1.1
Pontchartrain Ground Lease	1.1
Pontchartrain Side Agreement	1.1
Pooled Employer Plan	7.5
Post-Closing Entity	7.13(b)
Post-Closing Tax Period	1.1
Pre-Closing Claims	5.24(b)
Pre-Closing Reorganization	5.4(a)

Pre-Closing Reorganization Steps	5.4(b)
Pre-Closing Tax Period	1.1
Preliminary Aggregate Consideration	1.1
Preliminary Leakage Adjustment	1.1
Preliminary Leakage Amount	2.3(a)
Preliminary Pre-Closing Allocation	2.4(a)
Preliminary Purchase Price	1.1
Prior Performance Period	7.6(a)
Prior Transaction Agreements	1.1
Proceeding	1.1
Process	1.1
Property Taxes	1.1
Proposed Asset Allocation	2.4(b)
Proposed Final Business Statement	2.3(b)
Proposed Final Leakage Statement	2.3(d)
Real Property Interest(s) of the Business	3.14(a)
Reference Time	1.1
Registered IP	1.1
Registration Data	1.1
Registrations	1.1
Regulatory Approvals	1.1
Regulatory Law	1.1
Regulatory Matters Agreement	1.1
Reinvestment Share Contribution	2.6(a)
Reinvestment Shares	1.1
Reinvestment Unit Percentage	1.1
Reinvestment Units	1.1
Related to the Business	1.1
Release	1.1
Remediation	1.1
Remediation Liabilities	1.1
Replacement Award	7.10(a)
Representatives	1.1
Required Amount	4.6(b)
Required Financing Information	1.1
Restricted Employees	7.19(a)(i)
Restricted Person	1.1
Retained Dublin Subsidiary	1.1
Retained Liabilities	1.1
Reverse Space Lease	1.1
Reverse Termination Fee	9.4(a)
Reverse Transition Services Agreement	1.1
Sanctioned Person	1.1
Sanctioned Territory	1.1
Sanctions	1.1
SEC	1.1

Securities Act	1.1
Security Breach	1.1
Seller	3.25
Seller Credit Agreement	1.1
Seller Credit Agreement Borrower	1.1
Seller Credit Agreement Lender	Def. of ‘Seller Credit Agreement’
Seller Group	3.13(l)
Seller Note	1.1
Seller Note Consideration Amount	1.1
Seller Note Documents	1.1
Seller Note Term Sheet	1.1
Sellers	Recitals
Severable Prior Transaction Agreements	1.1
Shared Contract	5.10(a)
Shared Dublin Policies	5.24(b)
Shared Permit or Registration	5.15(b)
Site Services Agreements	1.1
Skadden	11.2
SLAs	5.20(e)
Software	1.1
Solvent	4.7
Space Leases	1.1
Space Service Agreement	1.1
Specified Acquisition	1.1
Specified Business Information	5.6(a)
Specified Buyer Information	5.6(b)
Specified Prohibited Transactions	6.3(b)
Specified Representation	10.1
Specified Spruance Retained Liabilities	1.1
Spin-Off	Def. of ‘Business Material Adverse Effect’
Sponsor	1.1
STD Employee	1.1
Straddle Period	1.1
Straddle Period Tax Return	6.2(b)
Subsidiary	1.1
Supply Agreement	1.1
Surviving Intercompany Agreements	5.13(a)
Surviving Intergroup Accounts	5.13(b)
Tax	1.1
Tax Benefit	1.1
Tax Claim	6.4(a)
Tax Notice	6.4(a)
Tax Proceeding	1.1
Tax Return	1.1
Tax Sharing Agreement	1.1

Taxing Authority	1.1
TDC	2.1(c)
Third Party Claim	10.4(a)
Third Party Proceeds	10.10
TMODS Agreement	1.1
Trademarks	1.1
Transfer Taxes	1.1
Transferred Joint Venture Counterparties	1.1
Transferred Joint Ventures	1.1
Transferred Subsidiaries	1.1
Transferred Subsidiary Benefit Plan	1.1
Transferred Subsidiary Securities	3.5(b)
Transition Services Agreement	1.1
TSA Real Property	3.14(a)
TUPE	3.19(l)
U.S. Acquired Asset	1.1
U.S. Foreign National Employees	7.16
Umbrella Secrecy Agreement	1.1
Union	1.1
United States person	2.2(d)(iv)
WARN Act	1.1

ARTICLE II

CLOSING

Section 2.1 Closing.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Dublin hereby agrees to cause the Equity Sellers to sell, transfer, convey, assign and deliver to Buyer, free and clear of any Liens (other than Liens under applicable securities Laws), and Buyer hereby agrees to purchase, acquire and accept from the Equity Sellers, the Direct Equity Interests, for the Preliminary Purchase Price, subject to adjustment pursuant to Section 2.3, which shall be allocated among the Equity Sellers in accordance with Section 2.3(g)(ii) based on the contents of the Closing Purchase Price Statement.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) Buyer shall assume, and agrees to satisfy and discharge when due, the Assumed Liabilities to the extent any such Assumed Liabilities were not assumed by the Transferred Subsidiaries pursuant to a Conveyancing and Assumption Instrument, and (ii) Dublin shall assume, and agrees to satisfy and discharge when due, the Retained Liabilities to the extent any such Retained Liabilities were not assumed by Dublin or its Affiliates pursuant to a Conveyancing and Assumption Instrument.

(c) If the demerger of that certain business of Du Pont-Toray Co., Ltd. (“TDC”) that constitutes a part of the Electronics Business has not been consummated at or prior to the Closing, Dublin shall transfer, or cause to be transferred, as promptly as practicable after such demerger, the equity interests of TDC (or the demerged entity holding the Business and constituting a Transferred Joint Venture) to Buyer or any of its Affiliates (including any Transferred Subsidiary) for no additional consideration. For the avoidance doubt, such demerger of TDC shall not be deemed a breach of this Agreement, impact the closing conditions set forth in Article VIII or otherwise delay the Closing hereunder.

Section 2.2 Closing Date.

(a) The closing of the Acquisition (the “Closing”), shall be effected by the exchange of documents and signatures by electronic transmission or, if such exchange is not practicable, such Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 9:00 a.m. (New York Time), on the fifth (5th) Business Day following the date on which the last of the conditions set forth in Article VIII (other than any condition which by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) or at such other place, time and date as may be agreed in writing between Dublin and Buyer; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, (i) the Closing Date shall not occur on any date prior to February 1, 2026, and (ii) either Party may postpone the Closing Date to the first Business Day following the last day of the calendar month in which the Closing would otherwise occur (but not past the Outside Date) (the “Accounting Period Start Date”). In any instance in which a Party determines to postpone the Closing Date in accordance with the proviso in the immediately preceding sentence, such Party shall provide written notice to the other Party at least five (5) Business Days prior to the date on which the Closing would otherwise be scheduled to occur. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time, the Closing shall be deemed to occur and be effective (for accounting purposes only), in the United States, as of 11:59 p.m. (New York time) and, in any jurisdiction outside of the United States, as of the time at which the books of the Business are normally closed in such jurisdiction, in each case, on the calendar day immediately preceding the Closing Date (the “Effective Time”); provided that, in the event the Closing Date shall be extended to the Accounting Period Start Date, for purposes of this Agreement, the “Closing” shall be deemed to occur (for accounting purposes only) and be effective, in the United States, as of 11:59 p.m. (New York time), and, in any jurisdiction outside of the United States, as of the time at which the books of the Business are normally closed in such jurisdiction, in each case, on the last day of the calendar month immediately preceding the Accounting Period Start Date. All transactions taking place at the Closing shall be deemed to occur simultaneously (provided, for the avoidance of doubt, that the Joint Venture Buyout shall occur one (1) minute after the Closing).

(b) At or prior to the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver, or cause to be delivered, to Dublin (or, at the option of Dublin, one or more Subsidiaries designated by Dublin) the following:

(i) the Preliminary Purchase Price in U.S. dollars in immediately available funds by wire transfer to an account or accounts at such bank or banks specified by Dublin at least two (2) Business Days prior to the Closing Date;

(ii) the Reinvestment Shares in accordance with Section 2.6;

(iii) the certificate required to be delivered pursuant to Section 8.3(d);

(iv) subject to completion in accordance with Section 5.20, each of the Acquisition Documents (other than the Equity Agreement and the Seller Note Documents), duly executed by Buyer and/or its applicable Subsidiaries, as applicable; provided, however, if the applicable parties to an Acquisition Document are unable to reach agreement on any term or condition of such Acquisition Document such that a definitive agreement is not executed and delivered at or prior to the Closing, the Closing shall not be delayed but instead the terms of Section 5.20(d) shall apply; and

(v) subject to completion in accordance with Section 5.20, the applicable Local Transfer Agreement(s), if any, duly executed by Buyer and/or its applicable Subsidiaries, as applicable; provided, however, if the applicable parties to a Local Transfer Agreement are unable to reach agreement on any term or condition of such Local Transfer Agreement such that a definitive agreement is not executed and delivered at or prior to the Closing, the Closing shall not be delayed but instead the terms of Section 5.20(d) shall apply.

(c) At the Closing, Holdings shall deliver, or cause to be delivered, to Dublin, the Reinvestment Units, each Seller Note Document and, subject to completion in accordance with Section 2.6(c), the Equity Agreement, duly executed by Holdings and/or its applicable Subsidiaries, as applicable.

(d) At or prior to the Closing, on the terms and subject to the conditions set forth in this Agreement, Dublin shall deliver, or cause to be delivered, to Buyer (or, at the option of Buyer, one or more Subsidiaries designated by Buyer) the following:

(i) the certificate required to be delivered pursuant to Section 8.2(d);

(ii) subject to completion in accordance with Section 5.20, each of the Acquisition Documents (other than the Equity Agreement and the Seller Note Documents), duly executed by Dublin and/or its applicable Subsidiaries, as applicable; provided, however, if the applicable parties to an Acquisition Document are unable to reach agreement on any term or condition of such Acquisition Document such that a definitive agreement is not executed and delivered at or prior to the Closing, the Closing shall not be delayed but instead the terms of Section 5.20(d) shall apply;

(iii) each Seller Note Document, and subject to completion in accordance with Section 2.6(c), the Equity Agreement, duly executed by Dublin and/or its applicable Subsidiaries, as applicable;

(iv) from each Seller that is a “United States person” for U.S. federal income tax purposes, a properly completed and duly executed IRS Form W-9; provided that if any Seller fails to deliver a certificate required by this Section 2.2(d)(iv), the sole remedy of Buyer and its Affiliates for such failure shall be the entitlement to withhold any amounts required to be withheld under Sections 1445 or 1446 of the Code and the Treasury Regulations thereunder (or other applicable Law) on payments to such Seller;

(v) duly executed transfer instruments transferring the Direct Equity Interests to Buyer or its applicable Subsidiary and, if certificated, the certificates representing the Direct Equity Interests; and

(vi) subject to completion in accordance with Section 5.20, the applicable Local Transfer Agreement(s), if any, duly executed by the applicable Sellers; provided, however, if the applicable parties to a Local Transfer Agreement are unable to reach agreement on any term or condition of such Local Transfer Agreement such that a definitive agreement is not executed and delivered at or prior to the Closing, the Closing shall not be delayed but instead the terms of Section 5.20(d) shall apply.

Section 2.3 Purchase Price Calculation and Purchase Price Adjustment.

(a) (i) No later than five (5) Business Days prior to the anticipated Closing Date, Dublin shall, at its expense, prepare and submit to Buyer (A) an estimated unaudited combined balance sheet of the Business as of the Reference Time (the “Estimated Closing Business Balance Sheet”) and (B) a written statement setting forth, in reasonable detail, with reasonably supporting information, Dublin’s good faith estimates of the amounts of Business Closing Cash (“Estimated Business Closing Cash”), Business Closing Net Working Capital (“Estimated Business Net Working Capital”), Business Closing Indebtedness (“Estimated Business Closing Indebtedness”), Business Closing Transaction Expenses (“Estimated Business Closing Transaction Expenses”) and any transfers or payments contemplated by the last sentence of this Section 2.3(a) (together with reasonable supporting detail and documentation, the “Closing Purchase Price Statement”), in each case with respect to the components in this clause (B), prepared in accordance with the Business Accounting Principles and the provisions and definitions of this Agreement and (ii) no later than six (6) Business Days prior to the anticipated Closing Date, Buyer shall, at its expense, prepare and submit to Dublin a written statement setting forth, in reasonable detail, with reasonably supporting information, Buyer’s good faith estimates of any Holdings Leakage (the aggregate amount of such Holdings Leakage (which may be zero or positive, but never negative), the “Preliminary Leakage Amount”, and such written statement, the “Leakage Statement”). Buyer may provide Dublin with comments to the Closing Purchase Price Statement, and Dublin and Buyer shall cooperate reasonably and in good faith to address any such comments, and Dublin and Buyer shall reflect any mutually agreed upon changes in the Closing Purchase Price Statement. Dublin may provide Buyer with comments to the Leakage Statement, and Buyer and Dublin shall cooperate reasonably and in good faith to address any such comments, and Buyer and Dublin shall reflect any mutually agreed upon changes to the Leakage Statement. If Dublin and Buyer fail to agree upon the amounts set forth in the Closing Purchase Price Statement or Leakage Statement (as applicable) at least two (2) Business Days prior to the Closing Date, then, subject to the satisfaction or waiver (if permissible) of the conditions set forth in Article VIII at the Closing, the Closing Date shall proceed at the agreed upon time and the Preliminary Purchase Price calculated based on the amounts set forth in the Closing Purchase Price Statement delivered by Dublin and the Leakage Statement delivered by Buyer shall be the

Preliminary Purchase Price. The effect of any action taken by Dublin or any of its Subsidiaries after the Reference Time, but prior to the Closing, with respect to Cash Equivalents transfers between a Transferred Subsidiary, on the one hand, and Dublin or a Retained Dublin Subsidiary, on the other hand, or payments of any Business-Dublin Intercompany Receivables, Business-Dublin Intercompany Payables, Dublin-Business Intercompany Receivables, Dublin-Business Intercompany Payables or Indebtedness between a Transferred Subsidiary, on the one hand, and Dublin or a Retained Dublin Subsidiary, on the other hand, or any payment of Business Closing Transaction Expenses or Indebtedness that would otherwise have been Business Closing Indebtedness that would have resulted in a change to the amount of the Business Closing Cash, the Business Closing Net Working Capital, the Business Closing Indebtedness or the Business Closing Transaction Expenses, in each case had such action been taken at or prior to the Reference Time, shall be taken into account in the calculation of the Final Purchase Price.

(b) Promptly following the Closing, but in no event later than one hundred five (105) days after the Closing (the “Buyer Business Review Period”), Buyer shall, at its expense, prepare and submit to Dublin one (1) written statement, using the format set forth in the Closing Purchase Price Statement (the “Proposed Final Business Statement”) containing (i) a combined balance sheet of the Business as of the Reference Time (the “Closing Business Balance Sheet”) and (ii) Buyer’s calculation of (A) the Business Closing Cash (the “Final Business Closing Cash”), (B) the Business Closing Net Working Capital (the “Final Business Closing Net Working Capital”), (C) the Business Closing Indebtedness (the “Final Business Closing Indebtedness”) and (D) the Business Closing Transaction Expenses (together with reasonable supporting detail and documentation, the “Final Business Closing Transaction Expenses”), in each case with respect to the components in this clause (ii), prepared in accordance with the Business Accounting Principles and the provisions and definitions of this Agreement. In the event that Buyer does not deliver a Proposed Final Business Statement before the expiration of the Buyer Business Review Period, the Closing Purchase Price Statement shall be the “Proposed Final Business Statement” for purposes of this Section 2.3. During the Buyer Business Review Period and Dublin Business Review Period, Dublin or Buyer, as applicable, shall (and shall cause its Affiliates and Representatives to), at the reasonable prior written request of the reviewing Party (email being sufficient), provide the reviewing Party and its Representatives with copies of work papers and books and records of Dublin, the Transferred Subsidiaries and their respective Affiliates, as applicable, solely to the extent related to the Business for the sole purpose of the reviewing Party’s review and evaluation of the Closing Purchase Price Statement or Proposed Final Business Statement, as applicable, and preparation of the Proposed Final Business Statement or any objection thereto, and Dublin or Buyer, as applicable, shall, upon the reasonable prior written request of the reviewing party (email being sufficient), make reasonably available during normal business hours individuals in its and its Affiliates’ employ as well as Representatives of its independent accountants responsible for, and knowledgeable about, the information used in, and the preparation of, the Closing Purchase Price Statement or Proposed Final Business Statement, as applicable, to respond to the reasonable inquiries of, or reasonable requests for information by, Buyer or Dublin, as applicable, or their Representatives for the sole purpose of Buyer’s review and evaluation of the Closing Purchase Price Statement and preparation of the Proposed Final Business Statement or Dublin’s review and evaluation of the Proposed Final Business Statement and preparation of any objection thereto.

(c) In the event Dublin disputes the correctness of the calculations in the Proposed Final Business Statement, Dublin shall notify Buyer in writing of its objections within ninety (90) days after receipt of the Proposed Final Business Statement (the “Dublin Business Review Period”), and shall set forth, in writing and in reasonable detail, the reasons for Dublin’s objections and Dublin’s proposed adjustments to the Proposed Final Business Statement. To the extent Dublin does not object within the time period contemplated by this Section 2.3(c) to a matter in, or component of, the Proposed Final Business Statement, Dublin shall be deemed to have accepted Buyer’s calculation and presentation in respect of the matter or component and the matter or component shall be deemed accepted by Dublin and shall be conclusive and binding on the Parties. Dublin and Buyer shall negotiate in good faith to resolve any disputed matters within thirty (30) days after Buyer’s receipt of Dublin’s notice of objections.

(d) Promptly following the Closing, but in no event later than one hundred five (105) days after the Closing (the “Dublin Leakage Review Period”), Dublin shall, at its expense, prepare and submit to Buyer one (1) written statement, using the format set forth in the Leakage Statement, containing Dublin’s calculation of any Holdings Leakage (the aggregate amount of such Holdings Leakage (which may be zero or positive, but never negative), the “Final Leakage Amount”, and such written statement, together with reasonable supporting detail and documentation, the “Proposed Final Leakage Statement”). In the event that Dublin does not deliver a Proposed Final Leakage Statement before the expiration of the Dublin Leakage Review Period, the Leakage Statement shall be the “Proposed Final Leakage Statement” for purposes of this Section 2.3. During the Dublin Leakage Review Period and Buyer Leakage Review Period, Buyer shall (and shall cause its Affiliates and Representatives to), at the reasonable prior written request of Dublin (email being sufficient), provide Dublin and its Representatives with copies of work papers and books and records of Holdings and its Subsidiaries, as applicable, for the sole purpose of the Dublin’s review and evaluation of the Leakage Statement and preparation of the Proposed Final Leakage Statement or any objection thereto, and Buyer shall, upon the reasonable prior written request of Dublin (email being sufficient), make reasonably available during normal business hours individuals in its and its Affiliates’ employ as well as Representatives of its independent accountants responsible for, and knowledgeable about, the information used in, and the preparation of, the Leakage Statement, to respond to the reasonable inquiries of, or reasonable requests for information by, Dublin or its Representatives for the sole purpose of Dublin’s review and evaluation of the Leakage Statement and preparation of the Proposed Final Leakage Statement or any objection thereto.

(e) In the event Buyer disputes the correctness of the calculations in the Proposed Final Leakage Statement, Buyer shall notify Dublin in writing of its objections within ninety (90) days after receipt of the Proposed Final Leakage Statement (the “Buyer Leakage Review Period”), and shall set forth, in writing and in reasonable detail, the reasons for Buyer’s objections and Buyer’s proposed adjustments to the Proposed Final Leakage Statement. To the extent Buyer does not object within the time period contemplated by this Section 2.3(e) to a matter in, or component of, the Proposed Final Leakage Statement, Buyer shall be deemed to have accepted Dublin’s calculation and presentation in respect of the matter or component and the matter or component shall be deemed accepted by Buyer and shall be conclusive and binding on the Parties. Dublin and Buyer shall negotiate in good faith to resolve any disputed matters within thirty (30)-days after Dublin’s receipt of Buyer’s notice of objections.

(f) If Dublin and Buyer are unable to resolve the disputed matters in Section 2.3(c) and 2.3(e) in writing within the applicable thirty (30)-day negotiation period, Dublin and Buyer jointly shall, as soon as practicable, and in any event within fifteen (15) days after the expiration of such thirty (30)-day negotiation period, engage KPMG LLP, or if KPMG LLP is the then regular auditors of, or has any material relationship with, Dublin, Buyer, Sponsor or a material member of Sponsor’s controlled portfolio companies, a nationally known independent accounting firm mutually agreed in writing by Dublin and Buyer, which firm shall not be the then regular auditors of, or have any material relationship with, Dublin or Buyer (the firm so engaged, “Independent Accounting Firm”), to resolve the matters in dispute (in accordance with this Section 2.3(f)). Dublin and Buyer shall collectively engage the Independent Accounting Firm and each of them agree to execute, if requested by the Independent Accounting Firm, a commercially reasonable engagement letter with the Independent Accounting Firm (including customary indemnities in favor of the Independent Accounting Firm). Promptly after collective engagement of the Independent Accounting Firm, Dublin and Buyer shall provide the Independent Accounting Firm with a copy of this Agreement, the Business Accounting Principles, if applicable, the Proposed Final Business Statement, if applicable, Dublin’s written notice of objections thereto, if applicable, the Proposed Final Leakage Statement, if applicable, and Buyer’s written notice of objections thereto, if applicable. Each of Dublin and Buyer shall deliver to the Independent Accounting Firm and to the other Party simultaneously a written submission of its final position with respect to each of the matters in dispute (which position may be different than the position set forth in or contemplated by the Proposed Final Business Statement, Dublin’s notice of objections, the Proposed Final Leakage Statement or Buyer’s notice of objections, but may not be outside of the range of the applicable amount as set forth in the Proposed Final Business Statement, the calculation of such amounts set forth in Dublin’s notice of objections, the Proposed Final Leakage Statement and the calculation of such amount set forth in Buyer’s notice of objections, as applicable) within thirty (30) days of the engagement of such Independent Accounting Firm. Each of Dublin and Buyer shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Independent Accounting Firm and to the other Party simultaneously within fifteen (15) days of the delivery of the Parties’ initial submissions to the Independent Accounting Firm and each other. The Independent Accounting Firm may request additional information from either Party solely to the extent necessary to resolve the matter in dispute, but absent such a request, neither Dublin nor Buyer may make (nor permit any of their Affiliates or Representatives to make) any additional submission to the Independent Accounting Firm or otherwise communicate with the Independent Accounting Firm, and in no event shall any of Dublin or Buyer (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Independent Accounting Firm unless a copy of such submission is simultaneously provided to the others. Neither Buyer nor Dublin may disclose to the Independent Accounting Firm, and the Independent Accounting Firm may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either Buyer or Dublin unless otherwise agreed by Buyer or Dublin, as applicable. The Independent Accounting Firm shall have thirty (30) days following submission of the rebuttals to review the documents provided to it pursuant to this Section 2.3(f) and to deliver its written determination with respect to each of the items in dispute submitted to it for resolution. In making its determination, the Independent Accounting Firm shall act as solely an expert and not as an arbitrator, and shall be expressly authorized to calculate the amounts of the relevant items in accordance with the terms of this Section 2.3 (including any limitations set forth herein) and to resolve disputes with respect to whether the individual disputed items on the Proposed Final Business Statement or the Proposed Final Leakage Statement, as applicable, were prepared in accordance with the terms of this Agreement (including whether any event or amount is properly the subject matter of any applicable definition or term giving rise to an adjustment under this Agreement) including, as may be necessary in connection therewith, to interpret the definitions of “Business Accounting Principles”, “Business Closing Cash”, “Business Closing Net Working Capital”, “Business Closing Indebtedness”, “Business Closing Transaction Expenses” and “Holdings Leakage”; provided that such thirty (30)-day period may be extended by one fifteen (15)-day period by the Independent Accounting Firm in its reasonable discretion upon written notice to the Parties. The Independent Accounting Firm shall resolve the differences regarding the Proposed Final Business Statement or the Proposed Final Leakage Statement, as applicable, based solely on the information provided to the Independent Accounting Firm by Dublin and Buyer pursuant to the terms of this Agreement and not by independent review. In resolving each disputed item, the Independent Accounting Firm may not assign a value for any item that is greater than the greatest value claimed for such item by either Dublin or Buyer or smaller than the smallest value for such item claimed by Dublin or Buyer. The determination of the Independent Accounting Firm in respect of the correctness of each matter remaining in dispute, and any required adjustments resulting therefrom, shall be final, conclusive and binding on Dublin and Buyer and not subject to appeal by any of them, and judgment thereof may be entered or enforced in any court of competent jurisdiction. With respect to any “estimated” item such item, shall be “final” pursuant to this Section 2.3(c) for purposes of calculating the Final Business Closing Cash, Final Business Closing Net Working Capital, the Final Business Closing Indebtedness, the Final Business Closing Transaction Expenses, the Final Leakage Amount and the resulting Final Purchase Price whether by failure of Dublin to deliver an objection to the Proposed Final Business Statement or Buyer to deliver an objection to the Proposed Final Leakage Statement, by mutual agreement between Dublin and Buyer or by determination of the Independent Accounting Firm. All fees and expenses of the Independent Accounting Firm hereunder shall be borne pro rata as between Buyer and the Dublin in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and Dublin such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if Dublin challenges items underlying the calculations of the Final Purchase Price in the net amount of $1,000,000, and the Independent Accounting Firm determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall collectively bear 60% of the fees and expenses of the Independent Accounting Firm and Dublin shall bear the remaining 40% of the fees and expenses of the Independent Accounting Firm.

(g) Not later than five (5) Business Days after the applicable final determination of the Final Purchase Price pursuant to Section 2.3(f), a payment by wire transfer of immediately available funds in respect thereof shall be made as follows:

(i) if the Final Purchase Price is greater than the Preliminary Purchase Price, then an amount equal to such excess shall be paid by Buyer or its designee to Dublin; and

(ii) if the Preliminary Purchase Price is greater than the Final Purchase Price, then an amount equal to such excess shall be paid by Dublin to Buyer or its designee.

(h) Holdings shall contribute to Buyer (through each intermediate entity) any amounts necessary to enable Buyer to fulfill its obligations pursuant to this Section 2.3 in respect of the Final Leakage Adjustment.

Section 2.4 Purchase Price Allocation.

(a) All items that are treated as consideration to Sellers for Tax purposes as of the Closing Date shall be allocated among the Sellers in accordance with Section 2.4(a) of the Dublin Disclosure Schedule. No later than five (5) Business Days prior to the anticipated Closing Date, Dublin shall deliver to Buyer an allocation statement (the “Preliminary Pre-Closing Allocation”), which sets forth the amount of the Preliminary Aggregate Consideration (and any other items treated as additional consideration for Tax purposes) allocable among the Sellers and, to the extent required under applicable Law and required in any applicable filings, to each of the Subsidiaries. Buyer may provide Dublin with comments to the Preliminary Pre-Closing Allocation, and Dublin and Buyer shall cooperate reasonably and in good faith to address any such comments, and Dublin shall reflect any mutually agreed upon changes in the Preliminary Pre-Closing Allocation. If Dublin and Buyer fail to agree upon the amounts set forth in the Preliminary Pre-Closing Allocation at least two (2) Business Days prior to the Closing Date, then subject to the satisfaction or waiver (if permissible) of the conditions set forth in Article VIII at the Closing, the Closing Date shall proceed at the agreed upon time and the allocation of the Preliminary Aggregate Consideration set forth in such allocation statement delivered by Dublin shall be the Preliminary Pre-Closing Allocation. Following the Closing, the Parties agree to make any adjustments to the Preliminary Pre-Closing Allocation, in accordance with Section 2.4(a) of the Dublin Disclosure Schedule, as may be necessary to reflect the final determination of the Final Aggregate Consideration and any other adjustments to any amount treated as consideration; provided that each of Buyer and Dublin shall have the right to review and provide reasonable comments to any adjustments proposed by the other Party and any disputes shall be resolved by the Independent Accounting Firm, in each case, in accordance with the procedures described below in Section 2.4(b) with respect to the Proposed Asset Allocation (such allocation, including adjustments (if any), the “Final Seller Allocation”). The Final Seller Allocation shall be conclusive and binding on the parties hereto, and none of Dublin, Buyer or any of their respective Affiliates shall take any position inconsistent with such allocation on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Tax Law).

(b) No later than ninety (90) days after the final determination of the Final Purchase Price, Dublin shall deliver to Buyer a proposed allocation, to the extent relevant or necessary, of amounts apportioned to each Transferred Subsidiary to the assets of such Transferred Subsidiary, in each case, in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and in accordance with Section 2.4(b) of the Dublin Disclosure Schedule (the “Proposed Asset Allocation”). If Buyer disagrees with the Proposed Asset Allocation, Buyer may, within thirty (30) days after delivery of the Proposed Asset Allocation, deliver a notice (the “Asset Allocation Disagreement Notice”) to Dublin to such effect, specifying those items as to which Buyer disagrees and setting forth Buyer’s proposed allocation. If an Asset Allocation Disagreement Notice is duly delivered, Dublin and Buyer shall during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of all items of the Proposed Asset Allocation. If Dublin and Buyer are unable to reach such agreement, any disagreement shall be resolved by the Independent Accounting Firm in accordance with the procedural principles set forth in Section 2.3(c). The Parties agree to make any adjustments to such allocation as may be necessary to reflect the final determination of the Final Aggregate Consideration, the Final Seller Allocation and any other adjustments to any amount treated as consideration to any Seller, in a manner consistent with this Section 2.4(b) of the Dublin Disclosure Schedule. The Parties agree that such preliminary valuation will be updated in the Proposed Asset Allocation, as determined pursuant to this Section 2.4(b). The allocation, as prepared by Dublin if no Asset Allocation Disagreement Notice has been given, as adjusted pursuant to any mutual agreement between Dublin and Buyer or as resolved by the Independent Accounting Firm (the “Final Asset Allocation”), shall be conclusive and binding on the parties hereto; provided that the Final Asset Allocation shall be consistent with the allocation methodology provided in Section 2.4(b) of the Dublin Disclosure Schedule. None of Dublin, Buyer or any of their respective Affiliates shall take any position inconsistent with the Final Asset Allocation on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Tax Law).

Section 2.5 Withholding Taxes. Buyer and Dublin each shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that prior to making any such deduction or withholding on any amount, each Party shall use commercially reasonable efforts to (i) provide the other Party with notice of intent to make such deduction or withholding at least twenty (20) days prior to payment and (ii) cooperate in good faith to eliminate or minimize the amount of such deduction or withholding to the extent permitted by applicable Law (other than as a result of the Sellers’ failure to provide the certificate described in Section 2.2(d)(iv) or any withholding with respect to compensatory payments contemplated by this Agreement). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Buyer further agrees that; provided that each Seller that is a United States Person provides the certificate described in Section 2.2(d)(iv), it will not make any such deduction or withholding of U.S. federal income Taxes from the payment to be made to each such Seller pursuant to Article II hereof absent a change in law after the date hereof. As of the date hereof, neither Dublin nor Buyer is aware of any obligation to withhold from any amount payable with respect to the sale of the Equity Interests under applicable Law. If Buyer becomes aware that it is or may be obligated to deduct and withhold any amounts from the payment to be made pursuant to Article II (other than as a result of a failure to deliver the certificate described in Section 2.2(d)(iv) or any withholding with respect to compensatory payments contemplated by this Agreement), it shall inform Dublin in writing as soon as reasonably practicable thereafter.

Section 2.6 Reinvestment and Seller Note Documents.

(a) On or prior to the Closing, (i) Holdings shall contribute to New Buyer Topco all of the issued and outstanding equity interests of Seller Credit Agreement Borrower, (ii) following the contribution in clause (i), Holdings shall cause New Buyer Topco to contribute to New Guarantor all of the issued and outstanding equity interests of Seller Credit Agreement Borrower, (iii) following the contribution in clause (ii), New Buyer Topco shall contribute, or cause to be contributed, through one or more direct or indirect Subsidiaries, the Reinvestment Shares to Buyer, (iv) following the contribution, or contributions, in clause (iii), Buyer shall transfer, convey, assign and deliver the Reinvestment Shares to Equity Seller Reinvestment Holdco (or one of its Affiliates) free and clear of all Liens (other than Liens imposed by applicable securities Laws) and (v) immediately following the transfer, conveyance, assignment and delivery of the Reinvestment Shares in accordance with clause (v), automatically and without further action by any Person, and pursuant to the terms and conditions set forth in this Agreement, Equity Seller Reinvestment Holdco (or its applicable Affiliate) shall subscribe for and agree to acquire, and Holdings hereby agrees to issue to Equity Seller Reinvestment Holdco (or its applicable Affiliate), the Reinvestment Units free and clear of all Liens (other than Liens imposed by applicable securities Laws or under the Equity Agreement), in exchange for the contribution to Holdings by Equity Seller Reinvestment Holdco (or its applicable Affiliate) of the Reinvestment Shares free and clear of all Liens (other than Liens imposed by applicable securities Laws) (such contribution, the “Reinvestment Share Contribution”), in each of clauses (i) through (v), in accordance with the steps plan set forth on Section 2.6(a) of the Dublin Disclosure Schedule.

(b) At the Closing, Holdings shall cause the Seller Credit Agreement Borrower to issue the Seller Note to the Seller Credit Agreement Lender in exchange for the Direct Equity Interests described on Section 2.6(b) of the Dublin Disclosure Schedule.

(c) The Parties shall work in good faith to negotiate and finalize at or prior to the Closing (and execute and deliver as of the Closing): (i) the Equity Agreement in accordance with the terms set forth in the Equity Term Sheet and such other terms as are mutually agreed by the Parties; provided, however, that in the event that the Equity Agreement is not finalized at or prior to the Closing, then each of Holdings, Dublin and their respective Affiliates acknowledge and agree that the terms set forth in the Equity Term Sheet shall be binding on Holdings, Dublin and their respective Affiliates until such time as the Equity Agreement has been finalized, and Holdings, the Equity Investor and Dublin agree to continue to work in good faith following the Closing to complete the terms of the Equity Agreement (and that the Parties in such case are not required to deliver the Equity Agreement at Closing but rather as promptly as possible after the Closing) and (ii) the Seller Credit Agreement (including the Seller Note issued pursuant thereto) and each other Seller Note Document.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DUBLIN

Except as set forth in the disclosure schedule delivered to Buyer prior to the execution of this Agreement (the “Dublin Disclosure Schedule”) (but subject to Section 11.13), Dublin represents and warrants to Buyer that:

Section 3.1 Corporate Existence and Power. Dublin (a) is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, (b) has all requisite organizational powers and authority required to own, pledge, lease, license, use, operate and dispose of its properties and assets and carry on the Business as presently conducted and (c) is duly qualified or licensed to do business as a foreign legal entity in any jurisdiction in which the nature or location of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except, in the case of the preceding clauses (b) and (c) as would not, individually or in the aggregate, to have a Business Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Dublin or any of its Affiliates is a party.

Section 3.2 Corporate Authorization. Dublin has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and performance by Dublin of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Dublin. Dublin and its Affiliates have all requisite power and authority to execute and deliver each other Acquisition Document to which Dublin and the applicable Affiliate is a party and to consummate the transactions contemplated thereby, and the execution, delivery and performance by Dublin and such Affiliates of their obligations thereunder have been duly authorized by all necessary corporate action on the part of Dublin and any such Affiliates. Assuming the due and valid execution by each other Party, this Agreement constitutes a valid and binding agreement of Dublin, enforceable against Dublin in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Assuming due and valid execution by each other party thereto, each other Acquisition Document to which Dublin or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Dublin and any such Affiliate, shall constitute, a valid and binding agreement of Dublin and/or any such Affiliate, as applicable, enforceable against Dublin and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3 Governmental Authorization. The execution, delivery and performance by Dublin and its Affiliates of this Agreement and the other Acquisition Documents to which each of them is or will be a party and the consummation of the transactions contemplated hereby and thereby (including, for the avoidance of doubt, the Pre-Closing Reorganization) require no action by or in respect of, or filing with, any Governmental Entity, other than (a) compliance with any applicable requirements of the HSR Act; (b) as set forth on Section 3.3 of the Dublin Disclosure Schedule; and (c) any such action, filing, consent, waiver, approval, license, authorization or permit as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Dublin or any of its Affiliates is a party.

Section 3.4 Non-contravention. The execution, delivery and performance by Dublin and its Affiliates of this Agreement and the other Acquisition Documents to which each of them is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters referred to in Section 3.3 and completion of the Pre-Closing Reorganization in accordance with Section 5.4, (a) violate the certificate of incorporation or bylaws (or equivalent governing instruments) of Dublin, the applicable Affiliate, any Transferred Subsidiary or any Transferred Joint Venture, (b) violate any applicable Law, (c) with or without the giving of notice or lapse of time or both, require any consent or other action by any Person under, constitute a default under or breach of, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Dublin, the applicable Affiliate or any Transferred Subsidiary is entitled to under, or to a loss of any benefit to which Dublin, the applicable Affiliate or any Transferred Subsidiary is entitled under, any Dublin Material Contract (other than any Dublin Material Contract that is terminable without cause by the counterparty thereto on ninety (90) days’ (or less) advance notice), (d) require a vote of, or consent by, the holders of any class or series of capital stock of Dublin, or (e) result in the creation or imposition of any Lien on any Acquired Asset or on any asset of any Transferred Subsidiary, except for any Permitted Liens, with such exceptions, in the case of each of clauses (b), (c) and (e), as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.

Section 3.5 Transferred Subsidiaries and Transferred Joint Ventures.

(a) Each Transferred Subsidiary (i) is, or following the Pre-Closing Reorganization will be, duly organized and validly existing and in good standing (or similar status to the extent such concept exists in such entity’s applicable jurisdiction of incorporation, organization or formation) under the laws of its jurisdiction of incorporation, organization or formation, as applicable, (ii) has, or following the Pre-Closing Reorganization will have, all requisite organizational powers and authority to own, pledge, lease, license, use, operate and dispose of its properties and assets and carry on the Business as now conducted and (iii) is, or following the Pre-Closing Reorganization will be, duly qualified and licensed to do business and, if applicable, in good standing as a foreign corporation or other legal entity in any jurisdiction in which the nature or location of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except in the case of the preceding clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b) All of the outstanding shares of capital stock of, or other Equity Interests or voting interests in, each of the Transferred Subsidiaries have been, or following the Pre-Closing Reorganization, will have been, duly authorized and validly issued and, to the extent applicable, fully paid and nonassessable and not issued in violation of any Contract or in violation of any preemptive or similar rights and are, or following the Pre-Closing Reorganization will be, owned, directly or indirectly, by the Equity Sellers free and clear of any Lien (other than Liens under applicable securities Laws). Immediately following the Closing, Buyer (or its Affiliates) will be the sole owner of the Direct Equity Interest and the direct or indirect owner of all of the Equity Interests in the Transferred Subsidiaries, in each case, free and clear of any Liens (other than Liens under applicable securities Laws) and there will be no other outstanding (i) securities convertible into or exchangeable for shares of capital stock or voting securities of any Transferred Subsidiary or (ii) options, warrants, stock-based performance units or other similar rights to acquire from Dublin or any Transferred Subsidiary, or other obligation of Dublin or any of its Subsidiaries to issue or sell or otherwise dispose of or redeem or otherwise acquire, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Transferred Subsidiary (the items in clauses (b)(i) and (b)(ii) being referred to collectively as the “Transferred Subsidiary Securities”). There are no outstanding obligations of Dublin or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Transferred Subsidiary Securities. No Transferred Subsidiary has any outstanding indebtedness for borrowed money, outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable for securities having the right to vote) with equityholders of such Transferred Subsidiary. Other than the Transferred Subsidiary Securities, the Transferred Subsidiaries do not own, or have any interest in any equity or other ownership interests in any other Person (other than the Transferred Joint Ventures).

(c) The certificate of incorporation or bylaws (or equivalent governing instruments) of each of the Transferred Subsidiaries are in full force and effect, none of Dublin or its Subsidiaries are in violation of such documents and Dublin has made (or in the case of any Transferred Subsidiary to be established after the date hereof, will as of the Closing make) available to Buyer true and complete copies of such documents. As of the Closing, the Transferred Subsidiaries organized outside the United States will be, taken together, in material compliance with all statutory minimum capitalization requirements under all applicable Laws, and, as of the Closing, there will be no requirement under any applicable Law for any Person to make material contributions of capital to, or to provide letters of support or comfort in respect of any material obligations of, such Transferred Subsidiaries in order to comply with all such statutory minimum capitalization requirements (based on facts and circumstances in existence as of immediately prior to the Closing).

(d) Section 3.5(d) of the Dublin Disclosure Schedule sets forth, as of the date hereof, the name of each Transferred Joint Venture, its jurisdiction of organization, the outstanding shares of capital stock of, or other equity interests or voting interests in, each such Transferred Joint Ventures, and the corresponding ownership percentage, owned by the Sellers, any Transferred Subsidiary, any other Transferred Joint Venture or any Subsidiary thereof. All of such outstanding shares of capital stock of, or other equity interests or voting interests in, each of the Transferred Joint Ventures have been, or immediately following the Pre-Closing Reorganization will be, duly authorized and validly issued and, to the extent applicable, fully paid and nonassessable and not issued in violation of any Contract or in violation of any preemptive or similar rights and are owned, directly or indirectly, by the Equity Sellers free and clear of any Lien (other than Liens under applicable securities Laws). As of the Closing (and for purposes of this representation assuming that (x) the closing of the Joint Venture Buyout and (y) all obligations under Sections 5.3 and 5.7(a) of the Joint Venture Buyout Agreement occurred concurrently with the Closing), one or more Transferred Subsidiaries will be the sole owner of all of the issued and outstanding shares of capital stock, voting interests or other equity interests in the Designated Joint Ventures, free and clear of any Liens (other than Liens under applicable securities Laws and any Liens pursuant to Buyer’s financing arrangements), and no separate equity interests, options, warrants, derivative rights, redemption rights or similar rights shall be outstanding with respect to the Designated Joint Ventures or their respective equity interests or securities. Except as set forth on Section 3.5(d) of the Dublin Disclosure Schedule or in the Joint Venture Agreements, there are no agreements in effect with respect to the voting or transfer of the shares (or other equity interests) of any of the Transferred Joint Ventures.

Section 3.6 Financial Statements.

(a) Set forth on Section 3.6(a)(i) of the Dublin Disclosure Schedule are the unaudited carve-out combined statements of operations, statements of comprehensive (loss) income, balance sheets, statements of cash flows and statements of changes in equity of the Business and associated footnotes as of and for each of the years ended December 31, 2023 and December 31, 2024, in each case excluding any items related to Taxes (the “Business Unaudited Financial Statements”). Other than with respect to Taxes, the Business Unaudited Financial Statements have been prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented (except as noted therein), and other than with respect to Taxes, present fairly, in all material respects, the financial position and results of operations of the Business as of the dates and for the fiscal periods presented therein on the basis by which the Business Unaudited Financial Statements were prepared on a pre-tax basis (it being understood, however, that the Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Business Unaudited Financial Statements will reflect certain costs and allocations made that may not reflect what would have been incurred, and may not necessarily be indicative of the conditions that would have existed or the results of operations that would have been achieved, if the Business had been a standalone business during the periods covered by the Business Unaudited Financial Statements, and may not be indicative of any such costs to Buyer that will result following the Closing). The financial data set forth on Section 3.6(a)(ii) of the Dublin Disclosure Schedule (collectively, the “Financial Data”) (i) were prepared in good faith and derived from the financial data inputs into the unaudited financial statements of Dublin as of and for the six-month period ended June 30, 2025, Dublin’s financial reporting systems and Dublin’s management reporting, (ii) were based on (A) the operating revenues and operating expenses of the Business and (B) allocations to the Business, made based on reasonable assumptions and in good faith by management, of certain of the indirect costs previously allocated by the management of Dublin to the Business in the course of preparing Dublin’s publicly filed segment-level financial information, and (iii) do not include indirect costs that are not allocated to Dublin’s businesses in the course of preparing Dublin’s publicly filed segment-level financial information. The Financial Data fairly present in all material respects the financial condition and results of operations of the Business as of the date and for the fiscal period presented therein, subject to (1) the fact that the Business was not operated on a stand-alone basis during such periods and (2) the fact that the Financial Data (and the allocations and estimations made by the management of Dublin in preparing such Financial Data) (x) are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis during such periods and (y) may not be indicative of any such costs to Buyer that will result following the Closing. Except for those representations and warranties contained in this Section 3.6, Dublin makes no other representations or warranties in this Section 3.6 with respect to the Business Unaudited Financial Statements or the Financial Data or, for the avoidance of doubt, any financial information relating to the Transferred Joint Ventures or their respective Subsidiaries (“Joint Venture Financial Information”) which is included in the Business Unaudited Financial Statements or the Financial Data or as to other information included therein which is based upon or includes the Joint Venture Financial Information.

(b) When delivered pursuant to Section 5.14, the Audited Financial Statements will have been prepared in accordance with GAAP, on a consistent basis for each period presented (except as expressly noted therein), and will present fairly in all material respects, the financial position and results of operations of the Business as of the dates and for the periods presented on the basis by which the Audited Financial Statements were prepared, subject, in each case to (i) the fact that the Business was not operated on a standalone basis during such periods and (ii) the fact that they (and the allocations and estimations made in preparation thereof) are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis during such periods.

(c) Since January 1, 2023, no employee of Dublin or the Business or, to the Knowledge of Dublin, external auditor, external accountant or similar authorized representative of Dublin or the Business, has received any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Business or its respective internal accounting controls, including any material complaint, allegation or claim that Dublin or the Business has engaged in questionable accounting or auditing practices.

(d) Set forth on Section 3.6(d) of the Dublin Disclosure Schedule are (i) the audited balance sheets and the related audited statements of income of DuPont Teijin Advanced Papers (Japan) Limited for the twelve (12)-month period ending December 31, 2023 and December 31, 2024 (collectively, the “DTPJ Financial Statements”), (ii) the unaudited balance sheet and the related unaudited statement of income of DuPont Teijin Advanced Papers (Japan) Limited for the six (6)-month period ended June 30, 2025 (collectively, the “DTPJ Interim Financials”), (iii) the audited statements of financial position and the related audited statements of comprehensive income and statements of cash flow of DuPont Teijin Advanced Papers (Asia) Limited for the twelve (12)-month period ending December 31, 2023 and December 31, 2024 (collectively, the “DTPA Financial Statements”, and together with the DTPJ Financial Statements, the “Designated Joint Venture Annual Financial Statements”), and (iv) the unaudited statement of financial position and the related unaudited statement of comprehensive income of DuPont Teijin Advanced Papers (Asia) Limited for the six (6)-month period ended June 30, 2025 (collectively, the “DTPA Interim Financials”, and together with the DTPJ Interim Financials, the “Designated Joint Venture Interim Financials”) (the Designated Joint Venture Annual Financial Statements and the Designated Joint Venture Interim Financials, collectively, including the related notes and schedules thereto, as the case may be, the “Designated Joint Venture Financial Statements”). The DTPJ Financial Statements and the DTPJ Interim Financials have been prepared in accordance with the accounting principles generally accepted in Japan (“J-GAAP”), consistently applied based on the historic practices and accounting policies of DTPJ (to the extent compliant with J-GAAP), and the DTPA Financial Statements and the DTPA Interim Financials have been prepared in accordance the Hong Kong Financial Reporting Standards (“HKFRS”), consistently applied based on the historic practices and accounting policies of DTPA (to the extent compliant with HKFRS), in each case, as at the dates and for the periods presented (except as noted therein), and present fairly in all material respects, the financial position and results of operations of the applicable Designated Joint Venture as of the dates and for the periods presented on the basis by which the Designated Joint Venture Financial Statements, as applicable, were prepared.

Section 3.7 No Undisclosed Liabilities. There are no Liabilities of the Business of any kind required to be recorded on a balance sheet prepared in accordance with GAAP other than: (a) Liabilities incurred in the ordinary course of business since December 31, 2024 (none of which relates to breach of Contract, breach of warranty, tort, infringement or violation of Law) or pursuant to this Agreement; (b) Retained Liabilities; (c) Liabilities of the Transferred Joint Ventures or their Subsidiaries; (d) Liabilities as of December 31, 2024 as specifically reflected in the Business Unaudited Financial Statements; and (e) any Liability which would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.

Section 3.8 Absence of Certain Changes. Since December 31, 2024, (a) the Business has been conducted in all material respects in the ordinary course of business other than (w) in respect of Business Specified Conflict Measures, (x) in connection with the negotiation of this Agreement and the other Acquisition Documents and the implementation of the transactions contemplated hereby and thereby, (y) in connection with the implementation of the transactions contemplated by the Spin-Off or (z) actions expressly required to be taken (or not taken) after the date hereof pursuant to the Acquisition Documents, (b) through the date of this Agreement, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect and (c) Dublin and its Affiliates (including the Transferred Subsidiaries) have not taken any action that would, if taken after the date of this Agreement through the Closing Date, require the consent of Buyer under Section 5.2(b)(i), Section 5.2(b)(ii), Section 5.2(b)(iii), Section 5.2(b)(x), Section 5.2(b)(xi), Section 5.2(b)(xii), or Section 5.2(b)(xix) (as it relates to any of the foregoing) (for the avoidance of doubt, taking into account Section 5.2(c) as if it applied prior to the date hereof, mutatis mutandis).

Section 3.9 Assets.

(a) The Transferred Subsidiaries, Dublin and the Retained Dublin Subsidiaries (with respect to the Business), in the aggregate, own, lease, license or have the legal right to use, and, subject to Section 5.10 and Section 5.11, the Transferred Subsidiaries will, at or immediately prior to the Closing, own, lease, license or have the legal right to use, all tangible Acquired Assets, free and clear of all Liens, other than Permitted Liens, and any tangible Acquired Assets have been maintained in all material respects in good operating condition and repair, reasonable wear and tear excepted, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the Business taken as a whole. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business taken as a whole, (i) Dublin or one of its Subsidiaries is, and immediately following the Closing, the Transferred Subsidiaries will be, the exclusive owner of all Business Intellectual Property, (ii) Dublin and its Subsidiaries have, and, subject to Section 5.10 and Section 5.11 and the terms and conditions of any Acquisition Documents, immediately following the Closing, the Transferred Subsidiaries will have, a valid and enforceable right to use all other material Intellectual Property and IT Assets used in or necessary for the operation of the Business as currently conducted, and (iii) Dublin or one of its Subsidiaries is the owner of, and immediately following the Closing the Transferred Subsidiaries will own or have a valid and enforceable right to use pursuant to the IP Cross-License Agreement, the House Marks License Agreement, the TMODS Agreement or another Acquisition Document, all Intellectual Property owned by Dublin or any of its Subsidiaries and used in or necessary for the operation of the Business as currently conducted, in each case, free and clear of any Liens other than Permitted Liens. Except as would not, individually or in the aggregate, be material to the Business taken as a whole, all of the Patents listed in Schedule J of the IP Cross-License Agreement are Controlled (as defined in the IP Cross-License Agreement) by Dublin or one of its Subsidiaries, and there is no Intellectual Property owned but not Controlled (as defined in the IP Cross-License Agreement) by Dublin or any of its Affiliates that would be Dublin Licensed IP (as defined in the IP Cross-License Agreement) if such Intellectual Property was Controlled by Dublin or any of its Affiliates.

(b) The Acquired Assets that will be held, leased or licensed by the Transferred Subsidiaries as of the Closing, together with all assets, and rights and services, the benefit of which will be provided to Buyer or one of its Subsidiaries (including the Transferred Subsidiaries) pursuant to this Agreement (including Sections 5.6 (Access to Information), 5.7 (Separation of Information), 5.10 (Shared Contracts), 5.11 (Obligations Regarding Non-Assignable Assets and Non-Assumable Liabilities), 5.12 (Mail and Other Communications; Payments), 5.15 (Transfer of Permits and Registrations), 5.16 (Financial Assurance), 5.17 (Guarantees), 5.18 (Wrong Pockets), 5.25(a) (Recordation of Transfers of Certain Acquired Assets), 5.24 (Insurance) and Article X) or the Acquisition Documents will constitute, as of the Closing, all material properties, assets and legal interests and rights that are (x) owned, leased, licensed, used or held for use by Dublin and its Affiliates in connection with the operation of the Business as conducted as of the date hereof (other than Excluded Assets) or (y) otherwise required for Buyer and its Subsidiaries (including the Transferred Subsidiaries) to operate the Business in all material respects in the same manner as it is conducted on the date hereof and as of the Closing Date (other than (i) Non-Transferable Permits or Registrations, (ii) the “Intentionally Omitted Services” under the Transition Services Agreement, (iii) the services of Governmental Entities or third party utility providers (and assets of Governmental Entities or third party utility providers related to the provision of such services) provided to the Business of a type generally provided by Governmental Entities or third party utility providers to Persons similarly situated to Dublin and its Subsidiaries, (iv) Excluded Shared Contracts, (v) Intentionally Delayed Assets and Delayed Assets and (vi) the limits and conditions on operations of the Business after the Closing imposed pursuant to this Agreement, any of the Acquisition Documents, or by a Governmental Entity in connection with the obligations of the parties pursuant to Section 5.1 (Certain Governmental Approvals)).

Section 3.10 Dublin Material Contracts.

(a) Section 3.10(a) of the Dublin Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the following Contracts (other than purchase orders, invoices and non-disclosure agreements entered into in the ordinary course of business) to which, after giving effect to the Pre-Closing Reorganization, Dublin or any of its Subsidiaries is a party or by which Dublin or any of its Subsidiaries is bound that is Related to the Business (other than any Contract that is a Benefit Plan, is an Excluded Asset, constitutes an Acquisition Document or Conveyancing and Assumption Instrument, or, prior to giving effect to the Closing, is only among Dublin and its Affiliates and is required to be terminated pursuant to Section 5.13):

(i) any lease in existence as of the date hereof (whether of real or personal property) requiring (A) basic annual rentals of $1,000,000 or more or (B) aggregate annual payments by Dublin and its Subsidiaries of $2,000,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other tangible assets requiring either (A) annual payments by Dublin and its Subsidiaries of $5,000,000 or more in the fiscal year ended December 31, 2024 or expected in the fiscal year ended December 31, 2025 or (B) aggregate payments by Dublin and its Subsidiaries of $20,000,000 or more from and after January 1, 2024 through March 31, 2025 or expected from and after April 1, 2025 through December 31, 2027;

(iii) any sales, distribution or other similar Contract (excluding purchase orders) providing for the sale or license by Dublin or any of its Subsidiaries of materials, supplies, goods, services, equipment or other tangible assets requiring either (A) annual payments to Dublin and its Subsidiaries of $5,000,000 or more in the fiscal year ended December 31, 2024 or expected in the fiscal year ended December 31, 2025 or (B) aggregate payments to Dublin and its Subsidiaries of $20,000,000 or more from and after January 1, 2024 through March 31, 2025 or from and after April 1, 2025 through December 31, 2027;

(iv) any partnership, joint venture, material strategic alliance or other similar agreement, including any such Contract relating to any Transferred Joint Venture (the “Joint Venture Agreements”);

(v) any agreement that materially limits the freedom of Dublin, any of the Transferred Subsidiaries to compete in any line of business or with any Person or in any area and which would so limit the freedom of Buyer or its Affiliates (including the Transferred Subsidiaries after the Closing Date), other than Contracts that can be terminated (including such restrictive provisions) by the applicable Transferred Subsidiary on ninety (90) (or fewer) days’ notice without payment by the applicable Transferred Subsidiary of any material penalty;

(vi) any Contract relating to the acquisition or disposition of (x) any material business (whether by merger, sale of stock, sale of assets or otherwise) entered into during the five (5)-year period immediately preceding the date hereof or (y) any business (whether by merger, sale of stock, sale of assets or otherwise) with respect to which Buyer, any Transferred Subsidiary or the Business will have any material liabilities or obligations after giving effect to the Closing;

(vii) any material agreement with any of the ten (10) largest transactional customers of the Business (measured by aggregate expenditure on product and service offerings of the Business) for the fiscal year ended December 31, 2024 (with customers that are affiliated with each other being aggregated and counted as one and excluding any Transferred Joint Ventures) (to the extent not already disclosed pursuant to another subsection of this Section 3.10(a)) (each such customer, a “Dublin Material Customer”);

(viii) any material agreement with any of the ten (10) largest suppliers of the Business (measured by aggregate payments by Dublin and its Affiliates in respect of the Business, but excluding payments in respect of utilities and site services) for the fiscal year ended December 31, 2024 (with suppliers that are affiliated with each other being aggregated and counted as one and excluding any Transferred Joint Ventures) (to the extent not already disclosed pursuant to another subsection of this Section 3.10(a)) (each such supplier, a “Dublin Material Supplier”);

(ix) any agreement (A) pursuant to which the Business (1) licenses, sublicenses or receives rights under any material Intellectual Property from a third party (whether directly or through Dublin or any of its Subsidiaries), excluding (x) agreements relating to readily commercially available Software provided under click-wrap, shrink-wrap or off-the-shelf licenses, (y) grants of non-exclusive rights that are incidental to the performance of and not a principal purpose of the applicable agreement and (z) agreements for which the benefits are contemplated to be provided to the Transferred Subsidiaries or Transferred Joint Ventures under the Transition Services Agreement or (2) licenses, sublicenses or grants other rights under any material Business Intellectual Property to a third party (whether directly from the Business or through Dublin or any of its Subsidiaries), other than non-exclusive licenses granted to third parties in the ordinary course of business, or (B) relating to the development, ownership, co-ownership or enforcement of, or limiting use of, any Intellectual Property material to the Business (including any such settlement, co-existence, covenant not to sue, consent to use, or similar agreements), but excluding in each case agreements with employees and contractors (including manufacturers) entered into in the ordinary course of business under which such employees assign and contractors assign or license their rights in the Intellectual Property developed in the scope of their employment or engagement;

(x) any Government Contract currently active in performance or that has otherwise not been closed out after final payment under which payments in the aggregate exceed $1,000,000 annually;

(xi) any Contract that is a settlement, conciliation or similar agreement with respect to any Action pursuant to which the Business or any Transferred Subsidiary has an ongoing payment obligation in excess of $2,000,000 in the aggregate, or is subject to any material limitations on the conduct of operations;

(xii) any agreement evidencing indebtedness or a guaranty of any obligation of any other Person, in each case, in respect of borrowed money in excess of $500,000;

(xiii) any In-Scope Collective Bargaining Agreement; and

(xiv) Surviving Intercompany Agreements.

(b) Each agreement, contract, lease or commitment required to be disclosed pursuant to this Section 3.10 (each, a “Dublin Material Contract”) (i) is a valid and binding agreement of Dublin or its Affiliates and is in full force and effect, and is enforceable against Dublin or is applicable Affiliate in accordance with its terms, subject to the Enforceability Exceptions, (ii) none of Dublin, its Affiliates or, to the Knowledge of Dublin as of the date hereof, any other party thereto is in default or breach in any respect under the terms of any such Dublin Material Contract, (iii) as of the date hereof, none of Dublin or its Affiliates has received any written notice, or, to the Knowledge of Dublin, oral notice of breach of, or intention or decision to cancel or terminate, any Dublin Material Contract, (iv) as of the date hereof, none of Dublin or its Affiliates has received any written notice, or, to the Knowledge of Dublin, oral notice of any indication that any Dublin Material Customer plans or has threatened to stop or materially decrease the amount of business conducted with the Business, and (v) as of the date hereof, none of Dublin or its Affiliates has received any written notice, or, to the Knowledge of Dublin, oral notice of any indication that any Dublin Material Supplier plans or has threatened to stop or materially decrease, the amount of business done with the Business, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Dublin and its Subsidiaries are not, and during the last twelve (12) months have not been, engaged in any material disputes or controversies with any Dublin Material Customer or Dublin Material Supplier related to the Acquired Assets, Assumed Liabilities or the Business. Dublin has made available to Buyer copies of each Dublin Material Contract that are correct and complete in all material respects.

(c) At all times since January 1, 2022, each of the Transferred Subsidiaries, Dublin, and the Retained Dublin Subsidiaries, with respect to any of the Government Contracts of the Business, has been and is in compliance in all material respects with the terms and conditions of each such Government Contract, and to the Knowledge of Dublin there has not been (i) any audit, investigation or disclosure addressing an alleged non-compliance with respect to any such Government Contract, or (ii) material outstanding or unsettled claims or disputes or allegations of fraud, false claims or overpayments relating to any such Government Contract.

Section 3.11 Litigation. Except as set forth on Section 3.11 of the Dublin Disclosure Schedule, since January 1, 2022, as of the date hereof, (a) no Actions involving the Business, any Transferred Subsidiary, any of the Acquired Assets or any of the Assumed Liabilities have been pending against or, to the Knowledge of Dublin, threatened by or against, Dublin or any of its Affiliates, and (b) there is no order, writ, judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Entity, except, in each case, for such matters as would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole, and would not prevent or materially delay, or reasonably be expected to prevent or materially delay, the ability of Dublin or its Affiliates to consummate the transactions contemplated by this Agreement or any other Acquisition Document to which Dublin or any of its Affiliates is a party.

Section 3.12 Compliance with Laws. Other than with respect to any Excluded Asset or Retained Liability, and except as would not reasonably be expected to be material to the Business, taken as a whole:

(a) neither Dublin nor any of its Affiliates (including any Transferred Subsidiary) is or has been since January 1, 2022 in violation of, and to the Knowledge of Dublin, is not under investigation with respect to and has not since January 1, 2022 been threatened to be charged with or given notice of any violation of, any applicable Law relating to the conduct of the Business;

(b) neither Dublin nor any of its Affiliates, nor the Retained Dublin Subsidiaries, nor the Transferred Subsidiaries, nor any of its and their respective directors, officers, employees in such capacity, nor, to the Knowledge of Dublin, any of its or their agents, distributors, or any other Person acting on behalf of the Business, in connection with the conduct of the Business, is or at any time in the past five (5) years has been in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act 2010, or any analogous anti-corruption law applicable to the Business (collectively, the “Anti-Corruption Laws”). None of Dublin, any of its Affiliates or any of its and their directors, officers, or employees is, in connection with the conduct of the Business, under pending or, to the Knowledge of Dublin, threatened investigation by any Governmental Entity with regard to any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under applicable Anti-Corruption Laws;

(c) At all times since January 1, 2020, each of the Transferred Subsidiaries, Dublin and its Affiliates, and the Retained Dublin Subsidiaries, with respect to the Business, (i) has been and is in compliance in all material respects with all Export and Import Laws; and (ii) has obtained and complied in all material respects with all licenses, registrations and other authorizations required in connection with its exports, re-exports, deemed exports or re-exports, transfers or imports, in each case as required in accordance with Export and Import Laws for the conduct of the Business; and

(d) The Transferred Subsidiaries, Dublin and its Affiliates and the Retained Dublin Subsidiaries and their respective Representatives and each other Person acting on behalf of the Business, with respect to the Business, are and have at all times since April 24, 2019 been in compliance with applicable Sanctions, and none of any Transferred Subsidiary, Dublin and its Affiliates, or the Retained Dublin Subsidiaries, or any of their respective directors, officers or employees, in such capacity, or, to the Knowledge of Dublin, their agents, distributors or any other Person acting on behalf of the Business is or at any time since April 24, 2019 has been a Sanctioned Person or Restricted Person, or has engaged in any dealings or transactions (whether directly or knowingly indirectly) with or for the benefit of any Restricted Person or Sanctioned Person with respect to the Business, in violation of Export and Import Law or Sanctions.

Section 3.13 Tax Representations Relating to the Transferred Subsidiaries. Except as set forth in the Dublin Disclosure Schedule, and as to matters that would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole, Dublin hereby represents and warrants to Buyer that:

(a) Each of the Transferred Subsidiaries has timely filed, or caused to be timely filed, with the appropriate Taxing Authorities when due (taking into account any extensions), all Tax Returns that it is required to file with respect to the Acquired Assets. Each Tax Return filed by each of the Transferred Subsidiaries is true, correct and complete in all respects;

(b) All amounts of Taxes due and payable (whether or not shown as due and payable on any Tax Return) owed by a Transferred Subsidiary have been paid in full;

(c) All amounts of Taxes with respect to any Transferred Subsidiary that is (or was), in each case, required by applicable Law to be deducted, withheld or collected in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been timely and duly deducted, withheld or collected, and have timely been paid in full to the proper Taxing Authority to the extent due and payable;

(d) There is no Action or Tax Proceeding now pending or, to the Knowledge of Dublin, threatened against or with respect to any of the Transferred Subsidiaries in respect of any amount of Tax;

(e) No Seller or any of its Affiliates (including any Transferred Subsidiary) has made any requests for rulings or determinations, with respect to any amount of Taxes of or related to any Transferred Subsidiary that are currently pending before a Taxing Authority or that will be in effect and binding on any Transferred Subsidiary after the Closing Date;

(f) No Transferred Subsidiary is a party to, is otherwise bound by or has any obligation under, any Tax Sharing Agreement (other than any Tax Sharing Agreement exclusively between or among a Seller and any of its Subsidiaries, which will be terminated at or prior to the Closing with respect to the Transferred Subsidiaries);

(g) No Transferred Subsidiary has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provision of state, local or non-U.S. Tax law);

(h) In the two-year period preceding the date of this Agreement, no Transferred Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code or in a distribution which could otherwise constitute a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement;

(i) There are no Liens for Taxes on any of the assets of the Transferred Subsidiaries or the Acquired Assets, in each case, other than Permitted Liens;

(j) No claim has been made by any Taxing Authority in any jurisdiction in which a Transferred Subsidiary does not file a Tax Return of a particular type or pay a specific Tax that that such Transferred Subsidiary is or may be required to filed such Tax Return or be subject to such Tax by that jurisdiction;

(k) Neither Dublin nor any of the Transferred Subsidiaries has entered into an agreement or arrangement (including any waiver of the statute of limitations or other extension of any period during which to collect a Tax or file any Tax Return) with any Taxing Authority with regard to Tax liabilities of or with respect to any Transferred Subsidiary, which waiver or extension that will be in effect and binding on the Transferred Subsidiaries after the Closing Date;

(l) Other than with respect to a Tax Return for which the statute of limitations has expired, no Transferred Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Seller or one of Seller’s Subsidiaries (each a “Seller Group”)) or (ii) has any liability for the Taxes of any Person (other than any of the Transferred Subsidiaries or members of a Seller Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor, by operation of Law or by Contract (excluding for these purposes Contracts entered into in the ordinary course of business the principal purpose of which does not relate to Taxes); and

(m) No Transferred Subsidiary is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of a method of accounting prior to the close of business on the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) entered into prior to the close of business on the Closing Date, (iii) installment sale or open transaction disposition made prior to the close of business on the Closing Date, (iv) intercompany transaction occurring on or prior to the Closing Date, as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or non-U.S. Tax Law) or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement (including in this Section 3.13 and Section 3.19) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute or Tax asset (including methods of accounting, net operating losses or Tax basis) of the Transferred Subsidiaries, or the ability of Buyer or any of its Affiliates (including the Transferred Subsidiaries) to utilize such Tax attributes or Tax assets in a taxable period (or portion thereof) beginning after the Closing Date.

Section 3.14 Properties; Liens.

(a) A true, correct and complete list of all real property Related to the Business which any of the Transferred Subsidiaries, as applicable, immediately prior to the Closing and after giving effect to the Pre-Closing Reorganization and the Acquisition Documents will (i) own, lease (as tenant) or sublease (as subtenant) or otherwise use or occupy, other than Contracts for warehouse storage which are not material to the conduct of the Business, is set forth on Sections 3.14(a)(i) and 3.14(a)(ii) of the Dublin Disclosure Schedule, in each case, under the column “Real Property Interest(s) of the Business” (collectively, the “Business Real Property”) or (ii) have a right to temporarily use or occupy pursuant to the Transition Services Agreement (or similar temporary license) is set forth on Sections 3.14(a)(iii) of the Dublin Disclosure Schedule, in each case, under the column “License Interest(s) of the Business” (collectively, the “TSA Real Property”).

(b) The Business Real Property constitutes all the material real property that is Related to the Business and is used or held for use primarily in the conduct of the Business as currently conducted. With respect to the Business Real Property: (i) except as set forth on Sections 3.14(a)(i) and 3.14(a)(ii) of the Dublin Disclosure Schedule, after giving effect to the Pre-Closing Reorganization and the Acquisition Documents, no Person other than the Transferred Subsidiaries, will have a right to use or occupy the Business Real Property, except for (A) in the case of Leased Real Property, any such use or occupancy rights in respect of common areas, shared facilities or similar spaces, as reflected in the applicable Leases pertaining thereto and (B) temporary access or use rights customarily granted in the operation of the Business or granted pursuant to the Transition Services Agreement; (ii) except as set forth on Section 5.2(b)(xvi) of the Dublin Disclosure Schedule, neither Dublin nor any Transferred Subsidiary is a party to any Contract granting any outstanding rights or other options in favor of any Person (other than a Transferred Subsidiary) to purchase, lease, use or occupy any Business Real Property, except for (A) in the case of Leased Real Property, any such rights in respect of common areas, shared facilities or similar spaces, as reflected in the applicable Leases pertaining thereto and (B) temporary access or use rights customarily granted in the operation of the Business or granted pursuant to the Transition Services Agreement; (iii) there are no condemnation proceedings, expropriation or other proceeding in eminent domain pending or, to the Knowledge of Dublin, threatened, with respect to any Business Real Property or any portion thereof or interest therein; (iv) the buildings, structures, fixtures and other improvements located on any Owned Real Property and the current use of the Owned Real

Property do not violate any planning, building, health, fire, zoning or similar land use restrictions of any Governmental Entity, in each case, in any material respect; and (v) all of the buildings, structures, appurtenances and other improvements comprising any Business Real Property have been maintained in all material respects in accordance with the usual business practices of Dublin or the relevant Transferred Subsidiary or Retained Dublin Subsidiary and (1) are in reasonably good operating condition and repair, ordinary course wear and tear excepted and (2) are reasonably adequate and suitable in all material respects for the operation of the Business to the extent presently conducted thereon in the ordinary course, and Dublin or the relevant Transferred Subsidiary or Retained Dublin Subsidiary has reasonably adequate rights of ingress and egress for operation of its business in the ordinary course of business for the purposes for which they are presently being used, except, in each of clauses (i) through (v), as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect. Except for the transactions contemplated by this Agreement or any other Acquisition Document, as of the date hereof, no Transferred Subsidiary has entered into (or is currently subject to) any written commitments, contracts or options to purchase or acquire any material real property or any direct or indirect interest therein that would constitute an Acquired Asset or Assumed Liability.

(c) The Transferred Subsidiaries are or, after the completion of the Pre-Closing Reorganization will be, the sole owners of and have legal and good and marketable fee simple title (or foreign equivalent thereof) to, or in the case of any Leased Real Property, have valid leasehold or subleasehold interests (or the right to occupy the Leased Real Property under a services agreement or license) in, all Business Real Property, except where the failure to have such legal title or valid leasehold or subleasehold interests would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect. With respect to each Lease for the Leased Real Property, and except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect: (i) the relevant Transferred Subsidiary currently has, or after completion of the Pre-Closing Reorganization will have, possession and quiet enjoyment of the Leased Real Property under such Lease and there are no disputes with the counterparties to such Lease; (ii) none of Dublin, the relevant Transferred Subsidiary or Retained Dublin Subsidiary or, to the Knowledge of Dublin, any other party to such Lease is in breach or default thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would (A) constitute such a breach or default by Dublin, the relevant Transferred Subsidiary or Retained Dublin Subsidiary (or, to the Knowledge of Dublin, by the counterparties to such Lease) or (B) permit the termination, modification or acceleration of rent under such Lease; (iii) neither Dublin nor the relevant Transferred Subsidiary or Retained Dublin Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iv) all Leases are valid and in full force and effect and are enforceable in accordance with their terms.

(d) No Business Real Property is subject to any Lien, other than Permitted Liens.

(e) No Transferred Subsidiary has a liability in respect of escheat, abandoned property or unclaimed property.

Section 3.15 Intellectual Property and Data Protection.

(a) The registrations and applications for registration of Patents, Trademarks, Copyrights, and domain names set forth on Section 3.15(a) of the Dublin Disclosure Schedule constitute all Registered IP owned by Dublin or its Subsidiaries that is Related to the Business as of the date hereof (the “Business Registered Intellectual Property”). Without limiting the generality of the foregoing, neither Dublin nor any of its Subsidiaries own any registrations and applications for registration of Patents as of the date hereof that are Related to, used, or held for use in the conduct of the Business other than the Patents set forth on Section 3.15(a) of the Dublin Disclosure Schedule or on Schedule J of the IP Cross-License Agreement. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, all such Business Registered Intellectual Property is subsisting and, to the Knowledge of Dublin, valid and enforceable.

(b) Excluding ordinary course and routine office actions and other similar ex parte proceedings that may be pending before the United States Patent and Trademark Office or its foreign equivalents, no Proceedings are or have been pending or, to the Knowledge of Dublin, threatened in writing since January 1, 2022 which challenge the ownership, use, validity, registrability or enforceability of any rights in respect of any of the Business Intellectual Property, or which allege that the conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any third party, in any material respect. As of the date hereof, (i) the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate, and since January 1, 2022, has not infringed, misappropriated, or otherwise violated, any Intellectual Property of any third party in any material respect, (ii) no third party is infringing, misappropriating or violating any Business Intellectual Property in any material respect, and (iii) none of the Business Intellectual Property is subject to any outstanding Judgment adversely affecting any rights thereto in any material respect.

(c) (i) Dublin and its Subsidiaries have obtained from all employees and consultants who have created any material Business Intellectual Property on behalf of the Business or otherwise within the scope of their engagement, either by operation of law or by valid and enforceable written agreement, assignments of such employees’ or consultants’ rights in such Business Intellectual Property, and (ii) to the Knowledge of Dublin, no employee or consultant of Dublin or its Subsidiaries is in material default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract to the extent such term relates to the protection, ownership, development, use or transfer of any such material Business Intellectual Property.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, Dublin and its Subsidiaries have each taken commercially reasonable measures to establish and preserve its ownership of, and rights in, all Business Intellectual Property (including by obtaining assignments of Business Intellectual Property from employees or consultants of Dublin or its Subsidiaries who have created such material Business Intellectual Property, through written agreements or by operation of Law), including to protect the confidentiality and value of all trade secrets and other Know-How included in the Business Intellectual Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, the Owned Business Software and, to the Knowledge of Dublin, the Software used by the Business (“Business Software”) does not contain (i) any computer code designed to disrupt, disable or harm in any manner the operation of any Software or hardware or (ii) any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the Software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

(e) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, Dublin and its Subsidiaries have not incorporated any Software or source code that is distributed under an open source license in any Business Software owned or developed by Dublin or its Subsidiaries (“Owned Business Software”) in connection with the conduct of the Business (including any such Owned Business Software currently under development) in a manner that would (i) require the contribution, sale, licensing, provision or public disclosure to any Person of any source code for such Owned Business Software or (ii) impose limitations on Buyer’s or a Transferred Subsidiary’s right to require royalty payments from or restrict further distribution of such Owned Business Software (such as, for example, the GNU General Public License or other “copyleft” licenses).

(f) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, neither Dublin nor any of its Affiliates has participated in any standards setting activities that would materially affect the proprietary nature of any Owned Business Software or restrict the ability of Buyer or any Transferred Subsidiary to enforce, license, or exclude others from using such Owned Business Software.

(g) Except as would not reasonably be expected to be material to the Business, taken as a whole, since January 1, 2022, (i) there have been no Security Breaches, (ii) Dublin and its Subsidiaries have not notified in writing, or been required by applicable Law, Governmental Entity, or other Data Protection Obligation to notify in writing, any Governmental Entity of any Security Breach in connection with the Business, (iii) Dublin and its Subsidiaries have complied in all material respects with Data Protection Obligations in connection with the Business, (iv) no written claims, complaints, investigations or notices have been asserted or threatened in writing against Dublin or any of its Subsidiaries alleging any material non-compliance by the Business with Data Protection Obligations, and (v) there have been no failures, breakdowns, sustained material deviations from agreed performance standards, or other adverse events affecting any Business IT Assets that have caused any disruption of, or interruption in or to, the conduct of the Business.

(h) Dublin and its Subsidiaries have taken commercially reasonable steps in the conduct of the Business (including implementing commercially reasonable technical and organizational measures) to protect Personal Data against loss, unauthorized access, use, modification, disclosure, or other misuse, in each case, appropriate to the risk, in accordance with applicable Data Protection Obligations, including risks from accidental or unlawful Processing.

Section 3.16 Permits. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, (a) taken together, the Transferred Subsidiaries, Buyer or one of its Affiliates will possess, subject to Section 5.15 and the terms and conditions of any Acquisition Documents, following completion of the Pre-Closing Reorganization and Closing, all Permits exclusively related to the operation of the Business as currently conducted after giving effect to the Pre-Closing Reorganization and taking into account the other Acquisition Documents, (b) such Permits are valid and in full force and effect and (c) each of the Sellers and their respective Subsidiaries are not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under such Permits.

Section 3.17 Customer and Supplier Balances. No material customer and supplier balances of the Business shall be factored, securitized, sold or otherwise subject to any financing arrangement or transfer, in whole or in part, as of the Closing.

Section 3.18 Finders’ Fees. Except for Centerview Partners LLC and Goldman Sachs & Co. LLC, whose fees shall be paid by Dublin, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Dublin or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Acquisition Document.

Section 3.19 Employee Benefit Plans and Employees.

(a) Section 3.19(a) of the Dublin Disclosure Schedule lists each material Business Benefit Plan and separately identifies each material Assumed Plan and each material Transferred Subsidiary Benefit Plan. Each Assumed Plan and each Transferred Subsidiary Benefit Plan is or, as of the Closing, will be exclusive to the Transferred Subsidiaries. For each material Business Benefit Plan, Dublin has made available to Buyer a summary of the benefits provided under such plan or a copy of such plan or the plan rules, as applicable, (or in the case of individual agreements that are based on a form agreement, a copy of such form) together with all material amendments thereto, and the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”).

(b) No Transferred Subsidiary Benefit Plan or Assumed Plan is, and neither any Transferred Subsidiary nor any of its Affiliates has or could reasonably be expected to have any Liability that will remain a Liability after the Closing Date under or with respect to any: (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (iv) a “defined benefit plan” (as defined in Section 3(35) of ERISA); or (v) plan, program or arrangement that provides any post-retirement or post-termination medical, dental or life insurance benefits to any Business Employee or any other Person (other than coverage mandated by Section 4980B of the Code and for which the beneficiary pays the full premium cost of coverage). For the avoidance of doubt, the foregoing representations set forth in this Section 3.19(b) are made solely with respect to plans that are not International Plans. No International Plan has been declared to be fully or partially wound up, nor, to the Knowledge of Dublin, has any act or event occurred which would cause any such plan to be wound up under its plan documents or pursuant to which any such plan could reasonably be expected to be ordered to be wound up, in whole or in part, by any Governmental Entity. Except as set forth on Section 3.19(b) of the Dublin Disclosure Schedule, no International Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject thereto) or is accounted for GAAP purposes as a defined benefit plan, and no International Plan has any material unfunded or underfunded Liabilities.

(c) Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and, to the Knowledge of Dublin, no condition exists nor has an event occurred that could reasonably be expected to adversely affect such qualification. Each International Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and no condition exists nor has an event occurred that could reasonably be expected to result in the loss or revocation of such status. Except as would not reasonably be expected, individually or in the aggregate, to result in any material Liability of any Transferred Subsidiary, each International Plan that is required to be registered has been registered and has been maintained in good standing with all applicable regulatory authorities. Each Transferred Subsidiary Benefit Plan and Assumed Plan and, except as could not result in material Liability of any Transferred Subsidiary, each Business Benefit Plan, has been established, administered, funded, operated and maintained in compliance with its terms and applicable Law in all material respects and no event has occurred and no condition exists with respect to any Benefit Plan that could subject any Transferred Subsidiary or the Business to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code, or any other applicable Law.

(d) Except as would not reasonably be expected, individually or in the aggregate, to result in any material Liability to any Transferred Subsidiary or any of its Affiliates, no Proceeding by or before any Governmental Entity is (i) pending against or involves any Business Benefit Plan or (ii) to the Knowledge of Dublin, is threatened against or threatened to involve, any Business Benefit Plan.

(e) The Transferred Subsidiaries, and Dublin, its Affiliates and the Retained Dublin Subsidiaries, in each case with respect to the Business Employees, Former Business Employees and the Business are, and for the last three (3) years have been, in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, worker classification (including contractor classification), tax withholding, unemployment insurance, workers’ compensation, plant closings, mass layoffs, safety and health and continuation coverage under group health plans, except for failures to comply that would not reasonably be expected, with respect to any individual claim (or series of related claims) to result in any material Liabilities to the Business, any Transferred Subsidiary or any of their respective Affiliates. Neither Dublin nor any of its Affiliates employ any employees who are primarily dedicated to the Business who are not Business Employees.

(f) Neither any Transferred Subsidiary nor, with respect to the Business Employees and the Business, Dublin or any of its other Affiliates (including any Retained Dublin Subsidiary), is party to or subject to any Collective Bargaining Agreement other than the In-Scope Collective Bargaining Agreements listed on Section 3.19(f) of the Dublin Disclosure Schedule; there are no other Collective Bargaining Agreements or any other labor-related agreements or arrangements that pertain to any of the Business Employees or the Business; and no Business Employees are represented by any Union with respect to their employment with any Transferred Subsidiary or, with respect to the Business, Dublin or its other Affiliates (including any Retained Dublin Subsidiary). To the Knowledge of Dublin, since January 1, 2022, there have been no material labor organizing activities with respect to the Business or any Business Employees or

Former Business Employees. Since January 1, 2022, to the Knowledge of Dublin, there have been no actual or, to the Knowledge of Seller, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Business, any Transferred Subsidiary, or, with respect to the Business, Dublin or any of its other Affiliates (including any Retained Dublin Subsidiary). Dublin and its Affiliates have satisfied in all material respects any notice, consultation or other obligations owed to Business Employees or Unions under applicable Law or Collective Bargaining Agreement in connection with entering into this Agreement.

(g) No Business Benefit Plan is, and none of Dublin, any Retained Dublin Subsidiary or any Transferred Subsidiary contributes to, has any obligation to contribute to, or otherwise has any current or contingent Liability or obligation under or with respect to, a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (each such plan, a “Multiemployer Plan”). No unsatisfied withdrawal liability within the meaning of Title IV of ERISA with respect to any Multiemployer Plan (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by any Transferred Subsidiary or Dublin or a Retained Dublin Subsidiary (with respect to the Business Employees and the Business), and none of such entities has received written notice that any Multiemployer Plan, has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and all contributions (including installments) required to be made by any Transferred Subsidiary or Dublin or a Retained Dublin Subsidiary (with respect to the Business Employees and the Business) to any such Multiemployer Plan have been timely made in all material respects. No Transferred Subsidiary is bound by any contract or has any Liability described in Section 4204 of ERISA.

(h) There are no obligations to create any material additional Business Benefit Plans or to materially modify or change the participation of any Business Employees or beneficiary thereof, and no event has occurred with respect to a Business Benefit Plan that would subject Buyer to any material penalty or excise tax with respect to the administration of any such plan. With respect to each Business Benefit Plan, all contributions, reimbursements, premiums, and other payments required to be made, and which have accrued or become due on or prior to the Closing Date have been paid in all material respects within the time periods prescribed by the terms of each Business Benefit Plan and applicable Laws, including ERISA and the Code, and to the extent not yet due, properly reflected on the books and records and other financial reports of the Business.

(i) None of the execution, delivery or performance of, or the consummation of the transactions contemplated by, this Agreement or any other Acquisition Document could reasonably be expected to (either alone or in conjunction with any other event, such as a termination of employment) (i) result in any payment, benefit, or equity or equity based award (including severance, parachute or otherwise) becoming due to any Business Employee or other current or former service provider of any Transferred Subsidiary under any Transferred Subsidiary Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable to any Business Employee or other current or former service provider of any Transferred Subsidiary under any Transferred Subsidiary Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits to any Business Employee or other current or former service provider of any Transferred Subsidiary under any Transferred Subsidiary Benefit Plan or otherwise, (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, (v) result in the forgiveness of any loan or indebtedness owed to the Transferred Subsidiaries by any Business Employee or other individual in respect of their service to the Transferred Subsidiaries or (vi) result in the limitation or restriction of the rights of the Transferred Subsidiaries to merge, amend or terminate any Transferred Subsidiary Benefit Plan or Assumed Plan. Notwithstanding the foregoing, the representation contained in this Section 3.19(i) shall not apply to and Dublin shall have no obligation to disclose any exceptions thereto with respect to payments for which none of any Transferred Subsidiary, Buyer or any of their respective Affiliates will have any obligation or Liabilities on or following the Closing.

(j) Each Transferred Subsidiary Benefit Plan and Assumed Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered and maintained in all material respects in both form and operation according to the requirements of Section 409A of the Code and the guidance issued thereunder.

(k) None of the Sellers, nor any Transferred Subsidiary has an obligation to indemnify, make a “gross-up” or similar payment, reimburse or make whole any Covered Individual in respect of any Taxes that may become payable, including under Sections 409A or 4999 of the Code.

(l) Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, no Business Employee has had their contract of employment transferred to the Transferred Subsidiaries or Dublin or the Retained Dublin Subsidiaries from another employer pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) and the Service Provision Change (Protection of Employment) Regulations (Northern Ireland) 2006 (SPC Regulations) in circumstances where the Business Employee was entitled to rights under an occupational pension scheme which do not relate to benefits for old age, invalidity or survivors (within the meaning of regulation 10(2) of TUPE) in respect of the former employment.

(m) To the Knowledge of Dublin, no current Business Employee with total annual compensation in excess of $200,000 or who would be eligible to receive long-term cash incentive compensation has given notice of termination of employment or otherwise disclosed plans to terminate employment prior to the twelve (12)-month anniversary of the Closing.

(n) The Transferred Subsidiaries, and, with respect to the Business, Dublin and its other Affiliates have reasonably investigated all sexual harassment allegations of which Dublin has Knowledge. With respect to each such allegation with potential merit, Dublin or its applicable Affiliates have taken corrective action that is reasonably calculated to prevent further improper action. As of the date hereof, Dublin does not reasonably expect any material Liabilities with respect to any such allegations and are not aware of any such allegations that, if known to the public, would bring the Business into material disrepute.

Section 3.20 Environmental Compliance.

(a) Except as to matters that would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, taken as a whole:

(i) with respect to the Business, the Acquired Assets and the Transferred Subsidiaries, Dublin and its Subsidiaries are and have been since January 1, 2022 in compliance with all applicable Environmental Law;

(ii) with respect to the Business, the Acquired Assets and the Transferred Subsidiaries, (x) Dublin and its Subsidiaries, possess and are in compliance with, and since January 1, 2022 have possessed and been in compliance with, all Environmental Permits required by all applicable Environmental Laws; (y) all such Environmental Permits are valid and in full force and effect; and (z) neither Dublin nor any of its Subsidiaries is in default, and, to the Knowledge of Dublin, no condition exists that with notice or lapse of time or both would constitute a default, under such Environmental Permits, and no Action is pending or, to the Knowledge of Dublin, threatened, the effect of which would reasonably be to suspend, modify or terminate any Environmental Permit;

(iii) since January 1, 2022 (or earlier to the extent unresolved), (x) no written notice, order, request for information, complaint, claim or penalty has been received by Dublin or any of its Subsidiaries, (y) there has been no Action pending or, to the Knowledge of Dublin, threatened, and (z) there has been no order, writ, Judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Entity, in the case of each of clauses (x), (y) and (z), which (A) relates to an actual or alleged violation of or Liability under any Environmental Law, and (B) relates to the Business, the Acquired Assets, the Transferred Subsidiaries or the Business Real Property; and

(iv) to the Knowledge of Dublin, (A) neither Dublin nor any of its Subsidiaries (nor any other Person to the extent giving rise to Liability for Seller or any of its Subsidiaries), with respect to the Business, the Acquired Assets and the Transferred Subsidiaries, has Released, treated, stored, disposed of, arranged for the disposal of, transported, handled, manufactured, distributed, sold, used, processed, or exposed any Person to any Hazardous Substances (including at, on, under or migrating from Business Real Property), and (B) no Business Real Property is contaminated by any Hazardous Substances (other than contamination constituting a Designated Retained Liability), in each case of (A) and (B) in a manner or in quantities that would result in a violation of or give rise to a Liability under Environmental Laws.

(b) To the Knowledge of Dublin, Dublin has provided, or made available, to Buyer (i) all material environmental assessments, reports, audits and compliance reviews, including any Phase I or Phase II Environmental Site Assessment reports or audits of compliance with Environmental Laws relating to the Business Real Property, the Acquired Assets, the Transferred Subsidiaries and the current or former operations of the Business, to the extent such assessment, reports, audits or reviews (A) are in the possession or control of Dublin or its Subsidiaries and (B) were prepared since January 1, 2022 (or prior to January 1, 2022 to the extent bearing on a matter for which Dublin has received a material written notice, offer, request for information complaint or claim under Environmental Law that remains unresolved or outstanding), and (ii) all other material environmental, health or safety documents bearing on a matter which is not disclosed in the foregoing and is reasonably expected to give rise to any material Liability under Environmental Laws.

(c) Dublin makes the representation and warranty set forth on Section 3.20(c) of the Dublin Disclosure Schedule.

Section 3.21 Insurance. Dublin and its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance (and/or participate in insurance arrangements made by Dublin and/or its Affiliates, including any self-insurance programs) that provide coverage for the Business in such amounts and with such limits and deductibles / retentions and against such types of risks and losses as are as set forth on Section 3.21 of the Dublin Disclosure Schedule. Except as would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect, (a) all such policies are in full force and effect, no invoiced premiums are overdue for payment (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by Dublin or any of its Subsidiaries with respect to any such policy providing coverage that is material to the operation of the Business that has not been replaced on substantially similar terms prior to the date of such cancellation or termination, (b) there are no pending or ongoing material claims regarding the Business with respect to which Dublin or its Subsidiaries has received written notice that coverage under any such policy has been rejected or denied by the applicable insurer(s) and (c) to the Knowledge of Dublin, there are no outstanding requirements by an insurance carrier for any of the policies maintained by Dublin or its Subsidiaries prior to the Closing for security or deposits that will give rise to a material capital expenditure by Buyer or the Transferred Subsidiaries after the Closing.

Section 3.22 Related Party Transactions and Agreements. Section 3.22 of the Dublin Disclosure Schedule lists all Contracts and transactions between Dublin and its Affiliates (to the extent not engaged in the conduct of the Business), on the one hand, and a Transferred Subsidiary (to the extent engaged in the conduct of the Business), on the other hand (other than the Pre-Closing Reorganization) (collectively, “Intercompany Agreements”) that are material to the Business (other than those the subject matter of which is substantially similar to that of any Acquisition Document or any of the “Intentionally Omitted Services” as defined in the relevant schedules or appendices of the form of Transition Services Agreement and Reverse Transition Services Agreement and form of Site Services Agreement attached hereto as Exhibits R, K and M, respectively), indicating for each whether such agreement or transaction will be terminated at the Closing or survive the Closing, as contemplated in Section 5.13.

Section 3.23 Product Liabilities and Recalls. Section 3.23 of the Dublin Disclosure Schedule sets forth a list of each product warranty, product liability and product recall claims of Dublin and its Subsidiaries in respect of the Business outstanding or experienced since January 1, 2022 which resulted in a material liability. Since January 1, 2022, (a) each product category and service offering manufactured or sold in the conduct of the Business has been manufactured or sold in material conformity with all contractual commitments and all standard warranties, in each case, to the extent applicable except for failures to do so which in each individual instance (as to any product category or service offering) did not and would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (b) Dublin and its Subsidiaries in the conduct of the Business have not had a material liability for replacement or repair of any such product category or service offering or other damages in connection therewith, (c) Dublin and its Subsidiaries in the conduct of the Business have not received any written notice asserting a claim for product liability or breach of warranty (including implied warranties) involving (other than ordinary course notices provided to customer service teams which do not result in an Action), and there has been no recall that would be material to the Business as a whole of any of the products of the Transferred Subsidiaries, and (d) Dublin and its Subsidiaries in the conduct of the Business have not been denied product liability insurance coverage by a third party insurance provider. The standard product warranties of the Business with respect to each of the products it sells or has sold since January 1, 2022 have been made available to Buyer.

Section 3.24 Other Representations. Dublin makes the representations and warranties set forth on Section 3.24 of the Dublin Disclosure Schedule.

Section 3.25 Transferred Joint Ventures. Each representation and warranty set forth in this Article III as to the Business, the Acquired Assets, Assumed Liabilities and Transferred Subsidiaries (excluding the representations and warranties set forth in Section 3.5(b), Section 3.5(d), Section 3.6 (other than Section 3.6(d)), Section 3.7, Section 3.10, Section 3.13 Section 3.15(a), Section 3.19, the first sentence of Section 3.21, the second sentence of Section 3.21, Section 3.22, Section 3.23 and Section 3.24) are true and correct as to the business, assets and liabilities of the Transferred Joint Ventures and the Transferred Joint Ventures, mutatis mutandis (disregarding all materiality and “Business Material Adverse Effect” qualifications set forth therein), except (x) as would not constitute a Business Material Adverse Effect (provided that any such representations and warranties that are made as of a particular date or period are true and correct only as of such date or period), (y) as set forth in the applicable section of the Dublin Disclosure Schedule or in the exhibits and schedules to the Joint Venture Buyout Agreement (a true, correct and complete copy of which have been provided to Buyer concurrently herewith), and (z) no representations or warranties are made as to the “Seller” in the Joint Venture Buyout Agreement, its affiliates, or any of its or their beneficial owners or any of their intentions in connection with the Joint Venture Buyout Agreement or the transactions contemplated hereby or thereby.

Section 3.26 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, THE OTHER ACQUISITION DOCUMENTS AND ANY CERTIFICATE DELIVERED HEREUNDER OR THEREUNDER (IN EACH CASE, AS DISCLOSED AGAINST IN THE DUBLIN DISCLOSURE SCHEDULE), NEITHER DUBLIN NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO DUBLIN OR ITS AFFILIATES, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE EQUITY INTERESTS, THE ACQUIRED ASSETS, THE TRANSFERRED SUBSIDIARIES, THE TRANSFERRED JOINT VENTURES, THE BUSINESS REAL PROPERTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED OR ASSUMED PURSUANT HERETO, AND DUBLIN DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, BUDGETS, FORECASTS, PREDICTIONS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE OR FURNISHED BY DUBLIN OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR REPRESENTATIVES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, THE OTHER ACQUISITION DOCUMENTS AND ANY CERTIFICATE DELIVERED HEREUNDER OR THEREUNDER (IN EACH CASE, AS DISCLOSED AGAINST IN THE DUBLIN DISCLOSURE SCHEDULE), NONE OF DUBLIN, ITS SUBSIDIARIES OR ITS OR THEIR RESPECTIVE AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO TRANSFERRED JOINT VENTURES, EXCLUDED ASSETS OR RETAINED LIABILITIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND BUYER

Except as set forth in the disclosure schedule delivered to Dublin prior to the execution of this Agreement (the “Buyer Disclosure Schedule”), each of Holdings and Buyer represents and warrants to Dublin, that:

Section 4.1 Corporate Existence and Power. Each of Holdings and Buyer (a) is a Delaware limited partnership or a Delaware corporation, as applicable, duly organized and validly existing and in good standing under the laws of Delaware, (b) has all requisite organizational powers and authority required to own, pledge, lease, license, use, operate and dispose of its properties and assets and carry on the business of Holdings, Buyer and their respective Subsidiaries as presently conducted, and (c) is duly qualified or licensed to do business as a foreign entity and is in good standing (or similar status to the extent such concept exists in such entity’s applicable jurisdiction of incorporation, organization or formation) in any jurisdiction in which the nature or location of the business conducted by it or the property it owns, pledges, leases, licenses, uses or operates requires it to be so qualified, licensed or in good standing, except, in the case of the preceding clauses (b) and (c) as would not, individually or in the aggregate, to have a Buyer Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Holdings or Buyer or any of their respective Affiliates is a party.

Section 4.2 Corporate Authorization. Each of Holdings and Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and performance by each of Holdings and Buyer of its obligations hereunder have been duly authorized by all necessary corporate or other action on the part of Holdings and Buyer. Holdings, Buyer and their respective Affiliates have all requisite power and authority to execute and deliver each other Acquisition Document to which Holdings, Buyer or the applicable Affiliate is a party and to consummate the transactions contemplated thereby, and the execution, delivery and performance by Holdings, Buyer and such Affiliates of their obligations thereunder have been duly authorized by all necessary limited partnership or corporate action on the part of Holdings, Buyer and any such Affiliates, as applicable. Assuming the due and valid execution by each other Party, this Agreement constitutes a valid and binding agreement of each of Holdings and Buyer, enforceable against Holdings and Buyer in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each other party thereto, each other Acquisition Document to which Holdings, Buyer or any of their Affiliates is a party constitutes or, upon the execution and delivery thereof by Holdings, Buyer and any such Affiliate, shall constitute, a valid and binding agreement of Holdings, Buyer and any such Affiliate, enforceable against Holdings, Buyer or any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions. No other corporate proceedings on the part of Holdings, Buyer (and no action on part of any equityholders of Holdings and Buyer) or any of their respective Affiliates thereof are necessary to authorize the execution and delivery of this Agreement and performance of this Agreement and the other Acquisition Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

Section 4.3 Governmental Authorization. The execution, delivery and performance by Holdings, Buyer and their respective Affiliates of this Agreement and the other Acquisition Documents to which each of them is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity, other than (a) compliance with any applicable requirements of the HSR Act; (b) as set forth on Section 4.3 of the Buyer Disclosure Schedule; and (c) any such action, filing, consent, waiver, approval, license, authorization or permit as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the transactions contemplated by this Agreement or any other Acquisition Document to which Holdings or any of its Affiliates is a party.

Section 4.4 Non-contravention. The execution, delivery and performance by Holdings and its Affiliates of this Agreement and the other Acquisition Documents to which each of them is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters referred to in Section 4.3, (a) violate the certificate of incorporation or bylaws (or equivalent governing instruments) of Holdings or the applicable Affiliate, (b) violate any applicable Law, (c) with or without the giving of notice or lapse of time or both, require any consent or other action by any Person under, constitute a default under or breach of, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Holdings or the applicable Affiliate is entitled to under, or to a loss of any benefit to which Holdings or such Affiliate is entitled under any Buyer Material Contract (other than any Buyer Material Contract that is terminable without cause by the counterparty thereto on ninety (90) days’ (or less) advance notice), (d) require a vote of, or consent by, the holders of any class or series of capital stock of Holdings or (e) result in the creation or imposition of any Lien on any asset of Holdings or such Affiliate, except for any Permitted Liens, with such exceptions, in the case of each of clauses (b), (c) and (e), as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.

Section 4.5 Holdings Subsidiaries; Capitalization.

(a) Each Subsidiary of Holdings (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite organizational powers and authority to own, pledge, lease, license, use, operate and dispose of its properties and assets and carry on the business of Holdings and its Subsidiaries as now conducted and (iii) is duly qualified and licensed to do business and, if applicable, in good standing as a foreign corporation or other legal entity in any jurisdiction in which the nature or location of the business conducted by it or the property it owns, leases, uses or operates requires it to so qualify, except, in the case of the preceding clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Section 4.5(b) of the Buyer Disclosure Schedule sets forth for Holdings and each of its Subsidiaries (i) the jurisdiction of incorporation or legal organization and (ii) as of the date of this Agreement, the number of authorized, issued and outstanding shares or other equity securities of Holdings and each of its Subsidiaries. Immediately following the Closing, Equity Seller Reinvestment Holdco will be the owner of the Reinvestment Shares free and clear of all Liens (other than Liens under securities Laws) and, immediately following the Reinvestment Share Contribution, Equity Seller Reinvestment Holdco will be the owner of the Reinvestment Units free and clear of all Liens (other than Liens under the Equity Agreement or under securities Laws). As of the date of this Agreement, there are no other authorized, issued, or outstanding shares of capital stock or other equity securities of Holdings or any of its Subsidiaries. All of the issued and outstanding equity securities of, or other equity interests or voting interests in, each of the Subsidiaries of Holdings are (x) legally and beneficially owned by Holdings (directly or indirectly), (y) held free and clear of any Liens (other than Permitted Liens and Liens under applicable securities Laws) and (z) have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. As of the date of this Agreement, there are no other outstanding (i) securities convertible into or exchangeable for shares of capital stock or voting securities of Holdings or any of its Subsidiaries or (ii) options, warrants, stock-based performance units or other similar rights to acquire from Holdings or any of its Subsidiaries, or other obligation of Holdings or any of its Subsidiaries to issue or sell or otherwise dispose of or redeem or otherwise acquire, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Holdings or any such Subsidiaries. Holdings does not have any outstanding indebtedness for borrowed money, outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable for securities having the right to vote) with equityholders of Holdings.

(c) The certificate of incorporation and bylaws (or equivalent governing instruments) of each Subsidiary of Holdings are in full force and effect, none of Holdings or its Subsidiaries are in violation of such documents and Holdings has made (or in the case of any Subsidiary of Holdings to be established after the date hereof, will as of the Closing make) available to Dublin true and complete copies of such documents.

Section 4.6 Financing.

(a) Buyer has delivered to Dublin true, complete and correct fully executed copies of (i) a debt commitment letter (including all exhibits, schedules and annexes thereto and as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and to the extent permitted by Section 5.27(b), the “Debt Commitment Letter”), dated as of the date of this Agreement, from the Debt Financing Sources party thereto and (ii) any fee letters referenced in the Debt Commitment Letter (redacted, in the case of such fee letters, solely with respect to the amounts and percentages of the fees, interest rates, original issue discount and other economic provisions and other customarily redacted financial “market flex” terms set forth therein); provided that such redactions would not be reasonably expected to adversely affect the conditionality, enforceability, termination or amount of the Debt Financing or reduce the aggregate principal amount of the Debt Financing to an amount that, when taken together with the amount of the Equity Financing and available cash on hand of Buyer and its Subsidiaries would be less than the Required Amount (as defined below) (such Debt Commitment Letter and each such fee letter, collectively, the “Debt Financing Commitment”), pursuant to which the Debt Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to provide debt financing in the amounts set forth therein to Buyer for the purposes of, among other things, financing the transactions contemplated by this Agreement and the other Acquisition Documents and related fees and expenses (such debt financing, the “Debt Financing”). Buyer has delivered to Dublin true, complete and correct copy of the executed equity financing commitment letter (including all exhibits, schedules, annexes, supplements and amendments thereto and as amended or modified from time to time in accordance with its terms and to the extent permitted by Section 5.27(b), the “Equity Financing Commitment”, and together with the Debt Financing Commitment and any available cash on hand of Buyer and its Subsidiaries, the “Financing Commitments”), dated as of the date of this Agreement, pursuant to which the Equity Investor have committed, on the terms and subject to the conditions set forth therein, to invest in Buyer the cash amount set forth therein in connection with the transactions contemplated hereby (the “Equity Financing”, and together with the Debt Financing, the “Financing”).

(b) As of the date of this Agreement, the Financing Commitments are the legal, valid and binding obligations of Buyer and, to the Knowledge of Buyer, each of the other parties thereto, enforceable by Buyer against such other parties thereto in accordance with their terms (subject to the Enforceability Exceptions). As of the date of this Agreement, the Financing Commitments are in full force and effect, and the Financing Commitments have not been terminated, withdrawn, rescinded, reduced or otherwise amended or modified in any respect (and no such termination, withdrawal, rescission, reduction, amendment or modification thereof is contemplated other than any amendment or modification solely to join additional Debt Financing Sources thereto). As of the date of this Agreement, except as expressly set forth in the Financing Commitments delivered to Dublin pursuant to this Section 4.6, there are no side letters or other Contracts, agreements or binding arrangements directly or indirectly related to the Financing Commitments or the Financing that would adversely affect the conditionality or availability or the aggregate amount of the Financing Commitments or the timing of the Closing. Buyer has fully paid any and all commitment fees or other fees or expenses to be paid by Buyer or its Affiliates in connection with the Financing that are due and payable on or prior to the date of this Agreement. There are no conditions precedent or other contingencies related to the funding of the Financing, other than as expressly set forth in the Financing Commitments. As of the date of this Agreement and assuming the satisfaction of the conditions in Section 8.1 and Section 8.2, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other party to the Financing Commitments under any term or condition of the Financing Commitments, (ii) make any of the representations of Buyer or, to the Knowledge of Buyer, any other party thereto set forth in the Financing Commitments inaccurate in any material respect, (iii) result in any of the conditions in the Financing Commitments not being satisfied on a timely basis or (iv) otherwise result in the Financing not being available in accordance with the terms of the Financing Commitments on the Closing Date in an amount necessary (together with available cash on hand of Buyer and its Subsidiaries) to fund the Required Amount in full. As of the date of this Agreement, neither the Equity Investor nor any Debt Financing Source party to the Debt Commitment Letter has notified Buyer of its intention to terminate any of the Financing Commitments or not to provide all or any portion of the Financing. As of the date of this Agreement, assuming satisfaction of the conditions set forth in Section 8.1 and Section 8.2, Buyer has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied on a timely basis or that the Financing will not be made fully available to Buyer on or prior to the Closing. Assuming that the Debt Financing is funded in accordance with the Debt Financing Commitments and the satisfaction of the conditions set forth in Sections 8.1 and 8.2, the net proceeds from the Financing Commitments, together with available cash on hand of Buyer and its Subsidiaries, shall be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, the other Acquisition Documents and the Financing Commitments, in each case, which are due and payable on the Closing Date and, in the aggregate, shall provide for, at the Closing, funds sufficient in an amount for the (i) payment of the Preliminary Purchase Price and the Refinancing (as defined in the Debt Commitment Letter), (ii) payment of any and all fees and expenses required to be paid by, Buyer and its Subsidiaries on the Closing Date in connection with the transactions contemplated hereby and by the Financing and (iii) satisfaction of all other payment obligations of Buyer and its Subsidiaries contemplated hereunder and under the other Acquisition Documents and under the Financing Commitments required to be made on the Closing Date (the amounts contemplated by clauses (i) through (iii), the “Required Amount”). The Equity Financing Commitment designates, and will continue to designate, Dublin as an intended third party beneficiary thereof who may enforce the rights of Buyer pursuant to such Equity Financing Commitment as if Dublin was a party thereto.

(c) Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Buyer to consummate the transactions contemplated hereby.

Section 4.7 Solvency. After giving effect to the transactions contemplated by this Agreement (including the funding of the full amount of the Financing), Buyer and its Subsidiaries, including the Transferred Subsidiaries and the Business, taken as a whole, will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (as such term is generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors) of the assets of such Person will, as of such date, exceed (i) the value of all Liabilities of such Person, as of such date, and (ii) the amount that will be required to pay the probable Liabilities of such Person on its existing debts (including contingent Liabilities, it being understood that the amount of contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability) as such debts become absolute and matured in the ordinary course of business, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its Liabilities, including contingent and other Liabilities, as they mature in the ordinary course of business. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates.

Section 4.8 Financial Statements.

(a) Set forth on Section 4.8 of the Buyer Disclosure Schedule are (i) the audited consolidated balance sheet of ARC Falcon Intermediate Inc., a Delaware corporation (“Buyer Intermediateco”), and its Subsidiaries as of December 31, 2023 and December 31, 2024, and the related audited consolidated statements of operations and comprehensive income (loss), shareholder’s equity and cash flows for the fiscal year then ended, and the related notes to the consolidated financial statements respectively (collectively, the “Buyer Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of Buyer Intermediateco and its Subsidiaries as of June 30, 2025 and the related unaudited consolidated statements of operations and comprehensive income (loss), shareholder’s equity and cash flows for the six (6) months then ended, and the related notes to the consolidated financial statements respectively (to the extent required) (collectively, the “Buyer Intermediateco Unaudited Financial Statements”, and together with the Buyer Audited Financial Statements, the “Buyer Financial Statements”). The Buyer Financial Statements have been prepared in accordance with GAAP, on a consistent basis for each period presented (except as noted therein), and will present fairly in all material respects, the financial position and results of operations of the business of Buyer Intermediateco and its Subsidiaries as of the dates and for the periods presented on the basis by which the Buyer Financial Statements were prepared.

(b) Since January 1, 2022, no employee of Holdings, Buyer and their respective Subsidiaries, or, to the Knowledge of Buyer, external auditor, external accountant or similar authorized representative of Holdings, Buyer and their respective Subsidiaries, has received any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Holdings, Buyer or their respective internal accounting controls, including any material complaint, allegation or claim that Holdings or Buyer has engaged in questionable accounting or auditing practices.

Section 4.9 Holdings Leakage. Since January 1, 2025 to the date hereof, there has not been any Holdings Leakage, other than Permitted Holdings Leakage; provided that, for purposes of this Section 4.9, the “Lock Box Time” as used in the definition of Holding Leakage means 12:01 a.m. (New York Time) on January 1, 2025.

Section 4.10 Holding Company. Each of Holdings and ARC Falcon Topco, Inc., a Delaware corporation (“Buyer Topco”) are, and have always been, holding companies with no operations, and do not engage in, and have never engaged in, any business activities, other than operations in connection with or incidental to the issuance and ownership of equity interests of Buyer Topco (in the case of Holdings) and Buyer Intermediateco (in the case of Buyer Topco). Other than such equity interests and any cash received in respect of such equity interests, neither Holdings nor Buyer Topco has (a) non-cash assets or (b) liabilities, in each case other than those incidental to ownership of equity interests of Buyer Topco (in the case of Holdings) and Buyer Intermediateco (in the case of Buyer Topco).

Section 4.11 No Undisclosed Liabilities. There are no Liabilities of Holdings, Buyer and their respective Subsidiaries of any kind required to be recorded on a balance sheet prepared in accordance with GAAP other than: (a) Liabilities incurred in the ordinary course of business since December 31, 2024 (none of which relates to breach of Contract, breach of warranty, tort, infringement or violation of Law) or pursuant to this Agreement; (b) Liabilities as of December 31, 2024 as specifically reflected in the Buyer Financial Statements; and (c) any Liability of Buyer or its Subsidiaries which would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect or of Holdings and its Subsidiaries (other than Buyer or its Subsidiaries) that are immaterial or that are incidental to ownership of equity interests of Buyer Topco (in the case of Holdings). Neither Holdings, Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract.

Section 4.12 Absence of Certain Changes. Since December 31, 2024, (a) the business of Holdings and its Subsidiaries have been conducted in all material respects in the ordinary course of business other than (w) in respect to any Buyer Specified Conflict Measures, (x) in connection with the negotiation of this Agreement and the other Acquisition Documents and the implementation of the transactions contemplated hereby and thereby or the Specified Acquisition or (y) actions expressly required to be taken (or not taken) after the date hereof pursuant to the Acquisition Documents, and (b) through the date of this Agreement, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.

Section 4.13 Assets. Holdings and its Subsidiaries own, lease, license or have the legal right to use, free and clear of all Liens, except for any Permitted Liens, all of their respective tangible and intangible assets, properties and rights (real and personal, including all Buyer Intellectual Property and Buyer IT Assets), except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to Holdings and its Subsidiaries, taken as a whole. Such assets, properties and rights constitute all of the material assets, properties and assets (real and personal, including all Buyer Intellectual Property and Buyer IT Assets) used or held for use in, and necessary to permit Holdings and its Subsidiaries to conduct the business of Holdings and its Subsidiaries immediately following the Closing in substantially the same manner as conducted by Holdings as of the date hereof and immediately prior to the Closing.

Section 4.14 Buyer Material Contracts.

(a) Section 4.14 of the Buyer Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the following Contracts (other than purchase orders, invoices and non-disclosure agreements entered into in the ordinary course of business) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound (other than any Contract that is a Benefit Plan or constitutes an Acquisition Document):

(i) any lease in existence as of the date hereof (whether of real or personal property) requiring (A) basic annual rentals of $1,000,000 or more or (B) aggregate annual payments by Holdings and its Subsidiaries of $2,000,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other tangible assets requiring either (A) annual payments by Holdings or any of its Subsidiaries of $10,000,000 or more in the fiscal year ended December 31, 2024 or expected in the fiscal year ended December 31, 2025 or (B) aggregate payments by Holdings or any of its Subsidiaries of $20,000,000 or more from and after January 1, 2024 through March 31, 2025 or expected from and after April 1, 2025 through December 31, 2027 (in each case, to the extent not disclosed against Section 4.13(a)(vii) of the Buyer Disclosure Schedule);

(iii) any sales, distribution or other similar Contract (excluding purchase orders) providing for the sale or license by Holdings or any of its Subsidiaries of materials, supplies, goods, services, equipment or other tangible assets requiring either (A) annual payments to Holdings or any of its Subsidiaries of $10,000,000 or more in the fiscal year ended December 31, 2024 or expected in the fiscal year ended December 31, 2025 or (B) aggregate payments to Holdings or any of its Subsidiaries of $20,000,000 or more from and after January 1, 2024 through March 31, 2025 or from and after April 1, 2025 through December 31, 2027 (in each case, to the extent not disclosed against Section 4.13(a)(vi) of the Buyer Disclosure Schedule);

(iv) any partnership, joint venture, material strategic alliance or other similar agreement;

(v) any agreement that materially limits the freedom of Holdings or any of its Affiliates to compete in any line of business or with any Person or in any geographic area;

(vi) any Contract relating to the acquisition or disposition of (x) any material business (whether by merger, sale of stock, sale of assets or otherwise) entered into during the five (5)-year period immediately preceding the date hereof or (y) any business (whether by merger, sale of stock, sale of assets or otherwise) with respect to which Holdings or any of its Subsidiaries will have any material liabilities or obligations after giving effect to the Closing;

(vii) any material agreement with any of the ten (10) largest transactional customers of Holdings and its Subsidiaries (measured by aggregate expenditure on product and service offerings) for the fiscal year ended December 31, 2024 (with customers that are affiliated with each other being aggregated and counted as one) (each such customer, a “Buyer Material Customer”);

(viii) any material agreement with any of the ten (10) largest suppliers of Holdings and its Subsidiaries (measured by aggregate payments by Holdings, Buyer and their respective Subsidiaries, but excluding payments in respect of utilities and site services) for the fiscal year ended December 31, 2024 (with suppliers that are affiliated with each other being aggregated and counted as one) (each such supplier, a “Buyer Material Supplier”);

(ix) any agreement (A) pursuant to which Holdings or any of its Subsidiaries (1) licenses, sublicenses or receives rights under any material Intellectual Property from a third party, excluding (x) agreements relating to readily commercially available Software provided under click-wrap, shrink-wrap or off-the-shelf licenses and (y) grants of non-exclusive rights that are incidental to the performance of and not a principal purpose of the applicable agreement or (2) licenses, sublicenses or grants other rights under any material Buyer Intellectual Property to a third party, other than non-exclusive licenses granted to third parties in the ordinary course of business, or (B) relating to the development, ownership, co-ownership or enforcement of, or limiting use of, any Intellectual Property material to businesses of Holdings or any of its Subsidiaries (including any such settlement, co-existence, covenant not to sue, consent to use, or similar agreements), but excluding in each case agreements with employees and contractors (including manufacturers) entered into in the ordinary course of business under which such employees assign and contractors assign or license their rights in the Intellectual Property developed in the scope of their employment or engagement;

(x) any Contract that is a settlement, conciliation or similar agreement with respect to any Action, pursuant to which Holdings or any of its Subsidiaries has an ongoing payment obligation in excess of $2,000,000 in the aggregate, or is subject to any material limitations on the conduct of operations; and

(xi) any agreement evidencing indebtedness or a guaranty of any obligation of any other Person, in each case, in respect of borrowed money in excess of $500,000 (other than agreements solely between Holdings and its Subsidiaries).

(b) Each agreement, contract, lease or commitment required to be disclosed pursuant to this Section 4.14 (each, a “Buyer Material Contract”) (i) is a valid and binding agreement of Holdings or its Subsidiaries and is in full force and effect, and is enforceable against Holdings or its applicable Subsidiary in accordance with its terms, subject to the Enforceability Exceptions, (ii) none of Holdings, its Subsidiaries or, to the Knowledge of Buyer as of the date hereof, any other party thereto is in default or breach in any respect under the terms of any such Buyer Material Contract, (iii) as of the date hereof, none of Holdings or its Subsidiaries has received any written notice, or, to the Knowledge of Buyer, oral notice of breach of, or intention or decision to cancel or terminate, any Buyer Material Contract, (iv) as of the date hereof, none of Holdings or its Subsidiaries has received any written notice, or, to the Knowledge of Buyer, oral notice of any indication that any Buyer Material Customer plans or has threatened to stop or materially decrease the amount of business conducted with Holdings and its Subsidiaries, and (v) as of the date hereof, none of Holdings or its Subsidiaries has received any written notice, or, to the Knowledge of Buyer, oral notice of any indication that any Buyer Material Supplier plans or has threatened to stop or materially decrease, the amount of business done with Holdings or its Subsidiaries, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Holdings and its Subsidiaries are not, and during the last twelve (12) months have not been, engaged in any material disputes or controversies with any Buyer Material Customer or Buyer Material Supplier. Buyer has made available to Dublin, to the extent permissible by applicable Law, copies of each Buyer Material Contract that are correct and complete in all material respects.

Section 4.15 Litigation. Except as set forth on Section 4.15 of the Buyer Disclosure Schedule, since January 1, 2022, as of the date hereof, (a) there are no Actions pending against or, to the Knowledge of Buyer, threatened against, Holdings or any of its Subsidiaries, and (b) there is no order, writ, judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Entity, except, in each case, for such matters as would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole, and would not prevent or materially delay, or reasonably be expected to prevent or materially delay, the ability of Holdings or its Subsidiaries to consummate the transactions contemplated by this Agreement or any other Acquisition Document to which Holdings, Buyer or any of their respective Subsidiaries is a party.

Section 4.16 Compliance with Laws. Except as would not reasonably be expected, individually or in the aggregate, to be material to the business of Holdings and its Subsidiaries, taken as a whole:

(a) neither Holdings nor any of its Subsidiaries is or has been since January 1, 2022 in violation of, and to the Knowledge of Buyer, is not under investigation with respect to and has not since January 1, 2022 been threatened to be charged with or given notice of any violation of, any applicable Law;

(b) neither Holdings nor any of its Subsidiaries, nor any of its and their respective directors, officers, employees in such capacity, nor, to the Knowledge of Buyer, any of its or their agents, distributors, or any other Person acting on behalf of Holdings or any of its Subsidiaries, is or at any time during the past five (5) years has been in violation of any Anti-Corruption Laws. None of Holdings, any of its Subsidiaries or any of its and their directors, officers, or employees is under pending, or to the Knowledge of Buyer, threatened investigation by any Governmental Entity with regard to any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under applicable Anti-Corruption Laws;

(c) At all times since January 1, 2020, Holdings and its Subsidiaries (i) has been and is in compliance in all material respects with all Export and Import Laws; and (ii) has obtained and complied in all material respects with all licenses, registrations and other authorizations required in connection with its exports, re-exports, deemed exports or re-exports, transfers or imports, in each case as required in accordance with Export and Import Laws; and

(d) Holdings and its Subsidiaries and their respective Representatives and each other Person acting on behalf of Holdings or its Subsidiaries are and have at all times since April 24, 2019 been in compliance with applicable Sanctions, and Holdings and its Subsidiaries, or any of their respective directors, officers or employees, in such capacity, or, to the Knowledge of Buyer, their agents, distributors or any other Person acting on behalf of Holdings or its Subsidiaries is not or at any time since April 24, 2019 has not been a Sanctioned Person or Restricted Person, and has not engaged in any dealings or transactions (whether directly or knowingly indirectly) with or for the benefit of any Restricted Person or Sanctioned Person, in violation of Export and Import Law or Sanctions.

Section 4.17 Tax Representations Relating to Holdings and its Subsidiaries. Except as set forth in the Buyer Disclosure Schedule, and as to matters that would not reasonably be expected, individually or in the aggregate, to be material to the business of Holdings and its Subsidiaries, taken as a whole, Holdings hereby represents and warrants to Dublin that:

(a) Each of Holdings and its Subsidiaries has timely filed, or caused to be timely filed, with the appropriate Taxing Authorities when due (taking into account any extensions), all Tax Returns that it is required to file. Each such Tax Return is true, correct and complete in all respects;

(b) All amounts of Taxes due and payable (whether or not shown as due and payable on any Tax Return) owed by Holdings or any of its Subsidiaries have been paid in full;

(c) All amounts of Taxes with respect to Holdings or any of its Subsidiaries that is (or was), in each case, required by applicable Law to be deducted, withheld or collected in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been timely and duly deducted, withheld or collected, and have been timely paid in full to the proper Taxing Authority to the extent due and payable;

(d) There is no Action or Tax Proceeding now pending or, to the Knowledge of Buyer, threatened against or with respect to Holdings or any of its Subsidiaries in respect of any amount of Tax;

(e) Neither Holdings nor any of its Subsidiaries has made any requests for rulings or determinations, with respect to any amount of Taxes of or related to Holdings or any of its Subsidiaries that are currently pending before a Taxing Authority or that will be in effect and binding on Holdings or any of its Subsidiaries after the Closing Date;

(f) Neither Holdings nor any of its Subsidiaries has (i) participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provision of state, local or non-U.S. Tax law) or (ii) a liability in respect of escheat, abandoned property or unclaimed property;

(g) In the two-year period preceding the date of this Agreement, neither Holdings nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code or in a distribution which could otherwise constitute a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement;

(h) There are no Liens for Taxes on any of the assets of Holdings, any of its Subsidiaries or any of their assets, in each case, other than Permitted Liens;

(i) No claim has been made by any Taxing Authority in any jurisdiction in which Holdings or any of its Subsidiaries does not file a Tax Return of a particular type or pay a specific Tax that that Holdings or its Subsidiaries is or may be required to filed such Tax Return or be subject to such Tax by that jurisdiction;

(j) Neither Holdings nor any of its Subsidiaries has entered into an agreement or arrangement (including any waiver of the statute of limitations or other extension of any period during which to collect a Tax or file any Tax Return) with any Taxing Authority with regard to Tax liabilities of or with respect to Holdings or any of its Subsidiaries, which waiver or extension that will be in effect and binding on Holdings or any of its Subsidiaries after the Closing Date;

(k) Other than with respect to a Tax Return for which the statute of limitations has expired, neither Holdings nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Holdings or one of Holdings’ Subsidiaries (each a “Buyer Group”)) or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of Holdings or members of a Buyer Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor, by operation of Law or by Contract (excluding for these purposes Contracts entered into in the ordinary course of business the principal purpose of which does not relate to Taxes); and

(l) Neither Holdings nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of a method of accounting prior to the close of business on the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) entered into prior to the close of business on the Closing Date, (iii) installment sale or open transaction disposition made prior to the close of business on the Closing Date, (iv) intercompany transaction occurring on or prior to the Closing Date, as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or non-U.S. Tax Law) or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement (including in this Section 4.17 and Section 4.23) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute or Tax asset (including methods of accounting, net operating losses or Tax basis) of Holdings or any of its Subsidiaries, or the ability of Holdings or any of its Affiliates (including the Transferred Subsidiaries) to utilize such Tax attributes or Tax assets in a taxable period (or portion thereof) beginning after the Closing Date.

Section 4.18 Properties; Liens.

(a) A true, correct and complete list of all real property that Holdings or any of its Subsidiaries owns (such real property, the “Buyer Owned Real Property”) or leases (as tenant) or subleases (as subtenant) or otherwise uses or occupies, other than Contracts for warehouse storage which are not material to the conduct of the business of Holdings or any of its Subsidiaries (such real property, the “Buyer Leased Real Property” and, together with the Buyer Owned Real Property, collectively, the “Buyer Real Property”) is set forth on Sections 4.18(a) of the Buyer Disclosure Schedule.

(b) The Buyer Real Property constitutes all the material real property that is used or held for use by Holdings (or any of its Subsidiaries) primarily in the conduct of the business of Holdings or any of its Subsidiaries, in each case, as currently conducted. With respect to the Buyer Real Property, except as set forth on Section 4.18(b) of the Buyer Disclosure Schedule: (i) no Person other than Holdings (or its applicable Subsidiaries), has a right to use or occupy the Buyer Real Property, except for (A) in the case of Buyer Leased Real Property, any such rights in respect of common areas, shared facilities or similar spaces, as reflected in the applicable Buyer Leases pertaining thereto and (B) temporary access or use rights customarily granted in the operation of the business of Holdings or any of its applicable Subsidiaries; (ii) neither Holdings nor any of its Subsidiaries is a party to any Contract granting any outstanding rights or other options in favor of any Person (other than a Subsidiary of Holdings) to purchase, lease, use or occupy any Buyer Real Property, except for (A) in the case of Buyer Leased Real Property, any such use or occupancy rights in respect of common areas, shared facilities or similar spaces, as reflected in the applicable Buyer Leases pertaining thereto and (B) temporary access or use rights customarily granted in the operation of the business of Holdings or any of its applicable Subsidiaries; (iii) there are no condemnation proceedings, expropriation or other proceeding in eminent domain pending or, to the Knowledge of Buyer, threatened, with respect to any Buyer Real Property or any portion thereof or interest therein; (iv) the buildings, structures, fixtures and other improvements located on any Buyer Real Property and the current use of the Buyer Real Property do not violate any planning, building, health, fire, zoning or similar land use restrictions of any Governmental Entity, in each case, in any material respect; and (v) all of the buildings, structures, appurtenances and other improvements comprising any Buyer Real Property have been maintained in all material respects in accordance with the usual business practices of Holdings (or its applicable Subsidiaries) and (1) are in reasonably good operating condition and repair, ordinary course wear and tear excepted and (2) are reasonably adequate and suitable in all material respects for the operation of the business of Holdings or any of its applicable Subsidiaries to the extent presently conducted thereon in the ordinary course, and Holdings (or its applicable Subsidiaries) has reasonably adequate rights of ingress and egress for operation of its business in the ordinary course of business for the purposes for which they are presently being used, except, in each of clauses (i) through (v), as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. Except for the transactions contemplated by this Agreement or any other Acquisition Document, as of the date hereof, none of Holdings or any of its Subsidiaries has entered into (or is currently subject to) any written commitments, contracts or options to purchase or acquire any material real property or any direct or indirect interest therein.

(c) Holdings (or its applicable Subsidiary) is the sole owner of and has legal and good and marketable fee simple title (or foreign equivalent thereof) to, or in the case of any Buyer Leased Real Property, has valid leasehold or subleasehold interests in (or the right to occupy the Buyer Leased Real Property under a services agreement or license) all Buyer Real Property, except where the failure to have such legal title or valid leasehold or subleasehold interests would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. With respect to each Buyer Lease for Buyer Leased Real Property, and except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect: (i) Holdings (or its applicable Subsidiary) has possession and quiet enjoyment of the Buyer Leased Real Property under such Buyer Lease and there are no disputes with the counterparties to such Buyer Lease; (ii) none of Holdings, its applicable Subsidiary or, to the Knowledge of Buyer, any other party to such Buyer Lease is in breach or default thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would (A) constitute such a breach or default by Holdings or its applicable Subsidiary (or, to the Knowledge of Buyer, by the counterparties to such Buyer Lease) or (B) permit the termination, modification or acceleration of rent under such Buyer Lease; (iii) neither Holdings nor its applicable Subsidiary has collaterally assigned or granted any other security interest in such Buyer Lease or any interest therein; and (iv) all Buyer Leases are valid and in full force and effect and are enforceable in accordance with their terms.

(d) No Buyer Real Property is subject to any Lien, other than Permitted Liens.

Section 4.19 Intellectual Property and Data Protection.

(a) The registrations and applications for registration of Patents, Trademarks, Copyrights and domain names set forth on Section 4.19(a) of the Buyer Disclosure Schedule constitute all Registered IP included in the Buyer Intellectual Property as of the date hereof (the “Buyer Registered Intellectual Property”). Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, all such Buyer Registered Intellectual Property is subsisting and, to the Knowledge of Buyer, valid and enforceable.

(b) Excluding ordinary course and routine office actions and other similar ex parte proceedings that may be pending before the United States Patent and Trademark Office or its foreign equivalents, no Proceedings are or have been pending or, to the Knowledge of Buyer, threatened in writing since January 1, 2022 which challenge the ownership, use, validity, registrability or enforceability of any rights in respect of any of the Buyer Registered Intellectual Property, or which allege that the conduct of the business of Holdings or its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property of any third party, in any material respect. As of the date hereof, (i) the conduct of the business of Holdings and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and since January 1, 2022, has not infringed, misappropriated, or otherwise violated, any Intellectual Property of any third party in any material respect, (ii) no third party is infringing, misappropriating or violating any Buyer Intellectual Property in any material respect, and (iii) none of the Buyer Intellectual Property is subject to any outstanding Judgment adversely affecting any rights thereto in any material respect.

(c) (i) Holdings and its Subsidiaries have obtained from all employees and consultants who have created any material Buyer Intellectual Property on behalf of Holdings or its Subsidiaries or otherwise within the scope of their engagement, either by operation of law or by valid and enforceable written agreement, assignments of such employees’ or consultants’ rights in such Buyer Intellectual Property, and (ii) to the Knowledge of Buyer, no employee or consultant of Holdings or its Subsidiaries is in material default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract to the extent such term relates to the protection, ownership, development, use or transfer of any such material Buyer Intellectual Property.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, Holdings and its Subsidiaries have each taken commercially reasonable measures to establish and preserve its ownership of, and rights in, all Buyer Intellectual Property (including by obtaining assignments of Buyer Intellectual Property from employees or consultants of Holdings or its Subsidiaries who have created such material Buyer Intellectual Property, through written agreements or by operation of Law), including to protect the confidentiality and value of all trade secrets and other Know-How included in the Buyer Intellectual Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, the Owned Buyer Software and, to the Knowledge of Buyer, the Software used by Holdings or its Subsidiaries (“Buyer Software”) does not contain (i) any computer code designed to disrupt, disable or harm in any manner the operation of any Software or hardware or (ii) any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the Software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

(e) Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, Holdings and its Subsidiaries have not incorporated any Software or source code that is distributed under an open source license in any Buyer Software owned or developed by Holdings or its Subsidiaries (“Owned Buyer Software”) in connection with the conduct of the business of Holdings or its Subsidiaries (including any such Owned Buyer Software currently under development) in a manner that would (i) require the contribution, sale, licensing, provision or public disclosure to any Person of any source code for such Owned Buyer Software or (ii) impose limitations on Holdings’ or any of its Subsidiaries’ right to require royalty payments from or restrict further distribution of such Owned Buyer Software (such as, for example, the GNU General Public License or other “copyleft” licenses).

(f) Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, neither Holdings nor any of its Subsidiaries has participated in any standards setting activities that would materially affect the proprietary nature of any Owned Buyer Software or restrict the ability of Buyer or any Transferred Subsidiary to enforce, license, or exclude others from using such Owned Business Software.

(g) Except as would not reasonably be expected to be material to the business of Holdings or its Subsidiaries, taken as a whole, since January 1, 2022, (i) there have been no Security Breaches, (ii) Holdings and its Subsidiaries have not notified in writing, or been required by applicable Law, Governmental Entity, or other Data Protection Obligation to notify in writing, any Governmental Entity of any Security Breach in connection with the business of Holdings or its Subsidiaries, (iii) Holdings and its Subsidiaries have complied in all material respects with Data Protection Obligations in connection with the business of Holdings or its Subsidiaries, (iv) no written claims, complaints, investigations or notices have been asserted or threatened in writing against Holdings or any of its Subsidiaries alleging any material non-compliance by Holdings or any of its Subsidiaries with Data Protection Obligations, and (v) there have been no failures, breakdowns, sustained material deviations from agreed performance standards, or other adverse events affecting any Buyer IT Assets that have caused any disruption of, or interruption in or to, the conduct of the business of Holdings or its Subsidiaries.

(h) Holdings and its Subsidiaries have taken commercially reasonable steps in the conduct of their business (including, implementing commercially reasonable technical and organizational measures) to protect Personal Data against loss, unauthorized access, use, modification, disclosure, or other misuse, in each case appropriate to the risk, in accordance with applicable Data Protection Obligations, including risks from accidental or unlawful Processing.

Section 4.20 Finders’ Fees. Except for Piper Sandler & Co., whose fees shall be paid by Buyer or one of its Affiliates, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Acquisition Document.

Section 4.21 Permits. Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, (a) Holdings, Buyer or one of their respective Subsidiaries possesses all Permits related to the operation of the business of Holdings, Buyer and their respective Subsidiaries as currently conducted, (b) such Permits are valid and in full force and effect and (c) each of Holdings, Buyer and their respective Subsidiaries are not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under such Permits.

Section 4.22 Customer and Supplier Balances. No material customer and supplier balances of Holdings, Buyer and their respective Subsidiaries shall be factored, securitized, sold or otherwise subject to any financing arrangement or transfer, in whole or in part, as of the Closing.

Section 4.23 Employee Benefit Plans and Employees.

(a) Section 4.23(a) of the Buyer Disclosure Schedule lists each material Buyer Benefit Plan. For each material Buyer Benefit Plan, Holdings has made available to Dublin a summary of the benefits provided under such plan or a copy of the current summary plan description.

(b) Except as set forth on Section 4.23(b) of the Buyer Disclosure Schedule, no Buyer Benefit Plan is, and neither Holdings nor any of its Affiliates has any Liability that will remain a Liability after the Closing Date under or with respect to any: (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) a “multiple employee welfare arrangement” as defined in Section 3(40) of ERISA; (iv) a “defined benefit plan” (as defined in Section 3(35) of ERISA); or (v) plan, program or arrangement that provides any post-retirement or post-termination medical, dental or life insurance benefits to any employee of Holdings or any of its Subsidiaries or any other Person (other than coverage mandated by Section 4980B of the Code and for which the beneficiary pays the full premium cost of coverage). For the avoidance of doubt, the foregoing representations set forth in this Section 4.23(b) are made solely with respect to plans that are not Buyer International Plans. No Buyer International Plan has been declared to be fully or partially wound up, nor, to the Knowledge of Buyer, has any act or event occurred which would cause any such plan to be wound up under its plan documents or pursuant to which any such plan could reasonably be expected to be ordered to be wound up, in whole or in part, by any Governmental Entity. Except as set forth on Section 4.23(b) of the Buyer Disclosure Schedule, no Buyer International Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject thereto) or is accounted for GAAP purposes as a defined benefit plan, and no Buyer International Plan has any material unfunded or underfunded Liabilities.

(c) Each Buyer Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and, to the Knowledge of Buyer, no condition exists nor has an event occurred that could reasonably be expected to adversely affect such qualification. Each Buyer International Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and, to the Knowledge of Buyer, no condition exists nor has an event occurred that could reasonably be expected to result in the loss or revocation of such status. Except as would not reasonably be expected, individually or in the aggregate, to result in any material Liability of Holdings or any of its Subsidiaries, each Buyer International Plan that is required to be registered has been registered and has been maintained in all material respects in good standing with all applicable regulatory authorities. Except as would not reasonably be expected, individually or in the aggregate, to result in any material Liability of Holdings or any of its Subsidiaries, (i) each Buyer Benefit Plan has been operated and maintained in compliance with its terms and applicable Law in all material respects and (ii) no event has occurred and no condition exists with respect to any Benefit Plan that could subject Holdings to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code, or any other applicable Law.

(d) Except as would not reasonably be expected, individually or in the aggregate, to result in any material Liability of Holdings or any of its Subsidiaries, no Proceeding by or before any Governmental Entity is (i) pending against or involves any Buyer Benefit Plan or (ii) to the Knowledge of Buyer, is threatened against or threatened to involve, any Buyer Benefit Plan.

(e) Holdings and each of its Subsidiaries are, and for the last three (3) years have been, in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, worker classification (including contractor classification), tax withholding, unemployment insurance, workers’ compensation, plant closings, mass layoffs, safety and health and continuation coverage under group health plans, except for failures to comply that would not reasonably be expected, with respect to any individual claim (or series of related claims) to result in any material Liabilities to Holdings or any of its Subsidiaries.

(f) Section 4.23(f) of the Buyer Disclosure Schedule lists each Collective Bargaining Agreement to which Holdings or any of its Subsidiaries is a party; there are no other Collective Bargaining Agreements to which Holdings or any of its Subsidiaries is a party. To the Knowledge of Buyer, since January 1, 2023, there have been no material labor organizing activities with respect to employees of Holdings or any of its Subsidiaries. Since January 1, 2023, to the Knowledge of Buyer, there have been no actual or, to the Knowledge of Buyer, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting Holdings or any of its Subsidiaries. Holdings and its Subsidiaries have satisfied in all material respects all notice, consulting or other obligations owed to employees or Unions under applicable Law or Collective Bargaining Agreement in connection with entering into this Agreement.

(g) No Buyer Benefit Plan is, and none of Holdings or any of its Affiliates contributes to, has any obligation to contribute to, or otherwise has any current or contingent Liability or obligation under or with respect to, a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (each such plan, a “Buyer Multiemployer Plan”). No unsatisfied withdrawal liability within the meaning of Title IV of ERISA with respect to any Buyer Multiemployer Plan (whether or not asserted by such Buyer Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by Holdings or any of its Affiliates, and none of such entities has received written notice that any Buyer Multiemployer Plan, has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and all material contributions (including installments) required to be made by Holdings and its Affiliates to any such Buyer Multiemployer Plan have been timely made.

(h) Except as would not reasonably be expected, individually or in the aggregate, to result in any material Liability of Holdings or any of its Subsidiaries, with respect to each Buyer Benefit Plan, all contributions, reimbursements, premiums, and other payments required to be made, and which have accrued or become due on or prior to the Closing Date have been paid in all material respects within the time periods prescribed by the terms of each Buyer Benefit Plan and applicable Laws, including ERISA and the Code, and to the extent not yet due, properly reflected on the books and records and other financial reports of Holdings.

(i) None of the execution, delivery or performance, or the consummation of the transactions contemplated by, this Agreement or any other Acquisition Document could reasonably be expected to (either alone or in conjunction with any other event, such as a termination of employment) (i) result in any payment or equity award (including severance, parachute or otherwise) becoming due to an employee of Holdings or any of its Subsidiaries or other current or former service provider of Holdings or any of its Subsidiaries under any Buyer Benefit Plan, (ii) increase any compensation payable to any employee or other current or former service provider of Holdings or any of its Subsidiaries under any Buyer Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits to any employee or other current or former service provider of any Holdings or any of its Subsidiaries under any Buyer Benefit Plan, (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, (v) result in the forgiveness of any loan or indebtedness owed to Holdings or any of its Subsidiaries by any employee or other individual in respect of their service to Holdings or its applicable Subsidiaries or (vi) result in the limitation or restriction of the rights of Holdings or any of its Subsidiaries to merge, amend or terminate any Buyer Benefit Plan. Notwithstanding the foregoing, the representation contained in this Section 4.23(i) shall not apply to and Holdings shall have no obligation to disclose any exceptions thereto with respect to payments for which neither Holdings nor any of its Subsidiaries will have any obligation or Liabilities on or following the Closing.

(j) Each Buyer Benefit Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered and maintained in all material respects in both form and operation according to the requirements of Section 409A of the Code and the guidance issued thereunder. Neither Holdings nor any of its Subsidiaries has an obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable, including under Sections 409A or 4999 of the Code.

(k) To the Knowledge of Buyer, as of the date of this Agreement, no current employee of Holdings or any of its Subsidiaries at the level of Vice President or higher has given notice of termination of employment or otherwise disclosed plans to terminate employment prior to the twelve (12) month anniversary of the Closing.

(l) Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, no employee of Holdings or any of its Subsidiaries has had their contract of employment transferred to Holdings or any of its Subsidiaries from another employer pursuant to TUPE and the Service Provision Change (Protection of Employment) Regulations (Northern Ireland) 2006 (SPC Regulations) in circumstances where the employee was entitled to rights under an occupational pension scheme which do not relate to benefits for old age, invalidity or survivors (within the meaning of regulation 10(2) of TUPE) in respect of the former employment.

(m) Holdings and each of its applicable Subsidiaries have reasonably investigated all sexual harassment allegations of which Holdings or any of its Subsidiaries has Knowledge. With respect to each such allegation with potential merit, Holdings or its applicable Subsidiaries have taken corrective action that is reasonably calculated to prevent further improper action. As of the date hereof, Holdings does not reasonably expect any material Liabilities with respect to any such allegations and are not aware of any such allegations that, if known to the public, would bring Holdings or any of its Subsidiaries into material disrepute.

Section 4.24 Environmental Compliance.

(a) Except as to matters that would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect:

(i) Holdings and its Subsidiaries are and have been since January 1, 2022, in compliance with all applicable Environmental Laws;

(ii) Holdings and its Subsidiaries possess and are in compliance with, and since January 1, 2022, have possessed and been in compliance with, all Environmental Permits required by all applicable Environmental Laws; (ii) all such Environmental Permits are valid and in full force and effect; (iii) neither Holdings nor any of its Subsidiaries is in default; and to the Knowledge of Buyer, no condition exists that with notice or lapse of time or both would constitute a default, under such Environmental Permits, and no Action is pending or, to the Knowledge of Dublin, threatened, the effect of which would reasonably be to suspend, modify or terminate any Environmental Permit;

(iii) since January 1, 2022 (or earlier to the extent unresolved) (x) no written notice, order, request for information, complaint, claim or penalty has been received by Holdings or any of its Subsidiaries, (y) there has been no Action pending or, to the Knowledge of Buyer, threatened, and (z) there has been no order, writ, Judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Entity, in the case of each of clauses (x), (y) and (z), which relates to an actual or alleged violation of or Liability under any Environmental Law; and

(iv) to the Knowledge of Buyer, (A) neither Holdings nor any of its Subsidiaries (nor any other Person to the extent giving rise to Liability for Holdings or any of its Subsidiaries) has Released, treated, stored, disposed of, arranged for the disposal of, transported, handled, manufactured, distributed, sold, used, processed, or exposed any Person to any Hazardous Substances (including at, on, under or migrating from the Buyer Real Property) and (B) no Buyer Real Property is contaminated by any Hazardous Substances, in each case of (A) and (B) in a manner or in quantities that would result in a violation of or give rise to a Liability under Environmental Laws.

(b) To the Knowledge of Buyer, Buyer, Holdings and their Subsidiaries have provided, or made available, to Dublin and Seller (i) all material environmental assessments, reports, audits and compliance reviews, including any Phase I or Phase II Environmental Site Assessment reports or audits of compliance with Environmental Laws relating to the Buyer Real Property and the current or former operations of Buyer, Holdings or any of their Subsidiaries, to the extent such assessment, reports, audits or reviews (A) are in the possession or control of Buyer, Holdings or any of their Subsidiaries and (B) were prepared since January 1, 2022 (or prior to January 1, 2022 to the extent bearing on a matter for which Buyer, Holdings or any of their Subsidiaries has received a material written notice, offer, request for information complaint or claim under Environmental Law that remains unresolved or outstanding), and (ii) all other material environmental, health or safety documents bearing on a matter which is not disclosed in the foregoing and is reasonably expected to give rise to any material Liability under Environmental Laws.

Section 4.25 Purchase for Investment. Holdings is acquiring the Business, including the Equity Interests, Acquired Assets and Transferred Subsidiaries, for the sole purpose of investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable foreign securities Law. Holdings acknowledges that the Equity Interests are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Law, and that such Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable. Holdings (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Business and is capable of bearing the economic risks of such investment.

Section 4.26 Buyer Insurance. Section 4.26 of the Buyer Disclosure Schedule contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by Holdings or any of its Subsidiaries as of the date of this Agreement (other than any of the foregoing underlying or maintained in connection with any Buyer Benefit Plans) that provide coverage for Holdings and its Subsidiaries in such amounts and with such limits and deductibles / retentions and against such types of risks and losses as are as set forth on Section 4.26 of the Buyer Disclosure Schedule. Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, (a) all such policies are in full force and effect, no invoiced premiums are overdue for payment (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by Holdings or any of its Subsidiaries with respect to any such policy providing coverage that is material to the operation of business of Holdings and its Subsidiaries that has not been replaced on substantially similar terms prior to the date of such cancellation or termination, (b) there are no pending or ongoing material claims with respect to which Holdings or its Subsidiaries has received written notice that coverage under any such policy has been rejected or denied by the applicable insurer(s) and (c) to the Knowledge of Buyer, there are no outstanding requirements by an insurance carrier for any of the policies maintained by Holdings or its Subsidiaries prior to the Closing for security or deposits that will give rise to a material capital expenditure by Holdings after the Closing.

Section 4.27 Related Party Transactions and Agreements. As of the date hereof, Section 4.27 of the Buyer Disclosure Schedule lists all Contracts and transactions between Holdings and its Affiliates, on the one hand, and Sponsor or any of its Affiliates (other than Holdings or its Affiliates), on the other hand, in each case of (a) and (b), that are material to Holdings, Buyer or their respective Subsidiaries (each such Contracts and transactions, a “Holdings Related Party Transaction”).

Section 4.28 Product Liabilities and Recalls. Section 4.28 of the Buyer Disclosure Schedule sets forth a list of each product warranty, product liability and product recall claims of Holdings and its Subsidiaries outstanding or experienced since January 1, 2022 which resulted in a material liability. Since January 1, 2022, (a) each product category and service offering manufactured or sold by Holdings and its Subsidiaries has been manufactured or sold in material conformity with all contractual commitments and all standard warranties, in each case, to the extent applicable except for failures to do so which in each individual instance (as to any product category or service offering) did not and would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, (b) Holdings and its Subsidiaries have not had a material liability for replacement or repair of any such product category or service offering or other damages in connection therewith, (c) Holdings and its Subsidiaries have not received any written notice asserting a claim for product liability or breach of warranty (including implied warranties) involving (other than ordinary course notices provided to customer service teams which do not result in an Action), and there has been no recall of any of the products of Holdings and its Subsidiaries which would reasonably be expected to have a Buyer Material Adverse Effect, and (d) Holdings and its Subsidiaries have not been denied product liability insurance coverage by a third party insurance provider. The standard product warranties of Holdings and its Subsidiaries with respect to the products it sells or has sold since January 1, 2022 have been made available to Dublin.

Section 4.29 Limited Guarantees. Concurrently with the execution of this Agreement, the Equity Investor has delivered to Dublin a duly executed Limited Guarantee, dated as of the date hereof. The execution, delivery and performance by the Guarantor of the Limited Guarantee, and the consummation of the transactions contemplated thereby, are within the organizational powers of the Guarantor and has been duly authorized by all necessary action on the part of the Guarantor. The Limited Guarantee is in full force and effect and constitutes a valid and binding obligation of the Guarantor party thereto, enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the party of the Guarantor under the Limited Guarantee.

Section 4.30 No Other Representations and Warranties.

(a) EACH OF BUYER AND HOLDINGS ACKNOWLEDGES AND AGREES THAT NEITHER DUBLIN NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS, THE EQUITY INTERESTS, TRANSFERRED SUBSIDIARIES, ACQUIRED ASSETS, ASSUMED LIABILITIES, TRANSFERRED JOINT VENTURES OR OTHER MATTERS THAT IS NOT SPECIFICALLY INCLUDED IN THIS AGREEMENT, THE DUBLIN DISCLOSURE SCHEDULE, THE OTHER ACQUISITION DOCUMENTS OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER DUBLIN NOR ANY OTHER PERSON HAS MADE A REPRESENTATION OR WARRANTY TO BUYER OR HOLDINGS WITH RESPECT TO, AND NEITHER DUBLIN NOR ANY OTHER PERSON, SHALL BE SUBJECT TO ANY LIABILITY TO BUYER, HOLDINGS OR ANY OTHER PERSON RESULTING FROM, DUBLIN OR ITS REPRESENTATIVES MAKING AVAILABLE TO BUYER AND HOLDINGS, (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS FOR THE TRANSFERRED SUBSIDIARIES OR THE BUSINESS, OR (II) ANY MATERIALS, DOCUMENTS OR INFORMATION RELATING TO THE TRANSFERRED SUBSIDIARIES, ACQUIRED ASSETS, ASSUMED LIABILITIES, TRANSFERRED JOINT VENTURES, THE EQUITY INTERESTS, DUBLIN OR THE BUSINESS MADE AVAILABLE TO BUYER, HOLDINGS OR THEIR RESPECTIVE COUNSEL, ACCOUNTANTS OR ADVISORS IN CERTAIN DATA ROOMS, OFFERING MEMORANDUM, CONFIDENTIAL INFORMATION MEMORANDUM, MANAGEMENT PRESENTATIONS OR OTHERWISE, IN EACH CASE, EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE OTHER ACQUISITION DOCUMENTS OR ANY CERTIFICATE DELIVERED PURSUANT TO HERETO OR THERETO. IN CONNECTION WITH BUYER’S AND HOLDING’S INVESTIGATION OF THE BUSINESS, DUBLIN HAS DELIVERED, OR MADE AVAILABLE TO BUYER, HOLDINGS AND THEIR RESPECTIVE AFFILIATES, AGENTS AND REPRESENTATIVES, CERTAIN BUDGETS, PROJECTIONS AND FORECASTS, INCLUDING, BUT NOT LIMITED TO, PROJECTED FINANCIAL STATEMENTS, CASH FLOW ITEMS AND OTHER DATA OF DUBLIN AND ITS SUBSIDIARIES RELATING TO THE BUSINESS AND CERTAIN BUSINESS PLAN INFORMATION OF THE BUSINESS. EACH OF BUYER AND HOLDINGS ACKNOWLEDGES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH BUDGETS, PROJECTIONS AND FORECASTS AND

PLANS AND ACCORDINGLY IS NOT RELYING ON THEM, THAT EACH OF BUYER AND HOLDINGS IS FAMILIAR WITH SUCH UNCERTAINTIES, THAT EACH OF BUYER AND HOLDINGS IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL BUDGETS, PROJECTIONS AND FORECASTS AND PLANS SO FURNISHED TO IT, AND THAT BUYER, HOLDINGS AND THEIR AFFILIATES, AGENTS AND REPRESENTATIVES SHALL HAVE NO CLAIM AGAINST ANY PERSON WITH RESPECT THERETO. ACCORDINGLY, EACH OF BUYER AND HOLDINGS ACKNOWLEDGES THAT, WITHOUT LIMITING THE GENERALITY OF SECTION 3.26, NEITHER DUBLIN NOR ANY OF ITS REPRESENTATIVES, AGENTS OR AFFILIATES HAVE MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH BUDGETS, PROJECTIONS AND FORECASTS AND PLANS. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF THE PARTIES THAT DUBLIN IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN ARTICLE III OF THIS AGREEMENT, THE OTHER ACQUISITION DOCUMENTS AND ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, NON-INFRINGEMENT, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE ACQUIRED ASSETS OR ASSUMED LIABILITIES AND, EXCEPT AS EXPRESSLY PROVIDED BY A REPRESENTATION OR WARRANTY IN ARTICLE III OF THIS AGREEMENT, ANY OTHER ACQUISITION DOCUMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO AND SUBJECT TO THE TERMS AND CONDITIONS OF ARTICLE III OF THIS AGREEMENT, ANY OTHER ACQUISITION DOCUMENT AND ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, AS APPLICABLE, IT IS UNDERSTOOD THAT BUYER IS ACQUIRING THE BUSINESS, INCLUDING THE TRANSFERRED SUBSIDIARIES, TRANSFERRED JOINT VENTURES, ACQUIRED ASSETS, ASSUMED LIABILITIES AND THE EQUITY INTERESTS, “AS IS” AND “WHERE IS” WITH ALL FAULTS AS OF THE CLOSING DATE WITH ANY AND ALL DEFECTS.

(b) THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER AND HOLDINGS IN THIS ARTICLE IV (IN EACH CASE, AS DISCLOSED AGAINST IN THE BUYER DISCLOSURE SCHEDULE) ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY BUYER AND HOLDINGS, RESPECTIVELY, UNDER THIS AGREEMENT. EACH OF BUYER AND HOLDINGS HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITSELF UNDER THIS AGREEMENT.

Section 4.31 Inspections; Independent Investigation; No Reliance.

(a) Buyer is an informed and sophisticated purchaser with knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of this Agreement and the transactions contemplated hereby, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Acquired Assets, Transferred Subsidiaries and the Equity Interests as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the other Acquisition Documents. Buyer confirms that (i) it can bear the economic risk of its investment in the Business, including the Acquired Assets, Transferred Subsidiaries and Equity Interests, and (ii) Dublin has made available to Buyer (x) the opportunity to ask questions of the officers and management employees of Dublin and its Affiliates, including the Business, and to acquire additional information about the business and financial condition of the Business, and (y) in the electronic data room maintained in connection with the transactions contemplated by this Agreement, information and documents, including written responses to questions submitted by, or on behalf of, Buyer, relating to the Business, Acquired Assets, Transferred Subsidiaries, Transferred Joint Ventures and Equity Interests. Buyer expressly acknowledges that, prior to entering into this Agreement, (A) it has completed all inquiries and investigations as it has deemed required to be conducted prior to the Closing, and, based thereon, has formed an independent judgment concerning each Transferred Subsidiary, and (B) it and its Representatives have been afforded sufficient access Buyer requires to the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Business, the Transferred Subsidiaries, the Acquired Assets and the Assumed Liabilities for purposes of conducting a due diligence investigation, and that Buyer has conducted to its satisfaction an independent due diligence investigation of the Transferred Subsidiaries and has received satisfactory answers to the inquiries it requires prior to the Closing related to the Business, the Transferred Subsidiaries, the Acquired Assets and the Assumed Liabilities.

(b) Buyer hereby expressly acknowledges that its purchase of the Equity Interests and the consummation of the transactions contemplated hereby are not done in reliance upon any representation or warranty or omission by, or information from, Dublin, its Representatives, its Affiliates or any other Person, whether oral or written, express or implied, except for the representations and warranties of Dublin specifically and expressly set forth in Article III and any certificate delivered pursuant to this Agreement or in any other Acquisition Document to which Dublin or any of its Affiliates is a party, and Buyer hereby expressly acknowledges that Dublin, its Representatives and its Affiliates expressly disclaim any other representations and warranties and Buyer expressly disclaims any reliance thereon.

ARTICLE V

COVENANTS

Section 5.1 Certain Governmental Approvals.

(a) Subject to the terms and conditions set forth in this Agreement and including Section 5.1(f) below, Dublin and Buyer shall use their respective reasonable best efforts (subject to, and in accordance with, Regulatory Laws) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner possible, and in any event prior to the Outside Date, the Acquisition and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Acquisition and the other transactions contemplated by this Agreement, (ii) subject to Section 5.1(f), taking all actions necessary to obtain (and cooperating with each other in obtaining) any approval of any third party, including any Governmental Entity set forth on Section 5.1(a) of the Dublin Disclosure Schedule (which actions shall include furnishing all information as may be required in connection with Consents under Regulatory Laws) required to be obtained or made by Dublin or Buyer or any of their respective Subsidiaries in connection with the Acquisition or the other transactions contemplated by this Agreement, (iii) causing the expiration or termination of any applicable waiting periods under the HSR Act or any other applicable Regulatory Law set forth on Section 5.1(a) of the Dublin Disclosure Schedule, (iv) avoiding or eliminating each and every impediment under the Regulatory Laws that may be asserted by any Governmental Entity or any other Person and (v) subject to Section 5.1(f) and Section 5.25(a), the execution and delivery of any additional instruments necessary to consummate the Acquisition and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Unless otherwise expressly agreed herein, neither Party nor any of its Affiliates shall be obligated to grant any consideration, or pay any fee or other similar payment to any third party from whom Consent is required or requested from or by such third Person in connection with the consummation of the transactions contemplated by this Agreement in order to obtain any such Consent; provided, however, that whether or not the Acquisition or the other transactions contemplated by this Agreement are consummated, Buyer shall be responsible for the payment to any Governmental Entity of all filing fees payable in connection with seeking and/or obtaining the expiration or termination of any waiting periods and/or approval from any Governmental Entity.

(b) Without limiting the generality of the undertaking pursuant to Section 5.1(a), in connection with the matters contemplated by this Section 5.1, Dublin and Buyer shall each keep the other reasonably apprised of the status of Regulatory Approvals relating to the completion of the Acquisition and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals and causing the expiration or termination of any applicable waiting periods under the HSR Act or any other applicable Regulatory Law. In that regard, subject to the Dublin Confidentiality Agreement, Buyer Confidentiality Agreement and Section 5.5, each Party shall promptly consult with the other Party to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or their counsel) copies of) all filings (or drafts thereof) made by such Party with any Governmental Entity or any other information supplied by such Party to, or substantive correspondence with, a Governmental Entity in connection with this Agreement, the Acquisition and the other transactions contemplated by this Agreement. Subject to the Dublin Confidentiality Agreement, Buyer Confidentiality Agreement and Section 5.5 of this Agreement, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally and in writing of) any substantive communication from or with any Governmental Entity regarding the Acquisition and the other transactions contemplated by this Agreement, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed substantive communication (whether written or oral) with any such Governmental Entity. If either Party or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Acquisition or the other transactions contemplated by this Agreement, then such Party will use its reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request (and in any event, certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act or any other applicable Regulatory Law as soon as reasonably practicable, unless otherwise agreed to by the other Party in writing). Neither Party hereto nor its Representatives shall participate in any substantive meeting or discussion with any

Governmental Entity or representative thereof in connection with this Agreement, the Acquisition or any of the other transactions contemplated by this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other Party in advance to the extent permitted under applicable Law and, to the extent not prohibited by such Governmental Entity or applicable Law, gives the other Party (or its Representatives) the opportunity to attend and participate thereat. Subject to the Dublin Confidentiality Agreement, Buyer Confidentiality Agreement and Section 5.5, each Party shall furnish the other Party with copies of all substantive correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement, the Acquisition or any of the other transactions contemplated by this Agreement, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity. Dublin and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material or sensitive information with respect to any partner, equityholder, investment professional executive or Affiliate of Buyer, or any Affiliate or Representative of the foregoing, provided to the other under this Section 5.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Dublin or Buyer, as the case may be) or its outside legal counsel; provided that materials provided pursuant to this Section 5.1(b) may be redacted (i) to remove references concerning the valuation of or future plans for the Business, (ii) as necessary to comply with applicable Law, and (iii) as necessary to address reasonable privilege concerns. Dublin and Buyer shall jointly develop, determine and cooperate with one another with respect to (and in each case subject to compliance with Section 5.1(f)(i)) (A) the strategy for obtaining any approvals under Regulatory Laws or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses) any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, including determining the strategy, timing, form and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with or subject to this Section 5.1 (including directing the timing, nature and substance of all such responses, including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with the subject matter of this Section 5.1) and the strategy, timing, form and content of any divestitures or other remedial undertakings made for the purpose of securing any required Consents under Regulatory Laws and (B) the defense and settlement of any action brought by or before any Governmental Entity that has authority to enforce any Regulatory Laws; provided, however, that in each case, Buyer shall be entitled to make the final determination as to the appropriate cause of action and, for the avoidance of doubt, this proviso shall not modify the obligations of the Parties pursuant to this Section 5.1. Notwithstanding the foregoing, the Parties agree (x) no Party shall extend, directly or indirectly, any waiting period or comparable period under the HSR Act (including by withdrawing its filing under the HSR Act) or any other Regulatory Laws or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of the other Parties and (y) Dublin, its Subsidiaries and the Transferred Joint Ventures shall not be required to agree to any action described in clauses (i) through (vi) of Section 5.1(f) that is not conditioned on Closing, nor to agree to sell, divest, license or otherwise dispose of to any third party any portion of the Business or the Acquired Assets.

(c) Dublin and Buyer shall, as promptly as practicable, but in no event later than (i) twenty (20) Business Days after the date hereof unless otherwise agreed to by the other Party in writing, file the notification and report form pursuant to the HSR Act and (ii) as promptly as reasonably practicable (and in any event within twenty five (25) Business Days) after the date hereof, submit all other notifications (in final form or, where applicable, draft form), filings or registrations to obtain the Regulatory Approvals set forth on Section 5.1(c) of the Dublin Disclosure Schedule.

(d) Dublin and Buyer shall use reasonable best efforts to cooperate with each other in (i) determining whether any filings are required to be made with, or Consents are required to be obtained from, or submitted to, any third parties or other Governmental Entities under any other applicable Regulatory Law in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (including any post-Closing filings) and (ii) timely making all such filings and timely seeking all such Consents in accordance with the terms of this Section 5.1.

(e) Each of Dublin and Buyer shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Acquisition or any of the other transactions contemplated by this Agreement under any Regulatory Laws. In connection therewith, if any Action is instituted (or threatened to be instituted), challenging any of the transactions contemplated by this Agreement as violative of any Regulatory Laws, each of Dublin and Buyer shall cooperate and use their respective reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed or overturned any Judgment whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Acquisition or any of the other transactions contemplated by this Agreement, including by using reasonable best efforts to vigorously pursue all available avenues of administrative and judicial appeal.

(f) Without limiting Section 5.1(e) in any respect, Buyer shall, at Buyer’s sole cost, use its reasonable best efforts to take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all Regulatory Approvals (and cause to expire or terminate all applicable waiting periods under the HSR Act or any other applicable Regulatory Law) in connection with the consummation of the Acquisition, as promptly as practicable. In furtherance of the foregoing, Buyer shall proffer to, and shall, and shall cause Holdings and its Subsidiaries to, (i) take the actions set forth on Section 5.1(f)(i) of the Dublin Disclosure Schedule; (ii) sell, divest, license or otherwise dispose of, or hold separate and agree to sell, divest, license or otherwise dispose of specific assets or categories of assets or businesses constituting the Acquired Assets or any other assets or businesses now owned or used or presently or hereafter sought to be acquired by Holdings and its Subsidiaries; (iii) create, terminate, amend, assign or divest relationships, contractual rights or obligations of the Business, Buyer or Holdings and its Subsidiaries; (iv) take any and all actions and make any and all behavioral commitments, whether or not they limit or modify Buyer’s or its Subsidiaries’ rights of ownership in, or ability to conduct the business of, one or more of its or their operations, divisions, businesses, product lines, customers or assets, including, after the Closing, the Business or any of the Acquired Assets; (v) grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party; and (vi) enter into agreements, including with the relevant Governmental Entity, giving effect to the foregoing clauses (i) through (v), in each case as promptly as practicable (but in any event prior to the Outside Date) after it is determined that such action is necessary to obtain approval for consummation of the transactions contemplated by this Agreement by any Governmental Entity. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall any Party or any of their respective Affiliates be required to take or commit to take any action, or agree to any such condition or restriction, described in clauses (i) through (vi) of the immediately preceding sentence that is not conditioned upon the occurrence of the Closing and (y) (I) Dublin, its Subsidiaries and the Transferred Joint Ventures shall not be required to sell, divest, license or otherwise dispose of to any third party any portion of the Business or the Acquired Assets prior to the Closing and (II) Dublin and its Affiliates shall not be required to agree to any remedy impacting Dublin or such Affiliate, other than as set forth on Section 5.1(f)(ii) of the Dublin Disclosure Schedules. In furtherance of the foregoing, Buyer shall, and shall cause its Subsidiaries to, keep Dublin fully informed of all matters, discussions and activities relating to any of the matters described in or contemplated by clauses (i) through (vi) of this Section 5.1(f).

(g) During the period from the date of this Agreement until the Closing Date (or such later date on which all transfers of the Business and Acquired Assets contemplated by Section 5.18 have been completed), except as required by this Agreement, Buyer and its Affiliates (including solely, with respect to this Section 5.1(g), the Equity Investor) shall not, without the prior written consent of Dublin, enter into any Contract to effect any transaction (including any acquisition, merger, consolidation, stock or asset purchase) or knowingly permit any action to be taken or transaction to be entered into, that would reasonably be expected to have a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, none of Buyer or its Affiliates (including solely, with respect to this Section 5.1(g), the Equity Investor) shall, and shall not cause any Person to, enter into any transaction or Contract to effect any transaction (including any acquisition, merger, consolidation, stock or asset purchase), unless such transaction or Contract to effect such transaction would not reasonably be expected to (x) increase in any non de minimis respect the risk of failing to obtain any Consents of any Governmental Entity necessary or advisable to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under any Regulatory Law as promptly as practicable and in any event prior to the Outside Date; (y) increase in any non de minimis respect the risk of any Governmental Entity entering an order restraining, delaying or prohibiting (whether temporary, preliminary or permanently), the consummation of the transactions contemplated by this Agreement, or increase in any non de minimis respect the risk of not being able to vacate, lift, reverse or overturn any such order on appeal or otherwise as promptly as practicable and in any event prior to the Outside Date; or (z) delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.2 Covenants Relating to Dublin’s Conduct of Business.

(a) Except (i) as set forth on Section 5.2(a) of the Dublin Disclosure Schedule, (ii) as Buyer may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law or any Governmental Entity, or as a result of or pursuant to Business Specified Conflict Measures, (iv) as necessary to implement the Pre-Closing Reorganization in accordance with this Agreement (including Section 5.4) or (v) as otherwise expressly required by the terms of this Agreement (including Sections 5.1, 5.2(c) and 5.11, but subject to the limitations set forth therein), or any other Acquisition Documents in existence as of the date of this Agreement, from the date of this Agreement to the Closing, Dublin shall, and shall cause its Subsidiaries to (x) conduct the Business in all material respects in the ordinary course of business and (y) use commercially reasonable efforts to preserve intact the Business’s organization and goodwill and preserve the Business’s business relationships with Dublin Material Customers and Dublin Material Suppliers and others having material business relationships with the Business; provided, however, (A) that no action by Dublin or any of its Subsidiaries with respect to matters specifically addressed by Section 5.2(b) shall be deemed to be a breach of this Section 5.2(a) unless such action would constitute a breach of Section 5.2(b), (B) the failure of Dublin or any of its Affiliates (including the Transferred Subsidiaries) to take any action prohibited by Section 5.2(b) shall in no circumstances be deemed a breach of this Section 5.2(a) and (C) Buyer’s consent with respect to any action or matter pursuant to Section 5.2(b) shall be deemed to constitute consent to such action or inaction for purposes of this Section 5.2(a).

(b) Except (I) as set forth on Section 5.2(b) of the Dublin Disclosure Schedule, (II) as Buyer may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), (III) as required by applicable Law or any Governmental Entity (or, with respect to Section 5.2(b)(iv)(D)(x) and (y), (x),(xiii), (xiv), (xv), (xvi) (but solely as applied to the foregoing), as a result of or pursuant to Business Specified Conflict Measures), (IV) exclusively related to the Excluded Dublin Businesses, Excluded Assets and/or Retained Liabilities, (V) as necessary to implement the Pre-Closing Reorganization in accordance with this Agreement (including Section 5.4) or (VI) as expressly required by the terms of this Agreement (including Sections 5.1, 5.2(c) and 5.11, but subject to the limitations set forth therein) or any other Acquisition Documents in existence as of the date of this Agreement, solely with respect to the Business, from the date of this Agreement to the Closing, Dublin shall not, and shall cause its Subsidiaries not to, do any of the following without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(i) (A) amend or propose to amend the certificate of incorporation or bylaws or equivalent organizational documents of any Transferred Subsidiary, (B) split, combine or reclassify any outstanding capital stock or other equity interests in any Transferred Subsidiary, (C) declare, set aside or pay any non-cash dividend or non-cash distribution from any Transferred Subsidiary to any Person other than a wholly-owned Transferred Subsidiary or (D) purchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock or other equity interests or securities of any Transferred Subsidiary;

(ii) with respect to any Transferred Subsidiary, issue, sell, pledge, transfer, encumber, assign, convey, surrender, relinquish or otherwise dispose of, or agree to issue, sell, pledge, transfer, encumber, assign, convey, surrender, relinquish or otherwise dispose of, any additional equity interests of, or any options, warrants or rights of any kind to acquire any equity securities of any class or any debt or other equity securities (including those which are convertible into or exchangeable for such equity securities);

(iii) propose or adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, receivership, insolvency or similar proceeding with respect to any Transferred Subsidiary or otherwise related to the Business;

(iv) except (A) other than for purposes of clause (y), in the ordinary course of business consistent with past practice with respect to Business Employees (1) with annual base salary equal to or less than $250,000, and (2) who would not be eligible to receive long-term incentive compensation, (B) as may be required under Law, a Collective Bargaining Agreement or any Business Benefit Plan, (C) for any compensation or benefits provided to Business Employees that constitutes a Business Closing Transaction Expense or for which Dublin or its Subsidiaries shall be solely obligated to pay and which does not increase Buyer or its Affiliates’ (including the Transferred Subsidiaries) financial obligations with respect to such Business Employees following the Closing, or (D) as required to implement the obligations of Dublin or its Affiliates under Article VII of this Agreement: (x) increase or decrease, or grant any additional compensation or benefits to be paid or provided to any Covered Individual, (y) establish, adopt, enter into, amend or terminate (1) any material Business Benefit Plan (other than as it applies uniformly to Business Employees and other similarly employees of Dublin and its Affiliates who are not Business Employees), or (2) any Transferred Subsidiary Benefit Plan or Assumed Plan (other than pursuant to and in accordance with Section 7.7), or (z) take any action to accelerate the time of payment, vesting or funding of any compensation or benefits to any Covered Individual under any Business Benefit Plan or otherwise;

(v) except for any compensation or benefits provided to Business Employees that constitutes a Business Closing Transaction Expense, Indebtedness or for which Dublin or its Subsidiaries shall be solely obligated to pay and which does not increase Buyer or its Affiliates’ (including the Transferred Subsidiaries) financial obligations with respect to such Business Employees following the Closing other than with respect to the employer portion of Taxes attributable to the Replacement Awards, grant or announce any equity or equity-based incentive awards to any Covered Individual;

(vi) transfer the sponsorship of, or any Liabilities relating to, any Business Benefit Plan to a Transferred Subsidiary (other than an Assumed Plan or a Transferred Subsidiary Benefit Plan pursuant to and in accordance with Section 7.7);

(vii) (A) hire any Business Employee or other individual (1) whose annual base salary would be more than $250,000 or (2) who would be eligible to receive long-term cash incentive compensation (in each case, other than the hiring of any individual to replace any Business Employee who resigns or whose employment is terminated, or to fill a vacancy or open requisition, in each case, to the extent that the compensation and benefits provided are substantially consistent with the compensation and benefits provided to similarly situated employees), or (B) terminate (other than for cause) any Business Employee or other individual (1) whose annual base salary is more than $250,000, or (2) who would be eligible to receive long-term cash incentive compensation;

(viii) (A) reassign the duties of a Business Employee or any other employee of Dublin or its Affiliates, in each case, with annual base salary in excess of $250,000 such that he or she would or would not be considered a Business Employee, respectively, or (B) transfer any employees to or from any Transferred Subsidiaries (other than as contemplated pursuant to Section 7.1);

(ix) except as in the ordinary course of business (including, but not limited to, renewals of existing Collective Bargaining Agreements in accordance with the terms thereof), as otherwise permitted by this Agreement, or as may be required under Law, enter into, adopt, extend, renew, terminate or materially amend any Collective Bargaining Agreement with a Union or recognize or certify any Union or group of Business Employees as the bargaining representative for any Business Employees;

(x) implement any employee mass layoffs, plant closings, or reductions in force, in each case, impacting fifty (50) or more employees at a single site of employment where any Business Employee is located within a thirty (30) day period;

(xi) except for transactions among Dublin and its Affiliates in the ordinary course of business which do not result in or create any Assumed Liabilities, issue any note, bond or other debt security, or create, incur, assume or guarantee, any indebtedness for borrowed money in excess of $5,000,000 in the aggregate, or (other than in the ordinary course of business and as would not be material to the Business) make any loans or advances to any Person, in each case, other than (A) Business Current Liabilities, (B) intercompany loans and intercompany advances, (C) Retained Liabilities and (D) Indebtedness that will be repaid, discharged or terminated prior to or at the Closing Date or to the extent all applicable Transferred Subsidiaries will be released from such Indebtedness-related Contracts at the Closing;

(xii) (A) make any material acquisition (by merger, consolidation or acquisition of stock or assets or otherwise) of any assets or businesses which would be part of the Business other than acquisitions of businesses or assets already contracted by Dublin or its Subsidiaries as of the date hereof, (B) sell, transfer, lease, license (other than non-exclusive licenses of Business Intellectual Property granted in the ordinary course of business), let lapse, abandon, pledge or dispose of, or incur or create any Lien (other than Permitted Liens) with respect to, any material Acquired Assets (including material Business Intellectual Property) or (C) abandon or let lapse any material patents or patent applications included in the Business Registered Intellectual Property, in each case of the foregoing clauses (B) and (C), other than abandonment or lapse of Business Registered Intellectual Property at the end of its final non-extendible statutory term;

(xiii) (A) make any capital expenditures in excess of $5,000,000 in the aggregate, except (1) as set forth in the budget set forth on Section 5.2(b)(xiii) of the Dublin Disclosure Schedule or (2) amounts to be paid in full prior to the Closing or reflected as a Business Current Liability in Business Closing Net Working Capital, or (B) fail to make any capital expenditures in accordance with the capital expenditures budget set forth on Section 5.2(b)(xiii) of the Dublin Disclosure Schedule (taking into account the expected timing of such capital expenditures during the applicable budget period);

(xiv) amend, cancel, compromise or waive any material claim or right of the Business, or settle or compromise any Proceeding, or enter into any consent decree or settlement agreement with any Governmental Entity, against or affecting the Business other than settlements or compromises of any Proceeding that is a Retained Liability incurred in the ordinary course of business, where the amount paid in settlement or compromise does not exceed $2,000,000 individually or $5,000,000 in the aggregate and where such settlements do not impose future material restrictions or requirements on the Business or involve an admission of criminal wrongdoing;

(xv) (A) amend or modify in any material respect, waive any material provision of, terminate (other than by expiration) or extend (other than by automatic extension or renewal) any Dublin Material Contract, other than, in each case, (x) in the ordinary course of business, as would not be materially adverse to the Business or (y) renewals, terminations or expirations in accordance with the terms of any Dublin Material Contract and in the ordinary course of business; provided that this Section 5.2(b)(xv)(A) shall not apply to amendments, modifications, terminations or the entry into Shared Contracts that are not Related to the Business if such amendment, modification or termination would not reasonably be expected to be adverse and material to the Business taken as a whole, or (B) amend, modify in any material respect, waive any material provision of, terminate, supplement or waive any rights under the Joint Venture Buyout Agreement or permit the closing of the Joint Venture Buyout prior to the Closing;

(xvi) other than in the ordinary course of business, enter into any Contract which would have been a Dublin Material Contract if entered into prior to the date hereof;

(xvii) make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law;

(xviii) (A) make, change or revoke a material Tax election with respect to the Transferred Subsidiaries (other than (1) any elections on any Dublin Combined Tax Returns, (2) any elections on Tax Returns requiring consistent filing across an affiliated, consolidated or other similar group, (3) for the avoidance of doubt, any entity classification election consistent with the Pre-Closing Reorganization, and (4) the making of initial elections by newly formed entities other than an entity classification election), (B) change any of the Transferred Subsidiaries’ method of accounting for Tax purposes, (C) change any annual Tax accounting period of the Business or any of the Transferred Subsidiaries, (D) file a material amended Tax Return for any of the Transferred Subsidiaries in a manner that is inconsistent with past practices or file any material ruling or request for a material ruling with any Taxing Authority related to the Transferred Subsidiaries, (E) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes of any of the Transferred Subsidiaries, (F) settle any claim or assessment in respect of any material Taxes, (G) enter into any closing or similar agreement with any Taxing Authority in respect of the Transferred Subsidiaries, the Transferred Joint Ventures, the Acquired Assets or the Business or (H) surrender any right to claim a refund of material Taxes, in the case of clauses (A) through (H), except for any action that would not reasonably be expected to result in a material increase in the Tax liability of, or be adverse in any material respect to, any of the Transferred Subsidiaries or the Business or of Buyer or any of its Affiliates for any Post-Closing Tax Period or of Buyer; or

(xix) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.2 shall prohibit or otherwise restrict in any way the operation of the business of Dublin or its Subsidiaries, except solely with respect to the conduct of the Business (other than actions, if any, solely to the extent related to the Excluded Dublin Businesses, Excluded Assets and/or Retained Liabilities, which shall not be prohibited or restricted in any way). For the avoidance of doubt, notwithstanding any provision herein to the contrary, prior to the Closing, without the consent of Buyer, Dublin and its Subsidiaries will be permitted to (i) declare and pay dividends and distributions of, or otherwise transfer or advance, to Dublin or any Subsidiary thereof, any Cash Equivalents (including in connection with any “cash sweep” or cash management practices) or Excluded Assets, (ii) make any payments under, repay (in part or in full), refinance, replace, transfer, exchange or settle any Indebtedness or intercompany receivables, payables, loans, notes and balances (including those that would, after the Closing, be Surviving Intergroup Accounts), (iii) subject to Section 5.4, execute, deliver and perform obligations under any agreement entered into in connection with the Pre-Closing Reorganization and (iv) take any action expressly contemplated pursuant to Section 5.13 or Section 5.17 (including any action with respect to, or implementing, the Pre-Closing Reorganization in accordance with Section 5.4).

(d) To the extent permitted under applicable Law, Dublin and its applicable Affiliates shall vote against taking (or refraining from taking) any action with respect to the exercise of management, voting, consent or similar rights that would cause (or permit, if Dublin or its applicable Affiliate could prevent such action by taking or not voting in a particular manner) the Transferred Joint Ventures to take any action (or inaction) that, if taken (or not taken) by a Transferred Subsidiary, would be prohibited pursuant to Section 5.2(b); provided that no Person shall be required to take (or not take) any action that would reasonably be expected to constitute or result in a breach of any of the organizational documents of such Transferred Joint Venture, any applicable Joint Venture Agreement, any Contract between the Transferred Joint Ventures and Dublin or its Affiliates, or such Person’s fiduciary or similar duties to the Transferred Joint Venture or the party to such Transferred Joint Venture that is not an Affiliate of Dublin.

Section 5.3 Covenants Relating to Buyer’s Conduct of Business.

(a) Except (i) as set forth on Section 5.3(a) of the Buyer Disclosure Schedule, (ii) as Dublin may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law or any Governmental Entity, or as a result of or pursuant to Buyer Specified Conflict Measures or (iv) as otherwise required by the terms of this Agreement (including Sections 5.1 and 5.3(c)) or any other Acquisition Documents in existence as of the date of this Agreement, from the date of this Agreement to the Closing, Holdings and Buyer shall, and shall cause its Subsidiaries to conduct the business of Holdings, Buyer and its Subsidiaries in good faith, and use commercially reasonable efforts to, preserve intact Holdings, Buyer’s and its Subsidiaries organization and goodwill and preserve Holdings, Buyer’s and its Subsidiaries’ business relationships with Buyer Material Customers and Buyer Material Suppliers and others having material business relationships with Holdings, Buyer and its Subsidiaries; provided, however, (A) that no action by Buyer or any of its Subsidiaries with respect to matters specifically addressed by Section 5.3(b) shall be deemed to be a breach of this Section 5.3(a) unless such action would constitute a breach of Section 5.3(b), (B) the failure of Holdings, Buyer or any of its Affiliates to take any action prohibited by Section 5.3(b) shall in no circumstances be deemed a breach of this Section 5.3(a) and (C) Dublin’s consent with respect to any action or matter pursuant to Section 5.3(b) shall be deemed to constitute consent to such action or inaction for purposes of this Section 5.3(a).

(b) Except (i) as set forth on Section 5.3(b) of the Buyer Disclosure Schedule, (ii) as Dublin may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law or any Governmental Entity (or as a result of or pursuant to Buyer Specified Conflict Measures) or (iv) as required by the terms of this Agreement (including Sections 5.1, 5.3(c) and 5.11) or any other Acquisition Documents in existence as of the date of this Agreement, from the date of this Agreement to the Closing, Holdings and Buyer shall not, and shall cause their respective Subsidiaries not to, do any of the following without the prior written consent of Dublin (such consent not to be unreasonably withheld, conditioned or delayed):

(i) (A) amend or propose to amend the certificate of incorporation or bylaws or equivalent organizational documents of Holdings, Buyer or any of their respective Subsidiaries in a manner that would require the consent of Equity Seller Reinvestment Holdco pursuant to the Equity Term Sheet if such action was taken following the Closing (for this purpose, assuming Equity Seller Reinvestment Holdco is deemed to own currently the percentage of Class A-1 Units of Holdings it will own at Closing), (B) split, combine or reclassify any outstanding capital stock or other equity interests in Holdings, (C) declare, set aside or pay any cash or non-cash dividend or cash or non-cash distribution from Holdings, Buyer or any of their respective Subsidiaries, to any Person other than a wholly-owned Subsidiary, or (D) purchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock or other equity interests or securities of Holdings, Buyer or any of their respective Subsidiaries (other than those redemptions, repurchases or acquisitions of equity securities held by employees of Holdings or any of its Subsidiaries following their ceasing to be an employee);

(ii) make any payment or other transfer that would constitute, or otherwise create or incur or allow to incur any Holdings Leakage, other than Permitted Holdings Leakage;

(iii) propose or adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, receivership, insolvency or similar proceeding with respect to Holdings, Buyer or any of their respective Subsidiaries;

(iv) not take any action that would require the consent of Equity Seller Reinvestment Holdco pursuant to the Equity Term Sheet if such action was taken following the Closing; provided that, notwithstanding anything to the contrary contained herein, in no event shall this Section 5.3(b) prohibit Buyer, Holdings or their respective Affiliates from, or require Buyer, Holdings or their respective Affiliates to give notice to or obtain consent from the Dublin or its Affiliates with respect to, taking any action to the extent required to consummate the transactions expressly contemplated in the Debt Commitment Letter or any actions required by Section 5.27 (including the consummation of the Debt Financing), but subject to the requirements of Section 5.27;

(v) for Holdings or any of its Subsidiaries, issue, sell, transfer, assign or convey of, or agree to issue, sell, transfer, assign or convey, any additional equity interests of, or any options, warrants or rights of any kind to acquire any equity securities of any class, other than (A) issuances or sales of Class A Units of Holdings at no less than $3,250 per unit, subject to the terms of the Equity Term Sheet or (B) issuances of incentive equity securities of Holdings to employees of Holdings and its Subsidiaries with a threshold value (or applicable similar concept) no less than $3,250;

(vi) except for transactions among Holdings, Buyer and their respective Subsidiaries in the ordinary course of business, issue any note, bond or other debt security, or create, incur, assume or guarantee, any indebtedness for borrowed money which would result in the debt-to-EBITDA ratio of Holdings and its Subsidiaries to exceed five (5) following such issuance, creation, incurrence, assumption or guarantee;

(vii) make any material acquisition (by merger, consolidation or acquisition of stock or assets or otherwise) of any businesses (however structured) other than acquisitions of businesses or assets that would not have a Buyer Material Adverse Effect;

(viii) other than in the ordinary course of business, enter into any Contract which would have been a Holdings Related Party Transaction if entered into prior to the date hereof;

(ix) make any material change in any method of financial accounting or financial accounting practice or policy applicable to Holdings, Buyer or their respective Subsidiaries, other than such changes as are required by GAAP, applicable Law or the auditors of Holdings and its Subsidiaries; or

(x) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

Section 5.4 Pre-Closing Reorganization.

(a) At or prior to the Closing, Dublin shall, and shall cause each of its applicable Subsidiaries to, subject to Section 5.10 and Section 5.11, (i) transfer, convey, deliver and assign to a Transferred Subsidiary, all of their respective rights, title and interest in and to the Acquired Assets intended to be held by the Transferred Subsidiaries at the Closing pursuant to the Pre-Closing Reorganization Steps, free and clear of all Liens (other than Permitted Liens), and cause a Transferred Subsidiary to assume, all of the Assumed Liabilities intended to be held by the Transferred Subsidiaries at the Closing pursuant to the Pre-Closing Reorganization Steps and (ii) transfer, convey, deliver and assign to Dublin or Affiliates thereof (other than a Transferred Subsidiary) all of their respective rights, title and interest in and to any Excluded Assets held by any of the Transferred Subsidiaries, and cause Dublin or Affiliates thereof (other than a Transferred Subsidiary) to assume, and satisfy and discharge when due, all of the Retained Liabilities, in the case of each of clauses (i) and (ii), pursuant to such Conveyancing and Assumption Instruments as may be required by applicable Law to effect the transfer, conveyance, delivery or assignment of the Acquired Assets or Excluded Assets, or assumption of Assumed Liabilities or Retained Liabilities, as applicable (the “Pre-Closing Reorganization”). The Parties intend that the transfer of the Transferred Subsidiaries and the Transferred Joint Ventures shall result in an indirect transfer of only those assets of the Transferred Subsidiaries or the Transferred Joint Ventures that would otherwise (that is, if the Parties were transferring assets of the Transferred Subsidiaries and not their equity interests) fall within the definition of “Acquired Assets” (and not “Excluded Assets”), and in an indirect transfer of only those Liabilities of the Transferred Subsidiaries or the Transferred Joint Ventures that would otherwise fall within the definition of “Assumed Liabilities” (and not “Retained Liabilities”).

(b) Dublin shall, and shall cause its Subsidiaries to, complete the Pre-Closing Reorganization in accordance with the steps plan set forth in Section 5.4(b)(1) of the Dublin Disclosure Schedule (the “Pre-Closing Reorganization Steps”) such that the Transferred Subsidiaries and the Transferred Joint Ventures shall, immediately prior to the Closing, have the legal entity structure and entity classifications for U.S. federal income tax purposes shown in Section 5.4(b)(2) of the Dublin Disclosure Schedule (such structure and entity classifications, the “Intended End State”). Dublin shall keep Buyer reasonably informed in respect of the actions of the Pre-Closing Reorganization Steps. Except as set forth in Section 5.4 of the Dublin Disclosure Schedule, Dublin may modify the Pre-Closing Reorganization Steps as reasonably determined prior to the Closing; provided that (i) Dublin shall keep Buyer reasonably informed in respect of, and shall consult with Buyer with respect to, any such modifications that would reasonably be expected to be adverse in any material respect to Buyer or the Business (taking into account the provisions of this Agreement and the other Acquisition Documents, and provided that if Buyer does not respond to any such consultation within five (5) Business Days, such consultation shall be deemed complete), (ii) Buyer’s consent shall be required (which consent shall not be unreasonably withheld, conditioned or delayed) (provided that if Buyer does not respond to any such request for consent within five (5) Business Days, Buyer shall be deemed to have consented) for modifications that would reasonably be expected to be adverse in any material respect to Buyer, its Affiliates (including any Transferred Subsidiary following the Closing) or the Business (taking into account the provisions of this Agreement and the other Acquisition Documents), (iii) Dublin shall consider in good faith Buyer’s comments with respect to such modifications, and (iv) Dublin and Buyer shall cooperate on the Pre-Closing Reorganization. For purposes of determining whether Buyer, its Affiliates, or the Business would reasonably be expected to suffer a material and adverse impact from any change to the Pre-Closing Reorganization Steps, the Parties agree that the Pre-Closing Reorganization Steps are not intended to deliver any particular quantum of Tax attributes to Buyer and its Affiliates for any period after the Closing (other than the delivery of fair market value tax basis, for U.S. federal income tax purposes, of the assets of the Transferred Subsidiaries set forth on Section 5.4(b) of the Dublin Disclosure Schedule treated as partnerships or disregarded entities (or in equity interests in such Transferred Subsidiaries that are treated as partnerships for U.S. federal income tax purposes, as applicable) for U.S. federal income tax purposes, as a result of the Acquisition). Notwithstanding anything to the contrary in this Agreement, Dublin and its Subsidiaries may, subject to the two (2) immediately preceding sentences, prior to the Closing, take any actions to implement the Pre-Closing Reorganization (whether or not expressly depicted in the Pre-Closing Reorganization Steps) including (A) actions necessary to ensure that, upon the Closing, each Transferred Subsidiary shall have the entity classification for U.S. federal income tax purposes shown for each Transferred Subsidiary in the Pre-Closing Reorganization Steps, (B) transfers of equity interests in any of the Transferred Subsidiaries to Dublin or any of its Subsidiaries, (C) distributions and other transfers of excess cash from any of the Transferred Subsidiaries, (D) transfers (by way of contributions, loans or otherwise) to fund the Transferred Subsidiaries as needed to implement the Pre-Closing Reorganization, (E) payments or other transfers to reduce or eliminate any intercompany indebtedness or other intercompany account and (F) actions necessary to ensure that, upon the Closing, Transferred Subsidiaries do not own the Excluded Dublin Businesses or Excluded Assets. The Intended End State may not be modified after the date hereof without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Prior to the Closing, Dublin shall assign the Joint Venture Buyout Agreement, including its rights, interests and obligations thereunder (other than those obligations that cannot be assigned in accordance with the terms thereof), to the applicable Transferred Subsidiaries that will, following the Pre-Closing Reorganization, own the equity interests in the Designated Joint Ventures currently owned by a Retained Dublin Subsidiary.

Section 5.5 Confidentiality.

(a) Each of Buyer and Dublin acknowledges that the information being provided to it in connection with the Acquisition and the other transactions contemplated hereby is subject to the terms of the (i) Confidentiality Agreement between Dublin and Sponsor, dated as of March 12, 2025 (the “Dublin Confidentiality Agreement”), and (ii) Confidentiality Agreement between Dublin and Buyer, dated as of July 25, 2025 (the “Buyer Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety; provided that actions taken by the Parties hereunder to the extent necessary in order to comply with their respective obligations under Section 5.1 hereunder shall not be deemed to be in violation of this Section 5.5, the Dublin Confidentiality Agreement or the Buyer Confidentiality Agreement. Effective upon, and only upon, the Closing, the Dublin Confidentiality Agreement shall terminate with respect to information to the extent relating to the Business, the Acquired Assets or the Assumed Liabilities; provided that each of Buyer and Dublin acknowledges that its respective obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Dublin or any of its Subsidiaries or Representatives (other than solely with respect to the Business) or on behalf of Buyer or any of its Affiliates or Representatives, respectively, shall continue to remain subject to the terms and conditions of the Dublin Confidentiality Agreement and the Buyer Confidentiality Agreement, as applicable.

(b) (i) For a period of seven (7) years from and after the Closing (and for trade secrets, for so long as they remain trade secrets), Dublin shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence, and (ii) from and after the Closing until the fifth (5th) anniversary of the Closing (and for trade secrets, for so long as they remain trade secrets), Dublin shall not, and shall cause each of its Affiliates not to, use for the benefit of Dublin or any of its Affiliates or to the detriment of Buyer, any of its Affiliates (including the Transferred Subsidiaries and the Transferred Joint Ventures) or the Business, any and all information, whether written or oral, to the extent exclusively relating to the Business, the Acquired Assets or the Assumed Liabilities (including any Know-How to the extent included in the Acquired Assets), except in the case of each of clauses (i) and (ii), as expressly permitted pursuant to the terms of any Acquisition Documents or any other agreement between the Parties or to the extent that such information (A) is generally available to the public through no fault of Dublin, any of its Affiliates or their respective Representatives; (B) is lawfully acquired by Dublin, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not, to Dublin’s Knowledge, prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (C) is independently developed by

Dublin or any of its Affiliates from and after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 5.5(b); (D) is required to be disclosed by Law or to a Governmental Entity or otherwise in connection with compliance, tax or regulatory activity; or (E) Dublin or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a Proceeding with respect to (and solely to the extent related to) a claim for indemnification pursuant to Section 10.2 of this Agreement; provided that such information may only be used (1) if the Proceeding relates to the scope of any Excluded Assets or any Retained Liabilities (but not with respect to any breach of any post-Closing covenant or agreement of Dublin contained in the Agreement) or (2) if otherwise properly obtained through discovery in a Proceeding between the Parties; provided that, in the event that any demand or request for disclosure of such information is made pursuant to clause (D) above, Dublin shall promptly notify Buyer of the existence of such request or demand and shall provide Buyer a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will reasonably cooperate in obtaining (each at their own expense). In the event that such appropriate protective order or other remedy is not obtained, Dublin shall disclose only that portion of such information which Buyer is advised by its outside counsel is legally required to be disclosed. Notwithstanding the foregoing, nothing herein shall prevent Dublin or its Subsidiaries or Affiliates or their respective Representatives from disclosing or using any Information used or held for use in any Excluded Dublin Business, solely to the extent that such Information does not constitute an Acquired Asset.

(c) (i) For a period of seven (7) years from and after the Closing (and for trade secrets, for so long as they remain trade secrets), Buyer shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence, and (ii) from and after the Closing until the fifth (5th) anniversary of the Closing (and for trade secrets, for so long as they remain trade secrets), Buyer shall not, and shall cause each of its Affiliates not to, use for the benefit of Buyer or any of its Affiliates or to the detriment of Dublin, any of its Affiliates or the Excluded Dublin Businesses, any and all information, whether written or oral, to the extent exclusively relating to the Excluded Dublin Businesses, the Excluded Assets or the Retained Liabilities (including any Know-How to the extent included in the Excluded Assets), except in the case of each of clauses (i) and (ii), as expressly permitted pursuant to the terms of any Acquisition Documents or any other agreement between the Parties or to the extent that such information (A) is generally available to the public through no fault of Buyer, any of its Affiliates or their respective Representatives; (B) is lawfully acquired by Buyer, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (C) is independently developed by Buyer or any of its Affiliates from and after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 5.5(c); (D) is required to be disclosed by Law or to a Governmental Entity or otherwise in connection with compliance, tax or regulatory activity; or (E) Buyer or any of its Affiliates, on the one hand, and Dublin or any of its Affiliates, on the other hand, are adverse parties in a Proceeding with respect to (and solely to the extent related to) a claim for indemnification pursuant to Section 10.3 of this Agreement; provided that such information may only be used (1) if the Proceeding relates to the scope of any Assumed Liabilities or any Acquired Assets (but not with respect to any breach of any post-Closing covenant or agreement of Dublin contained in the Agreement) or (2) if otherwise properly obtained through discovery in a Proceeding between the Parties; provided that, in the event that any demand or request for disclosure of such information is made pursuant to clause (D) above, Buyer shall promptly notify Dublin of the existence of such request or demand and shall provide Dublin a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will reasonably cooperate in obtaining (each at their own expense). In the event that such appropriate protective order or other remedy is not obtained, Buyer shall disclose only that portion of such information which Dublin is advised by its outside counsel is legally required to be disclosed.

(d) Notwithstanding the foregoing in this Section 5.5, to the extent that an Acquisition Document is governed by the Umbrella Secrecy Agreement or another Contract pursuant to which a Party hereto or its Affiliate is bound that specifically provides that certain information covered under this Section 5.5 shall be held confidential on a basis that is more protective of such information or for a longer period of time than provided for in this Section 5.5, then the applicable provisions contained in such Acquisition Document or other Contract shall control with respect thereto.

Section 5.6 Access to Information.

(a) During the period prior to the Closing Date, Dublin shall, and shall cause its Subsidiaries to, afford Buyer and its Representatives, during normal business hours, upon reasonable advance notice and solely to the extent permitted under applicable Law, reasonable access to (i) the Business Real Property and Information that constitutes an Acquired Asset of Dublin and its Subsidiaries, and (ii) such other Information as may be reasonably requested relating to the Business, Transferred Subsidiaries, Acquired Assets, Assumed Liabilities and the Continuing Employees (but solely to the extent (A) related to the Business, (B) necessary for Buyer to reasonably prepare to integrate the Business after the Closing and the Transferred Subsidiaries into its own business following the Closing Date and (C) material to the Business taken as a whole (the “Specified Business Information”)); provided that prior to the Closing Date, none of Buyer or any of its Affiliates shall conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of air, soil, sediment, surface water, ground water or other environmental media or building material at, on, under or within the Business Real Property or any facility on the Business Real Property without the prior written consent of Dublin, which may be granted or denied in Dublin’s sole discretion; provided, further, that Dublin and its Affiliates shall not be required to provide Buyer or its Representatives with (x) any Information related to the Acquisition or Dublin’s or its Representatives’ evaluation thereof, including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the Business without being primarily prepared for the Acquisition or financial information required to be delivered pursuant to Section 5.6(c), Section 5.14 or Section 5.26, (y) any Information or access to Business Real Property requested in connection with any actual or purported due diligence investigation after the date hereof or (z) any financial operation Information other than as required pursuant to Section 5.6(c), Section 5.14 or Section 5.26; provided, further, that, neither Dublin nor any of its Affiliates shall be required to disclose any such Information or provide access to any Business Real Property: (A) if doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject or, upon the advice of counsel, would jeopardize attorney-client privilege or contravene any Laws or violate any Contract to which Dublin or any of its Affiliates (including the Transferred Subsidiaries) is party or by which any of the assets or properties of Dublin or any of its Affiliates (including the Transferred Subsidiaries) are bound, (B) if Dublin or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto, (C) if such Party reasonably determines in good faith that such information is competitively sensitive or (D) to the extent related to the Excluded Dublin Businesses, the Excluded Assets or the Retained Liabilities; provided that, in the case of clause (A) above, Dublin shall use its commercially reasonable efforts to obtain any required consents or take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure; provided, further, that, in the case of clause (C) above, Dublin shall use its commercially reasonable efforts to disclose such information to Buyer through a “clean team” or other arrangement designed to protect the competitive sensitivity of such information. Buyer agrees that any investigation undertaken pursuant to the access granted under this Section 5.6(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or the Excluded Dublin Businesses, and in no event shall Dublin or its Affiliates be required to devote (or cause their Representatives to devote) more than 400 person hours in the aggregate in any month in meetings with Buyer or its Representatives or gathering Information for Buyer or its Representatives, relating to requests under this Section 5.6(a). For purposes of illustration, when calculating person hours for purposes of this Section 5.6(a), a one (1) hour meeting attended by Representatives of Buyer and three (3) employees of Dublin would give rise to three (3) person hours. Any request for Information pursuant to this Section 5.6(a) shall be submitted pursuant to the instructions set forth in Section 5.6(a) of the Dublin Disclosure Schedule.

(b) During the period prior to the Closing Date, Buyer shall, and shall cause its Subsidiaries to, afford Dublin and its Representatives, monthly financial reports of Holdings and its Subsidiaries in accordance with Section 5.6(c). In addition, Buyer shall consider in good faith requires from Dublin and its Representatives for additional Information as may be reasonably requested relating to the business of Holdings, Buyer or their respective Subsidiaries (but solely to the extent (A) related to the business of Holdings, Buyer or their respective Subsidiaries and (B) material to the business of Holdings, Buyer or their respective Subsidiaries taken as a whole (such Information, the “Specified Buyer Information”)), it being understood that in no event shall Buyer be required to provide Dublin, its Affiliates or their respective Representatives with any information that Equity Seller Reinvestment Holdco would not be entitled to receive pursuant to the terms of the Equity Term Sheet; provided that Buyer and its Affiliates shall not be required to provide Dublin or its Representatives with any Information related to the Acquisition or Buyer’s or its Representatives’ evaluation thereof, including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the Business without being primarily prepared for the Acquisition; provided, further, that, neither Buyer nor any of its Affiliates shall be required to disclose any such Information: (A) if doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject or, upon the advice of counsel, would jeopardize attorney-client privilege or contravene any Laws or violate any Contract to which Buyer or any of its Affiliates is party or by which any of the assets or properties of Buyer or any of its Affiliates are bound, (B) if Buyer or any of its Subsidiaries, on the one hand, and Dublin or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto, or (C) if such Party reasonably determines in good faith that such information is competitively sensitive; provided that, in the case of clause (A) above, Buyer shall use its commercially reasonable efforts to obtain any required consents or take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure; provided, further, that, in the case of clause (C) above, Buyer shall use its commercially reasonable efforts to disclose such information to Dublin through a “clean team” or other arrangement designed to protect the competitive sensitivity of such information.

(c) During the period starting on the date hereof until the date immediately preceding the Closing Date, as promptly as reasonably practicable after the end of each month (beginning with the end of August 2025), (i) Dublin shall use commercially reasonable efforts to deliver to Buyer copies of monthly reports reflecting management reported figures with respect to the items, and in the form, set forth Section 5.6(c) of the Dublin Disclosure Schedule, and (ii) Buyer shall use commercially reasonable efforts to deliver to Dublin copies of monthly reports reflecting management reported figures with respect to the items, and in the form, set forth Section 5.6(c) of the Buyer Disclosure Schedule.

(d) Notwithstanding anything in this Agreement to the contrary, during the period prior to the Closing Date or the earlier termination of this Agreement, (i) without the prior written consent of Dublin (email being sufficient) (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any vendor, supplier, landlord, customer, employee or contractual partner of the Business, Dublin, any of its Affiliates (including the Transferred Subsidiaries) or any of their Representatives regarding the business, operations or prospects of the Business or the Transferred Subsidiaries or this Agreement, the Acquisition Documents or the transactions contemplated hereby or thereby and (ii) without the prior written consent of Buyer (email being sufficient) (which consent shall not be unreasonably withheld, conditioned or delayed), Dublin shall not, and shall cause its Affiliates and its Representatives not to, contact any vendor, supplier, landlord, customer, employee or contractual partner of the business of Holdings, Buyer and their respective Affiliates or any of their Representatives regarding the business, operations or prospects of the business of Holdings, Buyer and their respective Subsidiaries or this Agreement, the Acquisition Documents or the transactions contemplated hereby or thereby.

(e) For a period of four (4) years after the Closing, Buyer shall, and shall cause its Affiliates to, afford Dublin, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, reasonable access and duplicating rights (with copying costs to be borne by Dublin) to Information solely to the extent related to (i) the Excluded Dublin Businesses for the period prior to the Closing and not otherwise in the possession of Dublin, its Affiliates and their respective Representatives or, solely for the purposes described in the penultimate sentence of this Section 5.6(e) or to the extent reasonably necessary for the Parties to complete the separation of assets as contemplated by this Agreement, to the extent related to the Business for the period prior to the Closing (or for such other reasonable purposes as may be agreed by the Parties) or (ii) Specified Buyer Information. Notwithstanding the foregoing, neither Buyer nor any of its Affiliates shall be required to disclose any information: (A) if doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject or, upon the advice of counsel, jeopardize attorney-client privilege or contravene any Laws, (B) if Dublin or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto (other than a Proceeding with respect to a claim for indemnification under this Agreement) or (C) if such Party reasonably determines in good faith that such information is competitively sensitive; provided that, in the case of clause (A) above, Buyer shall use its commercially reasonable efforts to obtain any required consents or take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure, and in the case of clause (C) above, Buyer shall use its commercially reasonable efforts to provide such information to Dublin through a “clean team” or other arrangement designed to protect the competitive sensitivity of such information. Without limiting the generality of the foregoing, information may be requested under this Section 5.6(e) to the extent necessary in connection with Dublin’s or its Subsidiaries’ preparation of amendment of Tax Returns or preparation of financial statements and in connection with Proceedings to which neither Buyer nor any of its Affiliates is party, as well as for purposes of fulfilling SEC and statutory audit disclosure and reporting obligations. Buyer agrees to use commercially reasonable efforts to hold all books and records existing on the Closing Date that are transferred to Buyer (whether directly or indirectly through the possession thereof by the Transferred Subsidiaries) and not to destroy or dispose of any portion thereof that relates to the Excluded Dublin Businesses, Excluded Assets or Retained Liabilities for a period of four (4) years from the Closing Date without the consent of Dublin (such consent not to be unreasonably withheld, conditioned or delayed).

(f) For a period of four (4) years after the Closing, Dublin shall, and shall cause its Affiliates to, afford Buyer, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, reasonable access and duplicating rights (with copying costs to be borne by Buyer) to Specified Business Information for the period prior to the Closing and not otherwise in the possession of, or previously made available to (including via an electronic file sharing or file transfer site or similar methodology, including SharePoint), Buyer, its Affiliates or its Representatives. Notwithstanding the foregoing, neither Dublin nor any of its Affiliates shall be required to disclose any information: (A) if doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject or, upon the advice of counsel, jeopardize attorney-client privilege or contravene any Laws or violate any Contract to which Dublin or any of its Affiliates (including the Transferred Subsidiaries) is party or by which any of the assets or properties of Dublin or any of its Affiliates (including the Transferred Subsidiaries) are bound, (B) if Buyer or any of its Subsidiaries, on the one hand, and Dublin or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto (other than a Proceeding with respect to a claim for indemnification under this Agreement) or (C) if such Party reasonably determines in good faith that such information is competitively sensitive; provided that, in the case of clause (A) above, Dublin shall use its commercially reasonable efforts to obtain any required consents or take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure, and in the case of clause (C) above, Dublin shall use its commercially reasonable efforts to provide such information to Buyer through a “clean team” or other arrangement designed to protect the competitive sensitivity of such information. Dublin agrees to use commercially reasonable efforts to hold any Specified Business Information existing on the Closing Date that is in its possession after giving effect to the Closing (other than information already in the possession of, or previously provided or made available to (including via an electronic file sharing or file transfer site or similar methodology) Buyer, its Affiliates or Representatives) and not to destroy or dispose of any portion thereof to the extent related to the Business, the Acquired Assets or Assumed Liabilities (other than to the extent related to a Retained Liability or the operation of the Excluded Dublin Businesses) for a period of four (4) years from the Closing Date. Notwithstanding anything to the contrary in this Section 5.6(f), (1) Dublin shall not be required to provide (and shall be permitted to redact and exclude from access) copies of or access to Information that is an Excluded Asset to which Buyer or the Transferred Subsidiaries does not have a license pursuant to any Acquisition Document (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Acquisition Document) and (2) with respect to any Information to which Buyer or a Transferred Subsidiary, as applicable, has a license pursuant to any Acquisition Document (or such Information is reasonably necessary to exercise such license), such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Acquisition Document.

(g) Auditors and Audits; Annual and Quarterly Financial Statements and Accounting. Without limiting Section 5.6(e) in any respect, Buyer agrees (on behalf of itself and each Transferred Subsidiary) that, following the Closing until the completion of Dublin’s audit for the fiscal year of Dublin in which the Closing occurs and in any event solely with respect to (x) any statutory audit with respect to any fiscal year ending on or prior to December 31 of the calendar year in which the Closing occurs for any portion of a fiscal year prior to the Closing, (y) the preparation and audit of Dublin’s financial statements for the year ended December 31, 2025, the fiscal year of Dublin in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after December 31, 2024, or amendments thereto and (z) the audit of Dublin’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of Dublin’s disclosure controls and procedures in respect of the year ended December 31, 2025, the fiscal year of Dublin in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after December 31, 2024; provided that in the event that Dublin changes its auditor within one (1) year of the completion of Dublin’s audit for the fiscal year ended most recently prior to the Closing, then Dublin may request reasonable access on the terms set forth in this Section 5.6(g) for a period of up to one hundred and eighty (180) days from such change; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 5.6(g) shall be afforded by Buyer to Dublin (from time to time following the Closing), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the SEC, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law:

(i) Annual Financial Statements. (A) Buyer shall provide or provide access to Dublin on a timely basis all Information reasonably required to meet Dublin’s schedule for the preparation, printing, filing, and public dissemination of Dublin’s annual financial statements for the fiscal year ending December 31, 2025, the fiscal year of Dublin in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after December 31, 2024, and for management’s assessment of the effectiveness of Dublin’s disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K of the Securities Act and, to the extent applicable to Dublin, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”) for the fiscal year ending December 31, 2025, the fiscal year of Dublin in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after December 31, 2024, and (B) without limiting the generality of the foregoing clause (A), Buyer shall provide all required financial and other Information with respect to itself and the Transferred Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Dublin’s auditor (“Dublin’s Auditor”) with respect to Information to be included or contained in Dublin’s annual financial statements for the fiscal year ending December 31, 2025, the fiscal year of Dublin in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after December 31, 2024, and to permit Dublin’s Auditor and management to complete the Internal Control Audit and Management Assessments, if required.

(ii) Access to Personnel and Records. Subject to the confidentiality provisions of this Agreement, and to the extent it relates to the time prior to the Closing, (A) Buyer shall authorize and request its respective auditors to make reasonably available to Dublin’s Auditor, during normal business hours and upon reasonable notice, both the personnel who performed or are performing the annual audits of the Transferred Subsidiaries and work papers related to the annual audits of the Transferred Subsidiaries, in all cases within a reasonable time prior to the Transferred Subsidiaries’ auditors’ opinion date, so that Dublin’s Auditor is able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Transferred Subsidiaries’ auditors as it relates to their auditors’ report on Dublin’s financial statements, all within sufficient time to enable Dublin to meet its timetable for the printing, filing and public dissemination of its annual financial statements with the SEC for the fiscal year ending December 31, 2024, the fiscal year of Dublin in which the Closing occurs and any fiscal year ending prior to the fiscal year in which the Closing occurs but after December 31, 2023, and (B) Buyer shall use commercially reasonable efforts to make reasonably available to Dublin’s Auditor and management, during normal business hours and upon reasonable notice, its personnel and records in a reasonable time prior to Dublin’s Auditor’s opinion date and the Transferred Subsidiaries’ management’s assessment date so that Dublin’s Auditor and the Transferred Subsidiaries’ management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.

Section 5.7 Separation of Information.

(a) Dublin shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to deliver or make available (including electronically) to Buyer or a Transferred Subsidiary as promptly as reasonably practicable (and in no event later than the second (2nd) anniversary of the Closing) all material Information that constitutes an Acquired Asset, but is commingled in Dublin’s and the Retained Dublin Subsidiaries’ current records or archives (whether stored with a third party or directly by Dublin or any Retained Dublin Subsidiary) (for the avoidance of doubt, Dublin may redact Information that is an Excluded Asset to which Buyer or the Transferred Subsidiaries does not have a license pursuant to any Acquisition Document (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Acquisition Document)); provided that if Buyer or a Transferred Subsidiary does not take possession of such Information as promptly as reasonably practicable following Dublin or its Subsidiaries delivering or making available such Information in accordance with this Section 5.7(a), Dublin or its Subsidiaries shall be entitled to destroy such Information after giving Buyer at least thirty (30) Business Days advance notice in writing of such destruction (and, if Buyer responds within twenty (20) Business Days requesting such Information, Dublin shall afford Buyer access to copy (at Buyer’s expense) such Information to which Buyer is entitled pursuant to this Section 5.7 for a reasonable period of time prior to the destruction or disposition thereof); provided, further, that with respect to any material Information to which Buyer or a Transferred Subsidiary, as applicable, has a license pursuant to any Acquisition Document (or such Information is reasonably necessary to exercise such license), such material Information shall be delivered only to the extent of such license (or such reasonable need for related material Information) or access and otherwise subject to the terms of the applicable Acquisition Document.

(b) If Buyer identifies in writing particular material Information (whether in written, electronic documentary or other archival documentary form) that Buyer reasonably believes constitutes an Acquired Asset within two (2) years of the Closing Date (or to which Buyer, a Transferred Subsidiary or another Affiliate of Buyer has a license pursuant to an Acquisition Document (or such Information is reasonably necessary to exercise such license)), but is held by or on behalf of Dublin or a Retained Dublin Subsidiary, Dublin shall, and shall cause the Retained Dublin Subsidiaries to, request that the archive holder deliver such item to Dublin for review as soon as reasonably practicable, and Dublin shall review such request and deliver the requested material to Buyer, as applicable, as promptly as reasonably practicable and in any event within ten (10) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, Dublin shall deliver the material to Buyer, as applicable, as promptly as reasonably practicable and shall notify Buyer of the expected timeframe to allow Buyer to narrow such request if desired; provided, further, that with respect to any material Information to which Buyer or a Transferred Subsidiary has a license pursuant to any Acquisition Document, such material Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Acquisition Document (or such Information is reasonably necessary to exercise such license); provided, further, that if such requested material does not constitute an Acquired Asset (and Buyer or a Transferred Subsidiary is not otherwise granted a license pursuant to an Acquisition Document (and such Information is not reasonably necessary to exercise such license)), Dublin shall not deliver the material to Buyer but shall provide Buyer with an explanation in reasonable detail of such determination and discuss with Buyer in good faith.

(c) Dublin shall (and shall procure that its Subsidiaries shall) make all transfers or disclosures of material Information pursuant to this Section 5.7 in compliance with applicable Data Protection Obligation.

Section 5.8 Production of Witnesses and Individuals. From and after the Closing Date, Dublin and Buyer shall use and shall cause their respective Subsidiaries to use commercially reasonable efforts to make available to each other, upon written request, their respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Proceedings in which the requesting Party may from time to time be involved relating to the conduct of the Business or the Excluded Dublin Businesses. Dublin and Buyer agree to reimburse each other for reasonable and documented out-of-pocket costs and expenses (other than officers’ or employees’ salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 5.8. Notwithstanding the foregoing, the provisions of this Section 5.8 shall not apply to Proceedings brought between Dublin and its Affiliates (but not including the Transferred Subsidiaries and Transferred Joint Ventures), on the one hand, and Buyer and its Affiliates (including after the Closing Date, the Transferred Subsidiaries and Transferred Joint Ventures) on the other hand.

Section 5.9 Publicity. Each of the Parties hereby agrees with the other Party (a) to coordinate with the other Party on the Parties’ respective initial press releases with respect to the Acquisition and (b) that no press release or similar public announcement or communication shall, if prior to, or after, the Closing, be made or be caused to be made (including by such Party’s Affiliates) concerning the execution or performance of this Agreement without the written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that each Party has consulted with the other Party, and provided meaningful opportunity for review and given due consideration to reasonable comment by the other Party. Notwithstanding the foregoing (i) either Party may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws or the rules and regulations of the stock exchange upon which the securities of one of the Parties (or its ultimate parent company) is listed, (ii) either Party (and its respective Affiliates) may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of such Party’s status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; provided that, to the extent practicable, such Party will attempt in good faith to remain within the bounds of the Parties’ prior disclosures (except to the extent it relates to Dublin’s or Buyer’s activities with respect to the effect on Dublin or Buyer (as applicable) of the separation or disposition, or the acquisition (as applicable), of the Business), (iii) either Party may make or cause to be made any press release or similar public announcement or communication where such press release or other public statements are consistent with previous press releases, public disclosures or public statements issued or made in accordance with this Agreement (including any filings with the SEC), (iv) either Party may make or cause to be made any press release or similar public announcement or communication if Buyer or any of its Subsidiaries, on the one hand, and Dublin or any of its Subsidiaries, on the other hand, are adverse parties in a Proceeding (other than a Proceeding with respect to a claim for indemnification under this Agreement) and such press release or public statement is reasonably pertinent thereto and (v) nothing contained in this Section 5.9 shall prevent Sponsor or the Equity Investor from providing information to its or their direct and indirect current and prospective investors if such information is of a nature customarily conveyed to such persons in connection with customary informational and reporting activities (but excluding any disclosure in respect of the Excluded Assets or Retained Liabilities, except for their classification as such) (provided that any recipients of such information are under a duty of confidentiality with respect to such information) and are deemed to be “Representatives” of Sponsor for purposes of the Dublin Confidentiality Agreement; provided, further, that, in the case of clauses (i), (ii) and (iii) above, to the extent in the good faith judgment of such Party it is reasonably practicable to do so, such Party (A) provides the other Party with a reasonable opportunity in light of the circumstances to review such Party’s intended communication and (B) considers in good faith modifications to the intended communication that are requested by the other Party.

Section 5.10 Shared Contracts.

(a) Buyer acknowledges that Dublin or its Subsidiaries are party to certain Contracts (including sales orders and purchase orders) that relate both to the Business (other than in a de minimis respect) and one or more of the Excluded Dublin Businesses (other than in a de minimis respect) (each, including those listed on Section 5.10(a) of the Dublin Disclosure Schedule, but excluding (x) the Prior Transaction Agreements (other than Severable Prior Transaction Agreements), (y) any Contract solely among Dublin and its Subsidiaries and (z) Contracts that are IT Assets, a “Shared Contract”). Prior to the Closing, and until the expiration or termination date of the applicable Shared Contract, each of Dublin and Buyer shall, and shall cause their respective Subsidiaries to, use their respective commercially reasonable efforts to obtain from, and to cooperate in obtaining from, and shall, and shall cause their respective Subsidiaries to, enter into with, each third party to a Shared Contract, either (i) a separate contract or agreement (a “New Contract”) that allocates the rights and obligations of Dublin and its Subsidiaries under each such Shared Contract as between the Business, on the one hand, and the Excluded Dublin Businesses, on the other hand, and which are otherwise substantially similar in all material respects to such Shared Contract (or on terms that are otherwise reasonably acceptable to Buyer and Dublin), or (ii) a contract or agreement effective as of the Closing (the “Partial Assignments and Releases”) that (A) assigns the rights and obligations of Dublin or its applicable Affiliates under such Shared Contract solely to the extent related to the Business and arising after the Closing to Buyer and its applicable Subsidiaries and (B) releases Dublin and its Subsidiaries, and Buyer and its Affiliates (including the Transferred Subsidiaries), as applicable, from all liabilities or obligations with respect to the Business or the Excluded Dublin Businesses, respectively, that arise after the Closing (or on terms that are otherwise reasonably acceptable to Buyer and Dublin). Any New Contracts that relate to the Business (the “New Business Contracts”) shall be entered into by Buyer or one of its Subsidiaries effective as of the Closing and shall allocate to Buyer or such Subsidiary (as applicable) all rights and obligations of Dublin and its Subsidiaries (as applicable) under the applicable Shared Contract being replaced to the extent such rights and obligations relate to the Business and arise after the Closing. All purchase commitments under the Shared Contracts shall be allocated under the New Business Contracts or the Partial Assignments and Releases as between the Business, on the one hand, and the Excluded Dublin Businesses, on the other hand, in an equitable manner that is mutually and reasonably agreed to by Dublin and Buyer. In connection with the entering into of New Business Contracts, the Parties shall use their commercially reasonable efforts to negotiate that Dublin and its Subsidiaries, and Buyer and its Affiliates (including the Transferred Subsidiaries), as applicable, are released by the third party with respect to all liabilities and obligations to the extent related to the Business or the Excluded Dublin Businesses, respectively, and arising after the Closing.

(b) In the event that any third party under a Shared Contract does not agree to enter into a New Business Contract or Partial Assignment and Release consistent with Section 5.10(a), the Parties shall until the expiration or termination date of the applicable Shared Contract, cooperate with each other and, following good faith discussions between the Parties, seek to obtain or structure mutually acceptable alternative arrangements for the applicable member of Dublin or any of its Subsidiaries (or Buyer or its Affiliates) and the applicable member of Dublin or any of its Subsidiaries (or its Affiliates) receiving rights and benefits, and bearing liabilities and obligations, to the extent related to its respective business (provided that such arrangements shall not result in a breach or violation of such Shared Contract by Dublin or its Subsidiaries). Such alternative arrangements may include a subcontracting, sublicensing, subleasing or other similar arrangement under which Buyer and its applicable Subsidiaries would, in compliance with Law, obtain the benefits under, and, to the extent first arising after the Closing, assume the obligations and bear the economic burdens associated with, such Shared Contract solely to the extent related to the Business (or applicable portion thereof) and under which Dublin and its Subsidiaries would, upon the request of Buyer, enforce for the benefit (and at the expense) of Buyer and its Subsidiaries any and all of Dublin’s and its Subsidiaries’ rights against such third party under such Shared Contract solely to the extent related to the Business (or applicable portion thereof), and Dublin and its Subsidiaries would promptly pay to Buyer and its applicable Subsidiaries when received all monies received by them (net of any applicable Taxes imposed on Dublin and its Subsidiaries) from time to time under such Shared Contract solely to the extent related to the Business (or applicable portion thereof).

(c) With respect to Liabilities, rights and benefits pursuant to, under or relating to a given Shared Contract, relating to occurrences from and after the Closing, to the extent a New Contract or a Partial Assignment and Release has been entered into in respect to such Shared Contract, such Liabilities, rights and benefits shall, unless otherwise allocated pursuant to this Agreement or any other Acquisition Document, be allocated between Dublin and Buyer as follows:

(i) If a Liability is incurred, or if a right or benefit is obtained, exclusively in respect of the Business or exclusively in respect of the Excluded Dublin Businesses, such Liability, right or benefit shall be allocated to Buyer or its applicable Subsidiary (including the Transferred Subsidiaries) (in respect of the Business) or Dublin or its applicable Subsidiary (in respect of the Excluded Dublin Businesses);

(ii) If a Liability, right or benefit cannot be so allocated under clause (i) above, such Liability, right or benefit shall be allocated to Dublin or Buyer or one or more of their respective Subsidiaries, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the Closing Date, measured as of the date of the allocation) by the Business or the Excluded Dublin Businesses (as applicable) under the relevant Shared Contract. Notwithstanding the foregoing, each of Dublin and Buyer shall be responsible for any or all Liabilities to the extent related to, resulting from, or arising out of its (or its Subsidiaries’, including, with respect to Buyer and the Transferred Subsidiaries) direct or indirect breach of, or actions under, the relevant Shared Contract to which this Section 5.10 otherwise pertains.

(d) If Dublin or any of its Subsidiaries, on the one hand, or Buyer or any of its Subsidiaries (including the Transferred Subsidiaries), on the other hand, receives any benefit or payment which under any Shared Contract was intended for the other, Dublin and Buyer will use their respective commercially reasonable efforts to, and to cause their respective Subsidiaries to (including, with respect to Buyer, the Transferred Subsidiaries), deliver such benefit or payment to the other Party.

(e) None of Dublin, any Transferred Subsidiary or their Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third Person to (x) obtain any New Contract or Partial Assignment and Release with respect to any Shared Contract, as the case may be, or (y) obtain any Regulatory Approvals necessary to enter into an acceptable alternative arrangement contemplated by Section 5.10(b); provided, however, that any Party to which the benefit of a New

Contract, Partial Assignment and Release or acceptable alternative arrangement would inure pursuant to this Section 5.10(e) may request that the Party that is allocated such Shared Contract as an Acquired Asset or Excluded Asset commence litigation, which request shall be considered in good faith by such Party; provided, further, that such Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 5.10(e).

(f) Notwithstanding anything to the contrary herein, the Parties agree that the Contracts listed on Section 5.10(f) of the Dublin Disclosure Schedule (collectively “Excluded Shared Contracts”) shall not be deemed to be Acquired Assets or Shared Contracts hereunder.

(g) The provisions set forth on Section 5.10(g) of the Dublin Disclosure Schedule are hereby incorporated into this Agreement.

Section 5.11 Obligations Regarding Non-Assignable Assets and Non-Assumable Liabilities.

(a) To the extent that any transfers of Acquired Assets to, or assumptions of Assumed Liabilities, by the Transferred Subsidiaries or Transferred Joint Ventures contemplated by the Pre-Closing Reorganization shall not have been consummated at or prior to the Closing, including, to the extent applicable, the transfers of the Acquired Assets set forth on Section 5.11(a) of the Dublin Disclosure Schedule (the “Intentionally Delayed Assets”) which are expected to be consummated on the timelines set forth therein, the Parties shall use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Closing as shall be practicable. Notwithstanding anything else in this Agreement to the contrary, unless and until such license, consent, approval or amendment described below is no longer required or has been obtained, this Agreement and the other Acquisition Documents shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at the Closing any Acquired Asset (excluding Transferred Subsidiaries but including Transferred Joint Ventures) or Assumed Liability or, in each case, any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person other than Dublin or its Affiliates (including any and all licenses to be granted by, and any and all consents and approvals of, Governmental Entities) to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof is required but has not been obtained as of the Closing Date (such Acquired Asset, a “Delayed Asset” and such Assumed Liability, a “Non-Assumable Liability”); provided that to the extent not inconsistent with the terms of any Delayed Asset or applicable Law, the Parties shall treat Buyer, with respect to a Delayed Asset, as the owner thereof for Tax purposes as of the Closing Date; provided, further, that, except as otherwise expressly provided herein, neither Dublin or any of its Affiliates nor Buyer or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Delayed Asset or Non-Assumable Liability. Without limiting the generality of Section 5.1 and Section 5.19, Dublin and Buyer shall use, and cause each of their Subsidiaries to use, commercially reasonable efforts to obtain any such license, consent, approval or amendment, including after the Closing Date. Upon obtaining the requisite licenses, consents or approvals, unless otherwise provided in any Acquisition Document, such Delayed Asset or Non-Assumable Liability shall be automatically transferred and assigned to Buyer hereunder without additional consideration therefor.

(b) In the event and to the extent that, prior to the Closing, Dublin or any of its Subsidiaries is unable to obtain a license, consent, approval or amendment required to assign, license, sublicense, lease, sublease, convey or transfer any Delayed Asset or Non-Assumable Liability to Buyer or a Transferred Subsidiary, then following the Closing and until such license, consent, approval or amendment is obtained, Dublin shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, in each case, subject to the terms of the Acquisition Documents, (i) continue to hold and (to the extent that Buyer, a Transferred Subsidiary or Buyer’s designee is unable to operate such Delayed Asset directly, which the Parties agree shall be their mutual priority and preference) operate such Delayed Asset or Non-Assumable Liability in all material respects in the ordinary course of business and taking into account the transactions contemplated by this Agreement and the other Acquisition Documents (or otherwise pursuant to reasonable and equitable alternative arrangements designed to place the Parties in the same place as if such Delayed Asset or Non-Assumable Liability had been transferred to a Transferred Subsidiary in connection with the Pre-Closing Reorganization, which alternative arrangements the Parties agree to use commercially reasonable efforts to develop prior to, and enter into as of, the Closing Date); (ii) cooperate in any arrangement, reasonable and lawful as to Dublin and Buyer so that all the benefits and burdens relating to such Delayed Asset or Non-Assumable Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Delayed Asset or Non-Assumable Liability, are to inure from and after the Closing to Buyer or a Transferred Subsidiary; and (iii) enforce at Buyer’s request, or allow Buyer and its Affiliates to enforce in a commercially reasonable manner, any rights of Dublin or its Subsidiaries under such Delayed Asset or Non-Assumable Liability against the other party or parties thereto; provided that the reasonable and documented out-of-pocket costs and expenses incurred by Dublin or its Affiliates at Buyer’s request shall be borne solely by Buyer. Subject to the terms of the Acquisition Documents, Dublin shall, and shall cause its Subsidiaries to, without further consideration therefor, pay and remit to Buyer promptly all monies, rights and other consideration received in respect of such performance, and with respect to any Assumed Liability, Buyer or a Transferred Subsidiary shall, or shall cause its Subsidiaries to, pay or reimburse Dublin or any of its Subsidiaries for all amounts paid or incurred by Dublin or its Subsidiaries in connection with the retention of such Non-Assumable Liability. Subject to the terms of the Acquisition Documents, Buyer shall pay, perform and discharge fully, promptly when due, all of the obligations of Dublin or its Subsidiaries in respect of the performance of their obligations pursuant to this Section 5.11(b), and Buyer shall be responsible for all Assumed Liabilities related thereto and shall indemnify the Dublin Indemnified Parties for all Losses arising out of any actions (or omissions to act) (A) of Buyer and its Subsidiaries and of Dublin or any of its Affiliates arising out of such performance by Buyer and its Subsidiaries or any Dublin Indemnified Party, respectively, or (B) taken by any Dublin Indemnified Party at the written direction of Buyer or any of its Subsidiaries, except, in the case of clause (A) and clause (B), to the extent arising out of or resulting from the gross negligence or willful misconduct in respect of such performance by such Dublin Indemnified Party (for which Dublin shall indemnify Buyer).

(c) To the extent that any transfers of Excluded Assets to, or assumptions of Retained Liabilities by, Dublin or Retained Dublin Subsidiaries contemplated by the Pre-Closing Reorganization shall not have been consummated at or prior to the Closing, the Parties shall use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Closing as shall be practicable. Notwithstanding anything else in this Agreement to the contrary, unless and until such license, consent, approval or amendment described below is no longer required or has been obtained, this Agreement and the other Acquisition Documents shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at the Closing any Excluded Asset or Retained Liability or, in each case, any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person other than Buyer or its Affiliates (including any and all licenses to be granted by, and any and all consents and approvals of, Governmental Entities) to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof is required but has not been obtained as of the Closing Date (such Excluded Asset, a “Delayed Excluded Asset” and such Retained Liability, a “Non-Assumable Retained Liability”); provided that to the extent not inconsistent with the terms of any Delayed Asset or applicable Law, the Parties shall treat Dublin, with respect to a Delayed Excluded Asset, as the owner thereof for Tax purposes as of the Closing Date; provided, further, that, except as otherwise expressly provided herein, neither Dublin or any of its Affiliates nor Buyer or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Delayed Excluded Asset or Non-Assumable Retained Liability. Without limiting the generality of Section 5.1 and Section 5.19, Dublin and Buyer shall use, and cause each of their Subsidiaries to use, commercially reasonable efforts to obtain any such license, consent, approval or amendment, including after the Closing Date. Upon obtaining the requisite licenses, consents or approvals, unless otherwise provided in any Acquisition Document, such Delayed Excluded Asset or Non-Assumable Retained Liability shall be automatically transferred and assigned to Dublin hereunder without additional consideration therefor.

(d) In the event and to the extent that, prior to the Closing, Dublin or any of its Subsidiaries is unable to obtain a license, consent, approval or amendment required to assign, license, sublicense, lease, sublease, convey or transfer any Delayed Excluded Asset or Non-Assumable Retained Liability to Dublin or a Retained Dublin Subsidiary, then following the Closing and until such license, consent, approval or amendment is obtained, Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, in each case, subject to the terms of the Acquisition Documents, (i) continue to hold and (to the extent that Dublin or a Retained Dublin Subsidiary or its designee is unable to operate such Delayed Excluded Asset directly, which the Parties agree shall be their mutual priority and preference) operate such Delayed Excluded Asset or Non-Assumable Retained Liability in all material respects in the ordinary course of business and taking into account the transactions contemplated by this Agreement and the other Acquisition Documents (or otherwise pursuant to reasonable and equitable alternative arrangements designed to place the Parties in the same place as if such Delayed Excluded Asset or Non-Assumable Retained Liability had been transferred to a Retained Dublin Subsidiary in connection with the Pre-Closing Reorganization, which alternative arrangements the Parties agree to use commercially reasonable efforts to develop prior to, and enter into as of, the Closing Date), (ii) cooperate in any arrangement, reasonable and lawful as to Dublin and Buyer so that all the benefits and burdens relating to such Delayed Excluded Asset or Non-Assumable Retained Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Delayed Excluded Asset or Non-Assumable Retained Liability, are to inure from and after the Closing to Dublin or a Retained Dublin Subsidiary; and (iii) enforce at Dublin’s request, or allow Dublin and its Affiliates to enforce in a commercially reasonable manner, any rights of Buyer or the Transferred Subsidiaries under such Delayed Excluded Asset or Non-Assumable Retained Liability against the other party or parties thereto; provided that the reasonable and documented out-of-pocket costs and expenses incurred by Buyer or its Affiliates at

Dublin’s request shall be borne solely by Dublin. Subject to the terms of the Acquisition Documents, Buyer shall, and shall cause its Subsidiaries to, without further consideration therefor, pay and remit to Dublin promptly all monies, rights and other consideration received in respect of such performance and with respect to any Retained Liability, Dublin shall or shall cause a Retained Dublin Subsidiary to, pay or reimburse Buyer or any of its Subsidiaries for all amounts paid or incurred in connection with the retention of such Non-Assumable Retained Liability. Subject to the terms of the Acquisition Documents, Dublin shall pay, perform and discharge fully, promptly when due, all of the obligations of Buyer or its Subsidiaries in respect of the performance of their obligations, pursuant to this Section 5.11(d), and Dublin shall be responsible for all Retained Liabilities related thereto and shall indemnify the Buyer Indemnified Parties for all Losses arising out of any actions (or omissions to act) (A) of Dublin and its Subsidiaries and of Buyer or any of its Affiliates arising out of such performance by Dublin and its Subsidiaries or any Buyer Indemnified Party, respectively, or (B) taken by any Buyer Indemnified Party at the written direction of Dublin or any of its Subsidiaries, except, in the case of clause (A) and clause (B), to the extent arising out of or resulting from the gross negligence or willful misconduct in respect of such performance by such Buyer Indemnified Party (for which Buyer shall indemnify Dublin).

(e) For the avoidance of doubt, the provisions of this Section 5.11 shall not be interpreted to derogate from, or create, any rights or obligations of the Parties inconsistent with the rights and obligations of the Parties or their respective Subsidiaries set forth in the Acquisition Documents.

(f) Notwithstanding anything else set forth in this Section 5.11, neither Dublin nor any other of its Subsidiaries shall be required by this Section 5.11 to take any action that may, in the good faith judgment of Dublin or such Subsidiary, (A) result in a violation of any Contract which Dublin or any such Subsidiary has to any third party or (B) violate applicable Law.

(g) The failure to obtain a consent or approval shall not in and of itself constitute a breach of this Section 5.11; provided that the foregoing shall not preclude consideration of a Party’s efforts in pursuing such consent or approval for purposes of determining compliance with this Section 5.11.

Section 5.12 Mail and Other Communications; Payments.

(a) From and after the Closing Date, Dublin and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to Buyer and its Affiliates. From and after the Closing Date, Buyer and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to Dublin and its Affiliates. Accordingly, at all times from and after the Closing Date, each of Dublin and Buyer authorizes the other and their respective Affiliates to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 5.12(a), open all mail, packages and other communications received by it and not unambiguously intended for the other Party (or its Affiliates) or any of the other Party’s (or its Affiliates’) officers or directors, and to retain the same to the extent that they relate to the Business (in the case of receipt by Buyer and its Affiliates) or the Excluded Dublin Businesses (in the case of receipt by Dublin and its Affiliates), or to the extent that they do not relate to the Business (in the case of receipt by Buyer and its Affiliates) or the Excluded Dublin Businesses (in the case of receipt by Dublin and its Affiliates), the receiving Party shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both the Business and the Excluded Dublin Businesses, copies thereof) to the other Party. The provisions of this Section 5.12(a) are not intended to, and shall not be deemed to, constitute an authorization by either Dublin or Buyer (or any of their respective Affiliates) to permit the other (or its Affiliates) to accept service of process on its behalf, and neither Party is or shall be deemed to be the agent of the other for service of process purposes.

(b) Dublin shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Buyer (or its designated Affiliates) any monies or checks that have been received by Dublin or any of its Affiliates after the Closing Date to the extent they are (or represent the proceeds of) an Acquired Asset.

(c) Buyer shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Dublin (or its designated Affiliates) any monies or checks that have been received by Buyer or any of its Affiliates (including the Business) after the Closing Date to the extent they are (or represent the proceeds of) an Excluded Asset.

Section 5.13 Intercompany Agreements.

(a) Except with respect to any Intercompany Agreements (x) listed on Section 5.13(a) of the Dublin Disclosure Schedule (which may be amended by Dublin, following consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), to include intercompany agreements expressly provided for pursuant to the Pre-Closing Reorganization) (the “Surviving Intercompany Agreements”), (y) as may be consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or (z) with respect to goods in transit for which title has not transferred to Dublin or a Retained Dublin Subsidiary (if in respect of assets that would otherwise be Excluded Assets) or a Transferred Subsidiary (if in respect of assets that would otherwise be Acquired Assets) at the time of the Closing, Dublin shall take such actions as are necessary to cause each Intercompany Agreement to be terminated and of no force and effect effective as of the Closing, without any party thereto having any continuing Liabilities to the other (for the avoidance of doubt, the foregoing does not apply to any agreement that, as of the Closing, is solely between Dublin and Retained Dublin Subsidiaries); provided that, (i) Dublin shall pay, on a monthly basis, to Buyer in U.S. dollars by wire transfer of immediately available funds an amount equal to the aggregate amount paid after the Closing in respect of the goods in transit constituting Acquired Assets described in the foregoing clause (z), during such preceding month, by the Transferred Subsidiaries pursuant to a Surviving Intercompany Agreement described in the foregoing clause (z), (ii) Buyer shall pay, on a monthly basis, to Dublin in U.S. dollars by wire transfer of immediately available funds an amount equal to the aggregate amount paid after the Closing in respect of the goods in transit constituting Excluded Assets described in the foregoing clause (z), during such preceding month, by Dublin and the Retained Dublin Subsidiaries pursuant to a Surviving Intercompany Agreement described in the foregoing clause (z), and (iii) the payments described in clauses (i) and (ii) of this proviso shall be netted against each other monthly such that only a single payment is made for any individual month; provided, further, that any Surviving Intergroup Accounts thereunder shall remain outstanding in accordance with their terms.

(b) Any and all intercompany receivables, payables, loans, notes and balances (other than the Business-Dublin Intercompany Receivables, the Business-Dublin Intercompany Payables, the Dublin-Business Intercompany Receivables and the Dublin-Business Intercompany Payables (collectively, the “Surviving Intergroup Accounts”)) between Dublin or any Retained Dublin Subsidiary, on the one hand, and any Transferred Subsidiary, on the other hand, as of immediately prior to the Closing shall be settled by means of a cash payment, dividend, capital contribution, any combination of the foregoing or otherwise in any other manner determined by Dublin in its sole discretion (but in accordance with the Pre-Closing Reorganization and subject to Section 5.4 hereof) prior to the Closing, and, if not settled prior to such time, shall be deemed terminated and released at such time. For the avoidance of doubt, the Surviving Intergroup Accounts (i) shall remain an effective, outstanding obligation of the applicable obligor as of immediately prior to the Closing (and each of Dublin and Buyer agrees to cause each such obligor that is, from and after the Closing, a Subsidiary of Dublin or Buyer, respectively, to satisfy such obligation in full when due and payable) in accordance with the terms and conditions applicable to such obligation (or, if the terms and conditions of such Surviving Intergroup Account are not set forth in writing, such obligation shall be satisfied within sixty (60) days of a written request by the beneficiary of such obligation (or Dublin or Buyer on behalf of any such beneficiary that is its Subsidiary from and after the Closing) given to the corresponding obligor thereunder) and (ii) shall be for each relevant Party (or the relevant Subsidiary of such Party) an obligation to a third party and shall no longer be an intercompany account.

Section 5.14 Audited and Unaudited Financial Statements; Financial Statements Cooperation. (a) Dublin shall use reasonable best efforts to deliver to Buyer, no later than September 15, 2025, a copy of the audited carve-out combined statements of operations, balance sheets, statements of cash flows and statements of equity of the Business and associated footnotes as of and for each of the years ended December 31, 2023 and 2024 prepared in accordance with GAAP and SEC Regulation S-X, together with an audit report containing an unqualified opinion on such financial statements from the independent auditors for the Business (collectively, the “Audited Financial Statements”) (it being understood, however, that the Business has not been operating historically as a separate “standalone” entity and, therefore, the Audited Financial Statements will reflect certain cost and other allocations made that may not reflect what would have been incurred if the Business had operated as a standalone business during the period covered by the Audited Financial Statements); and (b) Dublin shall deliver to Buyer, no later than October 15, 2025, a copy of (i) the Audited Financial Statements and (ii) the unaudited carve-out combined statements of operations, balance sheets, statements of cash flows and statements of equity of the Business and associated footnotes (to the extent required) as of and for the six (6)-month period ended June 30, 2025 prepared in accordance with GAAP and SEC Regulation S-X, together with comparable financial statements for the corresponding quarterly period of the prior fiscal year (collectively, the “1H Unaudited Financial Statements”), which 1H Unaudited Financial Statements shall have been reviewed by the independent auditors for the Business.

Section 5.15 Transfer of Permits and Registrations.

(a) Except as required by applicable Law, (i) Dublin shall be responsible for preparing and submitting, on a timely basis, all filings required to effect the transfer, assignment or reissuance of all Business Permits or Business Registrations to a Transferred Subsidiary in connection with the Pre-Closing Reorganization or as required to effect the transfer, assignment or reissuance of all Business Permits and Business Registrations to a Transferred Subsidiary or Buyer prior to the Closing, and (ii) Buyer shall otherwise be responsible for preparing and submitting, on a timely basis, all filings required to effect the transfer, assignment or reissuance of all Business Permits or Business Registrations to a Transferred Subsidiary following the Closing. Each Party shall, and shall cause its Affiliates (including the Transferred Subsidiaries) to, use commercially reasonable efforts to cooperate with the other Party with respect to all such filings and submissions.

(b) Following the Closing and until such transfers, assignments or reissuances of Business Permits or Business Registrations are complete, Dublin shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, in each case, subject to the terms of the Acquisition Documents, (i) maintain each Business Permit and Business Registration that was not transferred to a Transferred Subsidiary or Buyer prior to the Closing (a “Non-Transferable Permit or Registration”) in full force and effect in all material respects in the ordinary course of business and taking into account the transactions contemplated by this Agreement and the other Acquisition Documents, (ii) cooperate in any arrangement, reasonable and lawful as to Dublin and Buyer, designed to provide to the Business the benefits (to the extent related to the Business) arising under each Non-Transferable Permit or Registration, including accepting such reasonable direction as Buyer shall request of Dublin, and (iii) enforce at Buyer’s request, or allow Buyer and its Subsidiaries to enforce in a commercially reasonable manner, any rights (to the extent related to the Business) of Dublin or its Subsidiaries under such Non-Transferable Permit or Registration (to the extent related to the Business); provided that (x) the reasonable and documented out-of-pocket costs and expenses incurred by Dublin related to the foregoing clause (i) shall be borne solely by Dublin and (y) the reasonable and documented out-of-pocket costs and expenses incurred by Buyer related to the foregoing clauses (ii) and (iii) shall be borne solely by Buyer. Subject to the terms of the Acquisition Documents, Buyer shall pay, perform and discharge fully, promptly when due, all of the obligations of Dublin or its Subsidiaries in respect of such performance, and Buyer shall be responsible for all Assumed Liabilities related thereto and shall indemnify the Dublin Indemnified Parties for all Losses arising out of any actions (or omissions to act) of Dublin or any of its Subsidiaries arising out of such performance or taken at the direction of Buyer or any of its Subsidiaries, except to the extent arising out of or resulting from the gross negligence or willful misconduct in any respect of such performance by Dublin and any of its Subsidiaries. Notwithstanding anything to the contrary set forth in this Agreement, but in furtherance of the foregoing, in the case of any Permits (including Environmental Permits) or Registrations which are related to both the Excluded Dublin Business and the Business (a “Shared Permit or Registration”), Dublin shall be entitled to elect (after good faith consultation with Buyer) whether the holder of the applicable Permit or Registration shall (A) transfer or assign the applicable Shared Permit or Registration to a Transferred Subsidiary or Buyer, as applicable, and procure for itself (or a Retained Dublin Subsidiary) any new Permits or Registrations or (B) procure the issuance for the Transferred Subsidiary or Buyer of such new Permits, including Environmental Permits, or Registrations related to the existing Shared Permits or Registrations (to the extent necessary for the conduct of the Business as it is conducted as of the time of the Closing after giving effect to the Acquisition Documents); provided that, in each case, and for the avoidance of doubt, if there is any delay in the transfer or procurement of such permit, clauses (a) through (b) of this Section 5.15 shall continue to apply.

Section 5.16 Financial Assurance. Subject to Article X, as required by applicable Law and as soon as practicable after Closing, but in any event no later than one hundred and eighty (180) days after Closing (unless a shorter period is required under applicable Law), Buyer or a Transferred Subsidiary shall submit to the appropriate regulatory agencies documentation satisfactory to such agencies that it has procured financial assurance, in compliance with applicable Laws and Business Permits, to replace the financial assurance provided by Dublin or its Subsidiaries (other than the Transferred Subsidiaries) pursuant to such Laws and Business Permits. A schedule of the financial assurance required to be obtained (subject to the last sentence of this Section 5.16) by Buyer or a Transferred Subsidiary as of the date of this Agreement is set forth on Section 5.16(i) of the Dublin Disclosure Schedule. Subject to Section 10.6, to the extent that a Liability is a Retained Liability, Dublin or its Subsidiaries (other than a Transferred Subsidiary) shall remain liable for the costs and expenses associated with maintaining such financial assurance, even in circumstances where an Indemnified Party is required as a matter of applicable Law or Business Permit to obtain such financial assurance. Notwithstanding anything to the contrary, this Section 5.16 shall not apply to those financial assurances set forth on Section 5.16(ii) of the Dublin Disclosure Schedule until the third (3rd) anniversary of the Closing whereupon the obligations with respect thereto shall take effect as of the first (1st) Business Day following such third (3rd) year anniversary; provided that the 180-day period set forth above shall be reduced to no more than sixty (60) days; provided, however, that this Section 5.16 shall not apply to such financial assurances if, as of the first (1st) Business Day following such third (3rd) anniversary, neither Buyer nor any of its Affiliates (including any Transferred Subsidiaries) has any direct or indirect ownership, leasehold, occupancy or other interest of any kind in the Pontchartrain Site (as defined in the Dublin Disclosure Schedule) or any portion thereof, whether pursuant to the Pontchartrain Ground Lease (including by virtue of any renewal, extension or holdover tenancy) or otherwise.

Section 5.17 Guarantees.

(a) Section 5.17(a)(i) of the Dublin Disclosure Schedule contains a true and correct list of all guarantees, indemnities, surety bonds, bank guarantee, keepwell agreement, consumer financing arrangements, obligations under any Contract (other than Dublin LCs) or other similar commitment, understanding, agreement or obligation primarily relating to the Assumed Liabilities or the Business for which Dublin or any Retained Dublin Subsidiary is or may be liable as a guarantor or for which Dublin or any Retained Dublin Subsidiary is required to provide financial support in any form whatsoever or by reason of performance of guarantees outstanding as of the date hereof, but excluding (x) obligations under Shared Contracts and (y) obligations relating to Indebtedness for borrowed money of Dublin and its Subsidiaries that are not Assumed Liabilities (the “Dublin Guarantees”), the maximum amount guaranteed thereunder and, as of the date set forth on such schedule, the amount of the third party guaranteed indebtedness with respect to such Dublin Guarantee that is outstanding as of such date (other than any Dublin Guarantees that will terminate or expire prior to the Effective Time). After the date hereof, Dublin shall not enter into any Dublin Guarantee without the consent of Buyer (not to be unreasonably withheld, conditioned or delayed), other than (i) as set forth on Section 5.17(a)(ii), (ii) any Dublin Guarantees (or renewal or extension thereof) that will terminate or expire prior to the Effective Time, (iii) any Dublin Guarantees contemplated by the Pre-Closing Reorganization and (iv) any Dublin Guarantees provided in the ordinary course of business that will remain in effect immediately following the Closing under which the maximum amount guaranteed shall not exceed $15,000,000 in the aggregate (excluding any existing Dublin Guarantees as of the date of this Agreement). Other than with respect to those Dublin Guarantees set forth on Section 5.17(a)(iii) of the Dublin Disclosure Schedule, prior to the Closing Date, Dublin, Buyer and the Transferred Subsidiaries shall cooperate and shall use their respective commercially reasonable efforts to terminate, or, if the Parties are unable to so terminate, cause Buyer or one of the Transferred Subsidiaries to be substituted in all respects for Dublin or the applicable Retained Dublin Subsidiary in respect of, all obligations of Dublin or any Retained Dublin Subsidiary under the Dublin Guarantees on the Closing Date.

(b) To the extent any Dublin Guarantees remain outstanding after the Closing Date, (i) Dublin and Buyer shall continue to cooperate and use their respective commercially reasonable efforts to terminate, or, if the Parties are unable to so terminate, cause Buyer or one of the Transferred Subsidiaries to be substituted in all respects for Dublin or any Retained Dublin Subsidiary in respect of, all obligations under Dublin Guarantees, (ii) Buyer shall indemnify and hold harmless Dublin Indemnified Parties for amounts required to be paid under such Dublin Guarantees from and after the Closing, (iii) Buyer shall pay to Dublin a fee payable at the end of each calendar quarter, commencing with the first calendar quarter beginning after the first (1st) anniversary of the Closing, based on a rate of 3% per annum on the average outstanding amount of the third party indebtedness guaranteed by Dublin during such quarter under any outstanding Dublin Guarantees or any additional Dublin Guarantees entered into pursuant to the second sentence of Section 5.17(a) and (iv) without the prior written consent of Dublin, Buyer shall not permit any of the Transferred Subsidiaries or any of their Affiliates to (A) renew or extend the term of, (B) increase its obligations under, (C) amend in any manner, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement, or (D) transfer to another third party other than Buyer or the Transferred Subsidiaries, any loan, Contract or other obligation for which Dublin or any Retained Dublin Subsidiary is or would reasonably be expected to be liable under such Dublin Guarantee. To the extent that Dublin or the Retained Dublin Subsidiaries have performance obligations under any Dublin Guarantee, Buyer will use commercially reasonable efforts to (x) perform such obligations on behalf of Dublin and the Retained Dublin Subsidiaries or (y) otherwise take such action as reasonably requested by Dublin so as to put Dublin and the Retained Dublin Subsidiaries in the same position as if Buyer or a Transferred Subsidiary, and not Dublin or a Retained Dublin Subsidiary, had performed or were performing such obligations. Notwithstanding anything to the contrary, this Section 5.17(b) shall not apply to those Dublin Guarantees set forth on Section 5.17(a)(iii) of the Dublin Disclosure Schedule until the third (3rd) anniversary of the Closing whereupon the obligations set forth in this Section 5.17(b) with respect thereto shall take effect as of the first (1st) Business Day following such third (3rd) year anniversary; provided, however, that this Section 5.17(b) above shall not apply to such Dublin Guarantees if, as of the first (1st) Business Day following such third (3rd) anniversary, neither Buyer nor any of its Affiliates (including any Transferred Subsidiaries) has any direct or indirect ownership, leasehold, occupancy or other interest of any kind in the Pontchartrain Site or any portion thereof, whether pursuant to the Pontchartrain Ground Lease (including by virtue of any renewal, extension or holdover tenancy) or otherwise.

(c) Section 5.17(c)(i) of the Dublin Disclosure Schedule contains a true and correct list of the Dublin LCs outstanding as of the date set forth on such schedule and the amounts thereof, as well as their respective expiration dates (other than any Dublin LC that will terminate or expire prior to the Effective Time). After the date hereof, Dublin shall not issue any Dublin LC without the consent of Buyer, other than any Dublin LC (w) as set forth on Section 5.17(c)(ii), (x) that will terminate or expire prior to the Closing Date or (y) that, as of immediately following the Closing, shall not exceed $1,000,000 in the aggregate. Prior to the Closing Date, Dublin and Buyer shall cooperate and Buyer and the Transferred Subsidiaries shall use commercially reasonable efforts to replace or back-stop (or put in place plans for the Buyer or the Transferred Subsidiaries to replace, back-stop or cash collateralize after the Closing Date) all letters of credit issued by Dublin or the Retained Dublin Subsidiaries on behalf of or in favor of any of the Transferred Subsidiaries or the Business, including those listed on Section 5.17(c) of the Dublin Disclosure Schedule (the “Dublin LCs”), as promptly as practicable with letters of credit from Buyer or one of its Subsidiaries (including the Transferred Subsidiaries) as of the Closing Date. With respect to any Dublin LC that remain outstanding after the Closing Date, (A) Buyer shall indemnify and hold harmless Dublin Indemnified Parties for any drawing under any such letters of credit, (B) Buyer shall pay to Dublin a fee payable at the end of each calendar quarter, commencing with the first calendar quarter beginning after the first (1st) anniversary of the Closing, based on a rate of 3% per annum on the average outstanding amount during such quarter of any outstanding Dublin LCs, and (C) without the prior written consent of Dublin, Buyer and its Subsidiaries (including Buyer and the Transferred Subsidiaries) shall not, and shall not permit any of the Transferred Subsidiaries or any of their Affiliates to, enter into renew or extend the term of, amend so as to increase its obligations under, or transfer to a third party other than Buyer or its Subsidiaries (including Buyer and the Transferred Subsidiaries), any loan, lease, Contract or other obligation in connection with which Dublin or any Retained Dublin Subsidiary has issued any letters of credit which remain outstanding. The Parties agree that neither Dublin nor any of the Retained Dublin Subsidiaries will have any obligation to renew any letters of credit issued on behalf of any Transferred Subsidiary or the Business after the expiration of any such letter of credit.

Section 5.18 Wrong Pockets.

(a) If at any time within thirty-six (36) months after the Closing (other than with respect to the Intentionally Delayed Assets in respect of which this covenant shall survive without regard to such thirty-six (36) month limitation until fully performed), either Party discovers that any Acquired Asset is held by Dublin or any of its Affiliates, Dublin will (subject to Section 5.10 and Section 5.11) promptly procure the transfer of the relevant Acquired Asset to a Transferred Subsidiary, Buyer or an Affiliate of Buyer nominated by Buyer for no additional consideration, and Buyer will accept, or cause such Transferred Subsidiary or Affiliate to accept and, if applicable, take possession of, such Acquired Asset; provided that neither Dublin or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. Notwithstanding the generality of the foregoing, this Section 5.18 shall only apply to Patents included in the Business Intellectual Property (for clarity, as set forth on Section 3.15(a) of the Dublin Disclosure Schedule).

(b) If at any time within thirty-six (36) months after the Closing, either Party discovers that any Excluded Asset is held by a Transferred Subsidiary or Buyer, or any of their other Affiliates, Buyer will (subject to Section 5.10 and Section 5.11) promptly procure the transfer of the relevant Excluded Asset to Dublin or an Affiliate of Dublin nominated by Dublin for no additional consideration, and Dublin will accept, or cause such Affiliate to accept and, if applicable, take possession of, such Excluded Asset; provided that neither Buyer or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party.

(c) In the case of any trade accounts receivable (whether current or non-current) and trade accounts payable of the Transferred Subsidiaries as of the Closing that are Excluded Assets or Retained Liabilities, Buyer shall, or cause its applicable Subsidiary to, use commercially reasonable efforts to collect such accounts receivable and pay such accounts payable as promptly as reasonably practicable and, upon such collection or payment, pay the funds received therefor to Dublin or its designee or submit an invoice to Dublin for any such payment made (which Dublin shall pay as promptly as reasonably practicable), as applicable (it being understood and agreed that any such amounts collected or otherwise received shall be paid and delivered, and any amounts paid shall be invoiced, on a monthly basis, in each case to Dublin; provided that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to Dublin within seven (7) days).

(d) In the case of any trade accounts receivable (whether current or non-current) and trade accounts payable as of the Closing that are Acquired Assets or Assumed Liabilities legally held or owed by Dublin or a Retained Dublin Subsidiary or Excluded Assets or Retained Liabilities legally held or owed by any Transferred Subsidiary, Buyer and Dublin shall, or cause their applicable Affiliates to, as applicable, use commercially reasonable efforts to collect such accounts receivable and pay such accounts payable as promptly as reasonably practicable and, upon such collection or payment, pay the funds received therefor to Dublin or Buyer or submit an invoice to Dublin or Buyer for any such payment made (which Dublin or Buyer shall pay as promptly as reasonably practicable), as applicable (it being understood and agreed that any such amounts collected or otherwise received shall be paid and delivered, and any amounts paid shall be invoiced, on a monthly basis, in each case to Dublin or Buyer; provided that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to Dublin or Buyer (as applicable) within seven (7) days).

(e) The provisions set forth on Section 5.18(e) of the Dublin Disclosure Schedule are hereby incorporated into this Agreement.

(f) Omitted Patents.

(i) Buyer shall have the right, during the twenty-four (24) month period following the Closing, to provide written notice (an “Omitted Patent Notice”) to Dublin if, following the Closing, Buyer identifies a Patent owned by Dublin or any of its Affiliates as of the date of this Agreement that is not set forth on Section 3.15(a) of the Dublin Disclosure Schedule, and Buyer reasonably believes that such Patent was, as of the date of this Agreement, (A) Related to the Business, and (B) not set forth on Schedule J to the IP Cross-License Agreement as a Dublin Licensed Patent (as defined in the IP Cross-License Agreement). Each Omitted Patent Notice shall identify the applicable Patent(s), describe how such criteria set forth in the foregoing sentence is met, and include evidence demonstrating how such criteria set forth in the sentence is met.

(ii) In the event that, within thirty (30) days of receipt of an Omitted Patent Notice, Dublin does not provide Buyer with an Omitted Patents Dispute Notice (as described in Section 5.18(f)(iii) below), such Patent(s) identified in such Omitted Patent Notice shall be added to the Business Intellectual Property, in each case, to the extent Dublin or any of its Affiliates owns such Patent(s). In the event that such a Patent is added to the Business Intellectual Property pursuant to this Section 5.18(f)(ii), Buyer and Dublin shall reasonably cooperate to document (A) the assignment of such Patent from Dublin to Buyer, and (B) such Patent (if used or held for use in the Excluded Dublin Businesses as of the date of this Agreement) becoming a “Company Licensed Patent” under the IP Cross-License Agreement.

(iii) In the event that Dublin does not agree that the Patent(s) identified in the Omitted Patent Notice meet the criteria set forth in Section 5.18(f)(i), Dublin shall provide Buyer with written notice of such dispute within thirty (30) days of receipt of the Omitted Patent Notice, which notice shall request negotiation between appropriate senior executive officers of each of Buyer and Dublin (an “Omitted Patent Dispute Notice”). Within fifteen (15) days after the delivery of an Omitted Patent Dispute Notice, such executive officers shall confer in person or by video or teleconference with respect to the dispute. If, within thirty (30) days after the delivery of an Omitted Patent Dispute Notice, Buyer and Dublin have not agreed in writing to resolve the dispute, such dispute shall be resolved in accordance with Section 11.8. This Section 5.18(f)(iii) shall apply, mutatis mutandis, if Buyer does not agree that any such Patent(s) should become a “Company Licensed Patent” under the IP-Cross License Agreement, with Buyer providing written notice of such dispute within thirty (30) days after the assignment of such Patent(s) have been documented pursuant to Section 5.18(f)(ii).

Section 5.19 Further Assurances.

(a) Except as otherwise provided in this Agreement and subject to Section 5.11, each of the Parties agrees to use its commercially reasonable efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to reasonably assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) the satisfaction of the conditions precedent to the obligations of any of the Parties set forth in Article VIII; (ii) the obtaining of all necessary consents, approvals or waivers from Governmental Entities required to be obtained by Dublin or Buyer, or their respective Affiliates, in connection with the transactions contemplated by this Agreement (other than with respect to Regulatory Laws which are the subject of Section 5.1); (iii) to the extent consistent with the obligations of the Parties set forth in Section 5.1, the defending of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution and delivery of such instruments, and the taking of such other actions, as the other Party hereto may reasonably require in order to carry out the intent of this Agreement.

(b) The Parties agree to take the actions set forth on Section 5.19(b) of the Dublin Disclosure Schedule.

Section 5.20 Joint Steering Committee; Acquisition Documents; Direct Equity Interests; Transfer Agreements.

(a) Not more than ten (10) Business Days after the date hereof, the Parties shall each appoint an equal (mutually agreed) number of representatives as each of them deems appropriate to a committee (a “Joint Steering Committee”), all of whom shall have suitable seniority and the requisite skills, knowledge, experience and authority to discuss, coordinate and make arrangements related to the matters described in this Section 5.20, and will be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with any applicable Laws, as well as a mutually agreed senior executive of each Party to whom matters that cannot be resolved by the Joint Steering Committee will be escalated. Any matters that arise within the Joint Steering Committee and cannot be resolved within five (5) Business Days after referral to the Joint Steering Committee of such issue may be referred to the designated senior executives of each Party to resolve.

(b) As soon as practicable following the appointment of the Joint Steering Committee through the Closing, the Joint Steering Committee shall meet and confer as frequently as reasonably necessary (but in no event less than once every two (2) weeks), to (i) discuss, and shall act in good faith and use commercially reasonable efforts to mutually agree upon final annexes, appendices, exhibits and schedules to the Acquisition Documents attached as exhibits to this Agreement in accordance with Section 5.20(c) and (ii) discuss in good faith all material technical and operational matters reasonably brought to the attention of the Joint Steering Committee by representatives of the Parties which matters, for the avoidance of doubt, may include the Pre-Closing Reorganization and integration planning matters. If the terms of the Acquisition Documents attached hereto as Exhibits are not finalized and mutually agreed in accordance with Section 5.20(c) by December 31, 2025, the finalization of such terms shall be escalated to appropriate senior executive officers of each of Dublin and Buyer for resolution.

(c) Notwithstanding anything to the contrary, (i) Dublin and Buyer shall cooperate to, as promptly as practicable and in good faith, and finalize the definitive form of each Acquisition Document (including all annexes, appendices, exhibits and schedules thereto) that is attached as an exhibit to this Agreement (each a “Form Ancillary Agreement”), to be executed and delivered by Dublin, Buyer or their applicable Affiliates (including the Transferred Subsidiaries) at the Closing, and (ii) with respect to each Form Ancillary Agreement, Buyer and Dublin shall cause the applicable parties thereto to execute and deliver such Form Ancillary Agreement at the Closing in accordance with the terms hereof in the form attached hereto as an Exhibit, with only such ministerial additions, deletions and modifications as necessary for the parties thereto, acting in good faith and reasonably, to complete the missing terms contemplated by the form to be completed by the parties thereto or to correct any scrivener’s errors, unless further changes are mutually agreed by the applicable parties (provided that the Parties shall act reasonably and in good faith in discussing further clarifications around any such other Acquisition Document if and to the extent reasonably requested by the other Party; provided that not agreeing to any such further clarifications shall not, in and of itself, be deemed a breach hereof or impact the closing conditions set forth in Article VIII or otherwise delay the Closing hereunder); provided, further, that the Parties agree that any annexes, appendices, exhibits or schedules to the Acquisition Documents that are not included (or included only in term sheet format) in the forms of such Acquisition Documents attached hereto as Exhibits shall be completed by the Parties, acting reasonably and in good faith, with such terms as are customary for agreements of the nature contemplated thereby and otherwise consistent with the terms hereof (and in the event of any such annexes, appendices, exhibits and schedules that are included in term sheet format, consistent with the applicable term sheet therefor included in the form of such Acquisition Document attached hereto as an Exhibit), and in respect of the Equity Agreement and the Seller Credit Agreement, in accordance with Section 2.6(c).

(d) If the applicable parties to an Acquisition Document or Local Transfer Agreement attached hereto as an Exhibit are unable to reach agreement on any term or condition of such Acquisition Document or Local Transfer Agreement such that a definitive agreement is not executed and delivered at or prior to the Closing, the Closing shall not be delayed but instead the applicable form of such Acquisition Document or Local Transfer Agreement attached hereto as an exhibit (or any updated version thereof as may be agreed by Buyer and Dublin prior to the Closing) shall become a binding obligation as the applicable Acquisition Document or Local Transfer Agreement contemplated hereunder and shall remain in effect until a definitive agreement replacing such form agreement has been mutually negotiated and executed by all parties thereto.

(e) Without limiting the foregoing, Dublin shall deliver to Buyer drafts of service level agreements (“SLAs”), describing the services (along with the specifications, terms and fees applicable thereto) to be provided pursuant to the Transition Services Agreement, the Reverse Transition Services Agreement and the Site Services Agreement, for Buyer’s review and comment as promptly as practicable following the date hereof (and in any event (i) at least 75% of all such draft SLAs shall be delivered no later than October 15, 2025 and (ii) the remainder of all such draft SLAs shall be delivered no later than October 31, 2025).

(f) To the extent required by applicable Law, in the jurisdiction of organization of a Direct Transferred Subsidiary or an Equity Seller, to effect the legal transfer of the Direct Equity Interests in connection with the Closing, the Parties shall execute and deliver, or shall cause to be executed and delivered (and perform such other legal formalities as may be required under such applicable Law), the short-form acquisition agreements and/or stock transfer instruments, as applicable (collectively, the “Local Transfer Agreements”), substantially in the form attached as Exhibit T with (i) such ministerial additions, deletions and modifications necessary for the applicable parties thereto, acting in good faith and reasonably, to complete the missing terms completed by the form or to correct any scrivener’s errors and (ii) such changes are required by such applicable Law to legally effect the transfer of such Direct Equity Interests; provided that (w) each Local Transfer Agreement shall be consistent with the terms of this Agreement, including with the Final Seller Allocation as determined in accordance with Section 2.4(b) with respect to the transfer of the relevant Direct Equity Interest, as applicable, (x) where such modifications are required, the Parties covenant and agree to give effect to the intent and terms hereof to the fullest extent permissible by Law (and that any claims or other Actions between or among the Parties or the parties to any Local Transfer Agreement related to, arising out of or resulting from the Local Transfer Agreement or the transactions contemplated thereby shall be brought solely pursuant to Article VI, Article X or Section 11.7, and each Party agrees not to, and to cause its Subsidiaries and their respective successors and assigns not to, bring any claims or other Action under, arising out of or relating to such Local Transfer Agreement against the other Party or the other parties to such Local Transfer Agreement), (y) serve purely to effect the legal transfer of the applicable Direct Equity Interests and (z) shall not have any effect on the value being given or received by Buyer and Sellers, or the terms and conditions of the transactions contemplated hereby, including the allocation of assets and Liabilities as among them, all of which shall be determined by this Agreement, or in any way modify, amend, or constitute a waiver of, any provision of this Agreement or any other Acquisition Document. For the avoidance of doubt, no Local Transfer Agreement shall contain any representations, warranties or covenants except to the extent required under applicable Law.

Section 5.21 Directors and Officers Indemnification.

(a) From and after the Effective Time until the date that is six (6) years after the Closing, Buyer shall cause the Transferred Subsidiaries to maintain the provisions with respect to indemnification, advancement of expenses and exculpation from liability existing in favor of any present or former director, officer, member, manager or employee of any of the Transferred Subsidiaries (each such person, an “Indemnified Person”) as set forth in the certificates of incorporation, bylaws and other organizational documents of the Transferred Subsidiaries made available to Buyer as of the Closing (the “Indemnification Documents”), which provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Person without his or her written consent except to the extent required by applicable Law.

(b) From and after the Effective Time until the date that is six (6) years after the Closing, each of Buyer and the Transferred Subsidiaries shall indemnify, exculpate and hold harmless the Indemnified Persons in respect of any acts, omissions or other matters occurring at or prior to the Effective Time in the event of any threatened or actual claim, suit, action, litigation, proceeding, investigation, interview or other matter, whether civil, criminal, administrative or otherwise, based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that such Indemnified Person is or was a director, officer, member, manager or employee of a Transferred Subsidiary or such Indemnified Person is or was serving, at the request or with the knowledge and consent of a Transferred Subsidiary, as a director, officer, member, manager or fiduciary of any other Person, against any and all losses, damages, liabilities, costs and expenses (collectively, “Indemnified Losses”), in each case, to the fullest extent permitted by applicable Law and as required by the Indemnification Documents. Buyer or the Transferred Subsidiaries shall advance expenses arising or relating to the foregoing Actions on a current basis (but no later than thirty (30) days after the submission of invoices) to the fullest extent permitted by applicable Law and as required by the Indemnification Documents, subject to Buyer’s receipt of an undertaking by or on behalf of such Indemnified Person (which shall not require any security) to repay such Indemnified Losses if it is ultimately determined by a final and non-appealable order of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under applicable Law. Notwithstanding anything to the contrary in this Agreement, Buyer and the Transferred Subsidiaries shall not (and Buyer shall cause the Transferred Subsidiaries not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding, investigation, interview or other matter in which such Indemnified Person sought or could have sought indemnification, unless such settlement, compromise, consent or termination includes a full and unconditional release of all such Indemnified Persons from all liability arising from or related to such Actions.

(c) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies Buyer or any Transferred Subsidiary on or prior to the sixth (6th) anniversary of the Closing of a matter in respect of which such Indemnified Person may seek indemnification pursuant to this Section 5.21, the provisions of this Section 5.21 shall continue in effect with respect to such matter until the final disposition of all claims relating thereto.

(d) If Buyer, the Transferred Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or the Transferred Subsidiaries, as the case may be, shall assume the obligations set forth in this Section 5.21.

(e) The rights of each Indemnified Person under this Section 5.21 (i) shall survive consummation of the transactions contemplated by this Agreement; (ii) are intended to benefit, and shall be enforceable by, each Indemnified Person and their respective heirs, administrators, executors, successors, assigns and representatives (who shall be third-party beneficiaries of this Section 5.21); and (iii) are in addition to, and not in substitution for, any other rights to indemnification, contribution or insurance that any such Indemnified Person (and their respective heirs, administrators, executors, successors, assigns and representatives) may have by contract or otherwise. Nothing in this Agreement is intended to relieve, or shall be construed as relieving, any insurer of its coverage obligations existing now or in the future.

(f) Buyer and the Transferred Subsidiaries shall advance, and cause to be paid, on a current basis (but no later than thirty (30) days after the submission of invoices) all attorneys’ fees, costs and expenses that may be incurred by any Indemnified Person in enforcing his or her rights under this Section 5.21; provided that such Indemnified Person shall, prior to advancement, agree upon request (without the necessity of posting a bond or any other security) that if such Indemnified Person is found in a final, non-appealable order from a court of competent jurisdiction not to be entitled to such advancement, such Indemnified Person shall reimburse Buyer or the applicable Transferred Subsidiary the amount of such fees, costs and expenses so advanced.

Section 5.22 RWI Policy.

(a) Buyer or one of its Subsidiaries shall use commercially reasonable efforts to obtain the Buyer RWI Policy to provide Buyer with insurance coverage in respect of any inaccuracy or breach of any of the representations and warranties of Dublin contained herein subject to the terms of such Buyer RWI Policy. Buyer shall provide a true and complete copy of the Buyer RWI Policy to Dublin promptly following its inception. Buyer acknowledges and agrees that, except in the case of Fraud (and then only to the extent of such Fraud), its sole recourse in the event of any such inaccuracy or breach shall be making claims under the Buyer RWI Policy, whether or not the Buyer RWI Policy is obtained. The Buyer RWI Policy shall explicitly provide for the irrevocable waiver of any and all rights of subrogation, contribution and any other rights that the Buyer RWI Policy insurer(s) might have against Dublin, its Affiliates and their respective Representatives in connection with this Agreement and the transactions contemplated hereby, other than in the case of Fraud, and then only against such Person who committed such Fraud to the extent of such Fraud. The Buyer RWI Policy shall explicitly provide that Dublin, its Affiliates and their respective Representatives are third-party beneficiaries of the foregoing waiver, and the foregoing waiver may not be amended by any party in any manner adverse to Dublin, any of its Affiliates and their respective Representatives without Dublin’s prior written consent (which consent shall be in the sole and absolute discretion of Dublin). Dublin and its Representatives shall (i) use commercially reasonable efforts to cooperate with any reasonable request from the Buyer and its Representatives with respect to Buyer’s procurement of the Buyer RWI Policy, including by providing Buyer and its Representatives with such information reasonably available to Dublin and requested by the insurer(s) of the Buyer RWI Policy in connection therewith and (ii) reasonably cooperate with any reasonable request from Buyer and its Representatives in order for Buyer and its Representatives to seek to eliminate or narrow any non-customary policy exclusions or other coverage limitations under the Buyer RWI Policy (it being understood and agreed that the failure of Buyer or its Representatives to eliminate or narrow any such non-customary policy exclusions or other coverage limitations shall not be deemed to be a breach of this Section 5.22(a) by Dublin). At or prior to binding of the Buyer RWI Policy, Buyer shall provide Dublin with a copy of the Buyer RWI Policy (or the relevant excerpts thereof) to confirm compliance with this Section 5.22(a). Buyer shall be solely responsible for all costs to procure, maintain and make claims under the Buyer RWI Policy. In no event shall Buyer obtaining the Buyer RWI Policy be a condition to the Closing.

(b) Dublin or one of its Subsidiaries shall use commercially reasonable efforts to obtain the Dublin RWI Policy to provide Dublin with insurance coverage in respect of any inaccuracy or breach of any of the representations and warranties of Buyer contained herein subject to the terms of such Dublin RWI Policy. Dublin shall provide a true and complete copy of the Dublin RWI Policy to Buyer promptly following its inception. Dublin acknowledges and agrees that, except in the case of Fraud (and then only to the extent of such Fraud), its sole recourse in the event of any such inaccuracy or breach shall be making claims under the Dublin RWI Policy, whether or not the Dublin RWI Policy is obtained. The Dublin RWI Policy shall explicitly provide for the irrevocable waiver of any and all rights of subrogation, contribution and any other rights that the Dublin RWI Policy insurer(s) might have against Buyer, its Affiliates and their respective Representatives in connection with this Agreement and the transactions contemplated hereby, other than in the case of Fraud, and then only against such Person who committed such Fraud to the extent of such Fraud. The Dublin RWI Policy shall explicitly provide that Buyer, its Affiliates and their respective Representatives are third-party beneficiaries of the foregoing waiver, and the foregoing waiver may not be amended by any party in any manner adverse to Buyer, any of its Affiliates and their respective Representatives without Buyer’s prior written consent (which consent shall be in the sole and absolute discretion of Buyer). Buyer and its Representatives shall (i) use commercially reasonable efforts to cooperate with any reasonable request from Dublin and its Representatives with respect to the procurement of the Dublin RWI Policy, including by providing Dublin and its Representatives with such information reasonably available to Buyer and requested by the insurer(s) of the Dublin RWI Policy in connection therewith and (ii) reasonably cooperate with any reasonable request from Dublin and its Representatives in order for Dublin and its Representatives to seek to eliminate or narrow any non-customary policy exclusions or other coverage limitations under the Dublin RWI Policy (it being understood and agreed that the failure of Dublin or its Representatives to eliminate or narrow any such non-customary policy exclusions or other coverage limitations shall not be deemed to be a breach of this Section 5.22(b) by Buyer). At or prior to binding of the Dublin RWI Policy, Dublin shall provide Buyer with a copy of the Dublin RWI Policy (or the relevant excerpts thereof) to confirm compliance with this Section 5.22(b). Dublin shall be solely responsible for all costs to procure, maintain and make claims under the Dublin RWI Policy. In no event shall Dublin obtaining the Dublin RWI Policy be a condition to the Closing.

Section 5.23 Specified Proceedings. Without limiting Section 5.8, following the Closing Date, (a) Dublin shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all then pending or threatened Proceedings primarily relating to or arising in connection with the Excluded Dublin Businesses, the Excluded Assets or the Retained Liabilities (each, a “Dublin Action”), and, to the extent (i) Dublin acknowledges in writing that any Proceeding is a Retained Liability and (ii) such settlement, compromise or judgment does not impose current or future material costs (unless constituting Retained Liabilities or otherwise indemnified by Dublin), restrictions, requirements or non-monetary obligations on Buyer, its Affiliates or the Business or materially limit, hinder or interfere with the continued use of any of their properties or facilities, may settle or compromise, or consent to the entry of any judgment with respect to any such Proceeding without the consent of Buyer, and (b) Buyer shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all then pending or threatened Proceedings primarily relating to or arising in connection with the Business, the Acquired Assets or the Assumed Liabilities (each, a “Buyer Action”), and, to the extent (i) Buyer acknowledges in writing that any Proceeding is an Assumed Liability and (ii) such settlement, compromise or judgment does not impose current or future material costs (unless constituting Assumed Liabilities or otherwise indemnified by Buyer), restrictions, requirements or non-monetary obligations on Dublin or its Affiliates or materially limit, hinder or interfere with the continued use of any of their properties or facilities, may settle or compromise, or consent to the entry of any judgment with respect to any such Proceeding without the consent of Dublin. Notwithstanding anything to the contrary herein, if both Dublin (or a Retained Dublin Subsidiary) and Buyer (or any of its Subsidiaries, including the Transferred Subsidiaries) are named as parties to any Dublin Action or Buyer Action (“Joint Action”), a Party shall not, following the Closing Date, settle such Joint Action without the written consent of the other (not to be unreasonably withheld) unless such settlement releases the other Party (or such of its Subsidiaries named as parties) in connection with such Joint Action and provides relief consisting solely of money damages borne by the Party (or its applicable Subsidiary) and, with respect to a Joint Action pertaining to Designated Retained Liabilities, Dublin may not settle, following the Closing Date, such Joint Action without the written consent of Buyer unless (x) Dublin acknowledges in writing to Buyer that Buyer will be indemnified for such settlement and (y) such settlement does not impose current or future material costs, restrictions, requirements or non-monetary obligations on Buyer, its Affiliates or the Business or materially limit, hinder or interfere with the continued use of any of their properties or facilities. Without the other Party’s prior written consent, neither Buyer, Dublin nor any of their respective Affiliates shall, following the Closing Date, communicate regarding any Dublin Action or Buyer Action (as applicable) with any third party or make any public statement about any Dublin Action or Buyer Action (as applicable), in each case except as required by Law, the rules of any stock exchange or any Governmental Entity (subject to first consulting with, and considering in good faith the views of, Dublin (in respect of a Dublin Action) or Buyer (in respect of a Buyer Action) to the extent legally permissible) or to the extent necessary as part of the investigation, prosecution, defense and appeal of a pending or threatened Proceeding. Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with this Section 5.23.

Section 5.24 Insurance.

(a) From and after the Closing Date, the Transferred Subsidiaries shall cease to be insured by Dublin or their respective Affiliates’ current or historical insurance policies or programs, including for the avoidance of doubt, any self-insurance, fronted insurance or captive insurance policy or program (collectively, the “Dublin Insurance Policies”), and neither Buyer nor its Subsidiaries (including the Transferred Subsidiaries) shall have any access, right, title or interest to or in any Dublin Insurance Policies (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Subsidiaries or any Liability arising from the operation of the Business prior to, on or after the Closing; provided that Dublin shall use commercially reasonable efforts to keep, or cause its Affiliates to use commercially reasonable efforts to keep, all insurance policies currently maintained with respect to the Business, or reasonably suitable replacements or renewals, in full force and effect until the Closing. Dublin or any of its Affiliates may, to be effective at the Closing, amend any Dublin Insurance Policies in the manner Dublin deems appropriate to give effect to this Section 5.24. Holdings acknowledges and agrees that from and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for the operation of the Transferred Subsidiaries and the Business. At the Closing, Buyer agrees to take over and assume all the incurred but not reported claims of the Transferred Subsidiaries and the Business that are Assumed Liabilities, which have been incurred as of the Closing Date, and Buyer agrees to be responsible to pay such claims until they are finally settled and disclosed. Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of any Transferred Subsidiary and the Business under or in respect of any Dublin Insurance Policies under which any Transferred Subsidiary or Affiliate thereof or the Business may be insured.

(b) Notwithstanding Section 5.24(a), from and after the Closing, Dublin and its controlled Affiliates shall reasonably cooperate with Buyer, at Buyer’s written request, to allow Buyer or any Transferred Subsidiary to pursue insurance claims under (x) occurrence-based Dublin Insurance Policies and (y) solely in respect of claims actually submitted to the applicable insurer prior to the Closing, claims-made-based Dublin Insurance Policies (other than any self-insurance, fronted insurance or captive insurance policy or program) (collectively, “Shared Dublin Policies”) with regard to coverage for the Transferred Subsidiaries or the Business for occurrences occurring prior to the Closing (“Pre-Closing Claims”), subject to the terms and conditions of such Shared Dublin Policies. Prior to the Closing, Dublin shall, and shall cause its controlled Affiliates to, use commercially reasonable efforts to submit Pre-Closing Claims (to the Knowledge of Dublin) in the ordinary course of business to the applicable insurer with respect to the Shared Dublin Policies. From and after the Closing, Dublin shall, and shall cause its Affiliates to, make any available insurance coverage under the Shared Dublin Policies available to Buyer and the Transferred Subsidiaries for the Pre-Closing Claims under such Shared Dublin Policies; provided that, subject Section 5.19(b) of the Dublin Disclosure Schedule, (i) Buyer and the Transferred Subsidiaries shall exclusively bear any applicable deductibles, retentions, claims handling fees and any other amounts incurred under or in connection with any such Shared Dublin Policies relating to any Pre-Closing Claims; (ii) Buyer and the Transferred Subsidiaries shall indemnify, hold harmless and reimburse Dublin and its Affiliates for all Losses incurred or suffered as a result of or relating to any cooperation and pursuit of any Pre-Closing Claims; and (iii) Buyer and the Transferred Subsidiaries shall keep Dublin reasonably apprised of, and Dublin shall have the right to reasonably monitor, any Pre-Closing Claims under the Shared Dublin Policies. Notwithstanding anything in this Agreement, but subject to Section 5.19(b) of the Dublin Disclosure Schedule, (i) Dublin shall not be deemed to have made any representation or warranty as to the availability of any coverage under any Shared Dublin Policies; (ii) other than to the extent constituting a Retained Liability, neither Dublin nor its Affiliates shall be liable to Buyer, the Transferred Subsidiaries or the Business for any claims, or portions thereof, not covered by an insurer under any Shared Dublin Policies for any reason; and (iii) Dublin shall retain all rights to control the Shared Dublin Policies, including the right to erode, exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any Shared Dublin Policies, notwithstanding the rights of Buyer to make claims under the Shared Dublin Policies in accordance with this Section 5.24(b).

Section 5.25 Certain Intellectual Property Matters.

(a) Recordation of Transfers of Certain Assets. Following the Closing Date, Buyer shall be responsible, at its sole cost and expense, for all applicable recordations and perfection of the assignment of the Business Intellectual Property from Dublin or one or more of its Subsidiaries to a Transferred Subsidiary, as determined by Buyer, and, at Buyer’s reasonable request, Dublin agrees to, and to cause its Subsidiaries to, use commercially reasonable efforts (at Buyer’s sole expense) to assist Buyer in completing any requisite recordation or perfection of the assignment of the Business Intellectual Property to a Transferred Subsidiary.

(b) Inventor Remuneration. Each of Dublin and Buyer shall, and shall cause its respective Affiliates to, as applicable, reasonably cooperate with each other and shall use commercially reasonable efforts, on and after the Closing Date, to take, or cause to be taken, and without any further consideration, from and after the Closing Date to provide assistance and deliver, and cause to be delivered, all Information, Contracts, reports, records and other materials reasonably necessary to determine and pay Inventor Remuneration, including (i) the Inventor Remuneration due to each such inventor, (ii) the calculations of such Inventor Remuneration, (iii) the last available contact information of each such inventor, (iv) when such Inventor Remuneration is or was due to be paid, (v) the milestones at which each such inventor was or is owed such Inventor Remuneration and the payments due at such milestones, and (vi) any pending or threatened Action arising out of such Inventor Remuneration. From and after the Closing, at the request of a Party, the other Party shall, and shall cause their respective Affiliates to, as applicable, reasonably cooperate to maintain such Information as confidential, including by permitting such Information to be provided directly to the inventor and permitting a Party or its Affiliates to directly compensate such inventor, and permitting such inventor to be subject to reasonable confidentiality arrangements.

Section 5.26 Financing Cooperation.

(a) From the date hereof until the Closing, Dublin shall use commercially reasonable efforts to provide, and shall cause the Transferred Subsidiaries to use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause each of their Representatives to provide, in each case at Buyer’s sole cost and expense, all customary cooperation reasonably requested by Buyer and its Affiliates with respect to the arrangement of the Debt Financing, including:

(i) assisting in the preparation for, and causing members of senior management of the Business to participate in, a reasonable number of lender marketing meetings, presentations, drafting sessions, and calls and a reasonable number of other due diligence sessions with prospective lenders and sessions with ratings agencies, in each case, in connection with the Debt Financing and with reasonable advance notice and during normal business hours,

(ii) (x) providing all information regarding the Transferred Subsidiaries and the Business required by bank regulatory authorities under applicable “know your customer,” anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, to any Debt Financing Source that has requested such information, in each case, at least four (4) Business Days prior to the Closing Date if requested by Buyer in writing at least nine (9) Business Days prior to the Closing Date and (y) providing financial information (including the Required Financing Information) regarding the Transferred Subsidiaries and the Business that is necessary in connection with the Debt Financing, in each case, to the extent readily available and reasonably requested by Buyer or the Debt Financing Sources,

(iii) providing reasonable assistance, including providing reasonable information and materials with respect to the Transferred Subsidiaries and the Business to Buyer and the Debt Financing Sources to be used in the preparation of customary lender and investor presentations, rating agency presentations, bank information memoranda and similar customary marketing materials for the Debt Financing; provided that any such information distributed shall contain customary language which shall exculpate Dublin and its Representatives and Affiliates with respect to any liability related to the misuse of the contents of such information or related marketing materials by the recipients thereof,

(iv) causing the Transferred Subsidiaries to facilitate the taking of all reasonable and customary corporate action, limited liability company action or other organizational action, as applicable, subject to the occurrence of the Closing, necessary to permit and/or authorize the consummation of the Debt Financing,

(v) causing the Transferred Subsidiaries to reasonably assist Buyer in connection with the preparation and, subject to the occurrence of the Closing, execution and delivery of any pledge and security documents and other definitive financing documents as may be reasonably requested by Buyer or the Debt Financing Sources in connection with the Debt Financing (provided that no obligation under any document or agreement with respect thereto will take effect until the Closing), and

(vi) causing the Transferred Subsidiaries to reasonably facilitate the pledging of collateral (including facilitating the delivery of all stock and other certificates representing equity interests in the Transferred Subsidiaries solely to the extent required pursuant to the terms of the Debt Commitment Letter) and any guarantees by the Transferred Subsidiaries in connection with the Debt Financing, as may be reasonably requested by Buyer (provided that no obligation under any document or agreement with respect thereto will take effect until the Closing);

provided that notwithstanding anything to the contrary contained herein, nothing in this Agreement (including this Section 5.26) will require any such cooperation or action to the extent that it would (A) create an obligation to provide any financial statements that do not constitute the Required Financing Information, (B) require Dublin or its Subsidiaries or any of their respective officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other Representatives to pay (or agree to pay) any commitment or other fee, provide any indemnities or incur any liability or other obligation under the Debt Financing; provided that this clause (B) shall not apply to the Transferred Subsidiaries with respect to any such fee, indemnities or liability from and after the Closing, (C) require Dublin or its Subsidiaries or any individual who is a member of the board of directors (or other similar governing body) of Dublin or its Subsidiaries to pass resolutions or consents to approve, or authorize the execution of, the Debt Financing or any definitive documentation related thereto that would be effective prior to the Closing Date, (D) require Dublin or its Subsidiaries to enter into any Contract with respect to the Debt Financing that is effective prior to the Closing Date or that would be effective if the Closing does not occur (other than the customary authorization letters referred to in Section 5.26(e) below), (E) impose any personal liability on the officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other representatives of Dublin or its Subsidiaries, (F) unreasonably interfere with the operation of the business of Dublin or its Subsidiaries, (G) cause any representation or warranty in this Agreement to be breached by Dublin or its Subsidiaries or require any waiver or amendment of the terms of this Agreement or any Dublin Material Contract to which Dublin or its Subsidiaries is a party, (H) conflict with the organizational documents of Dublin or its Subsidiaries or any Law, (I) result in the contravention of, or that could result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Dublin Material Contract to which Dublin or its Subsidiaries is party or by which it is bound, (J) provide access to or disclose information that Dublin or its Subsidiaries reasonably determines would jeopardize any attorney-client or similar privilege of Dublin or such Subsidiaries, (K) require Dublin or its Subsidiaries (other than the Transferred Subsidiaries from and after the Closing) to provide any solvency or other similar certificate of its chief financial officer or similar representative, (L) require Dublin or its Subsidiaries to provide or prepare any projections or pro forma financial statements and (M) require Dublin, its Subsidiaries or any Representative thereof to deliver or cause to be delivered any opinion of counsel in connection with the Debt Financing. Notwithstanding anything to the contrary herein (but without modifying the additional requirements in Section 8.2(b) or Section 9.1(c)), the failure of Dublin to comply with this Section 5.26 shall not give rise to the failure of a condition precedent set forth in Section 8.2(b) or termination right pursuant to Section 9.1(c) unless (x) Dublin has materially breached its obligations under this Section 5.26, (y) Buyer has delivered written notice to Dublin identifying such breach with reasonable specificity and (z) Dublin fails to cure such breach within ten (10) days following receipt of such notice.

(b) Dublin and the Transferred Subsidiaries hereby consent to the use of their logos in connection with the Debt Financing prior to the Closing Date; provided that such logos are used solely in a manner that is not intended or reasonably likely to (i) harm or disparage Dublin or its Subsidiaries or their reputation, goodwill or marks, (ii) otherwise materially adversely affect Dublin or any of its Subsidiaries or (iii) in any manner, violate any existing contractual obligations of Dublin or any of its Subsidiaries.

(c) Notwithstanding any other provision set forth herein or in any other agreement between Dublin and Buyer (or their respective Affiliates), Dublin and the Transferred Subsidiaries agree that Buyer and its Affiliates may share any confidential information with respect to Dublin and the Transferred Subsidiaries and the Business (including this Agreement and the transactions contemplated hereby) with any Debt Financing Sources, and that Buyer and their respective Affiliates and such Debt Financing Sources may share such information with potential Debt Financing Sources in connection with any marketing efforts with respect to the Debt Financing; provided that the recipients of such information and any other confidential information contemplated to be provided by Dublin and the Transferred Subsidiaries or any of their respective Affiliates pursuant to this Section 5.26 agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books.

(d) Buyer will (i) promptly upon request by Dublin, reimburse Dublin and its Subsidiaries for any reasonable and documented out-of-pocket costs or expenses incurred by Dublin or its Subsidiaries in connection with their cooperation or efforts pursuant to this Section 5.26; provided that such reimbursement shall not include costs and expenses incurred in connection with the preparation of financial statements or data that would be prepared by Dublin and/or the Transferred Subsidiaries notwithstanding the provisions of this Section 5.26 and (ii) indemnify, defend and hold harmless Dublin, its Subsidiaries, their respective Affiliates and Representatives, and the successors and assigns of each of the foregoing Persons from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the cooperation or efforts pursuant to this Section 5.26 or otherwise in complying with their obligations in connection with the arrangement of the Debt Financing (including actions taken in accordance with this Section 5.26) or any information utilized in connection therewith, except to the extent that any of the foregoing arises from (x) the gross negligence, bad faith or willful misconduct of Dublin, its Subsidiaries, their respective Affiliates and Representatives, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision or (y) a material breach by Dublin of this Agreement.

(e) As promptly as reasonably practicable after the date hereof, and in any event prior to the Closing Date, Dublin shall furnish to Buyer customary executed authorization letters (without a “knowledge qualifier”) in connection with the marketing of the Debt Financing; provided that such authorization letters (whether directly in such letters or in the general notice and undertaking for such letters) shall contain customary language which shall exculpate Dublin and its Representatives and Affiliates with respect to any liability related to the misuse of the contents of such authorization letters or related marketing materials by the recipients thereto.

Section 5.27 Financing Obligation.

(a) Buyer shall, and shall cause each of its Subsidiaries and applicable Affiliates to, use its commercially reasonable efforts to obtain the Equity Financing and the Debt Financing on the terms and conditions in the Financing Commitments in an amount sufficient (together with available cash on hand of Buyer and its Subsidiaries) to fund the Required Amount, including (i) complying with its obligations under the applicable Financing Commitments, (ii) maintaining in effect the applicable Financing Commitments or the definitive financing agreements related to the Financing in accordance with the terms and conditions thereof, (iii) negotiating, entering into and delivering the definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) on a timely basis on terms and conditions contained in the Debt Financing Commitments (including the “flex” provisions contained in the Debt Financing Commitment) (or to the extent not contained in the Debt Financing Commitment, on such other customary terms), or otherwise not materially less favorable to Buyer in the aggregate than those contained in the Debt Financing Commitment (as in effect on the date of this Agreement and including any “flex” provisions), (iv) satisfying (or obtaining a waiver of) on a timely basis all conditions applicable to Buyer and/or its Subsidiaries and Affiliates contained in the applicable Financing Commitments (or the Definitive Agreements related thereto) within their control, (v) enforcing all of its rights under the applicable Financing Commitments and the Definitive Agreements (provided that no litigation against the Debt Financing Sources in their capacity as such shall be required) and (vi) subject to the satisfaction (or waiver) of the conditions set forth in the applicable Financing Commitments and all conditions set forth in Sections 8.1 and 8.2 hereto to Buyer’s obligation to effect the Closing (in each case, other than those that can only be satisfied at the Closing), consummating the applicable Financing at or prior to the Closing. Upon request of Dublin, Buyer shall keep Dublin informed on a current basis and in reasonable detail of the status of its efforts to obtain the applicable Financing (including, upon reasonable request, providing Dublin with copies of all material Definitive Agreements related to the Debt Financing) and of material developments concerning the timing of the closing of the Debt Financing. Buyer shall give Dublin prompt written notice (A) of any actual, or upon having knowledge of, any threatened, non-de minimis violation, breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any non-de minimis violation, breach or default) by any party to the Financing Commitments or any termination of the Financing Commitments, (B) of the receipt of any written notice or other communication from any Person of any actual or, to the knowledge of Buyer, threatened, reduction (below an amount necessary (together with available cash on hand of Buyer and its Subsidiaries) to fund the Required Amount), withdrawal, repudiation or termination of the Financing by any party to the Financing Commitments or (C) if at any time for any reason Buyer has determined in good faith that it will not be able to obtain all or any portion of the Financing on substantially the terms (including the “flex” provisions contained in the Debt Financing Commitment) contemplated by the applicable Financing Commitments and the portion of Financing that remains available, together with available cash on hand of Buyer and its Subsidiaries, would be less than the amount necessary to fund the Required Amount. As soon as reasonably practicable, but in any event within two (2) Business Days following delivery by Dublin to Buyer of written request therefor, Buyer shall provide any information reasonably requested by Dublin relating to any circumstance referred to in clauses (A) through (C) of the immediately preceding sentence.

(b) Buyer shall not, without the prior written consent of Dublin (such consent not to be unreasonably withheld, conditioned or delayed): amend, modify, supplement or waive any of the conditions to funding contained in the Financing Commitments or any Definitive Agreement or any other provision of, or remedies under, the Financing Commitments or any Definitive Agreements or replace all or any portion of the Financing Commitments, in each case, to the extent such amendment, modification, supplement, replacement or waiver would reasonably be expected to have the effect of (A) reducing the aggregate amount of the Financing to an amount that would result in Buyer having insufficient funds (taking into account available cash on hand of Buyer and its Subsidiaries) to pay the Required Amount, (B) otherwise adversely affecting the ability of Buyer to timely consummate the transactions contemplated by this Agreement, including the ability to pay the Required Amount in full, (C) amending, modifying, supplementing or waiving any of the conditions to the Financing in a manner adverse in any material respect to Seller or its Subsidiaries, (D) delaying or impeding the Closing or making the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (E) adversely affecting the ability of Buyer to enforce its rights against the other parties to the Financing Commitments; provided, however, subject to compliance with the other provisions of this Section 5.27(b), Buyer may (A) amend, modify, supplement or waive any provision of the Debt Commitment Letter to add Debt Financing Sources that have not executed the Debt Commitment Letter as of the date hereof to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments (collectively “Joinder Amendments”), (B) amend the Debt Commitment Letter and Definitive Agreements with respect to the Debt Financing to implement any flex provisions applicable thereto and/or (C) to increase the aggregate principal amount of the Debt Financing in an amount sufficient to fund any original issue discount or upfront fees as a result of the exercise of the “flex” provisions of the Debt Commitment Letter. In the event Buyer amends, modifies, supplements, replaces or waives the Financing Commitments or any Definitive Agreement in accordance with this Section 5.27(b), references to “Financing”, “Debt Financing Sources”, “Definitive Agreements” and “Financing Commitments” (and other like terms in this Agreement) as used in this Agreement shall be deemed to refer to the Financing as so amended, modified, supplemented, replaced or waived. Other than with respect to Joinder Amendments, Buyer shall promptly deliver to Dublin true, correct and complete copies of the Debt Commitment Letter and Definitive Agreements as amended, modified, supplemented, replaced or waived in accordance with this Section 5.27(b) (provided that any fee letter in connection therewith may be redacted in a manner consistent with the redactions applied to the fee letters delivered on the date hereof pursuant to Section 4.6(a)).

(c) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Financing Commitment (including the “flex” provisions thereof) (in an aggregate amount, together with the Equity Financing and available cash on hand of Buyer and its Subsidiaries, below the Required Amount), Buyer shall (i) notify Dublin in writing of such event and the reasons giving rise to such event, as promptly as practicable following the occurrence of such event, (ii) use commercially reasonable efforts, and as applicable, cause each of its Subsidiaries to use commercially reasonable efforts, to arrange and obtain, as promptly as possible following the occurrence of such event, alternative financing for any such unavailable portion of the Debt Financing from the same or alternative sources, which may include one or more of a loan financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount sufficient, when added to any portion of the Financing that is and will be available (together with available cash on hand of Buyer and its Subsidiaries), to pay in cash the Required Amount (any such alternative financing, the “Alternative Debt Financing”) and (iii) if applicable, obtain a new financing commitment letter (together with the related term sheets and fee letters, the “Alternative Debt Financing Commitment”) or a new definitive agreement with respect thereto that provides for such Alternative Debt Financing (A) on terms that are not, in the aggregate, materially less favorable to Buyer than the terms of the Debt Financing Commitment (as in effect on the date of this Agreement) (taking into account the “flex” provisions thereof) and (B) containing conditions that (x) are not more onerous in any material respect to Buyer than those conditions contained in the Debt Financing Commitment as of the date hereof, (y) would not reasonably be expected to delay the Closing and (z) do not adversely affect the ability of Buyer to enforce its rights, in any material respect, against the other parties to the Alternative Debt Financing Commitments (including all definitive documentation related thereto) relative to the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitments as in effect on the date hereof or in the related Definitive Agreements; provided that nothing contained in this Section 5.27(c) shall require, and in no event shall the “commercially reasonable efforts” of Buyer or any of its Subsidiaries be deemed or construed to require, Buyer or any such Subsidiary to seek or accept (i) the Financing or any Alternative Debt Financing on terms materially less favorable in the aggregate than the terms and conditions described in the Debt Financing Commitments as in effect on the date of this

Agreement (taking into account the “flex” provisions), (ii) Alternative Debt Financing with a higher interest rate or fees (including original issue discount) than the Debt Financing Commitment in effect on the date hereof, or (iii) other equity financing from any source. In the event Buyer obtains Alternative Debt Financing in accordance with this Section 5.27(c), references to “Debt Financing”, “Debt Financing Sources” and “Definitive Agreements” (and other like terms in this Agreement) as used in this Agreement shall be deemed to include any Alternative Debt Financing (and consequently the term “Financing” shall include the Equity Financing, any available portion of the then-existing Debt Financing and the Alternative Debt Financing), and the term “Debt Financing Commitment” as used in this Agreement shall be deemed to include any Alternative Debt Financing Commitment. Buyer shall promptly deliver to Dublin true, correct and complete copies of the Alternative Debt Financing Commitment and other arrangements pursuant to which any Debt Financing Source have committed to provide any portion of the Alternative Debt Financing (provided that any fee letter in connection therewith may be redacted in a manner consistent with the redactions applied to the fee letters delivered on the date hereof pursuant to Section 4.6(a)).

(d) Buyer expressly acknowledges and agrees that (i) obtaining the Financing is not a condition to the Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, Buyer’s obligations hereunder are not conditioned in any manner upon Buyer obtaining the Financing, or any other financing.

Section 5.28 Exclusivity.

(a) From and after the date hereof until the earlier of the termination of this Agreement pursuant to Section 9.1 and the Closing, other than with respect to the Acquisition, Dublin will not, and will cause each of its Affiliates (including the Transferred Subsidiaries) not to, and will cause any of their respective Representatives not to, directly or indirectly, (i) solicit, initiate, seek, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, (ii) enter into, engage or participate in, maintain or continue any communications (except solely to provide written notice as to the existence of this Section 5.28) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction or (iii) enter into any letter of intent or any other Contract with any Person, other than Buyer or its Affiliates or its or their respective Representatives, relating to any Alternative Transaction.

(b) From and after the date hereof until the earlier of the termination of this Agreement pursuant to Section 9.1 and the Closing, other than with respect to the Acquisition, Buyer will not, and will cause each of its Affiliates not to, and will cause any of their respective Representatives not to, directly or indirectly, enter into any letter of intent or any other Contract with any Person, other than Dublin or its Affiliates or its or their respective Representatives, relating to any Buyer Alternative Transaction.

(c) Dublin will, and will cause its Affiliates to, immediately upon the execution of this Agreement, (i) cease any existing discussions, communications or negotiations with any Person (other than Buyer and its Representatives) conducted heretofore with respect to any Alternative Transaction, (ii) terminate any such Person’s and its authorized representatives’ access to any electronic data room granted in connection with any Alternative Transaction and (iii) instruct all such Persons to return or destroy all confidential information provided to them by or on behalf of Dublin or its Subsidiaries in respect of any proposed Alternative Transaction.

Section 5.29 Non-Competition. Except as expressly provided in this Agreement or any other Acquisition Document or with the prior written consent of Buyer, Dublin shall not, and shall cause each of its Affiliates not to, directly or indirectly, for a period of five (5) years from and after the Closing Date, as an equityholder, investor, member, partner or otherwise (other than, for the avoidance of doubt, Dublin’s direct or indirect ownership of the Reinvestment Units), own, manage, operate or engage in any distribution, sale or manufacture for commercial use of meta-aramid and para-aramid fibers, papers, pulp, yarn, fibrids, rope, floc, fabrics, staple and pressboard in any of the countries in which the Business is carried on as of the date hereof and as of the Closing Date (the “Competing Activity”); provided that, this Section 5.29 shall not be deemed breached as a result of:

(a) acquiring (and owning) (x) passive ownership of five percent (5%) or less of the securities of any Person or (y) any interest in any Person, regardless of the relative size of the ownership interest or revenues derived from Competing Activity, through any pension trust or similar benefit plan investment vehicle (or agent thereof in their capacity as such) of Dublin or its Affiliates so long as such investments are passive investments in securities in the ordinary course of its respective operations; or

(b) the performance of Dublin’s or the Retained Dublin Subsidiaries’ obligations under the Acquisition Documents.

(c) Notwithstanding the foregoing, the restrictions contained in this Section 5.29 shall cease to apply to any Subsidiaries of Dublin sold (or otherwise transferred in connection therewith) to a third party in accordance with Section 5.1 at such time as they cease to be directly or indirectly owned by Dublin or the parent entity holding the Electronics Business that is separated into a standalone public company or their respective Affiliates of Dublin.

Section 5.30 Certain Other Matters. The Parties agree to take the actions set forth on Section 5.30 of the Dublin Disclosure Schedule.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.1 Tax Indemnification by Dublin.

(a) Effective as of and after the Closing Date and subject to Section 6.1(b), Dublin shall pay or cause to be paid, and shall indemnify Buyer and its Affiliates (collectively, the “Buyer Tax Indemnified Parties”) and hold each Buyer Tax Indemnified Party harmless from and against any liabilities for Dublin Indemnified Taxes.

(b) Notwithstanding Section 6.1(a):

(i) A Buyer Tax Indemnified Party shall not be entitled to payment for Dublin Indemnified Taxes pursuant to this Agreement with respect to Dublin Indemnified Taxes reflected on a Tax Claim if the amount of Dublin Indemnified Taxes pursuant to such Tax Claim, (a) without aggregation with any unrelated Taxes or other Tax Claims and (b) including, without duplication, any related penalties and interest thereon (other than interest accruing more than fifteen (15) days after the date of Buyer’s receipt from the Taxing Authority of the applicable Tax Claim) with respect to such Dublin Indemnified Taxes, does not exceed $25,000 (the “Individual Tax Claim Threshold”); and

(ii) A Buyer Tax Indemnified Party shall not be entitled to payment for Dublin Indemnified Taxes with respect to Tax Claims that are made pursuant to this Article VI until and unless the amount of Dublin Indemnified Taxes (excluding (x) any Dublin Indemnified Taxes reflected in a Tax Claim that does not meet the Individual Tax Claim Threshold described in Section 6.1(b)(i), except where Buyer provides notice to Dublin of such Tax Claim no later than thirty five (35) days after the payment of such Tax Claim and (y) any Dublin Indemnified Taxes that are Certain Tax Matters) subject to such Tax Claims in the aggregate exceeds $1,000,000 (the “Aggregate Tax Claim Threshold”) within a given calendar year in which each such Dublin Indemnified Taxes become finally due and payable, whereupon the Buyer Tax Indemnified Parties shall only be entitled to receive all amounts for the Dublin Indemnified Taxes for such Tax Claims that are in excess of the Aggregate Tax Claim Threshold; provided, Dublin Indemnified Taxes that are Certain Tax Matters shall not be subject to the Aggregate Tax Claim Threshold in this Section 6.1(b)(ii) and, for the avoidance of doubt, a Buyer Tax Indemnified Party shall be entitled to payment for any Dublin Indemnified Taxes that are Certain Tax Matters from dollar one ($1).

(c) To assert a claim for indemnification pursuant to this Section 6.1 and in accordance with the procedures set forth in Section 6.4(b), a Buyer Tax Indemnified Party shall deliver to Dublin a certificate signed by an officer of Buyer (a “Buyer Claim Certificate”): (i) stating that (A) such Buyer Tax Indemnified Party has incurred Dublin Indemnified Taxes that become due and payable (or if such Dublin Indemnified Taxes are the subject of a Tax Claim that Seller is contesting pursuant to Section 6.4(b), when each such Dublin Indemnified Taxes become finally due and payable) in a given taxable year or (B) in accordance with Section 6.4(b), there is a Tax Claim and such Tax Claim is being paid, or is otherwise necessary or advisable to pay amounts associated with such Tax Claim, including in order to contest the Tax Claim, (ii) stating the amount of such Dublin Indemnified Taxes; and (iii) describing in reasonable detail the Dublin Indemnified Taxes. If Dublin objects in writing to any claim by a Buyer Tax Indemnified Party made in a Buyer Claim Certificate, Buyer and Dublin shall attempt in good faith to resolve such objection; provided, however, that no such objection shall relieve Dublin of any indemnity obligation under this Agreement. Dublin shall make any indemnification payment pursuant to this Section 6.1 to a Buyer Tax Indemnified Party using immediately available funds by wire transfer to an account designated in writing by such Buyer Tax Indemnified Party.

Section 6.2 Tax Returns.

(a) Following the Closing, Dublin shall be responsible for preparing or causing to be prepared (i) any combined, consolidated, unitary or similar Tax Return that includes any member of the Dublin Group, on the one hand, and any of the Transferred Subsidiaries, on the other hand (a “Dublin Combined Tax Return”) and (ii) any Tax Return (other than any Dublin Combined Tax Return) that is required to be filed by or with respect to any of the Transferred Subsidiaries for any taxable period that ends on or before the Closing Date (a “Dublin Pre-Closing Tax Return”). In the case of Dublin Pre-Closing Tax Returns (but not Dublin Combined Tax Returns) required to be filed after Closing, Dublin shall prepare such Dublin Pre-Closing Tax Returns consistent with Seller’s past practice and provide drafts of such Dublin Pre-Closing Tax Returns to Buyer for review and comment no less than thirty (30) days prior to the due date (including extensions) for timely filing of such Dublin Pre-Closing Tax Returns (or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date). With respect to any draft of such Dublin Pre-Closing Tax Returns, Dublin shall consider any reasonable comments from Buyer, but shall not be obligated to accept such comments unless Seller’s position is not supported by “reasonable basis” (or greater level of comfort). Dublin shall provide Buyer the final drafts of such Dublin Pre-Closing Tax Returns no less than five (5) days prior to the due date (including extensions) for timely filing of such Dublin Pre-Closing Tax Returns (or, if the due date is within five (5) days of the Closing Date, as promptly as practicable after the Closing Date).

(b) Except for any Tax Return required to be prepared by Dublin pursuant to Section 6.2(a), following the Closing, Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns with respect to the Transferred Subsidiaries. In the case of any such Tax Return for a Straddle Period (a “Straddle Period Tax Return”), Buyer shall prepare or cause to be prepared such Straddle Period Tax Return in a manner consistent with past practices of the relevant Transferred Subsidiary or its predecessor (or of Dublin with respect to such Transferred Subsidiary or its predecessor, as the case may be) except where such past practices are not supportable at a “more likely than not” or greater level of comfort. Buyer shall deliver to Dublin for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed) a draft copy of such Straddle Period Tax Return at least thirty (30) days prior to the due date (including extensions) for timely filing of such Straddle Period Tax Returns (or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date); provided that if Dublin does not provide a written notice of objection to any such Straddle Period Tax Return, setting forth reasonable detail the basis of such objection, within fifteen (15) days of Dublin’s receipt of such Straddle Period Tax Return, then Dublin shall be deemed to have approved such Straddle Period Tax Return. Notwithstanding anything to the contrary in this Section 6.2(b), Buyer shall be entitled to file or cause to be filed any such Straddle Period Tax Return by the due date for such Straddle Period Tax Return; provided that if Dublin does not approve (or is not deemed to have approved) any such Straddle Period Tax Return pursuant to this Section 6.2(b) by such due date, then the Parties shall cooperate in good faith to resolve any dispute and, upon the resolution of such dispute, Buyer shall amend such Straddle Period Tax Return in accordance with the Parties’ resolution; provided, further, that if Buyer files or causes to be filed any such Straddle Period Tax Return prior to Dublin approving (or being deemed to approve) such Straddle Period Tax Return, Dublin shall only be required to indemnify Buyer for the amount of Indemnified Taxes with respect to such Straddle Period Tax Return that are agreed by Dublin, until such dispute is resolved; provided, further, that any such Indemnified Taxes associated with such Straddle Period Tax Return shall not be subject to Section 6.1(a) or Section 6.1(b).

(c) Notwithstanding anything herein to the contrary, each Transferred Subsidiary and Transferred Joint Venture (in each case, if eligible) shall make an election under Section 754 of the Code to be effective as of the Closing Date to the extent such election is not already in effect.

Section 6.3 Post-Closing Actions.

(a) Neither Buyer nor any of its Affiliates shall, or shall cause or permit any Transferred Subsidiaries to, (i) amend, re-file or otherwise modify any Tax Return of any Transferred Subsidiary for any Pre-Closing Tax Periods, (ii) make or change any Tax election with retroactive effect to a Pre-Closing Tax Period of a Transferred Subsidiary, or (iii) initiate any voluntary contact (including through any voluntary disclosure program) with any Governmental Entity in respect of Taxes or Tax Returns of a Transferred Subsidiary for any Pre-Closing Tax Period, in each case, without the prior written consent of Dublin (which consent shall not be unreasonably withheld, conditioned or delayed); provided that it will be deemed unreasonable to not provide consent where such action is required by applicable Law. For the avoidance of doubt, nothing in this Agreement shall restrict Buyer or in Buyer’s sole discretion any Transferred Subsidiary and Transferred Joint Venture, if applicable, from making a “push-out election” under Section 6226 of the Code (or similar provision of state, local or non-U.S. Tax law) with respect to any Pre-Closing Tax Period and Dublin shall and shall cause each of its Affiliates to cooperate with such election, including taking any action reasonably requested by Buyer with respect thereto.

(b) Neither Dublin nor Buyer nor any of their respective Affiliates shall, or shall cause or permit any Transferred Subsidiaries to, undertake any action that is in violation of the restrictions set forth in Section 6.3(b) of the Dublin Disclosure Schedule (the “Specified Prohibited Transactions”) or file any Tax Return inconsistent with the intended tax treatment set forth therein for the transactions specified thereon (except as required by a “determination” (if any) within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Tax law); provided that Dublin shall reasonably cooperate and provide Buyer with such documentation and support necessary to allow Buyer to file or cause to be filed all such Tax Returns. If a violation by Buyer or its Affiliates of this Section 6.3(b) results in any Taxes imposed on Dublin or its Affiliates with respect to the Specified Prohibited Transactions, Buyer and Holdings shall indemnify Dublin for such Taxes, with any such indemnity reduced to take into account any applicable Tax Benefit in the manner described in and Section 10.2 and Section 10.3.

Section 6.4 Tax Contests.

(a) From and after the Closing, if a claim shall be made by any Taxing Authority, that, if successful, could reasonably be expected to result in a payment by Dublin to Buyer under Section 6.1 with respect to Dublin Indemnified Taxes or a payment by Buyer to Dublin under Section 6.3(b), the Party against which such claim is made shall promptly notify the other Party in writing (a “Tax Notice”) of such claim (a “Tax Claim”); provided that the failure to provide such Tax Notice shall not release Dublin from any of its obligations under Section 6.1 or Buyer from its obligations under Section 6.3(b) except and solely to the extent Dublin or Buyer, as applicable, is materially prejudiced by such failure.

(b) With respect to any Tax Claim for any Dublin Indemnified Taxes for any (i) Tax period ending on or prior to the Closing Date and (ii) Straddle Period where the majority of the Taxes for such Straddle Period are allocable to Dublin under the principles of Section 6.6 (each, a “Dublin Pre-Closing Tax Claim”), Dublin shall have the right to control and conduct, or cause its designee to control and conduct, all proceedings and negotiations in connection with such Dublin Pre-Closing Tax Claim (including selection of counsel), and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Dublin Pre-Closing Tax Claim in any permissible manner; provided that if Dublin elects, in its sole discretion, to control and conduct the proceedings and negotiations in connection with any Dublin Pre-Closing Tax Claim, Dublin shall, within ten (10) days of receipt of a Tax Notice with respect to such Dublin Pre-Closing Tax Claim, notify Buyer in writing of its intention to control and conduct the proceedings and negotiations in connection with such Dublin Pre-Closing Tax Claim; provided, further, that if Dublin chooses to sue for a refund then it shall first indemnify the Buyer Tax Indemnified Parties for the amount of Dublin Indemnified Taxes paid, and any subsequent refund of such Taxes shall be paid over to Dublin pursuant to Section 6.8. Buyer or its designee shall have the right to participate in such proceedings and negotiations (including with counsel of its choice) in connection with any Dublin Pre-Closing Tax Claim that Dublin timely and properly elects to control and conduct pursuant to this Section 6.4(b) and Dublin shall keep Buyer fully informed (including by sharing any correspondence with Taxing Authorities with Buyer) and reasonably cooperate with Buyer and its accountants and other representatives in connection with such participation; provided that Dublin shall not settle any Dublin Pre-Closing Tax Claim (other than with respect to any Tax Return of a consolidated, combined, unitary or similar group that includes any member of the Dublin Group (including any Dublin Combined Tax Return)) without Buyer’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) to the extent the settlement of any such Dublin Pre-Closing Tax Claim could reasonably be expected to adversely affect the Tax liability of Buyer or any of its Affiliates (including, after the Closing, the Transferred Subsidiaries) in a Post-Closing Tax Period or give rise to an indemnity obligation under Section 6.3(b). In the case of any proceedings and negotiations in connection with any Dublin Pre-Closing Tax Claim that Dublin does not timely and properly elect to control and conduct (or does not otherwise control or conduct) pursuant to this Section 6.4(b) or in connection with any Tax Claim for any Straddle Period (other than a Dublin Pre-Closing Tax Claim), Buyer shall have the right to control and conduct, or cause its designee to control and conduct, such proceedings and negotiations in such manner as it may deem appropriate, and to the extent such Tax Claim could reasonably be expected to adversely affect the Tax liability of Dublin, Dublin shall have the right to participate in such proceedings and negotiations (including with counsel of its choice) and Buyer shall keep Dublin fully informed (including by sharing any correspondence with Taxing Authorities with Dublin) and reasonably cooperate with Dublin and its accountants and other representatives in connection with such participation at Dublin’s expense; provided that Buyer shall not settle or abandon any such Tax Claim without Dublin’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) to the extent the settlement of any such Tax Claim could reasonably be expected to adversely affect the Tax liability of Dublin.

(c) Notwithstanding anything to the contrary in this Agreement, Dublin shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Claim with respect to (i) any Tax Return of Dublin or a member of a Dublin Group; and (ii) any Tax Return of a consolidated, combined, unitary or similar group that includes any member of the Dublin Group (including any Dublin Combined Tax Return); provided that Dublin shall not settle any Tax Claim without Buyer’s consent (such consent not to be unreasonably withheld, conditioned or delayed) to the extent the settlement of any such Tax Claim could reasonably be expected to adversely affect the Tax liability of Buyer or any of its Affiliates (including, after the Closing, the Transferred Subsidiaries) in a Post-Closing Tax Period or give rise to an indemnity obligation under Section 6.3(b).

Section 6.5 Transfer Taxes. Each of Dublin and Buyer shall be responsible for and pay fifty percent (50%) of all Transfer Taxes payable as a result of the Acquisition, and the Party primarily or customarily responsible under applicable Law for filing any Tax Returns or other documentation with respect to such Transfer Taxes shall file (or cause to be filed) all such Tax Returns and other documentation. All Transfer Taxes imposed on transactions undertaken pursuant to the Pre-Closing Reorganization shall be borne by Dublin when due, and Dublin shall, at its own expense, file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Each of the Parties shall cooperate on a reasonable basis to minimize, to the fullest extent possible under such applicable Laws, the amount of any such Transfer Taxes payable in connection therewith and in connection with the preparation and filing of all Tax Returns and other documentation with respect to, and the payment of, any such Transfer Taxes, including joining (or causing any applicable Affiliate to join) in the execution of any such Tax Returns and other documentation. If one Party incurs Transfer Taxes that are the responsibility of another Party pursuant to this Section 6.5, the Party responsible for such Transfer Taxes shall indemnify the other Party for such Transfer Taxes.

Section 6.6 Straddle Period. To the extent permitted or required by applicable Law, the taxable year of each of the Transferred Subsidiaries and Transferred Joint Ventures and their respective Subsidiaries that includes the Closing Date shall be treated as closing on (and including) the Closing Date. To the extent not permitted or required by applicable Law, for all purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes of the Transferred Subsidiaries or any of the Designated Joint Ventures or their respective Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) Taxes (other than Taxes described in the preceding clause (a)) of, or attributable to, each of the Transferred Subsidiaries, Designated Joint Ventures or any of their respective Subsidiaries allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date, and the taxable year of any partnership, other pass-through entity or any “controlled foreign corporation” within the meaning of Section 957 of the Code that is or is owned by a Transferred Subsidiary, Designated Joint Ventures or any of their respective Subsidiaries directly or indirectly, shall be deemed to end at the end of the Closing Date for such purposes (utilizing, with respect to a partnership or other pass-through entity the “calendar day” convention of an interim Closing of the books in accordance with Section 706 of the Code and the Treasury Regulations issued thereunder); provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

Section 6.7 Refunds, Credits and Carrybacks.

(a) Dublin shall be entitled to any refunds (or credits in lieu thereof) of any Taxes (including any overpayments related thereto) solely for: (x) which Dublin is responsible and which are economically borne by Dublin under Section 6.1 or (y) which Dublin economically bore pursuant to Section 6.5, in each case, to the extent such refund (or credit in lieu thereof) is actually received in cash by Buyer or its respective Affiliates (whether by actual receipt of a cash Tax refund or an actual reduction in cash Taxes due and owing, in each case, determined on a “with” and “without” basis), except to the extent such refund (or credit in lieu thereof) is (A) included in Business Closing Net Working Capital and taken into account in the Final Purchase Price or (B) attributable to a carryback of an attribute from a Post-Closing Tax Period. Buyer shall be entitled to all other refunds of or credits for any Taxes of the Transferred Subsidiaries including, for the avoidance of doubt, Taxes that Buyer economically bore pursuant to Section 6.3(b) or Section 6.5 and not including any refunds or credits to which Dublin is entitled pursuant to the foregoing sentence. Any refunds or credits of Taxes of the Transferred Subsidiaries for any Straddle Period shall be equitably apportioned between Dublin and Buyer in accordance with the principles set forth in Section 6.6 and subject to the first two sentences of this Section 6.7(a). Each Party shall notify the other Party as soon as reasonably practicable of the receipt of any refund (or credit in lieu thereof) which such other Party is entitled to under this Section 6.7(a) and pay such other Party such refund or the amount of such credit (net of Taxes and any documented out-of-pocket costs and expenses incurred by the receiving Party in connection with requesting, obtaining or paying over such refund or credit) reasonably promptly upon the actual receipt (as described above) of the refund or credit pursuant to this Section 6.7(a). Each Party shall use commercially reasonable efforts to seek any refunds which such other Party specifically identifies, at the requesting Party’s written request and expense, unless seeking such refund or credit would be reasonably expected to be adverse to the seeking Party or its Affiliates, as applicable, including resulting in unreimbursed costs or liabilities.

(b) Unless Dublin otherwise consents in writing or as required by Law, neither Buyer nor any Transferred Subsidiary or Transferred Joint Venture shall (i) permit the carryback to any Tax Return any net operating loss, net capital loss, excess tax credit or other similar Tax item of any of the Transferred Subsidiaries (a “Carryback”) arising in a Post-Closing Tax Period to a Pre-Closing Tax Period or (ii) make any affirmative election to claim any such Carryback with respect to any Tax Return for a Pre-Closing Tax Period.

Section 6.8 Tax Sharing Agreements. Any Tax Sharing Agreements in effect between the Transferred Subsidiaries or Transferred Joint Ventures, on the one hand, and Dublin or any of Dublin’s Affiliates (other than the Transferred Subsidiaries or Transferred Joint Ventures), on the other hand, shall be terminated and shall have no continuing effect no later than the Closing.

Section 6.9 Certain Tax Elections. Notwithstanding anything herein to the contrary, Buyer shall not, and shall cause its Affiliates not to, make any election under Section 338(g) or Section 338(h)(10) of the Code or Treasury Regulations Section 1.245A-5(e)(3)(i) with respect to any Transferred Subsidiaries, without the prior, written consent of Dublin (such consent to be provided in Dublin’s sole discretion).

Section 6.10 Tax Treatment of the Seller Note. The Parties agree and intend that, to the greatest extent permitted by Law, for U.S. federal (and applicable state, local and non-U.S.) income tax purposes, the Seller Note be treated as debt and will prepare and file all Tax Returns consistent with such treatment and will not take any inconsistent position on any Tax Return.

ARTICLE VII

CERTAIN EMPLOYEE MATTERS

Section 7.1 Transfer of Business Employees.

(a) Subject to compliance with applicable Data Protection Obligations, (i) Dublin has provided to Buyer a preliminary list of each Business Employee, by employee identification number, as of the date hereof, which includes each such employee’s job title, overtime exempt classification (for U.S. employees or where otherwise applicable), annual base salary or hourly wage rate, as applicable, leave status, work location, employing entity, and full-time or part-time status, (ii) Dublin shall update the list of Business Employees within five (5) days prior to the Closing Date and again within fifteen (15) days following the Closing Date to reflect updates between the date hereof and the Closing Date (including to reflect new hires, employee terminations, transfers, replacements, other personnel changes, and inadvertent errors or omissions), in each case, subject to Dublin’s obligations under this Agreement, (iii) Dublin shall respond to reasonable requests for information from Buyer regarding the identification or designation by Dublin of individual employees as Business Employees, and (iv) within fifteen (15) days prior to the Closing Date, Dublin shall provide the vacation/PTO balance for each Business Employee.

(b) Except to the extent otherwise provided in this Agreement, effective no later than immediately before the Effective Time, Dublin or one of its Affiliates shall, or shall cause, (i) each individual who is employed by a Transferred Subsidiary and who is not identified as a Business Employee to cease to be employed by any Transferred Subsidiary, and to be transferred to (along with all Liabilities arising out of or relating to their employment or termination thereof), and employed by, Dublin or one of its direct and indirect Subsidiaries (excluding the Transferred Subsidiaries), and (ii) each Business Employee to either be (A) employed by a Transferred Subsidiary or (B) engaged by a Transferred Subsidiary as an independent contractor to provide services to such Transferred Subsidiary or through a professional employer organization arrangement; provided that this Section 7.1(b)(ii)(B) shall only apply to Business Employees located in the jurisdictions set forth on Schedule 7.1(b)(ii)(B) (or as otherwise mutually agreed between the Parties).

(c) Except to the extent otherwise required by applicable Law or an In-Scope Collective Bargaining Agreement, (i) each Business Employee in the United States who, as of immediately prior to the Effective Time, is employed by a Transferred Subsidiary and is an STD Employee shall, immediately after the Effective Time, continue to be employed by the applicable Transferred Subsidiary, and the applicable Transferred Subsidiary will provide such employee with a leave of absence and an amount equivalent to the short-term disability or income replacement benefits such employee received from Dublin or its Affiliates immediately before the Effective Time; provided, however, that to the extent such individual, as of the Effective Time, is receiving or is entitled to receive short-term disability benefits and subsequent to the Effective Time and before returning to active employment with a Transferred Subsidiary, becomes eligible to receive long-term disability benefits under a Dublin Benefit Plan or is an LTD Employee as of the Effective Time, Dublin shall permit such individual to receive long-term disability benefits under a Dublin Benefit Plan unless and until such individual is no longer disabled or is no longer eligible for such benefits; provided, further, that any such individual will not be employed by Dublin while receiving long-term disability benefits under a Dublin Benefit Plan, and (ii) each Business Employee in the United States who is receiving long-term disability benefits under a Dublin Benefit Plan (“LTD Employee”) as of immediately prior to the Effective Time shall continue to receive such long-term disability benefits under a Dublin Benefit Plan unless and until such individual is no longer disabled or is no longer eligible for such benefits. The Parties acknowledge and agree that LTD Employees shall not be considered Continuing Employees for purposes of this Agreement unless and until such employees return to active employment with the Buyer or one of its Affiliates following the Closing, and references to the “Closing Date” shall mean the date on which such Person returns to active employment.

Section 7.2 Post-Closing Protected Period. Except to the extent applicable Law or an In-Scope Collective Bargaining Agreement requires a more favorable treatment, from the Closing Date until the later of (x) 11:59 p.m. New York City time on December 31, 2026 and (y) twelve (12) months following the Closing Date (or, in each case, the date on which a Continuing Employee is no longer employed by Buyer or its applicable Affiliates), Buyer shall, or shall cause its applicable Subsidiaries to, provide each Business Employee of the Transferred Subsidiaries as of immediately prior to the Closing who remains so employed immediately following the Closing (“Continuing Employees”), except as set forth in clause (b) of this Section 7.2 with: (a) annual base pay or a wage rate, as applicable, that is no less than the annual base pay or wage rate such Continuing Employee received from Dublin and its applicable Affiliates immediately prior to the Closing Date; (b) target short-term cash incentive compensation opportunities that are no less favorable in the aggregate than those received by such Continuing Employee from Dublin and its applicable Affiliates immediately prior to the Closing Date; (c) solely with respect to Continuing Employees in grade level L19 or higher, target long-term incentive compensation opportunities that are no less favorable in the aggregate than those received by such Business Employee from Dublin and its applicable Affiliates immediately prior to the Closing Date (it being understood that any post-Closing long-term incentive opportunities are not required to be provided in the form of equity-based compensation); (d) employee benefits (excluding any equity or equity-based, retention, incentive, bonus, non-qualified deferred compensation, change in control, transaction pension and other defined benefit plans or entitlements, post-termination or post-retirement health or welfare benefits, and equity or equity-based incentives (collectively, “Excluded Benefits”)) that are substantially comparable in the aggregate to those (other than Excluded Benefits) received by such Continuing Employee from Dublin and its applicable Affiliates immediately prior to the Closing Date; and (e) paid time off (e.g., vacation and additional personal paid time off, but excluding disability and other medical-related leaves of absence) no less favorable than the paid time off such Continuing Employee was eligible for immediately prior to the Closing Date.

Section 7.3 Severance. Except to the extent applicable Law or an In-Scope Collective Bargaining Agreement requires a more favorable treatment, from the Closing Date until the later of (x) 11:59 p.m. New York City time on December 31, 2026 and (y) twelve (12) months following the Closing Date, Buyer shall, or shall cause its applicable Subsidiaries to, provide each Continuing Employee with severance entitlements no less favorable than the severance entitlements such employee would have been eligible to receive under those Dublin Benefit Plans, if any, that provide for severance entitlements in accordance with the terms in effect as of immediately prior to the Closing Date. Such severance entitlements shall factor in the Business Employees’ additional length of service and changes in his or her eligible pay between the Closing Date and the date of his or her termination.

Section 7.4 Service Crediting; Pre-Existing Conditions. Except to the extent required by applicable Law or an In-Scope Collective Bargaining Agreement:

(a) Buyer shall, or shall cause its applicable Subsidiaries to, give each Continuing Employee credit for all purposes under (i) any Transferred Subsidiary Benefit Plans and (ii) each other employee benefit plan, policy or arrangement of Buyer or its applicable Subsidiaries, in either case maintained or made available for the benefit of Continuing Employees as of and after the Closing Date, for such Continuing Employee’s service prior to the Closing with Dublin and its applicable Affiliates and their respective predecessors, to the same extent and for the same purposes as such service is recognized by Dublin and its applicable Affiliates immediately prior to the Closing under the corresponding Dublin Benefit Plan or, for purposes of any Transferred Subsidiary Benefit Plan, in accordance with the terms of such plan; provided that such credit shall not be given for any purpose under any new plan or new arrangement providing for Excluded Benefits or to the extent that it would result in a duplication of benefits or compensation for the same period of service; and

(b) For the year in which the Closing Date occurs, Buyer shall take commercially reasonable efforts to, or shall use commercially reasonable efforts to cause its applicable Subsidiaries (or the applicable insurer) to: (i) waive any limitation on health and welfare coverage of such Continuing Employees due to pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health under any applicable health and welfare plan of Buyer or any of its Subsidiaries to the extent such Continuing Employees were covered under a similar benefit plan of Dublin or any of its Affiliates and such exclusions or limitations were waived or satisfied by the Continuing Employee immediately prior to the Closing and (ii) credit each such Continuing Employee with all deductible payments, co-payments and co-insurance paid by and credited to such employee under any medical plan of Dublin or any of its Affiliates during the portion of the plan year prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied the corresponding deductible and whether such employee has reached the corresponding out-of-pocket maximum under any benefit plan of Buyer or any of its applicable Subsidiaries for such year.

Section 7.5 Dublin 401(k) Plan. Effective not later than the Closing Date, the Continuing Employees shall cease active participation in each tax-qualified defined contribution plan sponsored by Dublin or any Retained Dublin Subsidiary (the “Dublin 401(k) Plan”) and, prior to the Closing Date, Dublin shall cause each Continuing Employee to become fully vested in his or her account balances under the Dublin 401(k) Plan and make or cause to be made all employee and employer contributions that would have been made on behalf of Continuing Employees had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date. Prior to the Closing Date, Seller shall, and shall cause the applicable Transferred Subsidiaries to, become participating employers in a tax-qualified multiple employer defined contribution retirement plan sponsored by a pooled plan provider selected by the Seller, in its discretion, which meets the requirements 413(e) of the Code (such plan, the “Pooled Employer Plan”). Such Pooled Employer Plan shall cover the Continuing Employees effective not later than the Closing Date. As soon as practicable after the Closing Date, Dublin shall take all commercially reasonable measures needed to ensure that each Continuing Employee will be eligible to receive a distribution of his or her accounts (excluding any outstanding participant loan balances) in the Dublin 401(k) Plan, and Buyer shall cause the applicable Transferred Subsidiary take all commercially reasonable measures needed to ensure that the Pooled Employer Plan will accept the rollover of any distribution from the Dublin 401(k) Plan (in the form of cash, but excluding outstanding loan notes) to a Continuing Employee if so elected by such Continuing Employee in accordance with the terms of the Dublin 401(k) Plan and applicable Law. Dublin shall take all commercially reasonable efforts necessary to provide Continuing Employees with the ability to continue to service any outstanding participant loan balances under the Dublin 401(k) Plan on and after the Closing Date but, for the avoidance of doubt, no such loan balances shall be rolled over to the Pooled Employer Plan.

Section 7.6 Cash Incentives.

(a) For the performance period before the performance period in which the Effective Time occurs (“Prior Performance Period”), Buyer shall, or shall cause one of its Affiliate to, pay any short-term cash incentive compensation earned or accrued during the Prior Performance Period by a Business Employee or Former Business Employee and that remains unpaid as of the Effective Time pursuant to the applicable cash incentive compensation plan or program in effect during the Prior Performance Period, solely to the extent included as Indebtedness.

(b) For the performance period in which the Effective Time occurs (“Closing Performance Period”), Buyer shall, or shall cause one of its Affiliate to, pay cash incentive compensation earned or accrued during the Closing Performance Period to each Business Employee pursuant to the applicable cash incentive compensation plan or program in effect during the Closing Performance Period, solely to the extent included as Indebtedness.

Section 7.7 Establishment of Transferred Subsidiary Benefit Plans; Certain Non-U.S. Matters.

(a) Prior to the Effective Time, (i) Dublin shall cause a Transferred Subsidiary to establish Transferred Subsidiary Benefit Plans with the terms that are substantially similar (including with respect to costs after taking into consideration any adjustment for economics of scale and geographic location) to the corresponding Dublin Benefit Plans and that Dublin reasonably determines are desirable, necessary or required for the Transferred Subsidiaries to operate the Business separate and apart from Dublin and the Retained Dublin Subsidiaries and to meet their obligations under this Agreement and (ii) Dublin and its Affiliates (other than the Transferred Subsidiaries) shall assign to the Transferred Subsidiaries, and the Transferred Subsidiaries shall assume, the Assumed Plans, subject to Dublin having taken all actions necessary (if any) to cause the cessation of participation by each Person who is not a Continuing Employee in the Assumed Plans, effective not later than immediately prior to the Closing. Prior to the Closing, Dublin shall provide Buyer with evidence of the establishment or adoption of such Transferred Subsidiary Benefit Plan. All Liabilities incurred by Dublin in the establishment of such Transferred Subsidiary Benefit Plans and in the assignment and assumption of Assumed Plans shall, in either case, be Assumed Liabilities.

(b) Except as expressly set forth herein, the provisions of this Article VII shall apply in respect of all jurisdictions wherever situated. The Parties shall work together in good faith to (i) adjust the treatment described in this Article VII with respect to Business Employees who are located outside of the United States in order to address different plans or benefits not addressed herein or to address applicable plans and benefits in a manner appropriate to the jurisdiction, (ii) ensure compliance with applicable Law of countries outside of the United States, and (iii) preserve the tax benefits provided under local Tax law or regulation prior to the Effective Time.

Section 7.8 Pension Adjustment

(a) As promptly as reasonably practicable following the Closing Date, but in no event more than one hundred eighty (180) days following the Closing Date, Dublin shall prepare and deliver to Buyer a statement (the “Business Benefit Plan Pension Funding Statement”) that sets forth (together with information in a manner sufficient to demonstrate how it determined such amount) the Business Benefit Plan Pension Funding Amount.

(b) Buyer shall have a period of not more than sixty (60) Business Days following delivery of the Business Benefit Plan Pension Funding Statement and supporting materials in accordance with subsection 7.8(a) above during which to review the Business Benefit Plan Pension Funding Statement and supporting materials and to notify Dublin if it believes the calculation of the Business Benefit Plan Pension Funding Amount contains mathematical errors or is based on actuarial or other assumptions inconsistent with the terms of this Agreement, or that otherwise violate applicable Law.

(i) If and to the extent Buyer shall fail to so timely notify Dublin of any such dispute, then the Business Benefit Plan Pension Funding Amount reflected in the Business Benefit Plan Pension Funding Statement shall be deemed agreed for purposes of this Agreement.

(ii) If and to the extent Buyer shall so timely notify Dublin of any such dispute, Dublin and Buyer shall collaboratively work together and cooperate in good faith to resolve such dispute as promptly as possible. Upon resolution, the Business Benefit Plan Pension Funding Amount reflected in the Business Benefit Plan Pension Funding Statement (as adjusted to reflect the settlement of any dispute) shall be deemed agreed for purposes of this Agreement.

(iii) If and to the extent Dublin and Buyer fail to resolve any such dispute with respect to the Business Benefit Plan Pension Funding Amount (or a part thereof) attributable to any country within sixty (60) days after notice of the dispute, Dublin and Buyer shall choose an independent actuary (i.e., an actuarial firm that is nationally recognized in such country other than any actuary regularly used by Dublin or Buyer). If, however, Dublin and Buyer cannot mutually agree on the identity of the independent actuary within five (5) Business Days, then Dublin and Buyer shall on the next Business Day each identify an actuarial firm (other than one regularly used by Dublin or Buyer), and the independent actuary shall be selected by lot from these two firms by Dublin and Buyer. If such actuary identified by lot shall not agree to serve within five (5) Business Days, then additional actuarial firms shall be identified in accordance with the foregoing procedures until one shall agree to serve (such independent actuary determined in accordance with this parenthetical, the “Independent Actuary”). Dublin and Buyer shall require the Independent Actuary to determine whether the Business Benefit Plan Pension Funding Statement contains mathematical errors or is based on actuarial or other assumptions inconsistent with the terms of this Agreement or otherwise violate applicable Law. Dublin and Buyer shall instruct the Independent Actuary to use every reasonable commercial effort to perform its services within thirty (30) days of submission of the Business Benefit Plan Pension Funding Statement and supporting materials to it and, in any case, as promptly as practicable after submission. The determination of the Independent Actuary shall be final and binding on Dublin and Buyer, and the Business Benefit Plan Pension Funding Amount reflected in the Business Benefit Plan Pension Funding Statement (as adjusted to reflect the decision of the Independent Actuary) shall be deemed agreed for purposes of this Agreement. Dublin and Buyer shall bear its own costs in connection with the cooperation with the Independent Actuary and each bear one-half of the costs of the Independent Actuary.

(c) No later than twenty (20) Business Days following the determination of the Business Benefit Plan Pension Funding Amount in accordance with subsection Section 7.8(b) above, in the event that the Business Benefit Plan Pension Funding Amount set forth in the Business Benefit Plan Pension Funding Statement is a positive amount, Dublin shall make a cash payment to Buyer in U.S. dollars in an amount equal to the Business Benefit Plan Pension Funding Amount.

Section 7.9 Dublin Non-Qualified Deferred Compensation Plans; Certain Section 409A Matters.

(a) Effective as of the Closing Date, the active participation of each Business Employee who is a participant in a nonqualified deferred compensation plan (each, a “Nonqualified Plan Participant”) with a “Plan Account” under the Amended and Restated Dublin Trust Agreement shall cease. The Parties acknowledge that none of the transactions contemplated by this Agreement will trigger a payment or distribution of any “Plan Account” and, consequently, that the payment or distribution of any such compensation to which any such participant is entitled will occur upon such participant’s separation from service from a member of Buyer or its Affiliates or at such other time as provided in the applicable nonqualified deferred compensation plan and such participant’s deferral election.

(b) Within thirty (30) calendar days following the Closing Date, Dublin will provide a separate list of Nonqualified Plan Participants to Buyer. Buyer shall, or shall cause any Transferred Subsidiary to, promptly notify Dublin if any Business Employee who is a Nonqualified Plan Participant experiences a “separation from service” within the meaning of Section 409A of the Code on or following the Closing Date. For the avoidance of doubt, Seller and its Affiliates (other than the Transferred Subsidiaries) shall remain and be solely responsible for any obligations arising under each such nonqualified deferred compensation plan as a result of such “separation from service.”

(c) Following the Closing Date, Buyer shall, and shall cause its Affiliates to, promptly notify Dublin of any Business Employee who experiences a “separation from service” within the meaning of Section 409A of the Code on or following the Closing Date but prior to the third anniversary of the Closing Date. Buyer shall, and shall cause its Affiliates to, provide Dublin with such additional information as Dublin requires to determine whether or not such “separation from service” was due to a (i) voluntary termination of employment, (ii) an involuntary termination of employment, (iii) death, or (iv) disability. For the avoidance of doubt, Dublin and its Affiliates (other than the Transferred Subsidiaries) shall remain and be solely responsible for any obligations arising under each Dublin equity award as a result of such separation from service.

Section 7.10 Equity Awards.

(a) Effective as of the Effective Time, each Business Employee Dublin RSU and Business Employee Dublin PSU that is held by a Business Employee and that is outstanding and unvested immediately prior to the Effective Time shall be assumed by Buyer and replaced with an award (each, a “Replacement Award”) that (i) is equivalent in value to each such Business Employee Dublin RSU and Business Employee Dublin PSU (which value shall be determined by reference to the Dublin Trading Price and shall assume any performance conditions, as applicable, are achieved at the target level of performance), (ii) shall have the same material terms, conditions and vesting schedule as applied to such Business Employee Dublin RSU and Business Employee Dublin PSU immediately prior to the Effective Time and (iii) shall be settled in cash, or a combination of Class A-2 Units of Holdings plus an amount in cash sufficient to cover the employee taxes related thereto (which may be effectuated through a repurchase of a portion of such Class A-2 Units) as determined by Buyer in its sole discretion; provided that such Replacement Awards shall be subject to solely service-based vesting conditions but shall otherwise remain in all material respects subject to the same terms, conditions and vesting schedule as applied to such Business Employee Dublin RSU and Business Employee Dublin PSU immediately prior to the Effective Time.

(b) For purposes of the vesting and termination provisions of the Replacement Awards, (i) continued service with Buyer or any of its Affiliates shall be considered to be continued service for purposes of such award (and prior service with Dublin or any of its Affiliates shall be credited for purposes of any Replacement Award), (ii) all references in such awards to the “Company” shall be references to Buyer or its designee, and (iii) any reference to a “change in control”, “change of control” or similar definition in any agreement applicable to such awards shall be deemed to refer to a “change in control”, “change of control” or similar of Buyer or the relevant designee thereof.

(c) Not less than five (5) days prior to the Effective Time, Dublin will make available to the Chief Human Resources Officer of Buyer (or such other individual identified by Buyer) a census listing, on a grant by grant basis and by employee identification number, each award of Business Employee Dublin RSUs and Business Employee Dublin PSUs held by each individual expected to be a Business Employee through the Effective Time, including the number of shares of Dublin’s common stock subject to such Business Employee Dublin RSUs and Business Employee Dublin PSUs, the grant date, vesting schedule, and date of retirement eligibility (the “Dublin Equity Award Schedule”).

Section 7.11 Benefit Plan Participation; M&A Qualified Beneficiaries. Effective as of the Closing Date and except as otherwise provided in this Article VII, the Continuing Employees shall no longer actively participate in any Business Benefit Plan other than any Assumed Plan or Transferred Subsidiary Benefit Plan (such Business Benefit Plans, “Dublin Benefit Plans”). Notwithstanding the foregoing, Dublin or a Retained Dublin Subsidiary shall retain all Liabilities under each Benefit Plan (other than Assumed Plans and Transferred Subsidiary Benefit Plans) and with respect to claims incurred by each Business Employee prior to, on or after the Closing under those Dublin Benefit Plans that provide medical, dental, vision and prescription drug coverage, life, accidental death and dismemberment and business travel accident insurance and disability coverage. From and after the Closing, (i) Dublin and its Affiliates (other than the Transferred Subsidiaries) shall be solely responsible for any and all obligations arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 (or state law equivalents) (“COBRA”) with respect to each Business Employee (and qualifying dependents thereof) who experience a COBRA qualifying event while covered under a Dublin Benefit Plan and (ii) the applicable Transferred Subsidiary shall be solely responsible for any and all obligations arising under COBRA with respect to each Business Employee (and qualifying dependents thereof) who experience a COBRA qualifying event under a Transferred Subsidiary Benefit Plan.

Section 7.12 Vacation.

(a) Assumed Vacation Liabilities. Except to the extent prohibited by applicable Law or a Collective Bargaining Agreement, effective as of the Closing Date, Buyer shall, or shall cause its Affiliates to, assume all Liabilities for earned but unused vacation benefits (including pursuant to a Collective Bargaining Agreement) of the Continuing Employees through the Closing Date, solely to the extent treated as Business Current Liabilities in the calculation of Business Closing Net Working Capital (the “Company Assumed Vacation Liabilities”). Dublin and all members of the Dublin Group shall be relieved of such Company Assumed Vacation Liabilities as of such date. Except for any such earned but unused vacation benefits paid out to Business Employees, including pursuant to Section 7.12(b) hereof, Buyer shall not, and shall not permit its Affiliates to, take away from any Business Employee any such earned but unused vacation benefits.

(b) Payment of Vacation Benefits Where Required by Law. Notwithstanding anything to the contrary in this Agreement, where required by applicable Law or a Collective Bargaining Agreement, as soon as administratively practicable before the Closing Date (but no later than the earlier of the dates required by applicable Law or the applicable Collective Bargaining Agreement), Dublin shall, or shall cause its applicable Affiliate to, pay out all earned but unused vacation benefits to each Business Employee and Non-Consenting Employee entitled to be paid such benefits by reason of (i) the occurrence of the Effective Time (with respect to which Buyer shall reimburse Dublin or the applicable member of the Dublin Group for the amount of any such payments, solely to the extent such amounts are reflected in the Closing Business Balance Sheet), or (ii) any internal reorganization to facilitate the Pre-Closing Reorganization or the transactions contemplated by this Agreement (with respect to which Dublin shall be solely responsible). Buyer shall reimburse Dublin or the applicable member of the Dublin Group for the amount of any such payments. During the remainder of the calendar year in which the Effective Time occurs, Buyer shall, or shall cause its Affiliates to, permit any Business Employee who receives payment of his or her earned but unused vacation benefits in accordance with this Section 7.12(b) to take vacation attributable to such earned but unused vacation benefits after the Closing Date; provided that any such vacation attributable to the earned but unused vacation benefits paid in accordance with this Section 7.12(b) may be on an unpaid basis.

Section 7.13 Payroll and Related Taxes.

(a) Except as provided in clause (b) below or as required by applicable Law, each entity that is the employing legal entity of any Person during any portion of the employment tax year in which the Effective Time occurs shall, in respect of the period of its employment, be responsible in respect of such employee for all payroll obligations, Tax withholdings, other applicable payroll deductions (including garnishments, union dues and Benefit Plan contributions), and Tax reporting obligations (including delivery of a Form W-2 or similar earnings statement covering such year). This obligation is not limited to in-scope employees, or active employees at Closing, but is inclusive of any employee employed during the employment tax year. The applicable employer shall separately account for any such withholdings or deductions and apply them exclusively in satisfaction of the obligation in respect of which they were withheld or deducted.

(b) The Parties shall cooperate in good faith to administer payroll for any payroll period in effect as of the Closing Date, and Buyer shall respond within five (5) Business Days and, subject to applicable Law, provide Dublin with any such information Dublin requires to administer payroll for any such period. Subject to the foregoing, the entity that is the employing legal entity (“Post-Closing Entity”) of any Person at the end of the payroll period that is in process on the Closing Date shall process payroll for such Person in respect of the period the employee was employed by the Post-Closing Entity during the payroll period and remit to a true-up process between parties for any amounts withheld from or otherwise owing in respect of the payment (whether in respect of Taxes, Benefit Plan contributions or otherwise) in respect of the portion of the payroll period preceding the Closing Date.

Section 7.14 Labor Matters. Prior to the Closing, Dublin shall or shall cause its Affiliates (including the Transferred Subsidiaries) to materially satisfy all notice, consultation and any other bargaining obligations, if any, to any Unions that are required by applicable Law or Collective Bargaining Agreement in connection with entering into this Agreement or consummating the transactions contemplated by this Agreement. Prior to the Closing, Dublin shall have made reasonable best efforts to (i) (A) cause each applicable U.S. Transferred Subsidiary to become a party to the applicable U.S. In-Scope Collective Bargaining Agreement that covers the Union-represented Business Employees, (B) cause the U.S. Dublin Benefit Plans not to transfer to Buyer with respect to U.S. Union-represented Business Employees and to not be referred to as the applicable benefit plans covering such employees, and (C) otherwise materially satisfy effects bargaining obligations under Law and contractual successorship and change in control obligations in good faith, and (ii) to the extent required by applicable Law or Collective Bargaining Agreement, cause each applicable Transferred Subsidiary outside the U.S. to become a party to the applicable In-Scope Collective Bargaining Agreement outside the U.S. and to materially satisfy any associated Union bargaining obligations in good faith. Dublin agrees to meet to discuss union matters as reasonably requested by Buyer; provided that such checkpoint meetings will in no case occur more frequently that once per week unless mutually agreed by the Parties; provided, further, that except as provided in Section 5.2(b), Dublin shall not be required to obtain Buyer’s consent to undertake negotiations with any Union; provided, further, that if Buyer identifies an employee of Buyer to serve as a point of contact (the “Contact Person”), then Dublin will provide the Contact Person with reasonable advance notice of any scheduled bargaining sessions, prior to reaching any agreement with any Union pertaining to the foregoing requirements in this Section 7.14(i)(A)-(B), and Dublin shall endeavor to reach the Contact Person to convey the proposed agreement and Dublin shall consider in good faith any comments from Buyer. Notwithstanding anything to the contrary in this Agreement and to the extent permissible under applicable Law, as of the Closing Date, Buyer shall, or shall cause its Affiliates (including, following the Closing, the Transferred Subsidiaries) to, (i) assume, in accordance with their terms, each of the In-Scope Collective Bargaining Agreements covering Business Employees as of immediately prior to the Effective Time and any and all Liabilities (other than Retained Liabilities) thereunder whether arising before, on or after the Closing Date and provide to the Business Employees who remain in the employment of Buyer or any of its Affiliates and whose employment is subject to an In-Scope Collective Bargaining Agreement, terms and conditions of employment in accordance with such In-Scope Collective Bargaining Agreement until its expiration, modification or termination in accordance with its terms and applicable Law; provided, however, in the event any such Collective Bargaining Agreement also covers any Dublin employees who are not Business Employees, Buyer shall, or shall cause its Affiliates (including, following the Closing, the Transferred Subsidiaries) to, assume such In-Scope Collective Bargaining Agreement only with respect to Business Employees, and (ii) with respect to any represented Business Employees working under an expired Collective Bargaining Agreement, continue existing terms and conditions of employment and continue to negotiate with the applicable Union for a new Collective Bargaining Agreement, unless otherwise required by applicable Law.

Section 7.15 Employment Loss or Layoff. For a period of ninety (90) days after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, take any action with respect to any Business Employee based in the United States that, when combined with any actions taken by Dublin or any Affiliate of Dublin, would result in Dublin or any of its Affiliates incurring any Liabilities or obligations under the WARN Act. If Buyer, or any Affiliate of Buyer, breaches this Section 7.15, Buyer shall, or shall cause an Affiliate of Buyer to, reimburse and otherwise fully indemnify Dublin, or its applicable direct or indirect Subsidiary, for all Liabilities that Dublin or any of its direct and indirect Subsidiaries incurs under the WARN Act. Within ten (10) days following the Closing Date, Dublin shall provide Buyer with a list that sets forth the job title, work location, and employment loss date of any employee at any site of employment where a Business Employee is located who suffered an “employment loss” under the WARN Act within the ninety (90) days immediately preceding the Closing Date.

Section 7.16 Immigration Compliance. From and after the date of this Agreement and following the Closing Date, Dublin shall, or shall cause its applicable Affiliates to, use reasonable best efforts to transfer to the Transferred Subsidiaries or to Buyer or its Affiliates any U.S. visa, work permit, green card or similar applications with respect to Business Employees as of the Closing Date. Buyer and its Affiliates (including, following the Closing, the Transferred Subsidiaries), as applicable, shall employ any Business Employees who are foreign nationals working in the United States in non-immigrant visa status (the “U.S. Foreign National Employees”) under terms and conditions such that Buyer and its Affiliates, as applicable, qualify as a “successor employer” under applicable United States immigration laws effective as of the Closing Date. As of the Closing Date, Buyer and its Affiliates agree to assume all immigration-related liabilities and responsibilities with respect to such U.S. Foreign National Employees. To the extent that, despite using reasonable best efforts, Dublin is not able to transfer to the Transferred Subsidiaries or to Buyer or its Affiliates any U.S. visa, work permit, green card or similar applications with respect to any Business Employee as of the Closing Date (each such Business Employee a “Delayed Business Employee”), Dublin shall, or shall cause the respective Retained Dublin Subsidiary to, cause such Delayed Business Employee to be employed by a Transferred Subsidiary on the earliest permissible date following the Closing Date (the “Delayed Employment Date”). From the Closing Date to the Delayed Employment Date, any such Delayed Business Employee will, to the extent permitted by applicable Law provide services to a Transferred Subsidiary through a transition services agreement (or other written agreement). The obligations under this Agreement of Buyer in respect of any Delayed Business Employee shall not commence until the Delayed Employment Date, as applicable; provided, however, that upon a Delayed Employment Date, as applicable, all Employee Liabilities pertaining to any such Delayed Business Employee shall be assumed by Buyer and its Affiliates as otherwise set forth in this Agreement.

Section 7.17 Workers’ Compensation Liabilities. Effective no later than the Closing Date, the Transferred Subsidiaries shall assume all Liabilities for Continuing Employees related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage first incurred after the Closing, and the Transferred Subsidiaries (and following the Closing, Buyer and the Transferred Subsidiaries) shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities; provided that if the Transferred Subsidiaries are unable to assume any such Liability or the administration of any such claim because of applicable Law or Contract, Dublin, or the applicable member of the Dublin Group, shall administer and/or discharge such Liabilities, as applicable, and Buyer and its Affiliates (including the Transferred Subsidiaries) shall reimburse and indemnify Dublin, or the applicable member of the Dublin Group, for all such Liabilities. Dublin, or the applicable member of the Dublin Group, will retain all Liabilities for Business Employees and Former Business Employees related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage incurred before the Closing. For purposes of this Section 7.17, such workers’ compensation claims or other matters shall be considered to be incurred upon the death, illness, injury or accident giving rise to such claim or other matter.

Section 7.18 No Third-Party Beneficiaries. Nothing contained in this Article VII, express or implied, is intended to confer upon any Person not a party hereto (including any Business Employee, Former Business Employee or any beneficiary thereof) any right, benefit, claim or remedy of any nature whatsoever, including any third-party beneficiary rights, any right to employment or continued employment for any period of time by reason of this Agreement, any right to a particular term or condition of employment or any right to any specific compensation or benefits. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment or modification to, any Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement or prohibits or limits the ability of Buyer or any of its Affiliates (including, following the Closing, the Transferred Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement.

Section 7.19 Non-Solicitation. Unless prohibited by applicable Law:

(a) Dublin agrees that, for a period commencing on the Closing Date and continuing for twenty-four (24) months after the later of the (i) Closing Date or (ii) date of termination of this Agreement pursuant to Section 9.1, it shall not, and shall cause each of its direct and indirect Subsidiaries not to, without the prior written consent of Buyer, directly or indirectly,

(i) solicit for employment or engagement (whether as an employee, contractor, consultant or otherwise) (x) any individual who is a Business Employee or (y) any management-level employee of Holdings or its Subsidiaries with whom Dublin or its Affiliates came into contact with in connection with the transactions contemplated hereby and who is set forth on a list, not to exceed 50 employees, to be provided to Buyer by Dublin no later than ten (10) days following the date of this Agreement (collectively, the “Restricted Employees”), or

(ii) induce, or attempt to induce, any Restricted Employee to terminate his or her employment with, or otherwise cease his or her relationship with, Buyer or any of its Subsidiaries; provided that nothing in this Section 7.19(a) shall be deemed to prohibit any general solicitation for employment through public advertisements and search firms not specifically directed at employees of Buyer or any of its Subsidiaries, so long as Dublin and its Subsidiaries have not encouraged or advised such firm to approach any such employee. Notwithstanding anything to the contrary set forth in this Section 7.19, Dublin shall be permitted to solicit any individual whose employment is terminated by Buyer or any of its Affiliates without cause.

(b) Holdings agrees that, for a period commencing on the date hereof and continuing for twenty-four (24) months after the later of the (i) Closing Date or (ii) date of termination of this Agreement pursuant to Section 9.1, it shall not, and shall cause each of its direct and indirect Subsidiaries not to, without the prior written consent of Dublin, directly or indirectly,

(i) solicit for employment or engagement (whether as an employee, contractor, consultant or otherwise) any individual at Dublin with whom Buyer or its Subsidiaries came into contact with in connection with the transactions contemplated hereby and who is set forth on a list, not to exceed 50 employees, to be provided to Dublin by Buyer no later than no later than ten (10) days following the date of this Agreement (each, a “Dublin Transaction Employee”); or

(ii) induce, or attempt to induce, any Dublin Transaction Employee to terminate his or her employment with, or otherwise cease his or her relationship with, Dublin or any of its Subsidiaries;

provided that nothing in this Section 7.19(b)(ii) shall be deemed to prohibit any general solicitation for employment through public advertisements and search firms not specifically directed at employees of Dublin or any of its Subsidiaries, so long as Holdings and its Subsidiaries have not encouraged or advised such firm to approach any such employee. Notwithstanding anything to the contrary set forth in this Section 7.19, Holdings and its Subsidiaries shall be permitted to solicit any individual whose employment is terminated by Dublin or any of its Affiliates without cause.

(c) The Parties agree that irreparable damage would occur in the event that the provisions of this Section 7.19 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this Section 7.19 in any court of the United States or in the courts of any state having jurisdiction, or in the courts of any other country or locality thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

(d) The obligations set forth in this Section 7.19 are in addition to, and shall not supersede, the non-solicitation obligations set forth in the Dublin Confidentiality Agreement.

Section 7.20 Restrictive Covenants. Dublin agrees that, notwithstanding the terms of any restrictive covenant obligation between Dublin and its Affiliates and any Business Employee, such Business Employee shall be permitted to provide services to Buyer and its Affiliates (including the Transferred Subsidiaries) as a Continuing Employee following the Closing, and Dublin will not seek to enforce the terms of any such restrictive covenant following the Closing with respect to such Continuing Employee’s services to Buyer or its Affiliates. To the extent assignable under applicable Law without waiving or limiting Dublin’s own right to enforce its rights thereunder, Dublin hereby assigns, effective as of the Closing Date, the right to enforce all restrictive covenants entered into by those Business Employees and Former Business Employees to Buyer and its applicable Affiliates, in each case to the extent related to the Business or Acquired Assets (but expressly excluding such rights the extent related to Excluded Assets, Retained Liabilities and any business of Dublin and its past, present or future Affiliates other than the Business). Buyer and its Affiliates shall have the right, but not the obligation, to enforce such covenants to the extent assigned. For clarity, the foregoing shall not apply to any breach of any covenants by such Continuing Employee with respect to the use or disclosure of Intellectual Property or confidential information of Dublin or its Affiliates to the extent, following the Closing, Buyer and its Affiliates (including the Transferred Subsidiaries) do not have a license or other right to so use or disclose such Intellectual Property or confidential information under the Acquisition Documents.

Section 7.21 Information and/or Consultation Obligations. Holdings and Buyer shall otherwise reasonably cooperate in good faith to assist Dublin and its Affiliates with complying with any of their information and/or consultation obligations required to be completed by applicable Law or an In-Scope Collective Bargaining Agreement after the date hereof until the Effective Time, the transactions contemplated by this Agreement or any other consequence of the transactions contemplated by this Agreement, including by (a) providing all documents and information reasonably necessary to complete such information and/or consultation requirements within five (5) business days of Dublin’s request, unless Dublin consents otherwise (such consent not to be unreasonably withheld), and (b) attending at least one meeting with the relevant U.S. Unions of Dublin where and when reasonably requested by Dublin, or otherwise introducing Buyer to the U.S. Unions in the presence of Dublin at Buyer’s where and when reasonably requested by Buyer in the event that Dublin does not make such a request; provided, however, that Buyer may not communicate with the Unions absent prior written consent of Dublin, which such consent may be withheld for any reason. Without limiting the foregoing, Dublin shall control all communications with Business Employees and any Union through the Closing Date other than as set forth in this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE CLOSING

Section 8.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Dublin, Holdings and Buyer to effect the Closing are subject to the satisfaction (or written waiver by Dublin, Holdings and Buyer to the extent permitted by Law) at the Closing of the following conditions:

(a) Regulatory Approvals. The waiting period (including any extension thereof) applicable to, or clearance or approvals with respect to, the transactions contemplated by this Agreement under the HSR Act and any other applicable competition, merger control, antitrust or similar Law or Regulatory Law of the jurisdictions, solely in respect of the Regulatory Laws set forth next to such jurisdiction, as set forth on Section 8.1(a) of the Dublin Disclosure Schedule, shall have expired, been terminated or been obtained, as applicable.

(b) No Injunctions or Restraints. No injunction or other Judgment shall have been enacted, entered, promulgated, issued or enforced by any Governmental Entity in a jurisdiction set forth on Section 8.1(a) of the Dublin Disclosure Schedule which has the effect of making the consummation of the transactions contemplated by this Agreement illegal or otherwise prevents the consummation of the Acquisition.

Section 8.2 Conditions to Obligations of Holdings and Buyer to Close. The obligation of Holdings and Buyer to effect the Closing is subject to the satisfaction (or written waiver by Holdings and Buyer to the extent permitted by Law) at the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Dublin (i) contained in Section 3.1(a), Section 3.2, the second sentence of Section 3.5(b) and Section 3.18 shall be true and correct in all material respects (disregarding all materiality and “Business Material Adverse Effect” qualifications set forth therein) at and as of the Closing as if made at and as of the Closing, (ii) contained in Section 3.8(b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing and (iii) contained in Article III (other than those that are the subject of clause (i) or (ii)) shall be true and correct in all respects (disregarding all materiality and “Business Material Adverse Effect” qualifications set forth therein) at and as of the Closing as if made at and as of the Closing, except where such inaccuracy of a representation or warranty (individually or when aggregated with other such inaccuracies of representations or warranties) would not constitute a Business Material Adverse Effect; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii) or (iii), as applicable) only as of such date or period.

(b) Performance of Obligations of Dublin. The covenants and agreements of Dublin to be performed on or before the Closing Date pursuant to this Agreement shall have been performed in accordance with this Agreement in all material respects.

(c) No Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect that is still continuing.

(d) Officer’s Certificate. Buyer shall have received a certificate, dated as of the Closing Date and signed on behalf of Dublin by an executive officer of Dublin, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

Section 8.3 Conditions to Obligations of Dublin to Close. The obligation of Dublin to effect the Closing is subject to the satisfaction (or written waiver by Dublin to the extent permitted by Law) at the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Buyer and Holdings (i) contained in Section 4.1(a), Section 4.2, the second sentence of Section 4.5(b), Section 4.9 (taking into account the effect of any funding by the Equity Investor at or prior to the Closing under the Equity Commitment Letter, in respect of Holdings Leakage), Section 4.10 and Section 4.20 shall be true and correct in all material respects (disregarding all materiality and “Buyer Material Adverse Effect” qualifications set forth therein) at and as of the Closing as if made at and as of the Closing, (ii) contained in Section 4.12(b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing, and (iii) contained in Article IV (other than those that are the subject of clause (i) or (ii)) shall be true and correct in all respects (disregarding all materiality and “Buyer Material Adverse Effect” qualifications set forth therein) at and as of the Closing as if made at and as of the Closing, except where such inaccuracy of a representation or warranty (individually or when aggregated with other such inaccuracies of representations or warranties) would not constitute a Buyer Material Adverse Effect; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii) or (iii), as applicable) only as of such date or period.

(b) Performance of Obligations of Holdings and Buyer. The covenants and agreements of Holdings and Buyer to be performed on or before the Closing Date pursuant to this Agreement shall have been performed in accordance with this Agreement in all material respects; provided that, with respect to the covenant set forth in Section 5.3(b)(ii), after taking into account the effect of any funding by the Equity Investor at or prior to the Closing under the Equity Commitment Letter in respect of the Holdings Leakage.

(c) No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Buyer Material Adverse Effect that is still continuing.

(d) Officer’s Certificate. Dublin shall have received a certificate, dated as of the Closing Date and signed on behalf of Holdings and Buyer by an executive officer(s) of Holdings and Buyer, stating that the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

Section 8.4 Frustration of Closing Conditions. Neither Dublin nor Buyer may rely on the failure of any condition set forth in this Article VIII to be satisfied if such Party’s breach of any provision of this Agreement or failure to use the efforts to cause the Closing to occur required by this Agreement, including Section 5.1, was a principal cause of such failure.

ARTICLE IX

TERMINATION; EFFECT OF TERMINATION

Section 9.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Dublin and Buyer;

(b) by Dublin, if any of Buyer’s and Holdings’ representations and warranties contained in Article IV of this Agreement shall fail to be true and correct or Buyer or Holdings, as applicable, shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, such that such breach or failure would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and has not been cured by the earlier of (i) the date that is forty-five (45) days after the date that Dublin has notified Buyer in writing of such failure or breach and (ii) the Outside Date; provided that Dublin is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would fail to be satisfied;

(c) by Buyer, if any of Dublin’s representations and warranties contained in Article III of this Agreement shall fail to be true and correct or Dublin shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, such that such breach or failure would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and has not been cured by the earlier of (i) the date that is forty-five (45) days after the date that Buyer has notified Dublin in writing of such failure or breach and (ii) the Outside Date; provided that Buyer and Holdings are not then in breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would fail to be satisfied;

(d) by Dublin, or by Buyer, if the Closing shall not have occurred on or prior to 11:59 p.m. (New York City time) on May 1, 2026 (the “Initial Outside Date”); provided that (i) if the conditions set forth in Section 8.1(a) or Section 8.1(b) (solely to the extent the statute, rule, regulation, injunction or other Judgment relates to an Antitrust Law or a Regulatory Approval required by Section 8.1(a)) have not been satisfied by the Initial Outside Date but all other conditions to the Closing have been satisfied or shall be capable of being satisfied at such time, either Dublin or Buyer may extend such date by two (2) months from the Initial Outside Date (the “First Extended Outside Date”) and (ii) if the conditions set forth in Section 8.1(a) or Section 8.1(b) (solely to the extent the statute, rule, regulation, injunction or other Judgment relates to an Antitrust Law or a Regulatory Approval required by Section 8.1(a)) have not been satisfied by the First Extended Outside Date but all other conditions to the Closing have been satisfied or shall be capable of being satisfied at such time, either Dublin or Buyer may extend such date by two (2) months from the First Extended Outside Date (such date, as may be so extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date;

(e) by Dublin or by Buyer, if (i) any Governmental Entity in the jurisdictions set forth on Section 8.1(a) of the Dublin Disclosure Schedule that must grant a Regulatory Approval required by Section 8.1(a) shall have denied such Regulatory Approval and such denial shall have become final and nonappealable or (ii) an injunction or other permanent Judgment issued by a court of competent jurisdiction in the jurisdictions set forth on Section 8.1(a) of the Dublin Disclosure Schedule shall have become final and nonappealable, preventing the consummation of the Acquisition; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall not have breached its obligations to use its reasonable best efforts to, in the case of clause (i), obtain such Regulatory Approval, or, in the case of clause (ii), to prevent the entry of such injunction or other permanent Judgment, in each case, to the extent required by Section 5.1; or

(f) by Dublin, if (i) all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than any condition which by its nature is to be satisfied at the Closing and which was, as of the date the Closing should have occurred pursuant to Section 2.1, capable of being satisfied), (ii) Holdings or Buyer has failed to consummate the transactions contemplated by this Agreement by the date the Closing should have occurred pursuant to Section 2.1, (iii) Dublin has irrevocably confirmed by written notice to Holdings and Buyer that all conditions set forth in Section 8.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 8.3, (iv) Dublin stood ready, willing and able to consummate the transactions contemplated by this Agreement during the entirety of the three (3) Business Day period after the delivery of the notice contemplated by clause (iii) and (v) Holdings or Buyer fails to consummate the transactions contemplated by this Agreement by the later of (x) the date the Closing should have occurred pursuant to Section 2.1 and (y) within such three (3) Business Day period after delivery of such notice.

Section 9.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.5 (Confidentiality), Section 5.26(d) (Financing Cooperation), Section 7.19 (Non-Solicitation), this Section 9.2 (Effect of Termination), Section 9.4 (Reverse Termination Fee) and Article XI (General Provisions).

(b) Nothing in this Article IX shall be deemed to release any Party from (i) any Liability with respect to Fraud or for Intentional Breach (subject to and except as expressly provided in Section 9.4) by such Party of the terms and provisions of this Agreement or any Acquisition Document or (ii) any breach of the terms and provisions of this Agreement that survive such termination in accordance with Section 9.2(a).

Section 9.3 Notice of Termination. In the event of termination by Dublin or Buyer pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement.

Section 9.4 Reverse Termination Fee.

(a) In the event that (i) Dublin terminates this Agreement (A) pursuant to Section 9.1(b) as a result of a breach by Buyer or Holdings of a covenant or agreement set forth in this Agreement or (B) pursuant to Section 9.1(f) or (ii) Buyer or Dublin terminates this Agreement pursuant to Section 9.1(d) and at such time Dublin could have terminated this Agreement pursuant to Section 9.1(b) or Section 9.1(f), Buyer shall pay, or cause to be paid, to Dublin (or one or more affiliate designated by Dublin) an amount equal to $106,250,000 in cash by wire transfer of same-day funds (the “Reverse Termination Fee”) within three Business Days following such termination.

(b) Dublin, on the one hand, and Holdings and Buyer, on the other hand, acknowledge and agree that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, that the Reverse Termination Fee represents liquidated damages in a reasonable amount and not a penalty and that, without these agreements, neither Dublin, Holdings nor Buyer would have entered into this Agreement. If Buyer fails to pay the Reverse Termination Fee when due and the Reverse Termination Fee is subsequently paid or subsequently adjudicated by final determination of a court of competent jurisdiction to be due and payable, Buyer shall pay Dublin’s and its respective Affiliates’ reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses, including amounts contemplated by Section 5.26(d)) in connection with seeking such payment (the “Dublin’s Collection Fees and Expenses”) in an amount not to exceed $4,000,000 in the aggregate (the “Expenses Cap”). In no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion. Subject to the right of Dublin to specific performance of this Agreement pursuant to Section 11.7 following a termination of this Agreement, the right of Dublin to collect the Reverse Termination Fee and Dublin’s Collection Fees and Expenses (if any) if payable in accordance with Section 9.4(a) and subject to the Expenses Cap, shall be the sole and exclusive remedy for Dublin or its former, current or future direct or indirect general or limited partners, parents, Subsidiaries, divisions, Affiliates, predecessors, successors and assigns, and their present and former directors, officers, shareholders, equityholders, members, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns (the “Dublin Related Parties”) against Holdings, Buyer, the Debt Financing Sources and any of their respective former, current or future direct or indirect general or limited partners, stockholders, equityholders, managers, members, directors, officers, Affiliates, employees, agents, attorneys or other representatives, successors, beneficiaries, heirs and assigns, or any former, current or future direct or indirect general or limited partners, stockholders, equityholders, managers, members, directors, officers, affiliates, employees, agents, attorneys or other representatives, successors, beneficiaries, heirs and assigns of any of the foregoing (the “Buyer Related Parties”) relating to, arising out of or in connection with this Agreement, the Debt Financing or the Debt Financing Commitment, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination (including in the event of Intentional Breach) or in respect of any other document or theory of Law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity in contract, in tort or otherwise, and no Dublin Related Party or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Buyer Related Parties relating to, arising out of or in connection with this Agreement, the other Acquisition Documents, the Debt Financing or the Debt Financing Commitment, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination (including in the event of Intentional Breach) or in respect of any other document or theory of Law or equity.

(c) Notwithstanding anything to the contrary contained in this Agreement, if Holdings or Buyer breaches this Agreement (whether such breach is knowing, deliberate, willful, unintentional, an Intentional Breach or otherwise) or fails to perform hereunder (whether such failure is knowing, deliberate, willful, unintentional, an Intentional Breach or otherwise), then, subject to the right of Dublin to specific performance of this Agreement pursuant Section 11.7, the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) against Holdings, Buyer or any Buyer Related Party for any breach, loss or failure to perform, which recourse shall be sought solely against Holdings or Buyer to the extent provided herein and subject to the limitations set forth herein, will be (i) if applicable, for Dublin to terminate this Agreement in accordance with this Agreement under the circumstances in which the Reverse Termination Fee is payable pursuant to Section 9.4(a) and for Dublin to receive the Reverse Termination Fee plus Dublin’s Collection Fees and Expenses (if any), subject to the Expenses Cap, from Buyer or (ii) for Dublin to terminate this Agreement otherwise and seek to recover monetary damages from Holdings or Buyer for Intentional Breach; provided that (A) in no event (even in the case of Intentional Breach) shall Holdings or Buyer be subject to monetary damages in excess of the amount of the Reverse Termination Fee and Dublin’s Collection Fees and Expenses in the aggregate (and, for the avoidance of doubt, to the extent any monetary damages are payable Holdings and Buyer shall not also be subject to any requirement to pay all or any amount of the Reverse Termination Fee and additional monetary damages (other than Dublin’s Collection Fees and Expenses)), and (B) none of the Buyer Related Parties will have any other liability to any Person, including the Dublin Related Parties, relating to, arising out of or in connection with this Agreement or the Debt Financing Commitment, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination (including in the event of an Intentional Breach) or in respect of any other document or theory of Law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity in contract, in tort or otherwise. Notwithstanding the foregoing, the foregoing provisions of this Section 9.4(c) shall not limit the right of the Parties to specific performance of this Agreement pursuant to Section 11.7; provided that notwithstanding anything to the contrary in this Agreement, in no event will Dublin be entitled to be awarded both (x) the payment of any monetary damages (including the Reverse Termination Fee) and (y) specific performance of this Agreement to cause the consummation of the Closing.

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.1 Survival. (i) The representations and warranties set forth in Section 3.20(c) (the “Specified Representation”) shall survive the Closing until the date that is twenty four (24) months following the Closing and (ii) none of the other representations, warranties, covenants or agreements of the Parties in this Agreement or in any instrument delivered by the Parties pursuant to this Agreement shall survive the Closing; provided, however, that this Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing, including the covenants and agreements of the Parties contained in Article II, which such covenant or agreement shall survive until fully performed. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing in this Agreement, including the limitations on survival set forth in this Section 10.1, shall limit the rights of Holdings, Buyer or any Subsidiary thereof under the Buyer RWI Policy or the Dublin RWI Policy, as applicable.

Section 10.2 Indemnification by Dublin. Except for claims with respect to Dublin Indemnified Taxes, which shall be governed exclusively by Section 6.1 and the remainder of Article VI, and subject to the provisions of this Article X and without limitation to Section 2.1(b), effective as of and after the Closing, Dublin shall indemnify, defend and hold harmless Buyer and its Affiliates and its and their respective directors, officer, agents, successors and Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred or suffered by, or imposed on, any of the Buyer Indemnified Parties, to the extent arising out of, relating to or resulting from: (a) any breach of the Specified Representation, (b) any Excluded Assets (other than Assumed Liabilities), (c) any Retained Liabilities or (d) any breach of any post-Closing covenant or agreement of Dublin contained in this Agreement. The amount of any Losses for which indemnification is provided under Section 6.1 or this Section 10.2 shall be net of any Tax Benefit (taking into account any Tax detriment, including adjustments to Tax basis of amortizable or depreciable property, if any such adjustment is made) actually received in cash (whether by actual receipt of a cash Tax refund or an actual reduction in cash Taxes due and owing, in each case, determined on a “with” and “without” basis) by the Buyer Indemnified Parties or any of their Affiliates in the taxable year in which such Loss is suffered, or the immediately succeeding taxable year. In the event that any such Tax Benefit (taking into account any Tax detriment, including adjustments to Tax basis of amortizable or depreciable property, if any such adjustment is made) that would have reduced the relevant indemnity payment pursuant to the foregoing sentence is received after such payment is made (such that such indemnification payment was not reduced by the amount of such Tax Benefit), the Buyer Indemnified Parties shall pay to Dublin the amount of such Tax Benefit no later than fifteen (15) days after such Tax Benefit is actually received pursuant to this Section 10.2. For the avoidance of doubt, the receipt of any such Tax Benefit by the Buyer Indemnified Parties or any of their Affiliates shall in no way limit, diminish or waive any remedy of any Buyer Indemnified Parties under this Agreement, subject to Dublin’s right to receive the amount of such Tax Benefit pursuant to the immediately preceding sentence if, when, and to the extent such Tax Benefit is actually received in accordance with this Section 10.2.

Section 10.3 Indemnification by Buyer. Subject to the provisions of this Article X and without limitation to Section 2.1(b), effective as of and after the Closing, Buyer shall indemnify, defend and hold harmless Dublin and its Affiliates and its and their respective directors, officer, agents, successors and Representatives (collectively, the “Dublin Indemnified Parties”) from and against any and all Losses incurred or suffered by, or imposed on, any of the Dublin Indemnified Parties, to the extent arising out of, relating to or resulting from: (a) any Assumed Liabilities, (b) any Acquired Assets (other than Retained Liabilities) or (c) any breach of any covenant or agreement of Holdings or Buyer (including after Closing, the Transferred Subsidiaries) contained in this Agreement; provided that the indemnity reduction and repayment provisions for Tax Benefits set forth in Section 10.2 shall apply mutatis mutandis to Buyer and the Dublin Indemnified Parties under this Section 10.3.

Section 10.4 Procedures.

(a) Except as otherwise provided in Section 6.1 and Section 6.4 (related to tax indemnification and tax contests), a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand, the provisions of this Agreement pursuant to which indemnification may be sought and an estimate of the Indemnified Party’s Losses (in each case, to the extent then known); provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

(b) Except as otherwise provided in Article VI (including Section 6.4, which shall exclusively govern Tax contests) and subject to the provisions of this Section 10.4, with respect to any Third Party Claim, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder, it shall within twenty (20) days of the Indemnified Party’s written notice of the assertion of such Third Party Claim pursuant to Section 10.4(a), notify the Indemnified Party of its intent to do so; provided that the Indemnifying Party must conduct its defense of the Third Party Claim reasonably diligently thereafter, including in order to preserve its rights in this regard. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to control the defense of any Third Party Claim if (i) such Third Party Claim relates to or arises in connection with any criminal claim involving the Indemnified Party as a defendant, (ii) the matter that is the subject of such Third Party Claim seeks the imposition of an injunction or equitable relief against the Indemnified Party that would be material to the business of the Indemnified Party, taken as a whole, or (iii) the matter that is the subject of such Third Party Claim is material to the operations or other liabilities of the Indemnified Party and has been brought by or on behalf of any Governmental Entity. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder or fails to notify the Indemnified Party of its election as herein provided (or fails to conduct its defense of the Third Party Claim reasonably diligently), or otherwise does not have the right to control the defense of any Third Party Claim, the Indemnified Party may defend against, negotiate, settle, assume the defense of, or otherwise deal with such Third Party Claim with counsel of its own choosing (at the Indemnifying Party’s expense; provided that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel)) and the Indemnifying Party shall have the right to participate, at its own expense, in any such defense with separate counsel. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if

(i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. Each Party agrees to provide reasonable access to the other Party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.4 to the contrary, no Indemnified Party shall, without the prior written consent of the Indemnifying Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any Judgment with respect to any Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim in accordance with this Section 10.4, it shall not consent to a settlement or compromise of, or the entry of Judgment arising from, any Third Party Claim without the consent of any Indemnified Party unless (A) the sole relief provided is monetary damages and the Indemnifying Party pays all amounts arising out of such settlement, compromise or Judgment that are due at the effectiveness of such settlement, compromise or Judgment concurrently therewith, (B) there is no finding or admission of any violation of Law or any violation of the rights of any Person, and (C) the Indemnified Party is granted a complete and unconditional release from all Liability with respect to such claim.

Section 10.5 Exclusive Remedy and Release. Holdings, Buyer and Dublin acknowledge and agree that, except with respect to Fraud, for matters covered by Section 2.3 and as provided for in the Buyer RWI Policy or the Dublin RWI Policy, as applicable (which this Section 10.5 shall in no event limit or modify), and without limiting any right or obligation under any other Acquisition Documents, following the Closing, the indemnification provisions of Article VI and this Article X and specific performance of this Agreement pursuant to under Section 11.7 shall be the sole and exclusive remedies of the Dublin Indemnified Parties and the Buyer Indemnified Parties, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Acquisition or the other transactions contemplated by this Agreement, including any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and the other Acquisition Documents (other than any indemnification obligations or other rights set forth in such other Acquisition Document). Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 10.6 Remediation Liability Procedures.

(a) Except as provided below, the Parties shall follow the general procedures for indemnification set forth in Section 10.4 with respect to any claim for indemnification under this Article X relating to Environmental Liabilities.

(b) In the event that Remediation is required at (i) any real property owned by Dublin or any of its Affiliates after the Closing where a Transferred Subsidiary (or any assignee thereof or successor thereto) is a lessee, whether or not the Remediation Liability is an Assumed Liability or Retained Liability, (ii) any Owned Real Property, where the Remediation Liability is a Retained Liability, or (iii) any real property owned by a third party where (A) a Transferred Subsidiary (or any assignee thereof or successor thereto) is a lessee and (B) the Remediation Liability is a Retained Liability, Dublin shall retain the right, but with respect to Owned Real Property or property leased by a Transferred Subsidiary (or any assignee thereof or successor thereto) at real property that is owned by a third party, not the obligation, to conduct such Remediation; provided that such right shall be subject to the terms of any lease with third parties. Dublin shall retain the obligation to undertake Remediation at real property owned by Dublin or any of its Affiliates, whether or not the Remediation Liability is an Assumed Liability or Retained Liability, subject to the terms of any lease with a Transferred Subsidiary (or any assignee thereof or successor thereto). For purposes of clarification, the obligation to provide indemnification is governed by the allocation of liabilities in this Agreement and any relevant conditions to the right to obtain indemnification and not by provisions establishing which Party has the right or obligation to conduct Remediation pursuant to this Section 10.6(b).

(c) The Party performing the Remediation shall be referred to as the “Performing Party”. The following conditions shall apply to the performance of any Remediation regardless of which Party is the Performing Party:

(i) The Performing Party shall take reasonable precautions to minimize any interference with or disruption of the non-Performing Party or any third party’s operations and business, including obtaining the non-Performing Party’s prior written approval of any Remediation that could reasonably be expected to interfere with or disrupt the operation of the affected real property in any unreasonable, substantial or non-de minimis respect, which approval shall not be unreasonably withheld, conditioned or delayed;

(ii) The non-Performing Party shall provide reasonable access to its owned or leased premises (as the case may be) and reasonably cooperate with the Performing Party in its performance of such Remediation, it being understood that in the event that the non-Performing Party has not been allocated the liability with respect to such Remediation, such cooperation shall in no event require such Party to incur any out-of-pocket expenses. Such access may at the request of either Party be memorialized by the Parties in a written access agreement, the terms of which shall be customary and commercially reasonable and not inconsistent with this Agreement, the Ground Lease or the Pontchartrain Ground Lease;

(iii) The Performing Party shall use reasonable efforts to avoid and minimize any harm to any Persons or damage to real or personal property, and shall be responsible for any harm or damages resulting from the performance of any such Remediation, except to the extent such harm or damage results from the negligence of the non-Performing Party or any representative thereof;

(iv) All required Remediation shall be diligently and expeditiously performed in compliance with all applicable Environmental Laws; and

(v) The Performing Party shall: (A) provide notice to the other Party at least three (3) Business Days prior to commencing or performing any Remediation; (B) keep the other Party reasonably informed of the progress of any Remediation and provide copies of any (w) proposed final response, remediation, investigation or sampling plans and the results of sampling and analysis (including any final status reports of work in progress or other final reports), in each case required to be submitted to any Governmental Entity or third party, (x) notices or other letters or documents received from any Governmental Entity, and (y) notices of material meetings; (C) provide the other Party, at its sole cost and expense, with a reasonable opportunity to review and comment on any material proposed response, remediation, investigation or sampling plans or reports prior to submission to a Governmental Entity (and reasonably consider any such comments from the non-Performing Party); (D) provided that the Governmental Entity does not object, provide the other Party with the opportunity to attend, at its sole cost and expense, any planned meeting with any Governmental Entity regarding a Remediation; and (E) provide the other Party an opportunity to observe, at its sole cost and expense, any Remediation (other than Remediation consisting of routine sampling, monitoring, maintenance or similar activities performed in the ordinary course) and to obtain, at its sole cost and expense, splits of any samples obtained in the course of conducting any Remediation.

(d) (i) If a Remediation subject to this Section 10.6 at real property owned by Dublin or its Affiliate is an Assumed Liability, the Remediation shall not exceed the least stringent applicable standards, regulations or requirements of applicable Law, including applicable Environmental Law or, where a Governmental Entity is asserting jurisdiction or supervising such Remediation, required by such Governmental Entity, and shall be consistent with the use of the property as of the Closing Date (the “Appropriate Remediation Standard”); provided that if a Transferred Subsidiary or Buyer determines that the application of such standard would prevent or materially interfere with its business plans or reasonable future expansion of its operations on such real property, the Transferred Subsidiary or Buyer may request Dublin (such request not to be unreasonably denied, conditioned or delayed) to undertake a more expensive Remediation, and the Transferred Subsidiary or Buyer shall be responsible for the additional costs and expenses of such Remediation; provided, further, that if Dublin determines on its own volition to remediate such property to a more stringent standard and incurs additional costs and expenses in so doing, Dublin shall be liable for such additional costs and expenses; provided, however, that Dublin shall not undertake any such Remediation if it will unreasonably interfere with the Transferred Subsidiary’s or Buyer’s operations without the Transferred Subsidiary’s or Buyer’s prior written consent (with any consent of Buyer being deemed to constitute consent of all Transferred Subsidiaries). In furtherance of and to the extent consistent with the foregoing, Dublin, its Affiliates, the Transferred Subsidiaries and Buyer agree to accept institutional controls and engineering controls (including capping, signs, fences and deed restrictions on the use of real property, soils or groundwater) to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls, so long as such controls do not unreasonably interfere with the Transferred Subsidiary or Buyer’s operations as conducted as of the Closing.

(ii) Once (A) a no further action or equivalent determination (including, where consistent with applicable Environmental Law, an action is not conducted under the auspices of a Governmental Entity, a determination issued by a qualified environmental consultant) has been issued with respect to a Remediation conducted at real property owned by Dublin or its Affiliate or (B) if a no further action or equivalent determination has not been issued, the only ongoing obligation with respect to impacts to groundwater is semi-annual or less frequent monitoring for purposes of evaluating whether such conditions have achieved a steady-state condition or that natural attenuation is occurring (“Periodic Groundwater Monitoring”), if the

Remediation Liability at issue was an Assumed Liability, Buyer and its Affiliates (including the Transferred Subsidiaries) shall have no further obligations with respect to such Remediation or the portion of such Remediation subject to the no further action or equivalent determination, or such Periodic Groundwater Monitoring (other than with respect to any Losses arising out of any Third Party Claims in connection with such matters), except as set forth herein. In such instance, Dublin and its Affiliates shall be responsible for ongoing operation and maintenance costs, if any, required with respect to the Remediation, including inspections, repair of any engineering controls, ongoing groundwater monitoring, Periodic Groundwater Monitoring and related reporting and provision of financial assurance, that are required after the issuance of the no further action notice or equivalent determination. Notwithstanding the foregoing, in the event that a Governmental Entity reopens or otherwise modifies any determination related to the no further action notice or equivalent determination in connection with such Assumed Liability, or such determination is otherwise reopened pursuant to applicable Environmental Law, or additional investigation or development and/or implementation of an alternative or additional remedy is required based on the results of such Periodic Groundwater Monitoring, such that in each case additional investigation or remedial action is required, Buyer shall indemnify Dublin and its Affiliates for any Losses associated with the reopening or modification of such determination or the additional work required as a result of the Periodic Groundwater Monitoring in accordance with the terms of this Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, following the issuance of, and assuming the continued applicability of, a final no further action (or equivalent) determination or a determination that only Periodic Groundwater Monitoring is required, Buyer and its Affiliates (including the Transferred Subsidiaries) shall be responsible, and indemnify Dublin and its Affiliates, the costs of any material equipment or system repairs, replacements or required upgrades and maintaining financial assurance with respect to Assumed Liabilities.

(e) (i) If a Remediation subject to this Section 10.6 is a Retained Liability, and Buyer or any of its Affiliates (including the Transferred Subsidiaries) is the Performing Party, the Remediation shall be consistent with the Appropriate Remediation Standard. If Dublin or an Affiliate of Dublin is the Performing Party, Dublin shall have full discretion to implement the Remediation, subject in all events to, achieving and complying with the Appropriate Remediation Standard and complying with the requirements of applicable Environmental Law or the Governmental Entity asserting jurisdiction or supervising such Remediation and this Agreement; provided, however, that Dublin shall not implement any Remediation that exceeds the Appropriate Remediation Standard if it will unreasonably interfere with the Transferred Subsidiary’s or Buyer’s operations without the Transferred Subsidiary’s or Buyer’s prior written consent (with any consent of Buyer being deemed to constitute consent of all Transferred Subsidiaries). In furtherance of and to the extent consistent with the foregoing, Buyer shall agree to (and shall cause its Affiliates including the Transferred Subsidiaries to) accept any reasonable institutional controls and engineering controls (including capping, signs, fences and deed restrictions on the use of real property, soils or groundwater) to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls. If the owner of the real property where such Remediation Liability exists is a third party, the rights of the Parties hereunder are subject to the relevant leases of the parties at such property.

(ii) Once (A) a no further action or equivalent determination (including, where, consistent with applicable Environmental Law, an action is not conducted under the auspices of a Governmental Entity, a determination issued by a qualified environmental consultant) has been issued or (B) if a no further action or equivalent determination has not been issued, the only ongoing obligation with respect to impacts to groundwater is Periodic Groundwater Monitoring, in either case where such Remediation conducted subject to this Section 10.6(e), at real property that is either Owned Real Property or real property owned by a third party, Dublin and its Affiliates shall have no further obligations with respect to such Remediation or the portion of such Remediation subject to no further action or equivalent determination, or such Periodic Groundwater Monitoring (other than with respect to any Losses arising out of any Third Party Claims in connection with such matters), regardless as to which Party is the Performing Party, except as set forth herein. In such instance, the Transferred Subsidiary, Buyer and its Affiliates shall be responsible for ongoing operation and maintenance costs, if any, required with respect to the Remediation, including inspections, repair of any engineering controls, ongoing groundwater monitoring, Periodic Groundwater Monitoring and related reporting and provision of financial assurance, that are required after the issuance of the no further action notice or equivalent determination. Notwithstanding the foregoing, in the event that a Governmental Entity reopens or otherwise modifies any determination related to the no further action notice or equivalent determination in connection with such Retained Liability, or such determination is otherwise reopened pursuant to applicable Environmental Law, or additional investigation or development and/or implementation of an alternative or additional remedy is required based on the results of such Periodic Groundwater Monitoring, such that in each case additional investigation or remedial action is required, Dublin shall indemnify the Transferred Subsidiary, Buyer and its Affiliates for any Losses associated with the reopening or modification of such determination or the additional work required as a result of the Periodic Groundwater Monitoring in accordance with the terms of this Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, following the issuance, and assuming the continued applicability of, a final and no further action (or equivalent) determination or a determination that only Periodic Groundwater Monitoring is required, Dublin and its Affiliates shall be responsible, and indemnify Buyer and its Affiliates, for the costs of any material equipment or system repairs, replacements or required upgrades and maintaining financial assurance with respect to Retained Liabilities.

(iii) Buyer shall promptly reimburse Dublin, on demand, for costs and expenses reasonably incurred by Dublin with respect to a Remediation subject to this Section 10.6 that (A) is an Assumed Liability or (B) is a Retained Liability to the extent such costs and expenses result directly from any Transferred Subsidiary’s breach of the obligations and conditions set forth in this Section 10.6, including the obligations set forth in Section 10.6(f).

(iv) Dublin shall promptly reimburse Buyer, on demand, for costs and expenses reasonably incurred by Buyer with respect to a Remediation subject to this Section 10.6 that (A) is a Retained Liability or (B) is an Assumed Liability to the extent such costs and expenses result directly from Dublin’s breach of the obligations and conditions set forth in this Section 10.6.

(f) With respect to any Remediation Liability at Owned Real Property or property leased by Buyer or any of its Affiliates (including the Transferred Subsidiaries), which in either case is a Retained Liability, Dublin shall not be responsible or liable for indemnification hereunder for any liability and Losses to the extent incurred and arising as a result of the following:

(i) any environmental investigation involving sampling or testing of any soil or groundwater performed by or on behalf of Buyer or any of its Affiliates (including the Transferred Subsidiaries) after the Closing, other than any investigation undertaken by or on behalf of Buyer or any of its Affiliates (including the Transferred Subsidiaries) that is: (A) required by a Governmental Entity, required by or to attain or ensure compliance with any Environmental Law or Environmental Permit or which Buyer or any of its Affiliates (including the Transferred Subsidiaries) agrees to conduct in response to a threatened Action or Judgment by a Governmental Entity; (B) conducted in connection with defending against or otherwise responding to a Third Party Claim; (C) conducted in response to facts or conditions indicating a potential material risk to health or the environment; (D) conducted to comply with any lease requirements pertaining to any leased real property or any requirements in site services agreements; (E) conducted in good faith to investigate a known or reasonably suspected Release of Hazardous Substances continuing (and to clarify, continuing does not include passive migration of Hazardous Substances Released prior to the Closing) or first occurring after the Closing; (F) conducted in connection with the expansion, construction, renovation, demolition or shutdown of a facility, or necessary maintenance work or capital improvements, that will require subsurface work or expose workers to subsurface conditions; provided that (1) such activities are being conducted in connection with the Business, (2) except in exigent circumstances, written notice of such investigation is provided to Dublin at least twenty (20) days prior to such investigation (provided that if such investigation involves necessary maintenance and it is necessary to conduct such work before a twenty (20)-day advance notice can be provided, such notice shall be provided as soon as reasonably possible prior to or upon the performance of the investigation) to allow Dublin a reasonable opportunity to notify Buyer or the applicable Transferred Subsidiary of any potential concerns related to Hazardous Substances associated with such investigation or planned work, (3) if the results of such investigation confirm that the proposed activity would reasonably be expected to disturb Hazardous Substances, written notice of the results of such investigation are provided to Dublin and Dublin is provided with a reasonable opportunity to consult in good faith with Buyer or the applicable Transferred Subsidiary within thirty (30) days after such written notice is provided regarding the scope and implementation of the planned activity; provided that if such investigation involves necessary maintenance and it is necessary to conduct such work prior to giving thirty-day advance notice, such notice shall be required as soon as reasonably possible prior to performance of the maintenance work, and (4) such voluntary environmental investigation is not prohibited by any third-party lease applicable to the real property at issue; or (G) undertaken with the written consent of Dublin (such consent to be provided in Dublin’s sole discretion); provided that, with respect to such clause (G), if such consent is not provided within thirty (30) days, it shall be understood that Dublin has not provided consent for such voluntary investigation. For purposes of clarification, the foregoing provision shall not be interpreted as providing Buyer or any of its Affiliates (including the Transferred Subsidiaries) with a right to conduct an environmental investigation involving sampling or testing of any soil or groundwater at property leased by Buyer or any of its Affiliates (including the Transferred Subsidiaries) from Dublin or any Affiliate of Dublin, for any reason, without obtaining the written consent of Dublin or its applicable Affiliate in accordance with the terms of the lease for such facility, if required.

(ii) the voluntary disclosure of Contamination to a Governmental Entity by Buyer or any of its Affiliates (including the Transferred Subsidiaries) after the Closing, unless (A) Buyer or its applicable Affiliate reasonably believes that such disclosure was required under applicable Environmental Laws or Environmental Permits or required by a Governmental Entity or such disclosure is made in response to or to prevent an actual or threatened Action or Judgment by a Governmental Entity, (B) such disclosure is made in connection with defending against or otherwise responding to an actual or threatened Third Party Claim, (C) such disclosure is made in good faith in response to facts or conditions indicating a potential material risk to health or the environment or (D) such disclosure is made with the consent of Dublin (such consent to be provided in Dublin’s reasonable discretion); provided that, with respect to such clause (D), if such consent is not provided within thirty (30) days, it shall be understood that Dublin has provided consent for such voluntary disclosure; or

(iii) the negligent exacerbation (which shall not, for the avoidance of doubt, include any actions consistent with the ordinary course operations of the Business prior to the Closing), after the Closing, by Buyer or any of its Affiliates (including the Transferred Subsidiaries) of Contamination that first occurred prior to the Closing; provided that this clause (iii) shall in no way relieve Dublin of any Liability for a Remediation that is a Retained Liability if the exacerbation of Contamination arises as a result of any action or inaction on the part of Buyer or any of its Affiliates (including the Transferred Subsidiaries) that does not rise to the level of negligence; provided, further, that Dublin shall only be relieved of responsibility or liability for any additional cost of Remediation to the extent such cost is caused by such exacerbation.

Notwithstanding anything to the contrary set forth in this Agreement, if any Party discovers a Remediation Liability or Hazardous Substance Damage Liability that is both an Assumed Liability and a Retained Liability, there shall be a rebuttable presumption that each Party’s share of Liability shall be based on the respective years that each Party or its Affiliates owned or operated the facility in question, adjusted based on available information, including (x) with respect to the date on which the Contamination at issue commenced, the date that the operation that is the source of the Contamination commenced at a site or the date that a site began to use the Hazardous Substance that has been Released into the environment, or such other relevant information that is available to identify the period of time that the Contamination has been in existence or operations creating the Contamination have occurred, and (y) the date the Contamination was discovered and all Releases contributing to the Contamination halted. The burden of rebutting the presumption with respect to when Contamination commenced shall be on Dublin and the burden of rebutting the presumption with respect to when Contamination was discovered and Releases contributing to such Contamination halted shall be on Buyer. For the avoidance of doubt, if any Remediation Liability or Hazardous Substance Damage Liability is solely an Assumed Liability or solely a Retained Liability, such Remediation Liability or Hazardous Substance Damage Liability, as applicable, shall be borne exclusively by Buyer (with respect to any such Assumed Liability) or Dublin (with respect to any such Retained Liability).

For purposes of clarification, any Delayed Asset shall be deemed to be owned by Buyer as of the Closing for all purposes of allocating Liabilities among the Parties under this Agreement and the other Acquisition Documents (including, for purposes of clarity, Article II and this Article X).

Section 10.7 Additional Indemnification Provisions.

(a) Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties (other than pursuant to the Buyer RWI Policy or the Dublin RWI Policy, as applicable) with respect to the indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party to the extent permitted by the applicable Contract.

(b) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided, further, that Buyer Indemnified Parties shall have no obligation to seek to first collect or first recover any Insurance Proceeds or Third Party Proceeds, in each case with respect to any Loss arising under or relating to Environmental Laws prior to obtaining indemnification from the Indemnifying Party pursuant to this Article X.

Section 10.8 Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement (including Article VI and this Article X), after the Closing, neither Party shall be liable to the other Party or its Affiliates or any other Person, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, for, and “Losses” shall not include, any amounts for any special, incidental, consequential or punitive damages (except, in the case of incidental and consequential damages only, to the extent such damages are a reasonably foreseeable consequence of the matter giving rise to the applicable Loss); provided that nothing herein shall prevent any Buyer Indemnified Party or Dublin Indemnified Party from being indemnified pursuant to this Article X and Article VI for all components of awards against them in any Third Party Claim, including components of such Third Party Claim relating to special, incidental, consequential or punitive damages, fines, penalties and attorneys’ fees. Notwithstanding any provision herein to the contrary, no indemnity may be sought hereunder in respect of any Losses to the extent such Liability (a) is reserved for or otherwise reflected in the Closing Business Balance Sheet or the calculations of the Business Closing Cash, Business Closing Indebtedness, Business Closing Net Working Capital or Business Closing Transaction Expenses or (b) was taken into account in determining the Final Purchase Price.

Section 10.9 Indemnity Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Dublin, Buyer and their respective Affiliates shall treat any and all payments pursuant to Section 2.3, Article VI or this Article X as an adjustment to the Final Purchase Price, for Tax purposes.

Section 10.10 Indemnification Obligations Net of Insurance Proceeds and Other Amounts. Any Losses subject to indemnification pursuant to this Article X shall be calculated (a) net of insurance proceeds actually received by the Indemnified Party for such Liability that actually reduce the amount of the Loss (“Insurance Proceeds”) and (b) net of any indemnity or contribution proceeds actually received by the Indemnified Party from any third party for such Liability that actually reduce the amount of the Loss (“Third Party Proceeds”); provided that for purposes of this Section 10.10, Insurance Proceeds and Third Party Proceeds shall be calculated net of any deductible, retention amount or increased insurance premiums and net of reasonable and documented costs of recovery incurred by the Indemnified Party in obtaining such recovery. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article X to any Indemnified Party pursuant to this Article X shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Loss. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made. The Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Loss for which the Indemnified Party seeks indemnification pursuant to this Article X; provided, however, that in no event shall the Indemnified Party be required to (i) file one or more lawsuits or commence any other Proceeding against any insurer, reinsurer or Affiliate thereof (in its capacity as such) or (ii) seek to first recover under the Buyer RWI Policy or the Dublin RWI Policy (as applicable), any insurance policy or any other third party; provided, further, that the Indemnified Party’s inability, following such efforts, to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts, subject to the immediately preceding proviso) shall not limit the Indemnifying Party’s obligations hereunder; provided, further, that Buyer Indemnified Parties shall have no obligation to seek to first collect or first recover any Insurance Proceeds or Third Party Proceeds, in each case with respect to any Loss arising under or relating to Environmental Laws prior to obtaining indemnification from the Indemnifying Party pursuant to this Article X.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Entire Agreement. This Agreement and the other Acquisition Documents, and the Schedules and Exhibits hereto and thereto, the Dublin Confidentiality Agreement and the Buyer Confidentiality Agreement, along with the Dublin Disclosure Schedule and the Buyer Disclosure Schedule, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, relating to such subject matter. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 11.2 Conflicts; Privileges. It is acknowledged by each of the Parties that Dublin has retained each of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and the firms set forth on Section 11.2 of the Dublin Disclosure Schedule (collectively, together with Skadden, the “Dublin Law Firms”) to act as its counsel in connection with the transactions contemplated hereby and that the Dublin Law Firms have not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of the Dublin Law Firms for conflict of interest or any other purposes as a result thereof. Each of Holdings and Buyer hereby agrees that, in the event that a dispute arises between Holdings, Buyer or any of their respective Affiliates (including, after the Closing, the Transferred Subsidiaries and the Transferred Joint Ventures) and Dublin or any of its Affiliates, each of the Dublin Law Firms may represent Dublin or any such Affiliate in such dispute even though the interests of Dublin or such Affiliate may be directly adverse to Holdings, Buyer or any of their respective Affiliates and even though the Dublin Law Firms, as applicable, may have represented the Business or one of the Transferred Subsidiaries or Transferred Joint Ventures in a matter substantially related to such dispute, or may be handling ongoing matters for Holdings, Buyer or the Business or one of the Transferred Subsidiaries or Transferred Joint Ventures, and each of Holdings and Buyer hereby waives, on behalf of itself and each of its Affiliates (including, after the Closing, the Transferred Subsidiaries and the Transferred Joint Ventures), any conflict of interest in connection with such representation by the Dublin Law Firms, as applicable. Each of Holdings and Buyer further agrees that, as to all communications, whether written or electronic, among the Dublin Law Firms, Dublin, the Business, the Transferred Subsidiaries and the Transferred Joint Ventures, and all files, attorney notes, drafts or other documents, that relate in any way to the transactions contemplated by this Agreement and that pre-date the Closing, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Dublin and may be controlled by Dublin and shall not pass to or be claimed by Holdings, Buyer or the Business or any of the Transferred Subsidiaries or Transferred Joint Ventures. Dublin, Holdings and Buyer agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 11.2. Dublin, Holdings and Buyer further agree that the Dublin Law Firms and their respective partners and employees are third-party beneficiaries of this Section 11.2.

Section 11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred in whole or in part, by operation of Law or otherwise, by either of the Parties without the prior written consent of the other Party hereto; provided that each of Holdings and Buyer may, upon prior written notice to Dublin, transfer or assign, in whole or in part, its rights and interests (but not its obligations) hereunder to (a) any Affiliate of Holdings or Buyer, as applicable, (b) the Buyer RWI Policy provider (but solely in the case of Fraud) or (c) any Debt Financing Source (or any agent on behalf of all such Debt Financing Sources) as collateral for security purposes in connection with the Debt Financing (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing); provided, further, that Dublin may, upon prior written notice to Holdings and Buyer, transfer or assign, in whole or in part, its rights and interests (but not its obligations) hereunder to the Dublin RWI Policy provider (but solely in the case of Fraud). Notwithstanding anything to the contrary in this Agreement, neither Holdings nor Buyer shall assign any rights to this Agreement, if such assignment could result in any Person being obligated to withhold or deduct any greater amounts from amounts payable pursuant to Article II, than would be required in the absence of such assignment. Any purported assignment in violation of the preceding two sentences shall be void ab initio. Subject to the three preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.4 Amendments and Waivers. Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay on the part of any Party in the exercise of any right, power or privilege hereunder shall impair such right, power or privilege or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or covenant herein, nor shall any single or partial exercise of such right, power or privilege preclude other or further exercise thereof or any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 11.5 No Third Party Beneficiaries. Except for Section 10.2, Section 10.3, Section 11.2, and Section 11.16 which are intended to benefit, and to be enforceable by, the parties specified therein, this Agreement, together with the other Acquisition Documents and the Exhibits and Schedules hereto and thereto are for the sole benefit of the Parties and their permitted successors and assigns and nothing herein (express or implied) is intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.6 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including email transmission, so long as a receipt of such email is requested and received) and shall be given:

(a)	if to Dublin,

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, DE 19805

Attention: Erik T. Hoover

Email: [redacted]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Brandon Van Dyke, Esq.; Kyle J. Hatton, Esq.;

Jonathan M. Lee, Esq.

Email: [redacted]

(b)	if to Buyer or Holdings,

ARC Falcon Holdings LP

c/o TJC, L.P.

399 Park Avenue, 30th Floor

New York, NY 10022

Attention: Ian Arons; Barry Gallup, Jr.

Email: [redacted]

with copies to (which shall not constitute notice) to:

Arclin USA LLC

1150 Sanctuary Parkway, Suite 100

Alpharetta, GA 30009

Attention: Bradley R. Bolduc; Christopher Adams

Email: [redacted]

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Andrew Arons, P.C.; Oliver Yee

Email: [redacted]

Section 11.7 Specific Performance. The Parties acknowledge and agree that irreparable harm for which monetary damages (even if available) would not be an adequate remedy would occur (a) in the event of any breach of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each of the Parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, it is explicitly agreed that the right of Dublin to an injunction, specific performance or other equitable remedies in connection with enforcing Buyer’s obligation to cause the Equity Financing to be funded to consummate the Closing (but not the right of Dublin to such injunctions, specific performance or other equitable remedies for any other reason, including to enforce Dublin’s obligations under Section 5.26) shall be subject to the requirement that at such time (i) all conditions in Sections 8.1 and 8.2 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their nature are to be satisfied at the Closing and which conditions are capable of being satisfied at the Closing), (ii) the Debt Financing (or Alternative Debt Financing in accordance with Section 5.27(c)) has been funded, or will be funded at the Closing if the Equity Financing were funded and the Closing were to occur, (iii) Dublin has irrevocably confirmed in a written notice to Buyer that all conditions set forth in Section 8.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 8.3, and if the Equity Financing and Debt Financing are funded, then it will take such actions that are required of it by this Agreement to cause the Closing to occur (including pursuant to Section 2.2(c)) and (iv) Dublin stood ready, willing and able to consummate the transactions contemplated by this Agreement during the entirety of the three (3) Business Day period after the delivery of the notice contemplated by clause (iii), and (v) Holdings or Buyer fails to consummate the transactions contemplated by this Agreement by the later of (x) the date the Closing should have occurred pursuant to Section 2.1 and (y) within such three (3) Business Day period after delivery of such notice.

Section 11.8 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Acquisition or the other transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any Proceeding relating to this Agreement or the Acquisition or the other transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Service of process, summons, notice or document to any Party’s address and in the manner set forth in Section 11.6 shall be effective service of process for any such action. The Parties further agree, to the extent permitted by Law, that a final and unappealable Judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the Judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such Judgment.

Section 11.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER.

Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the Parties intend that the remedies and limitations thereon contained in Article IX and Article X be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Party’s liability or obligations hereunder or under the Financing Commitments or the Limited Guarantee.

Section 11.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by email, or otherwise) to the other Party.

Section 11.12 Expenses. Whether or not the Closing takes place, and except as set forth otherwise in this Agreement, all costs and expenses (including legal fees, accounting fees, investment banking fees and filing fees) incurred in connection with this Agreement and the Acquisition and the other transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 11.13 Interpretation; Absence of Presumption. The specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Dublin Disclosure Schedule does not imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party or third party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Dublin Disclosure Schedule in any dispute or controversy with any of the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Dublin Disclosure Schedule is or is not material for purposes of this Agreement. Any information, item or other disclosure set forth in any section or subsection of the Dublin Disclosure Schedule shall be deemed to have been set forth in any other section or subsection thereof, if the relevance of such disclosure to another section or subsection thereof is reasonably apparent on the face of such disclosure. Nothing herein (for the avoidance of doubt, including the Dublin Disclosure Schedule) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding or Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the other Acquisition Documents shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive (unless the context indicates otherwise); (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement and the other Acquisition Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Acquisition Documents; (j) Dublin, Holdings and Buyer have each participated in the negotiation and drafting of this Agreement and the other Acquisition Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Acquisition Documents shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or the other Acquisition Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Contract or Law shall be deemed to refer to such Contract or Law, as amended, and, with respect to Laws, to any rules or regulations promulgated thereunder, in each case, as of such date); (o) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (p) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (q) the words (i) “made available to Buyer” or “delivered to Buyer” or words of similar import refer to materials (1) posted to the virtual data room hosted by Intralinks under the title “Project Arrow” at least one (1) Business Day prior to the date of this Agreement, (2) provided via electronic mail or in person at least one (1) Business Day prior to the date of this Agreement or (3) solely with respect to Dublin Material Contracts, filed or furnished to the SEC as an exhibit to a Form 8-K, 10-Q or 10-K and publicly available on the SEC EDGAR reporting system on or after January 1, 2023 at least one (1) Business Day prior to the date of this Agreement and (ii) “made available to Dublin” or “delivered to Dublin” or words of similar import refer to materials (1) posted to the virtual data room hosted by Datasite under the title “Reverse Arrow” at least one (1) Business Day prior to the date of this Agreement or (2) provided via electronic mail or in person at least one (1) Business Day prior to the date of this Agreement; (r) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (s) any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party; (t) any capitalized term used in any Exhibit, Schedule or the Dublin Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; (u) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not simply mean “if”; (v) the word “any” shall mean “any and all”; (w) the word “shall” shall have the same meaning as the word “will”; and (x) the phrase “either Party” and similar phrases shall mean “either Dublin or Buyer and/or Holdings.” In the case of any ambiguity or conflict between the terms and conditions of this Agreement and the terms and conditions contained in Exhibits, Schedules, Conveyancing and Assumption Instruments or Acquisition Documents (unless in such Acquisition Document, any such conflicting provision is specifically and expressly agreed by the parties thereto to take precedence for the limited purposes of such Acquisition Document) the terms and conditions of this Agreement shall take precedence. Dublin shall have sole rights to exercise all rights and remedies of the Sellers under this Agreement.

Section 11.14 No Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement, the Limited Guarantee or the Equity Financing Commitment may only be brought against the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations of such party and subject to the terms, conditions and limitations set forth herein or therein. Except to the extent a named party to this Agreement (and then only to the extent of the specific representations, warranties, or other obligations undertaken by such named party in this Agreement and not otherwise) and except as provided in the Limited Guarantee (and then only to the extent with respect to the Guarantor and to the extent provided therein) or the Equity Financing Commitment (and then only to the extent with respect to the Equity Investor and only to the extent provided therein), no Buyer Related Party shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of Dublin, Holdings or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.15 Foreign Exchange Rate. All payments to be made by a Party under this Agreement shall be made in U.S. dollars unless otherwise consented to in writing by the other Party. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 p.m. New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments in respect of Losses for payments made to third parties, the date shall be the day before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 11.16 Debt Financing Sources Protective Provisions. Notwithstanding anything in this Agreement to the contrary, each of the Parties, on behalf of itself and each of its Affiliates, hereby (a) agrees that it will not bring or support, and will not permit any of its Affiliates to bring or support, any action, cause of action, claim, cross-claim or third-party claim or any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Financing Commitment and each Definitive Agreement with respect to the Debt Financing (each, a “Definitive Debt Financing Agreement”)) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in any federal or state court sitting in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as expressly provided therein, (c) agrees that service of process upon such Person in any such proceeding shall be effective if notice is given in accordance with Section 11.6, (d) agrees that notwithstanding anything to the contrary contained herein, Dublin and its Affiliates (other than Holdings, Buyer and their respective Subsidiaries) will not have any rights or claims, regardless of the legal theory under which such right or claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, and will not seek any such rights or claims against any of the Debt Financing Sources in connection with this Agreement, the Debt Financing Commitment, the Debt Financing or any Definitive Debt Financing Agreement, and no Debt Financing Source shall have any liability to Dublin or its Affiliates (other than Holdings, Buyer and their respective Subsidiaries) for any obligations or liabilities of the Parties or for any claim (regardless of the legal theory under which such claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory), based on, in respect of, or by reason of, the transactions contemplated hereby, the Debt Financing Commitment, the Debt Financing or any Definitive Debt Financing Agreement, (e) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, THE DEBT FINANCING COMMITMENT, ANY DEFINITIVE DEBT FINANCING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER and (f) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 11.16 (including Section 9.4(b), Section 11.3(c), Section 11.5 and Section 11.10) (and such provisions (including the component definitions thereof, including “Debt Financing Sources”) shall not be amended, restated, supplemented, waived or otherwise modified in any respect that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter). This Section shall not limit or qualify the rights and obligations of the Debt Financing Sources and the other parties to the Debt Financing under the Debt Financing Commitment or other Definitive Debt Financing Agreements.

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IN WITNESS WHEREOF, Dublin, Buyer and Holdings have duly executed this Agreement as of the date first written above.

DUBLIN:

DUPONT DE NEMOURS, INC.

By:	/s/ Erik T. Hoover
Name: Erik T. Hoover
Title: Senior Vice President & General Counsel

BUYER:

NEW ARCLIN U.S. HOLDING CORP.

By:	/s/ Bradley Bolduc
Name: Bradley Bolduc
Title: President and CEO

HOLDINGS:

ARC FALCON HOLDINGS LP

By:	/s/ Bradley Bolduc
Name: Bradley Bolduc
Title: President and CEO